    As filed with the Securities and Exchange Commission on November 3, 2000
                                                     Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                                   AMGEN INC.
             (Exact name of registrant as specified in its charter)

            Delaware                           2836                     95-3540776
(State or other jurisdiction of    (Primary Standard Industrial      (I.R.S. Employer
 incorporation or organization)     Classification Code Number)     Identification No.)

                                   ----------

                             One Amgen Center Drive
                      Thousand Oaks, California 91320-1799
                                 (805) 447-1000
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              STEVEN M. ODRE, ESQ.
              Senior Vice President, General Counsel and Secretary
                                   Amgen Inc.
                             One Amgen Center Drive
                      Thousand Oaks, California 91320-1799
                                 (805) 447-1000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   ----------

                                    Copies to:
                                GARY OLSON, ESQ.
                                Latham & Watkins
                               633 West 5th Street
                          Los Angeles, California 90017
                                 (213) 485-1234

     Approximate date of commencement of proposed sale to the public: Upon consummation of the merger referred to herein.

     If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

                                                  CALCULATION OF REGISTRATION FEE
===================================================================================================================================
Title of each class of securities       Amount to be        Proposed maximum              Proposed maximum             Amount of
to be registered                        registered(1)    offering price per share    aggregate offering price(2)   registration fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.0001 par value per
share (including the associated
Preferred Share Rights)                3,177,829 shares          N/A                         $12,343.50                  $100
===================================================================================================================================

(1) Represents an estimate of the maximum number of common shares of the registrant that the registrant expects will be issuable to the stockholders of Kinetix Pharmaceuticals, Inc. pursuant to the agreement and plan of merger between the registrant, Amgen Acquisition Corp. II and Kinetix Pharmaceuticals, Inc.

(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and calculated in accordance with Rule 457(f) under said Securities Act. Pursuant to Rule 457(f)(2), the proposed maximum offering price of the Registrant's common stock was calculated based on one-third of the par value of the Kinetix Pharmaceuticals, Inc. securities being received in this transaction, because Kinetix Pharmaceuticals, Inc. had an accumulated capital deficit as of October 31, 2000, the latest practicable date prior to the date of filing this Registration Statement.

                                   ----------

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
The information in this proxy statement/prospectus is not complete and may be changed. We may not offer these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospetus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  Subject to completion, dated November 3, 2000

                          KINETIX PHARMACEUTICALS, INC.
                          200 Boston Avenue, Suite 3500
                          Medford, Massachusetts 02155

                A MERGER PROPOSAL -- YOUR VOTE IS VERY IMPORTANT

     The board of directors of Kinetix Pharmaceuticals, Inc. has approved a merger agreement with Amgen Inc.

     We will hold a special stockholders' meeting on __________, 2000 at 9:00 a.m. local time at the offices of Kinetix Pharmaceuticals, Inc., 200 Boston Avenue, Suite 3500, Medford, Massachusetts, at which time we will ask you to consider and vote upon:

     (1) a proposal to adopt the merger agreement among Kinetix, Amgen Inc. and a wholly owned subsidiary of Amgen; and

     (2) a proposal to approve

          . the acceleration of the vesting of the unvested portions of restricted stock grants that have been made to four Kinetix officers and one Kinetix employee, and

          . the grants of additional restricted stock to two Kinetix officers and one Kinetix employee,

          so as to avoid "parachute payment" treatment under Section 280G of the Internal Revenue Code of 1986, as amended.

     If the merger agreement is adopted and the 280G proposal is approved:

     .    Kinetix will become a wholly-owned subsidiary of Amgen; and

     . You will receive a fraction of a share of Amgen common stock, subject to proration and adjustment as described in this proxy statement/ prospectus, in exchange for each of your shares of Kinetix common stock.

     Amgen common stock is quoted on The Nasdaq National Market under the trading symbol "AMGN," and on November 1, 2000, its closing price was $60.36 per share.

     After careful consideration, your board of directors unanimously approved the merger and the merger agreement and deemed it advisable. Your board of directors unanimously recommends that you vote "FOR" the adoption of the merger agreement and "FOR" the 280G Proposal.

     Please consider carefully all of the information in the enclosed proxy statement/prospectus about Amgen, Kinetix and the proposed merger, including in particular, the discussion in the section entitled "Risk Factors" beginning on page 13.

     Whether or not you plan to attend the special meeting, please complete, sign, date and return your proxy in the enclosed envelope. Your vote is very important.

                                           Sincerely,


                                           Nicholas Lydon, Ph.D.
                                           President and Chief Executive Officer

     Neither the Securities and Exchange Commission nor any state securities commission approved or disapproved the merger described in the proxy statement/prospectus or the Amgen common stock to be issued in connection with the merger, or determined if the proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

           This proxy statement/prospectus is dated ____________, 2000 and is first being mailed to stockholders on or about ____________, 2000.

                          KINETIX PHARMACEUTICALS, INC.
                          200 Boston Avenue, Suite 3500
                          Medford, Massachusetts 02155
                    Notice of Special Meeting of Stockholders

     To the Stockholders of Kinetix Pharmaceuticals, Inc.:

     We will hold a special meeting of the stockholders of Kinetix Pharmaceuticals, Inc. on _________, 2000, at 9:00 a.m., local time, at the offices of Kinetix Pharmaceuticals, Inc., located at 200 Boston Avenue, Suite 3500, Medford, Massachusetts, for the following purposes:

     1) To consider and vote upon a proposal to adopt the merger agreement among Kinetix, Amgen Inc. and a wholly owned subsidiary of Amgen.

     2)   To consider and vote upon a proposal to approve

          . the acceleration of the vesting of the unvested portions of restricted stock grants that have been made to four Kinetix officers and one Kinetix employee, and

          . the grants of additional restricted stock to two Kinetix officers and one Kinetix employee,

          so as to avoid "parachute payment" treatment under Section 280G of the Internal Revenue Code.

     3) To transact any other business which properly comes before the special meeting or any adjournment of it by the Kinetix board of directors.

     Only stockholders of record at the close of business on ___________, 2000, will receive notice of, and are entitled to vote at, the special meeting and any adjournment or postponement of it.

     The enclosed proxy statement/prospectus describes the merger agreement, the proposed merger and the actions to be taken in connection with the merger. We cannot complete the merger unless the holders of a majority of the outstanding shares of our common stock and preferred stock voting together, and the holders of not less than 66% of the outstanding shares of each of our Series A convertible preferred stock and Series B convertible preferred stock vote to adopt the merger agreement. In order to avoid "parachute payment" treatment for the accelerated vesting of the unvested portion of previously granted restricted stock and the additional grants of restricted stock to certain Kinetix officers and an employee, holders of more than 75% of the common stock and preferred stock (other than the intended recipients) voting together as a single class must vote to approve the 280G proposal. In addition, the merger agreement requires, as a condition to the closing of the merger, that 90.1% of all shares of capital stock of Kinetix vote in favor of approval of the merger agreement and the transaction contemplated thereby.

     Under Delaware law, holders of Kinetix common stock are entitled to dissenters' rights of appraisal if the merger agreement is adopted. Any holder of Kinetix common stock who:

     . files with Kinetix, before the vote is taken to adopt the merger agreement, a written objection to the merger stating that he or she intends to demand payment for his or her shares if the merger is effected, and

     . does not vote in favor of the merger or for adoption of the merger agreement,

has the right to demand in writing from Kinetix, within 20 days after receiving notice from Kinetix that the merger has become effective, payment for his or her shares and appraisal of their value. Dissenting stockholders must follow the procedures regarding appraisal elements contained in Section 262 of the Delaware General Corporation Law, a copy of which is attached as Annex D to this proxy statement/prospectus.

     For more information about the merger and the 280G proposal, please review the accompanying proxy statement/prospectus and the merger agreement attached thereto as Annex A.

                                        By Order of the Board of Directors,



                                        Nicholas Lydon, Ph.D.
                                        President and Chief Executive Officer

Medford, Massachusetts
         _________, 2000

                                TABLE OF CONTENTS

                                                                                                       Page
                                                                                                       ----
QUESTIONS AND ANSWERS ABOUT THE MERGER, THE 280G PROPOSAL AND THE SPECIAL MEETING .....................   1
SUMMARY ...............................................................................................   4
RISKS RELATED TO THE MERGER ...........................................................................  13
RISKS RELATED TO THE OWNERSHIP OF AMGEN COMMON STOCK ..................................................  14
RISKS RELATED TO THE OWNERSHIP OF KINETIX CAPITAL STOCK ...............................................  17
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS .....................................................  22
THE COMPANIES .........................................................................................  23
         Amgen ........................................................................................  23
         Kinetix ......................................................................................  23
         Kinetix Management's Discussion and Analysis of Financial Condition and Results of Operations.  25
         Security Ownership of Directors and Executive Officers and Certain Beneficial Owners .........  27
THE KINETIX SPECIAL MEETING ...........................................................................  29
         Date, Time and Place .........................................................................  29
         Purpose of Special Meeting ...................................................................  29
         Record Date; Stock Entitled to Vote; Quorum ..................................................  29
         Vote Required ................................................................................  30
         Voting of Proxies ............................................................................  30
         Revocability of Proxies ......................................................................  30
         Solicitation of Proxies ......................................................................  31
         Appraisal Rights .............................................................................  31
PROPOSAL 1:  ADOPTION OF THE MERGER AGREEMENT .........................................................  33
THE MERGER AND THE MERGER AGREEMENT ...................................................................  33
         Form of the Merger ...........................................................................  33
         Merger Consideration .........................................................................  33
         Merger Consideration for Common Stock ........................................................  33
         Merger Consideration for Common Stock Options ................................................  34
         Treatment of Restricted Stock in the Merger ..................................................  34
         Variation in Sale Price of Amgen Common Stock ................................................  34
         Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares .............  34
         Effective Time of the Merger .................................................................  35
         Background of the Merger .....................................................................  35
         Amgen's Reasons for the Merger ...............................................................  38
         Kinetix's Reasons for the Merger .............................................................  38
         Recommendation of the Kinetix Board of Directors .............................................  40
         Interests of Certain Persons in the Merger ...................................................  40
         Accounting Treatment .........................................................................  42
         Trading of Amgen Common Stock ................................................................  42
         Certain United States Federal Income Tax Consequences of the Merger ..........................  42
         Resale of Amgen Common Stock .................................................................  44
         Conditions to Consummation of the Merger .....................................................  45
         No Solicitation ..............................................................................  46
         Termination ..................................................................................  47
         Termination Fee ..............................................................................  47
         Conduct of Business Pending the Merger .......................................................  48
         Amendment; Extension and Waiver ..............................................................  49
         Expenses .....................................................................................  49
         Representations and Warranties ...............................................................  49
         Indemnification ..............................................................................  50
         Amendments to Kinetix's Certificate of Incorporation .........................................  52
         Amendments to the Kinetix By-Laws ............................................................  52
OTHER AGREEMENTS ......................................................................................  53

                                                                                                       Page
                                                                                                       ----
         Voting and Support Agreement ................................................................   53
         Support Agreement ...........................................................................   53
         Loan Agreement ..............................................................................   53
         Employment Agreements .......................................................................   53
         Non-Competition Agreements ..................................................................   54
         Mutual Agreements to Arbitrate ..............................................................   54
         Proprietary Information and Inventions Agreements ...........................................   55
PROPOSAL 2:  APPROVAL OF VESTING OF RESTRICTED STOCK .................................................   56
AND ADDITIONAL GRANTS OF RESTRICTED STOCK ............................................................   56
AMGEN INC. AND KINETIX PHARMACEUTICALS, INC ..........................................................   61
UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS .........................................   61
         Pro Forma Condensed Combining Statement of Operations For the Year Ended December 31, 1999 ..   63
         Pro Forma Condensed Combining Statement of Operations For the Six Months Ended June 30, 2000.   64
         Pro Forma Condensed Combining Balance Sheet as of June 30, 2000 .............................   65
MARKET PRICE INFORMATION AND DIVIDENDS ...............................................................   66
COMPARISON OF RIGHTS OF COMMON STOCKHOLDERS OF AMGEN AND COMMON STOCKHOLDERS OF KINETIX ..............   67
LEGAL MATTERS ........................................................................................   70
EXPERTS ..............................................................................................   70
OTHER MATTERS ........................................................................................   71
REFERENCES TO ADDITIONAL INFORMATION .................................................................   71
WHERE YOU CAN FIND MORE INFORMATION ..................................................................   71

Annexes
         Annex A      Agreement and Plan of Merger among Kinetix Pharmaceuticals, Inc., Amgen
                      Acquisition Corp. II and Amgen Inc.
         Annex B      Voting and Support Agreement executed by Affiliates of Kinetix
         Annex C      Support Agreement
         Annex D      Appraisal Rights under Section 262 of the Delaware General Corporation Law

          QUESTIONS AND ANSWERS ABOUT THE MERGER, THE 280G PROPOSAL
                            AND THE SPECIAL MEETING

Q:  What is the proposed transaction?

A:  A merger in which Kinetix will become a wholly-owned subsidiary of Amgen.

Q:  What is the 280G proposal?

A: In connection with the merger you are also being asked to approve (i) accelerated vesting of the unvested portions of the restricted stock owned by certain officers and employees of Kinetix and (ii) grants of additional restricted stock to certain officers and employees of Kinetix.

Q:  What will I receive in the merger?

A: As a result of the merger, each share of Kinetix common stock outstanding immediately prior to the closing of the merger, other than shares as to which appraisal rights have been exercised, will be converted into the right to receive a fraction of a share of Amgen common stock.

    The fraction of a share of Amgen common stock into which each share of Kinetix common stock will be converted, or the exchange ratio, will be determined the trading day immediately prior to the closing of the merger by dividing (i) the aggregate value of the Amgen common stock to be received by Kinetix stockholders as merger consideration, which will equal $170,000,000, plus $1,200,000 if a Kinetix convertible promissory note is
                  ----
    converted into shares of Kinetix common stock prior to the closing of the merger, less any amounts loaned by Amgen to Kinetix prior to the closing of
            ----
    the merger, by (ii) the closing sale price of a share of Amgen common stock as reported on The Nasdaq Stock Market on the trading day immediately prior to the closing of the merger.

Q:  Will I be able to trade the Amgen stock that I receive in the merger?

A: Yes, except in limited circumstances. The Amgen common stock is listed on The Nasdaq Stock Market under the symbol "AMGN." Your ability to trade the Amgen common stock you receive in the merger may be restricted (i) under the rules and regulations of the Securities Act of 1933, as amended, if you are deemed to be an "affiliate" of Kinetix or (ii) if you receive restricted shares of Amgen common stock in exchange for any unvested restricted shares of Kinetix common stock you own prior to the merger which were not vested.

Q:  What if the merger is not completed?

A: If the merger is not completed, Kinetix will continue to operate as an independent company. None of Amgen, Kinetix or any third party is under any obligation to make or consider any alternative proposals regarding the purchase of your shares of Kinetix stock. Kinetix may be required to pay Amgen a termination fee under the merger agreement if the merger is not completed for specified reasons.

Q:  What does the Kinetix board of directors recommend?

A: The Kinetix board of directors unanimously recommends that you vote "FOR" adoption of the merger and "FOR" the 280G proposal.

Q:  Who may vote at the special meeting?

A: All stockholders of record of Kinetix as of the close of business on _________, 2000 may vote.

Q:  What vote is required to approve the merger?

A: Holders of shares of Kinetix common stock on the record date will be entitled to one vote for each share of common stock held on each matter submitted to a vote at the special meeting. Holders of shares of either class of Kinetix preferred stock on the record date will have the right to vote (i) together with holders of Kinetix common stock (on an "as converted" basis) with respect to the adoption of the merger agreement and (ii) as a separate class with respect to the adoption of the merger agreement.

    In the first case, the affirmative votes of holders of a majority of the combined voting power of the shares of Kinetix common stock and preferred stock outstanding and entitled to vote, voting together as a single class with each share entitled to one vote, is required for the adoption of the merger agreement. In the second case, at least 66% of the shares of each class of Kinetix preferred stock outstanding and entitled to vote, each voting separately as a class, is required to adopt the merger agreement.

Q:  What vote is required to approve the 280G proposal?

A: The accelerated vesting of the unvested portion of restricted stock grants that have been made previously to four officers and one employee of Kinetix and the grants of additional restricted stock to two officers and one employee of Kinetix must be approved by the affirmative vote of Kinetix stockholders that in the aggregate own more than 75% of the voting power of all outstanding capital stock of Kinetix as of the record date, disregarding stock owned by the interested officers and employee.

Q:  How do I vote?

A: You may attend the special meeting and vote your shares in person or you may vote by proxy. Even if you plan to attend the special meeting, we ask that you vote by proxy now to ensure that your shares are represented at the special meeting. To vote by proxy, after carefully reading and considering the information contained in this proxy statement/prospectus, you should complete and sign your proxy and return it in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. If you sign and send in your proxy and do not indicate how you want to vote, we will count your proxy as a vote in favor of approval of both proposals. If you abstain from voting or do not vote on the proposal, your abstention or failure to vote will have the same effect as a vote against both proposals.

    The special meeting will take place at the offices of Kinetix at 200 Boston Avenue, Suite 3500, Medford, Massachusetts, at 9:00 a.m., local time, on _________, 2000. Even if you have voted by proxy, you may attend the special meeting and vote your shares in person.

Q:  May I change my vote after I have mailed my signed proxy?

A: Yes. You can change your vote in one of the following three ways at any time before your proxy is voted at the special meeting. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new, later dated proxy. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the Corporate Secretary of Kinetix at 200 Boston Avenue, Suite 3500, Medford, Massachusetts 02155. Third, you can attend the special meeting and vote in person.

Q:  Should I send in my stock certificates now?

A: No. Prior to the closing of the merger you will receive written instructions explaining how to exchange your Kinetix stock certificates for Amgen stock certificates. Please do not send in your stock certificates with your proxy.

Q:  When do you expect the merger to be completed?

A: We are working to complete the merger as quickly as possible. We expect to complete the merger during the fourth calendar quarter of 2000.

Q:  What are the tax consequences of the merger to me?

A: Amgen and Kinetix each expect that the merger will qualify as a reorganization within the meaning of the Internal Revenue Code of 1986, as amended. If the merger so qualifies, Kinetix stockholders will not recognize gain or loss for United States federal income tax purposes with respect to the Amgen common stock received in the merger, except with respect to any cash received in lieu of fractional shares of Amgen common stock. If the merger were to fail to qualify as a reorganization, Kinetix stockholders' receipt of Amgen common stock would be a taxable event.

Q:  Am I entitled to appraisal rights?

A: Yes. Holders of Kinetix common stock and preferred stock are entitled to exercise appraisal rights in connection with the merger, subject to compliance with applicable procedures described in this proxy statement/prospectus. However, Amgen has the right to terminate the merger agreement if appraisal rights are exercised by holders of more than 9.9% of the total number of shares of Kinetix capital stock outstanding immediately prior to the merger.

Q:  Will my rights as a Kinetix stockholder change as a result of the merger?

A: Yes. You will become an Amgen stockholder as a result of the merger. In addition, with each share of Amgen common stock that you receive as part of the merger consideration you will receive a preferred share purchase right under Amgen's rights plan. This rights plan is often referred to as a "poison pill" and may make a takeover of Amgen more difficult. There is a summary comparison of the rights of stockholders of Kinetix and Amgen starting on page 67 of this proxy statement/prospectus.

Q:  Is everyone treated equally in the merger?

A: No. A number of directors and officers of Kinetix may have interests in the merger agreement and the merger that are different from those of stockholders who are not also directors or officers. In addition, certain stockholders have different rights and obligations from other stockholders under the merger agreement, including certain employee stockholders who may be employed by Amgen following the merger. These differences are explained in more detail starting on page 40 of this proxy statement/prospectus.

Q:  Who can help answer my questions?

A: If you have any questions about the merger or the special meeting or if you need additional copies of this proxy statement/prospectus or the enclosed proxy, you should contact Dr. Jeffrey Hsi, Assistant Corporate Secretary of Kinetix. You may e-mail him at hsi@kinetixpharm.com. You may call him at
                                    --------------------
    (781) 391-7577. You may write him at 200 Boston Avenue, Suite 3500, Medford, Massachusetts 02155.

                                    SUMMARY

     This summary highlights selected information from this proxy statement/prospectus and does not contain all the information that is important to you. For a more complete understanding of the merger, you should carefully read this entire proxy statement/prospectus and the other documents to which we refer you. In addition, we incorporate by reference important business and financial information about Amgen into this proxy statement/prospectus. You may obtain the information incorporated by reference without charge by following the instructions in the section "Where You Can Find More Information" on page 71. We have included page references parenthetically to direct you to a more complete description in the proxy statement/prospectus of the topics presented in this summary.

The Companies (page 23)

     Kinetix Pharmaceuticals, Inc.
     200 Boston Avenue, Suite 3500
     Medford, Massachusetts 02155
     (781) 391-7577

     Kinetix is an emerging biopharmaceutical company that focuses on the discovery, chemical optimization and development of orally active, small molecule drugs that inhibit protein kinases, a key class of biological regulators. It concentrates its research in the areas of oncology/angiogenesis, immunological disorders and immunosuppression, asthma/allergy and inflammation.

     Amgen Inc.
     One Amgen Center Drive
     Thousand Oaks, California 91320-1799
     (805) 447-1000

     Amgen is a global biotechnology company that discovers, develops, manufactures and markets human therapeutics based on advances in cellular and molecular biology.

     Amgen Acquisition Corp. II is a wholly-owned subsidiary of Amgen and was formed solely for the purpose of the proposed merger. In the merger, Amgen Acquisition Corp. II will be merged with and into Kinetix and Amgen Acquisition Corp. II will no longer have a corporate existence.

The Merger

     Summary of the Merger

     The merger agreement is attached as Annex A to this proxy statement/prospectus. We encourage you to read the entire merger agreement carefully. It is the principal document governing the merger.

     In the merger, Amgen Acquisition Corp. II will merge with and into Kinetix. Kinetix will continue as the surviving corporation and will become a wholly-owned subsidiary of Amgen. Stockholders of Kinetix (other than any/stockholdaer who exercises appraisal rights) will receive common stock of Amgen in exchange for any common stock of Kinetix they hold immediately prior to the closing of merger.

     Immediately prior to the closing of the merger, Kinetix will cause each outstanding share of Kinetix Series A convertible preferred stock and each outstanding share of Kinetix Series B convertible preferred stock to be converted into Kinetix common stock, all options to purchase Kinetix common stock issued under the Kinetix stock option plan will be fully vested and if not exercised for shares of Kinetix common stock, cancelled, and all unvested restricted stock, other than restricted stock awarded to employees in connection with the merger, will be vested, subject to stockholder approval of the 280G proposal, so that such stock will be free of all encumbrances and restrictions. Currently, each share of Kinetix Series A convertible preferred stock may be converted into one share of Kinetix common stock and each share of Kinetix Series B convertible preferred stock may be converted into one share of Kinetix common stock.

     Any stockholder who exercises appraisal rights will receive a cash payment. The amount of this payment will be an agreed or judicially determined fair value of the Kinetix shares held by that stockholder immediately prior to the merger. Each share of Amgen outstanding common stock will remain outstanding and will be unaffected by the merger.

     What You Will Receive in the Merger (page 33)

     If you own Kinetix common stock, or will own common stock immediately prior to the closing of the merger following (i) the conversion of your preferred stock, (ii) the exercise of your stock options or (iii) the grant of additional restricted stock prior to the merger, and you do not exercise appraisal rights, you will be entitled to receive your proportionate share of the shares of Amgen common stock issued as merger consideration based on the number of shares of Kinetix common stock you own immediately prior to the merger. However, if you are granted additional shares of restricted Kinetix common stock in connection with the merger that are not vested prior to the merger, and you do not exercise appraisal rights, the shares of Amgen common stock you will be entitled to receive will be subject to substantially similar terms and conditions as those shares of restricted Kinetix common stock. In addition, Amgen will maintain custody of those restricted shares until the restrictions lapse.

     The number of Amgen shares you are entitled to receive will be calculated on the trading day immediately prior to the closing date of the merger by dividing (x) the number of shares of common stock of Kinetix you own immediately prior to the merger by (y) the total number of shares of Kinetix common stock outstanding immediately prior to the merger and then multiplying this number by
(z) (i) the aggregate value of the merger consideration to be issued by Amgen ($170,000,000, plus $1,200,000 if a Kinetix convertible promissory note is
               ----
converted by Kinetix into shares of Kinetix common stock prior to the closing of the merger, less any amounts loaned by Amgen to Kinetix outstanding at the
            ----
closing of the merger) divided by (ii) the closing sale price of Amgen common stock as reported on The Nasdaq Stock Market on the trading day immediately prior to the closing date of the merger. This product will be rounded down to the nearest whole number of shares. You will receive cash in lieu of a certificate representing a fractional share of Amgen common stock.

     Ownership of Amgen Following the Merger

     Because the number of Amgen shares that will be issued as merger consideration will not be calculated until the trading day immediately prior to the closing date of the merger, the aggregate ownership percentage of former Kinetix stockholders in Amgen following the merger will not be determined until that time. As of the record date, the closing sale price of Amgen common stock was $__ per share as reported on The Nasdaq Stock Market. Based on this closing sale price the Kinetix stockholders as of the record date would own less than one percent of the aggregate outstanding common stock of Amgen.

     Recommendation of the Kinetix Board of Directors (page 40)

     The Kinetix board of directors believes that the terms of the merger and the merger agreement are fair to and in the best interests of Kinetix and its stockholders and unanimously recommends that stockholders vote "FOR" the adoption of the merger agreement. Additionally, in connection with the merger, the Kinetix board of directors unanimously recommends that the stockholders vote "FOR" the 280G proposal.

     To review the background and reasons for the merger in greater detail, as well as certain risks related to the merger, see pages 35 to 40 and 13 to 21.

     Interests of Kinetix Directors and Management in the Merger (page 40)

     You should note that a number of directors and officers of Kinetix have interests in the merger as directors or officers that are different from, or in addition to, the interests of a Kinetix stockholder. If the merger is completed:

     . Dr. Lydon, President, Chief Executive Officer and a director of Kinetix and Dr. Armistead, Chief Scientific Officer of Kinetix and a director of Kinetix, will be retained as employees of Kinetix, will receive substantial compensation in connection with their continued employment after the merger and will receive accelerated vesting of unvested restricted Kinetix common stock;

     . options to purchase 12,307.75 shares of common stock held by Chris Adams, director of Kinetix, will become fully vested and exercisable; and

     . 123,077 shares of Kinetix common stock held by Salkilld Holdings Limited
       (of which Jason Loveridge, a director of Kinetix, is a majority owner) subject to a restricted stock purchase agreement will become fully vested.

   Certain United States Federal Income Tax Consequences of the Merger (page 42)

     The merger is intended to qualify as a reorganization within the meaning of the Internal Revenue Code of 1986, as amended. If the merger qualifies as a reorganization, you generally will not recognize gain or loss for United States federal income tax purposes as a result of your exchange of your Kinetix common stock for Amgen common stock in the merger, except for any cash received in lieu of a fractional share of Amgen common stock. If the merger fails to qualify as a reorganization, you would recognize gain or loss for United States federal income tax purposes as a result of your exchange of your Kinetix common stock for Amgen common stock in the merger, measured by the difference between the fair market value of that Amgen common stock and your tax basis in your Kinetix capital stock.

     Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

     Accounting Treatment (page 42)

     The merger will be accounted for under the "purchase" method of accounting in accordance with accounting principles generally accepted in the United States. Under this accounting method, the tangible and identifiable intangible assets and liabilities will be recorded at their fair values, and any amount of Amgen's purchase price in excess of these amounts will be accounted for as goodwill by Amgen.

     Appraisal Rights (page 31)

     Under the law of Delaware, where Kinetix is incorporated, holders of Kinetix common stock who comply with the applicable requirements of Delaware law will have the right to receive an appraisal of the value of their shares in connection with the merger. We have included a copy of Section 262 of the Delaware General Corporation Law--Appraisal Rights as Annex D to this proxy statement/prospectus.

The Special Meeting

     Date, Time and Place (page 29)

     The special meeting of Kinetix stockholders will be held at the offices of Kinetix at 200 Boston Avenue, Suite 3500, Medford, Massachusetts, at 9:00 a.m., local time, on _________, 2000.

     Record Date; Voting Power

     Kinetix stockholders are entitled to vote at the special meeting if they owned shares of Kinetix as of the close of business on _________, 2000, the record date.

     On the record date, there were 8,093,619 shares of Kinetix common stock, 16,000,000 shares of Kinetix Series A convertible preferred stock and 10,352,939 shares of Kinetix Series B convertible preferred stock entitled to vote at the special meeting.

     Vote Required

     Proposal 1: The affirmative vote of (i) holders of a majority of the shares of Kinetix common stock and preferred stock outstanding and entitled to vote on the record date, voting together as a single class and (ii) holders of at least sixty-six percent (66%) of the shares of each of Kinetix Series A convertible preferred stock and Series B convertible preferred stock outstanding and entitled to vote on the record date, voting as separate classes, is required to adopt the merger agreement.

     Proposal 2: As a condition to the accelerated vesting of outstanding restricted stock issued to four officers and one employee of Kinetix and the issuance of additional restricted stock to two officers and one employee of Kinetix the affirmative vote of Kinetix stockholders that in the aggregate own more than seventy-five percent (75%) of all outstanding capital stock of Kinetix entitled to vote on the record date, voting as a single class, but disregarding stock owned by these officers and this employee, is required to approve the 280G proposal.

     On October 16, 2000, the date the merger agreement was signed, affiliates of Kinetix entered into voting and support agreements with Amgen, Kinetix and Amgen Acquisition Corp. II, pursuant to which, among other things, they have agreed to vote their Kinetix common stock, Kinetix Series A convertible preferred stock and Series B convertible preferred stock "FOR" adoption of the merger agreement. The voting and support agreement is described in more detail on page 53. The form of voting and support agreement is attached as Annex B. These affiliates have also granted irrevocable proxies and powers of attorney to Amgen and Amgen representatives to vote their shares of Kinetix common stock "FOR" adoption of the merger agreement. Amgen currently holds proxies with respect to a number of shares sufficient to adopt the merger agreement.

     If you abstain from voting or do not vote, either in person or by proxy, it will have the effect of a vote against the proposals for which you do not cast a vote.

The Merger Agreement

     Conditions to the Merger (page 45)

     Amgen and Kinetix will complete the merger only if they satisfy or, in some cases, waive several conditions, including but not limited to the following:

     . holders of a majority of the outstanding shares of Kinetix common stock, Kinetix Series A convertible preferred stock, and Kinetix Series B convertible preferred stock, voting together as a class, and sixty-six percent (66%) of the Kinetix Series A convertible preferred stock and sixty-six percent (66%) of the Kinetix Series B convertible preferred stock, voting as separate classes, must vote to adopt the merger agreement;

     . the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, must have become effective under the Securities Act and must not be the subject of any stop order or proceedings seeking a stop order;

     . the Amgen common stock to be issued to Kinetix stockholders pursuant to the merger must be authorized for inclusion on The Nasdaq Stock Market.

     No Solicitation (page 46)

     The merger agreement provides that Kinetix will not, and will not authorize or permit any of its officers, directors, employees or other representatives to solicit any takeover proposal or participate in any discussion or negotiation regarding any takeover proposal, any sale of all or a material portion of Kinetix's assets, any license, joint venture, collaboration or similar arrangement involving Kinetix, or any offering of shares of capital stock of Kinetix.

     Termination of the Merger Agreement (page 47)

     Under specified circumstances, either Amgen or Kinetix may terminate the merger agreement at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by the Kinetix stockholders. If the merger agreement is terminated under specified circumstances, Kinetix must pay Amgen a termination fee consisting of Amgen's costs and expenses associated with the merger. In addition, Kinetix must pay Amgen an additional termination fee of $20,000,000 if the merger agreement is terminated and, within twelve months of such termination, Kinetix enters into an alternative transaction specified in the merger agreement.

     Market Price and Dividend Information (page 66)

     Shares of Amgen common stock are traded on The Nasdaq Stock Market. The following table presents as of October 16, 2000, the last full trading day prior to the public announcement of the proposed merger, and as of _________, 2000, the last day for which information in the table could be calculated prior to the date of this proxy statement/prospectus, the high and low sale prices per share of Amgen common stock, as reported on The Nasdaq Stock Market. There is no public trading market for Kinetix's common or preferred stock.

                                                       Amgen
                                                      Common
Date                                                   Stock
----
                                              High               Low
                                         ---------------   ---------------
October 16, 2000......................    $        66.13    $        61.81
_________ , 2000......................    $                 $
                                         ---------------   ---------------

Amgen has never paid cash dividends on its common stock, and currently intends to utilize any earnings for development of its business and for repurchases of its common stock. The payment of dividends by Amgen in the future, if any, will depend on business conditions, its financial position, earnings and other factors.

     Expenses (page 49)

     Amgen and Kinetix will each pay its own expenses incidental to the preparation of the merger agreement, the carrying out of the provisions of the merger agreement and the completion of the merger, provided that all legal fees, costs and expenses in excess of $150,000 and all accounting fees, costs and expenses in excess of $30,000 incurred by Kinetix in connection with the merger and merger agreement will be paid by the Kinetix stockholders.

Other Agreements

     Loan Agreement (page 53)

     Under specified circumstances, if the merger agreement is terminated or the merger is not consummated by a certain date, Amgen will loan to Kinetix up to Two Million Four Hundred Thousand Dollars ($2,400,000). Any loan amounts outstanding at the closing date of the merger will reduce the aggregate purchase price Amgen will pay to the stockholders of Kinetix. If the merger agreement is terminated prior to the closing of the merger, any amounts outstanding will be repaid by Kinetix to Amgen in accordance with the terms of the loan agreement that governs those loaned amounts.

     Employment and Related Agreements (page 53)

     As a condition to the merger, at least 80% of the scientists at Kinetix and two of the officers and directors of Kinetix, Dr. Nicholas Lydon and Dr. David Armistead, will enter into employment agreements, arbitration agreements and proprietary information agreements. The employment agreements generally have a term of three years, provide for annual base salaries, signing and retention bonuses, stock option grants and standard benefits provisions. The employment agreements with Dr. Lydon and Dr. Armistead contain some additional provisions which are described on page 40. The arbitration agreements generally require the employees to arbitrate all disputes they have with Amgen or Kinetix. The proprietary information agreements, among other things, require the employees to maintain the confidentiality of Amgen's and Kinetix's proprietary information.

     Non-Competition Agreements (page 54)

     As a condition to the merger, at least 80% of the scientists at Kinetix and Dr. Nicholas Lydon and Dr. David Armistead must enter into non-competition agreements. Under these agreements, each of these employees agrees with Amgen and Kinetix that, among other things, throughout his or her employment by Kinetix or Amgen and for a period thereafter (in no event more than three years from the closing of the merger in the aggregate), he or she will not (i) compete with Amgen or Kinetix, (ii) divert business from Amgen or Kinetix, or (iii) attempt to recruit or hire any employees away from Amgen or Kinetix.

                    Selected Historical Financial Data--Amgen

     We are providing financial data to assist you in analyzing the financial aspects of the merger. The following selected financial data was derived from Amgen's audited consolidated financial statements for each of the fiscal years in the five year period ended December 31, 1999. The table also contains selected financial data derived from Amgen's unaudited interim consolidated financial statements for the six months ended June 30, 1999 and 2000. All adjustments, consisting of only normal recurring accruals, which Amgen's management considers necessary have been included for a fair presentation of the financial position and results of operations of Amgen for the six month periods ended June 30, 1999 and 2000. However, interim period results are not necessarily indicative of results for a full fiscal year. You should read this selected financial data together with the consolidated financial statements of Amgen and the notes thereto and other financial information contained in the most recent annual and quarterly reports of Amgen, which have been incorporated into this proxy statement/prospectus by reference. See "Where You Can Find More Information" on page 71.

                     (In thousands, except per share data)

                                                                                                             Six Months Ended
                                                           Years Ended December 31,                               June 30,
                                       ----------------------------------------------------------------   -----------------------
                                          1999          1998          1997         1996         1995         2000         1999
                                       ----------    ----------    ----------   ----------   ----------   ----------   ----------
Consolidated Statement of
Operations Data:
Revenues:
 Product sales (1)..................   $3,042,825    $2,514,364    $2,219,755   $2,088,250   $1,818,542   $1,504,428   $1,426,199
 Other revenues.....................      297,254       203,799       181,221      151,584      121,344      224,041      139,827
  Total revenues (1)................    3,340,079     2,718,163     2,400,976    2,239,834    1,939,886    1,728,469    1,566,026
Research and development expenses...      822,791       663,354       630,788      528,362      451,673      392,614      382,146
Selling, general and administrative
 expenses...........................      654,307       515,341       483,788      470,576      418,363      374,785      290,104
Legal (award) assessment (2)........      (49,000)      (23,000)      157,000           --           --           --           --
Net income..........................    1,096,356       863,170       644,308      679,836      537,720      568,809      514,783
Diluted earnings per share (1)(2)...         1.02          0.82          0.59         0.61         0.48         0.52         0.48
Cash dividends per share............           --            --            --           --           --           --           --

                                                                 At December 31,
                                       ----------------------------------------------------------------   At June 30,
                                          1999          1998          1997         1996         1995         2000
                                       ----------    ----------    ----------   ----------   ----------   -----------
Consolidated Balance Sheet Data:
Total assets........................   $4,077,655    $3,672,213    $3,110,231   $2,765,602   $2,432,754   $4,543,241
Long-term debt......................      223,000       223,000       229,000       59,000      177,200      223,000
Stockholders' equity................    3,023,527     2,562,166     2,139,262    1,906,284    1,671,800    3,484,263

____________________

(1) Due to Year 2000 contingency planning in the fourth quarter of 1999, Amgen offered extended payment terms on limited shipments of EPOGEN(R) and NEUPOGEN(R) to certain wholesalers. These Year 2000 related sales totaled $45 million, or $0.02 per share. Amgen believes sales in the first quarter of 2000 were reduced by approximately the same amount. If these Year 2000 related sales and the reduction in the potential spillover liabilities in 1999 (see Note 2 below) had not occurred, diluted earnings per share in 1999 would have been $0.05 less than the reported amount.

(2) Includes spillover liability reductions of $49 million, or $0.03 per share, and $23 million, or $0.01 per share, related to reduced uncertainty for potential spillover liabilities to Johnson & Johnson in 1999 and 1998, respectively, and a legal assessment of $157 million, or $0.09 per share, related to the arbitration proceedings with Johnson & Johnson in 1997 (see
    Note 4 to the Consolidated Financial Statements in Amgen's Annual Report on Form 10-K for the year ended December 31, 1999).

                   Selected Historical Financial Data--Kinetix

     We are providing financial data to assist you in analyzing the financial aspects of the merger. The following selected financial data was derived from Kinetix's audited financial statements for each of the fiscal years in the three year period ended December 31, 1999. The table also contains selected financial data derived from Kinetix's unaudited interim financial statements for the six months ended June 30, 2000 and 1999. All adjustments, consisting of only normal recurring accruals, which Kinetix's management considers necessary have been included for a fair presentation of the financial position and results of operations of Kinetix for the six month periods ended June 30, 2000 and 1999. However, interim period results are not necessarily indicative of results for a full fiscal year. You should read this selected financial data together with the financial statements of Kinetix and the notes thereto and "Kinetix Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this proxy statement/prospectus. See page 25.

                                 (In thousands)

                                                   Years Ended December 31,       Six Months Ended June 30,
                                                ------------------------------    -------------------------
                                                  1999       1998       1997         2000           1999
                                                --------    -------    -------    ----------     ----------
Statement of Operations Data:
  Research and development expenses..........   $  4,498    $ 3,038    $ 1,131     $  2,655       $ 2,209
  General and administrative expenses........        977        821        610          684           501
  Net loss...................................     (5,181)    (3,571)    (1,305)      (3,215)       (2,593)

                                                        At December 31,
                                                ------------------------------    At June 30,
                                                  1999       1998       1997         2000
                                                --------    -------    -------    -----------
Balance Sheet Data:
  Total assets...............................   $  9,520    $ 6,594    $ 9,021     $  6,350
  Long-term obligations and redeemable
  preferred stock............................     20,533     10,683     10,000       21,483
  Total stockholders' deficit................    (11,914)    (4,802)    (1,256)     (16,019)

          Summary Unaudited Pro Forma Condensed Combining Financial Data

     The table below presents selected data from the Amgen and Kinetix unaudited pro forma condensed combining statements of operations for the year ended December 31, 1999 and for the six months ended June 30, 2000 and from the unaudited pro forma condensed combining balance sheet as of June 30, 2000. This table should be read in conjunction with the Amgen Inc. and Kinetix Pharmaceuticals, Inc. Unaudited Pro Forma Condensed Combining Financial Statements beginning on page 61.

                     (In thousands, except per share data)

                                               Pro Forma            Pro Forma
                                              Year Ended        Six Months Ended
                                           December 31, 1999      June 30, 2000
                                           -----------------    -----------------
Statement of Operations Data:
Net income..............................       $1,083,457          $  561,981
Weighted average shares outstanding:
  Basic.................................        1,024,224           1,027,904
  Diluted...............................        1,080,980           1,087,228
Earnings per share:
  Basic.................................       $     1.06          $     0.55
  Diluted...............................       $     1.00          $     0.52

                                                                    Pro Forma
                                                                      As of
                                                                  June 30, 2000
                                                                -----------------
Balance Sheet Data:
Total assets..................................................     $4,679,571
Long-term debt and lease obligations..........................        223,584
Total stockholders' equity....................................      3,619,123

                        Comparative Per Share Information

     Summarized below is per share information for Amgen on an historical basis and for Kinetix and the combined companies on an unaudited pro forma basis. The combined pro forma data gives effect to the merger under the purchase method of accounting. This information is only a summary and should be read in conjunction with the selected historical financial data of Amgen and Kinetix, the Amgen Inc. and Kinetix Pharmaceuticals, Inc. Unaudited Pro Forma Condensed Combining Financial Statements, and the separate historical financial statements of Kinetix and related notes included in this proxy statement/prospectus.

                                                Year Ended      Six Months Ended
                                                  and at             and at
                                            December 31, 1999    June 30, 2000
                                            -----------------   ----------------
Historical - Amgen:
Earnings per share:
  Basic...................................        $ 1.07            $ 0.55
  Diluted.................................          1.02              0.52
Cash dividends per share..................            --                --
Book value per share......................          2.97              3.39

Pro Forma - Kinetix:
Loss per share - basic and diluted (1)....         (2.05)            (1.27)
Book value per share (1)..................          3.15              1.93

Pro Forma Combined - Amgen and Kinetix:
Earnings per share:
  Basic...................................          1.06              0.55
  Diluted.................................          1.00              0.52
Cash dividends per share..................            --                --
Book value per share......................           N/A              3.51

(1) The pro forma loss per share and pro forma book value per share information for Kinetix assumes the issuance of 2,525,000 shares of Amgen unrestricted common stock in connection with the merger.


    The information in this section is only a summary and should be read along with Amgen's and Kinetix's historical financial statements and accompanying notes incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page 71.

                                 RISK FACTORS

     In addition to the other information included and incorporated by reference in this proxy statement/prospectus, you should consider carefully the risk factors described below in deciding how to vote on the merger proposal.

                          RISKS RELATED TO THE MERGER

Because the market price of Amgen common stock fluctuates, Kinetix stockholders cannot be sure of the market price of the Amgen common stock they will receive in the merger.

     At the time the merger is completed, each share of Kinetix common stock will be exchanged for a fraction of a share of Amgen common stock. Under the terms of the merger agreement, the exchange ratio will be based on the closing sale price of Amgen common stock as reported on The Nasdaq Stock Market on the trading day immediately prior to the day of the closing of the merger. Accordingly, the market price per share of the Amgen common stock received by Kinetix stockholders at the closing of the merger may be higher or lower than the market price of the Amgen common stock at the time you vote on the adoption of the merger agreement. As a result, if the closing sale price of Amgen common stock on the trading day immediately prior to the day of the closing of the merger is higher than the closing sale price at the time you vote to adopt the merger agreement, you will receive fewer shares of Amgen common stock at the closing than you would have received had the merger closed on the day of your vote.

The price of Amgen common stock may be affected by factors different from those affecting the value of Kinetix stock.

     Upon completion of the merger, holders of Kinetix common stock will become holders of Amgen common stock. Amgen's business differs from that of Kinetix, and Amgen's results of operations, as well as the price of Amgen common stock, may be affected by factors different from those affecting Kinetix's results of operations and the value of Kinetix stock. For a discussion of Amgen's business and certain factors to consider in connection with its business, see Amgen's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, Amgen's Form 10-Q for the three months ended March 31, 2000, Amgen's Form 10-Q for the three months ended June 30, 2000, and Amgen's Form 8-K Current Report filed on November 3, 2000, which are incorporated by reference in this proxy statement/prospectus and "Risk Factors - Risks Related to the Ownership of Amgen Common Stock" in this proxy statement/prospectus.

The ability of Amgen and Kinetix to integrate successfully their businesses is uncertain.

     After the merger, Amgen will have to integrate the operations of Kinetix with Amgen's existing operations. The integration will require significant efforts from each company, including coordination of their research and development efforts. Amgen may find it difficult to integrate the operations of Kinetix. Kinetix personnel may leave Kinetix because of the merger. Kinetix licensees, distributors or suppliers may terminate their arrangements with Kinetix, or demand amended terms to these arrangements. Amgen management may have their attention diverted while trying to integrate the two companies. Such diversion of management's attention or difficulties in the transition process could have an adverse impact on Amgen. If Amgen is not able to successfully integrate the operations of Kinetix, Amgen's expectations of its future results of operations may not be met.

The officers and directors of Kinetix have interests different from yours as a Kinetix stockholder.

     The directors and officers of Kinetix have certain interests in the merger and participate in certain arrangements that are different from, or are in addition to, those of Kinetix stockholders generally.

These interests and arrangements include:

     . the officers and directors of Kinetix are beneficiaries of a release of all claims against Kinetix and its officers, directors, and stockholders, and their respective successors and assigns, that arose or could have arisen prior to the closing of the merger and will benefit from the extension of their coverage under Kinetix's existing directors' and officers' insurance policy;

     . Dr. Nicholas Lydon and Dr. David Armistead will execute employment agreements that provide for, among other things, different levels of compensation from the standard employment agreements (including guaranteed bonuses), and also permit these persons to resign for "good reason";

     . the vesting of options to purchase 12,307.75 shares of Kinetix common stock held by Chris Adams, a director, will be accumulated and those options will become fully vested and exercisable pursuant to the merger agreement; and

     . if the 280G proposal is approved, Dr. Lydon, Dr. Armistead, Dr. Jeffrey
       Hsi and Ms. Nancy Stuart will have their unvested restricted stock, other than restricted stock awarded in connection with the merger for retention purposes, vested so that such restricted stock will be free of all encumbrances and restrictions.

     As a result, these directors and officers could be more likely to approve and adopt the merger agreement and the merger than if they did not hold these interests.

             RISKS RELATED TO THE OWNERSHIP OF AMGEN COMMON STOCK

Product development

     Amgen intends to continue an aggressive product development program. Successful product development in the biotechnology industry is highly uncertain, and very few research and development projects produce a commercial product. Product candidates that appear promising in the early phases of development, such as in early human clinical trials, may fail to reach the market for a number of reasons, such as:

     . the product candidate did not demonstrate acceptable clinical trial results even though it demonstrated positive preclinical trial results;

     . the product candidate was not effective in treating a specified condition or illness;

     . the product candidate had harmful side effects on humans;

     . the necessary regulatory bodies (such as the United States Food and Drug
       Administration ("FDA")) did not approve Amgen's product candidate for an indicated use;

     . the product candidate was not economical for Amgen to manufacture it;

     . other companies or people have or may have proprietary rights to Amgen's product candidate (e.g., patent rights) and will not let Amgen sell it on reasonable terms, or at all; and

     . the product candidate is not cost effective in light of existing therapeutics.

     Several product candidates have failed at various stages in the product development process, including Brain-Derived Neurotrophic Factor (BDNF), Megakaryocyte Growth and Development Factor (MGDF) and Glial cell line-Derived Neurotrophic Factor (GDNF). For example, in 1997, Amgen announced the failure of BDNF (for the treatment of Amyotrophic Lateral Sclerosis (ALS) by subcutaneous injection administration route), because the product candidate, as administered, did not produce acceptable clinical results in a specific indication after a phase 3 trial, even though BDNF had progressed successfully through preclinical and earlier clinical trials. Of course, there may be other factors that prevent Amgen from marketing a product. Amgen cannot guarantee it will be able to produce commercially successful products. Further, clinical trial results are frequently susceptible to varying interpretations by scientists, medical personnel, regulatory personnel, statisticians and others which may delay, limit or prevent further clinical development or regulatory approvals of a product candidate. Also, the length of time that it takes for Amgen to complete clinical trials and obtain regulatory approval for product marketing has in the past varied by product and by the indicated use of a product. Amgen expects that this will likely be the case with future product candidates and it cannot predict the length of time to complete necessary clinical trials and obtain regulatory approval. See "Regulatory matters."

Regulatory matters

     Amgen's research, preclinical testing, clinical trials, facilities, manufacturing, pricing and sales and marketing are subject to extensive regulation by numerous state and federal governmental authorities in the U.S., such as the FDA and the Health Care Financing Administration, as well as by foreign countries and the European Union. Currently, Amgen is required in the U.S. and in foreign countries to obtain approval from those countries' regulatory authorities before it can market and sell its products in those countries. The success of Amgen's current and future products will depend in part upon obtaining and maintaining regulatory approval to market products in approved indications in the U.S. and foreign markets. In Amgen's experience, the regulatory approval process is a lengthy and complex process, both in the U.S. and in foreign countries, including countries in the European Union. Even if Amgen obtains regulatory approval, both its manufacturing processes and its marketed products are subject to continued review. Later discovery of previously unknown problems with Amgen's products or manufacturing processes may result in restrictions on such products or manufacturing processes, including withdrawal of the products from the market. Amgen's failure to obtain necessary approvals, or the restriction, suspension or revocation of any approvals, or its failure to comply with regulatory requirements could prevent it from manufacturing or selling its products which could have a material adverse effect on Amgen and its results of operations.

Reimbursement; third party payors

     In both domestic and foreign markets, sales of Amgen's products are dependent, in part, on the availability of reimbursement from third party payors such as state and federal governments (for example, under Medicare and Medicaid programs in the U.S.) and private insurance plans. In certain foreign markets, the pricing and profitability of Amgen's products generally are subject to government controls. In the U.S., there have been, and Amgen expects there will continue to be, a number of state and federal proposals that limit the amount that state or federal governments will pay to reimburse the cost of drugs. In addition, Amgen believes the increasing emphasis on managed care in the U.S. has and will continue to put pressure on the price and usage of its products, which may impact product sales. Further, when a new therapeutic is approved, the reimbursement status and rate of such a product is uncertain. In addition, current reimbursement policies for existing products may change at any time. Changes in reimbursement or Amgen's failure to obtain reimbursement for its products may reduce the demand for, or the price of, Amgen's products, which could result in lower product sales or revenues which could have a material adverse effect on Amgen and its results of operations. For example, in the U.S. the use of EPOGEN(R) in connection with treatment for end stage renal disease is funded primarily by the U.S. federal government. Therefore, as in the past, EPOGEN(R) sales could be affected by future changes in reimbursement rates or the basis for reimbursement by the federal government. For example, in early 1997, the Health Care Financing Administration instituted a reimbursement change for EPOGEN(R) which adversely affected Amgen's EPOGEN(R) sales, until the policies were revised.

Guidelines

     Government agencies promulgate regulations and guidelines directly applicable to Amgen and to its products. However, professional societies, practice management groups, private health/science foundations and organizations involved in various diseases may also publish, from time to time, guidelines or recommendations to the health care and patient communities. These organizations may make recommendations that affect a patient's usage of certain therapies, drugs or procedures, including Amgen's products. Recommendations of government agencies or these other groups/organizations may relate to such matters as usage, dosage, route of administration and use of concomitant therapies. Recommendations or guidelines that are followed by patients and health care providers could result in, among other things, decreased use of Amgen's products which could have a material adverse effect on its results of operations. In addition, the perception by the investment community or stockholders that such recommendations or guidelines will be followed could adversely affect prevailing market prices for Amgen's common stock.

Intellectual property and legal matters

     The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and often involve complex legal, scientific and factual questions. To date, there has emerged no consistent policy regarding breadth of claims allowed in such companies' patents. Accordingly, the patents and patent applications relating to

Amgen's products, product candidates and technologies may be challenged, invalidated or circumvented by third parties and might not protect Amgen against competitors with similar products or technology. For certain of Amgen's product candidates, there are third parties who have patents or pending patents that they may claim prevent Amgen from commercializing these product candidates in certain territories. Patent disputes are frequent and can preclude commercialization of products. Amgen is currently, and in the future may be, involved in patent litigation. The results of such litigation could subject Amgen to competition and/or significant liabilities, could require it to enter into third party licenses or could cause it to cease using the technology or product in dispute. In addition, Amgen cannot guarantee that such licenses will be available on terms acceptable to Amgen.

     Amgen is currently involved in arbitration proceedings with Ortho Pharmaceutical Corporation (which has assigned its rights under the Product License Agreement to Ortho Biotech Products, L.P.), a subsidiary of Johnson & Johnson, relating to a license granted by Amgen to Johnson & Johnson for sales of Epoetin alfa in the U.S. for all human therapeutic uses except dialysis.

Competition

     Amgen operates in a highly competitive environment. Its principal competitors are pharmaceutical and biotechnology companies. Some of Amgen's competitors, mainly large pharmaceutical corporations, have greater clinical, research, regulatory and marketing resources than it does. In addition, some of Amgen's competitors may have technical or competitive advantages over it for the development of technologies and processes and may acquire technology from academic institutions, government agencies and other private and public research organizations. Amgen cannot guarantee that it will be able to produce or acquire rights to products that have commercial potential. Even if Amgen achieves successful product commercialization, it cannot guarantee that one or more of its competitors will not achieve product commercialization earlier than Amgen does, obtain patent protection that dominates or adversely affects Amgen's activities, or have significantly greater marketing capabilities.

Fluctuations in operating results

     Amgen's operating results may fluctuate from period to period for a number of reasons. In budgeting its operating expenses, some of which are fixed in the short term, Amgen assumes that revenues will continue to grow. Accordingly, even a relatively small revenue shortfall may cause a period's results to be below Amgen's expectations. A revenue shortfall could arise from any number of factors, such as:

     . lower than expected demand for Amgen's products;

     . changes in the government's or private payor's reimbursement policies for Amgen's products;

     . changes in wholesaler buying patterns;

     . increased competition from new or existing products;

     . fluctuations in foreign currency exchange rates; and

     . changes in Amgen's product pricing strategies.

Of course, there may be other factors that affect Amgen's revenues in any given period.

Rapid growth

     Amgen has an aggressive growth plan that includes substantial and increasing investments in research and development and facilities. Amgen's plan has a number of risks, such as:

     . the need to generate higher revenues to cover a higher level of operating expenses;


     . the need to attract and assimilate a large number of new employees;

     . the need to manage complexities associated with a larger and faster growing organization; and

     . the need to accurately anticipate demand for the products Amgen manufactures and maintain adequate manufacturing capacity.

     Of course, there may be other risks and Amgen cannot guarantee that it will be able to manage successfully these or other risks.

Stock price volatility

     Amgen's stock price, like that of other biotechnology companies, is highly volatile. Amgen's stock price may be affected by, among other things, clinical trial results and other product-development announcements by Amgen or its competitors, regulatory matters, announcements in the scientific and research community, intellectual property and legal matters, changes in reimbursement policies or medical practices or broader industry and market trends unrelated to Amgen's performance. In addition, if Amgen's revenues or earnings in any period fail to meet the investment community's expectations, there could be an immediate adverse impact on Amgen's stock price.


            RISKS RELATED TO THE OWNERSHIP OF KINETIX CAPITAL STOCK

Kinetix is an early stage biopharmaceutical company and has no commercial products or product candidates in clinical trials and may never have any commercial products.

     All of its compounds are in research or early development stages. Kinetix cannot guarantee that any of its research and development efforts will result in commercial products. Compounds selected for further study will require significant additional development, preclinical studies and clinical trials, regulatory clearance and additional investment prior to its development into a pharmaceutical product and commercialization. Even if a product is developed that is capable of being commercialized, Kinetix may not be able to produce commercial quantities of the product at reasonable cost and the product once introduced may not achieve market acceptance.

Kinetix has not generated any revenues from its operations and may never generate any revenues.

     Kinetix has incurred significant operating losses since its inception in 1996. As of June 30, 2000, Kinetix had an accumulated deficit of approximately $16.2 million. Kinetix expects to continue to incur significant additional operating losses over the next several years and expects cumulative losses to increase substantially as it expands its research and development efforts and, possibly, enters preclinical and clinical trials. Kinetix's may never be profitable if it is unable to complete successfully the development of its selected compounds, obtain the required regulatory clearances and manufacture and market its proposed products. Kinetix cannot be certain that it will ever achieve and sustain profitability.

Kinetix expects to incur substantial operating losses over the next several years to fund its research and development activities and there is no guarantee that it will be able to obtain additional funding.

     Kinetix's future capital requirements will depend on many factors, including, among others:

     . continued scientific progress of its research and development programs;

     . the ability of Kinetix to establish collaborative arrangements;

     . the expenses of preclinical studies and clinical trials;

     . the time and costs involved in obtaining regulatory clearance; and

     . the costs related to establishing and maintaining patent protection.

     Kinetix estimates that its existing capital resources will be sufficient to fund its planned operations through the end of January 2001. Kinetix does not know and cannot guarantee that the underlying assumed levels of expense will prove accurate. If the merger does not occur, Kinetix intends to seek additional funding through collaborative arrangements and private equity financings. However, Kinetix may be unable to obtain additional financing on acceptable terms, or at all. If additional funds are raised by issuing equity securities, further dilution to stockholders will result. In addition, if additional funds are obtained through arrangements with collaborative partners or other partners, those arrangements may require Kinetix to relinquish rights to certain of its technologies, product candidates or products that it would otherwise seek to develop or commercialize itself. If Kinetix cannot obtain sufficient amounts of funding, it may be required to delay, reduce the scope of or eliminate one or more of its research or development programs.

Kinetix's success will depend in part on its ability to obtain and maintain patents, maintain trade secrets and operate without infringing on the proprietary rights of others, both in the United States and in other countries.

     Patent matters in biotechnology are highly uncertain and involve complex legal and factual questions. Accordingly, the availability of and breadth of claims allowed in biotechnology and pharmaceutical patents cannot be predicted. As of October 19, 2000, Kinetix had 13 United States provisional patent applications, 3 United States nonprovisional patent applications, and 2 Patent Cooperation Treaty, international patent applications pending on various compound classes and methods of use. As of October 19, 2000, Kinetix had 1 United States provisional patent application, 2 United States nonprovisional patent applications, and 1 international patent application pending on components of its discovery platform technology, including kinase enzyme crystal structures and methods of use. Kinetix does not know whether any patents will issue from any of its pending applications or that patents granted, if any, will be sufficient to protect Kinetix's technology. Additionally, Kinetix cannot predict that its patents, if issued, will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide any meaningful protection or competitive advantages to Kinetix. Furthermore, if patents are issued to other companies which contain competitive or conflicting claims, and such claims are ultimately determined to be valid, Kinetix may have to obtain licenses to these patents. If any licenses are required, Kinetix does not know that it will be able to obtain any such license on commercially favorable terms, if at all. If these licenses are not obtained, Kinetix might be prevented from pursuing the development of certain of its potential products. Kinetix attempts to protect its proprietary technology and processes in part by confidentiality agreements with its employees, consultants and certain contractors. Kinetix cannot guarantee that these agreements will not be breached, and Kinetix may not have adequate remedies if any of these agreements are breached. In addition, Kinetix's trade secrets may otherwise become known or be independently discovered by competitors. To the extent that Kinetix or its consultants or research collaborators use intellectual property owned by others in their work for Kinetix, disputes may also arise as to the rights in related or resulting know-how and inventions.

Possible litigation regarding patents and other proprietary rights could have a material adverse effect on Kinetix.

     Kinetix in the past has been, and from time to time in the future may be, notified of claims that Kinetix may be infringing patents or other intellectual property rights owned by third parties. Litigation may also be necessary to enforce any patents licensed or issued to Kinetix or to determine the scope and validity of third-party proprietary rights. This litigation could be expensive and even if Kinetix wins, the cost of such litigation and the diversion of Kinetix's management resources during such litigation could have a material adverse effect on Kinetix. An adverse outcome in such a litigation could subject Kinetix to significant liabilities to third parties, require disputed rights to be licensed from third parties or require Kinetix to cease using such technology, any of which could have a material adverse effect on Kinetix.

Competitors could acquire or develop technologies that would render Kinetix's technology obsolete or noncompetitive.

     The pharmaceutical research field is characterized by rapid technological progress and intense competition. Further, Kinetix believes that interest in the application of structure-based drug design and related technologies may continue and may accelerate as the technologies become more widely understood. Businesses, academic institutions, governmental agencies and other public and private research organizations are conducting research to develop technologies that may compete with those Kinetix uses. Many of these entities have significantly greater financial resources and expertise in research and development, manufacturing, conducting preclinical studies and clinical trials, obtaining regulatory approvals and marketing than Kinetix. Kinetix cannot be certain that it will be able to access the same technologies at an acceptable price, or at all. Kinetix does not know if its competitors will develop more effective or more affordable products, compete more effectively for corporate partnerships or employees, or achieve earlier patent protection or product commercialization than Kinetix.

Kinetix is highly dependent on key members of its scientific and management staff, the loss of whose services might significantly delay or prevent the achievement of research, development or business objectives.

     In addition, Kinetix relies on consultants and advisors, including the members of its Scientific Advisory Board, to assist it in formulating its research and development strategy. To be successful, Kinetix must attract and retain qualified personnel, consultants and advisors. In order to pursue its product development and marketing plans, Kinetix will need to hire additional qualified scientific personnel to perform research and development, as well as personnel with expertise in conducting clinical trials, government regulation, manufacturing and marketing. Kinetix faces intense competition for qualified individuals from numerous pharmaceutical and biotechnology companies, universities and other research institutions. Kinetix does not know whether it will be able to attract and retain such individuals on acceptable terms, if at all, and the failure to do so would have a material adverse effect on Kinetix.

Uncertainties related to clinical trials and product development could affect Kinetix's ability to commercialize products.

     Before obtaining regulatory clearance for the commercial sale of any of its products under development, Kinetix must demonstrate through preclinical studies and clinical trials that the potential product is safe and effective for use in humans for each particular use. Kinetix currently has no clinical trials in progress. Kinetix does not know:

     . if regulatory authorities will permit Kinetix to undertake clinical trials for any of its product candidates;

     . if permitted, that Kinetix will be able to complete the clinical trials successfully, or at all;

     . that the product candidates entering clinical trials, if any, will successfully complete such trials;

     . that Kinetix will be able to demonstrate the safety and efficacy necessary to obtain the requisite regulatory approvals of such product candidates; or

     . that the product candidates will result in marketable products.

     The results of initial preclinical studies of the compounds under development by Kinetix are not necessarily indicative of results that will be obtained from subsequent or more extensive preclinical studies and clinical testing.

Kinetix does not know if it will receive regulatory approval for any product candidates it develops. Moreover, even if approval is granted, that approval may limit the indicated uses for which Kinetix may market that compound.

     The FDA and comparable agencies in foreign countries impose substantial and rigorous requirements on the introduction of therapeutic pharmaceutical products through lengthy and detailed laboratory and clinical testing procedures, sampling activities and other costly and time-consuming procedures.
Satisfaction of these requirements typically takes several years or longer and may vary substantially based upon the type, complexity and novelty of the pharmaceutical product. Data obtained from preclinical and clinical activities are susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. In addition, delays or rejections may be encountered based on changes in, or additions to, regulatory policies for drug approval during the period of product development and regulatory review. The effect of government regulation may be to:

     . delay or prevent the commencement of clinical trials or marketing of Kinetix's products, if any are developed and submitted for approval, for a considerable period of time;

     . impose costly procedures upon Kinetix's activities; and

     . provide competitive advantages to companies more experienced in regulatory affairs that compete with Kinetix.

Kinetix has no experience in manufacturing pharmaceutical or other products, and does not know whether it will be able to develop such capabilities.

     In order to conduct clinical trials and to commercialize potential products Kinetix will need to manufacture products on a large scale at a competitive cost and in accordance with FDA and other regulatory requirements. Kinetix currently does not have manufacturing capabilities, and depends on third party manufacturers or collaborative partners to make its compounds for its research programs. If Kinetix is not able to obtain contract manufacturing on commercially reasonable terms, it may not be able to conduct or complete clinical trials or commercialize its products as planned.

If Kinetix products are not accepted by the market, Kinetix may never become profitable.

     Kinetix cannot guarantee that physicians, patients, payors or the medical community in general will accept or use any products that may be developed by Kinetix. The degree of market acceptance will depend upon a number of factors, including:

     . the receipt of regulatory approvals;

     . the establishment and demonstration in the medical community of the clinical efficacy and safety of Kinetix's product candidates;

     . potential advantages over existing treatment methods; and

     . pricing and reimbursement policies of government and third-party payors.

The success of Kinetix's products, if any are developed, in the United States and other significant markets will depend, in part, upon the extent to which a consumer will be able to obtain reimbursement for the cost of such products from government health administration authorities, third-party payers and other organizations.

     Kinetix may not be able to determine in advance what the reimbursement status of any product developed by it will be. Even if a product is approved for marketing, Kinetix cannot be sure that adequate reimbursement will be available. Also, future legislation or regulation relating to the health care industry or third-party coverage and reimbursement may adversely affect Kinetix's business. In particular, legislation or regulation limiting consumers' reimbursement rights could adversely effect demand for and sales of Kinetix's products which could have a material adverse effect on Kinetix.

Kinetix has no sales and marketing experience and may be unable to develop its own sales and marketing force or may be unable to have third parties effectively market and sell its products, if any, in the future

      Kinetix must either develop a marketing and sales force or enter into arrangements with third parties to market and sell any of its product candidates which are approved by the FDA. Kinetix may not be able to successfully develop a sales and marketing force. Further, Kinetix may not be able to enter into marketing and sales agreements with others on acceptable terms, if at all. If Kinetix develops its own marketing and sales capability, it will be competing with other companies that currently have experienced and well-funded marketing and sales operations. To the extent that any future collaborative partners have commercial rights to Kinetix's products, any revenues Kinetix receives from those products will depend on the sales and marketing efforts of others, and those efforts may not be successful.

Kinetix's business will expose it to potential product liability risks that arise from the testing, manufacturing and sales of pharmaceutical products.

      In addition to direct expenditures for damages, settlement and defense costs, there is the possibility of adverse publicity as a result of product liability claims. These risks will increase if Kinetix products receive regulatory approval and are commercialized. Kinetix does not know if it will be able to maintain its existing levels of product liability insurance or be able to obtain or maintain any additional insurance necessary for future operations on acceptable terms. In addition, Kinetix cannot be certain that its existing insurance or any such additional insurance will provide adequate coverage against potential liabilities. A successful product liability claim or series of claims against Kinetix could have a material adverse effect on Kinetix.

If Kinetix does not receive additional funding or obtain a waiver from the holders of at least 66% of the then outstanding shares of the Series B convertible preferred stock, the conversion price of the Series B convertible preferred stock will be reduced.

      Kinetix's certificate of incorporation provides that the conversion price for Kinetix's Series B convertible preferred stock will be reduced from $0.85 to $0.65 per share if Kinetix fails to receive a binding, unconditional commitment from one or more third parties to provide Kinetix funding in the amount of $6 million by December 31, 2000. If the merger with Amgen is not consummated, it is extremely unlikely that Kinetix will obtain funding in the required amounts by that date. The effect of the conversion reduction will be to increase the number of shares of common stock issued upon conversion of the Series B convertible preferred stock and dilute the equity ownership of the other Kinetix stockholders.

Currently, there is no public market for Kinetix's securities.

     Moreover, Kinetix does not know if there will ever be a public market for its securities. If an active public market does develop, Kinetix cannot assure you that it will be maintained. Until the time that a public market develops for Kinetix's securities, there will be significant limitations on the value and transferability of Kinetix's stock.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing products, plans and objectives of management, markets for stock of Amgen and Kinetix and other matters. Statements in this proxy statement/prospectus that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by
Section 21E of the Exchange Act and Section 27A of the Securities Act. These forward-looking statements, including, without limitation, those relating to the future business prospects, revenues and income, in each case relating to Amgen and Kinetix, wherever they occur in this proxy statement/prospectus, are necessarily estimates reflecting the best judgment of the respective management of Amgen and Kinetix and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement/prospectus. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include without limitation:

     . the ability to integrate the operations of Amgen and Kinetix, including their respective product lines and technology;

     . the effects of vigorous competition in the markets in which Amgen and Kinetix operate;

     . successful product development and market acceptance of developed products;

     . regulatory approvals and restrictions;

     . reimbursement from third party payors;

     . guidelines and recommendations in the health care and patient communities;

     . intellectual property position and litigation;

     . competition in pharmaceutical and biotechnology industries;

     . fluctuations in operating results;

     . management of rapid growth; and

     . stock price volatility.

     Words such as "estimate," "project," "plan," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement/prospectus and the other documents incorporated by reference, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 1999 of Amgen, including any amendments, Amgen's Form 10-Q for the three months ended March 31, 2000, Amgen's Form 10-Q for the three months ended June 30, 2000 and Amgen's Form 8-K Current Report filed on November 3, 2000. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus, or in the case of documents incorporated by reference, as of the date of such documents. Neither Amgen nor Kinetix undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

                                 THE COMPANIES

Amgen

     Amgen is a global biotechnology company that discovers, develops, manufactures and markets human therapeutics based on advances in cellular and molecular biology.

     Amgen manufactures and markets four human therapeutic products, EPOGEN(R) (Epoetin alfa), NEUPOGEN(R) (Filgrastim), INFERGEN(R) (Interferon alfacon-1) and STEMGEN(R) (Ancestim). EPOGEN(R) stimulates the production of red blood cells and is marketed by Amgen in the United States for the treatment of anemia associated with chronic renal failure in patients on dialysis. NEUPOGEN(R) selectively stimulates the production of neutrophils, one type of white blood cell. Amgen markets NEUPOGEN(R) in the United States, countries of the European Union, Canada and Australia for use in decreasing the incidence of infection in patients undergoing myelosuppressive chemotherapy. In addition, NEUPOGEN(R) is marketed in most of these countries for use in reducing the duration of neutropenia for patients undergoing myeloablative therapy followed by bone marrow transplantation, for reducing symptoms in patients with severe chronic neutropenia, for supporting peripheral blood progenitor cell transplants and for reducing the recovery time of neutrophils and the duration of fever following chemotherapy treatment in patients being treated for acute myelogenous leukemia. NEUPOGEN(R) is also marketed in the European Union, Canada and Australia for use in treating neutropenia in patients infected with the human immunodeficiency virus receiving antiviral and/or other myelosuppressive medications.
INFERGEN(R) is a non- naturally occurring type-1 interferon which stimulates the immune system to fight viral infections and is indicated for the treatment of chronic hepatitis C viral infection. Amgen markets INFERGEN(R) in the United States and Canada. STEMGEN(R) stimulates the production, mobilization and maturation of progenitor cells and is indicated for use in support of stem cell transplantation. Amgen markets STEMGEN(R) in Canada, Australia and New Zealand.

     Amgen focuses its research efforts on secreted protein and small molecule human therapeutics, with particular emphasis on cancer, inflammation and neurobiology. It concentrates its development efforts on human therapeutics in the areas of hematology and oncology, bone and inflammatory disorders, and neuroendocrine and neurodegenerative diseases. Amgen has research facilities in the United States and Canada and has clinical development staff in the United States, the European Union, Canada, Australia, Japan and the People's Republic of China. In addition to internal research and development efforts, Amgen has acquired certain product and technology rights and has established research and development collaborations.

     Amgen operates commercial manufacturing facilities located in the United States, Puerto Rico and The Netherlands. A sales and marketing force is maintained in the United States, Europe, Canada, Australia, New Zealand and the People's Republic of China. In addition, Amgen has entered into licensing and co-promotion agreements to market EPOGEN(R), NEUPOGEN(R) and INFERGEN(R) in certain geographic areas.

     Amgen was incorporated in California in 1980 and was merged into a Delaware corporation in 1987. Amgen's principal executive offices are located at One Amgen Center Drive, Thousand Oaks, California 91320-1799. Additional information regarding Amgen is contained in Amgen's filings with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 71.

Kinetix

     Kinetix is an emerging biopharmaceutical company that focuses on the discovery, chemical optimization and development of orally active, small molecule drugs that inhibit protein kinases, a key class of biological regulators. It concentrates its research in the areas of oncology/angiogenesis, immunological disorders and immunosuppression, asthma/allergy and inflammation.

     Protein kinases may represent the largest gene family in the human genome. These enzymes act as "on/off" switches in signal transduction pathways, by relaying messages from outside a cell to defined destinations within a cell. Protein kinases regulate normal biological processes, however, when they function improperly, these enzymes may also contribute to a wide range of human diseases including diseases in the research areas targeted by Kinetix.

     Kinetix's Approach to Drug Discovery

     Kinetix uses a multidisciplinary, highly integrated approach to drug discovery that capitalizes on the core structural similarities common to all protein kinases. By combining several technologies including virtual screening, structure-based drug design and a high-throughput "kinase array" screen, Kinetix is able to accelerate the identification and optimization of novel lead compounds that block selected protein kinases. The key elements of its drug discovery approach are described below.

     Virtual Screening of Diverse Chemical Libraries. In order to increase the chances of identifying potential kinase inhibitors, Kinetix has developed novel computer based methods to virtually screen millions of compounds. This process allows Kinetix to rapidly select a meaningful subset of compounds for "wet" or benchtop, biochemical analysis in its Kinase Assay Array. To date, the Kinetix approach has yielded a diverse, kinase inhibitor library consisting of thousands of compounds.

     Kinase Assay Array. Kinetix's Kinase Assay Array represents what Kinetix believes to be one of the largest single collections of protein kinase assays in the pharmaceutical industry today. This assay array allows Kinetix to simultaneously screen multiple classes of compounds, which have the potential to be drug candidates, against a panel of kinase targets. Once a lead molecule is identified, Kinetix will use structure-based drug design to build and optimize selective inhibitors of the desired target.

     Computational Chemistry and Structure-Based Drug Design. Kinetix scientists generate novel structures and models of kinase targets for structure based lead optimization, virtual screening, de novo drug design, and interpretation of structure-activity relationship (SAR) data. Kinetix has established an X-ray crystallography infrastructure, which includes protein production and purification, X-ray data collection and modeling to enable "real time" structure based drug design.

     Molecular Pharmacology. Kinetix has established a panel of cellular assays for each therapeutic area being explored to confirm leads identified in the Kinase Assay Array. These cellular assays are designed to determine compound potency and selectivity. An important aspect of Kinetix's discovery strategy is the early analysis of lead research compounds in animal pharmacokinetic, efficacy and toxicity models. Kinetix believes that early selection of technically feasible leads with a wide therapeutic index should significantly reduce development risk.

     Medicinal/Combinatorial Chemistry. Kinetix has assembled an experienced medicinal chemistry team trained in the latest methods in synthetic and parallel synthesis chemistries to rapidly optimize lead molecules into drug candidates.

     Kinetix's Patent Portfolio

     Kinetix has established a growing intellectual property portfolio covering compounds in identified kinase inhibitor classes, methods relating to those compounds, and other discovery technologies. As of October 19, 2000, Kinetix had 13 U.S. provisional patent applications, 3 U.S. nonprovisional patent applications, and 2 Patent Cooperation Treaty international patent applications pending on various compound classes and methods of use. As of October 19, 2000, Kinetix had 1 U.S. provisional patent application, 2 U.S. nonprovisional patent applications and 1 Patent Cooperation Treaty international patent application pending on components of its discovery platform technology, including kinase enzyme crystal structures and methods of use.

     Kinetix's Management and Research and Development Team

     Kinetix has assembled a well-qualified and productive research and management team with expertise in structure-based technologies, small molecule drug discovery and protein kinase inhibition. In addition, its management team has extensive experience in planning, managing and executing small molecule preclinical and clinical development activities, which Kinetix believes will enable it to move efficiently from its current focus on discovery and design of new kinase inhibitors to the development of drug candidates.

     Kinetix was incorporated in Delaware in 1996. Its principal executive offices and laboratories are located at 200 Boston Avenue, Medford, Massachusetts 02155. These facilities include laboratories for medicinal chemistry and biology, as well as X-ray crystallography and molecular modeling.

Kinetix Management's Discussion and Analysis of Financial Condition and Results of Operations

     The following discussion and analysis should be read with "Selected Historical Financial Data--Kinetix" and the Kinetix financial statements and notes included elsewhere in this proxy statement/prospectus.

     Kinetix was organized as a Delaware corporation in 1996 and began its operations in February 1997. Kinetix is engaged in the discovery and development of small molecular weight inhibitors of the protein kinase family of enzymes.

     Since its inception, Kinetix has incurred significant losses and, as of June 30, 2000, had a deficit accumulated during the development stage of $16.2 million. Substantially all of Kinetix's expenditures to date have been for research and development activities and general and administrative expenses. Research and development expenses represent costs incurred on scientific research and drug discovery. Kinetix outsources some research and development activities to independent organizations to maximize efficiency and minimize its internal overhead. Kinetix expenses its research and development costs as they are incurred. General and administrative expenses primarily consist of salaries and related expenses and general corporate activities.

     Kinetix expects to continue to incur operating losses during fiscal 2000 and for the foreseeable future due to research and development activities attributable to new and existing drug discoveries. To date, Kinetix has had no revenues from any product sales and Kinetix has not achieved profitability on a quarterly or annual basis. Kinetix will need to generate significant revenues to achieve and maintain profitability.

     Six Months Ended June 30, 2000 Compared to Six Months Ended June 30, 1999

     Research and development expenses increased 20% from $2.21 million in the first six months of fiscal 1999 to $2.66 million in the first six months of fiscal 2000. The increase of $.45 million was due to increased expenses associated with the hiring of five additional research scientists and increased research and subcontracting costs during the first half of 2000.

     General and administrative expenses increased 37% from $501,000 in the first six months of fiscal 1999 to $684,000 in the first six months of fiscal 2000. The increase was primarily due to higher corporate development expenses, including increased legal and financial services fees and increased expenditures associated with business development activities.

     Interest income increased 4% from $166,000 in the first six months of fiscal 1999 to $172,000 in the first six months of fiscal 2000 due to a higher level of cash and marketable securities available for investment during the first six months of fiscal 2000 as compared to the same period in the prior year. Interest expense decreased to $46,000 in the first six months of fiscal 2000 from $48,000 for the first six months of fiscal 1999 due to repayment of outstanding lease obligations.

     Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

     Research and development expenses increased 48% from $3.04 million in 1998 to $4.50 million in 1999. The increase of $1.46 million was due to increased expenses associated with the hiring of seven additional research scientists in 1999 and increased expenses associated with purchases for laboratory infrastructure.

     General and administrative expenses increased 19% from $821,000 in 1998 to $977,000 in 1999. The increase of $156,000 million was primarily due to the increase in corporate development expenses including increased expenditures associated with business development related travel and meetings.

     Interest income increased 14% from $342,000 in 1998 to $391,000 in 1999 due to a higher level of cash and marketable securities available for investment during 1999 as compared to 1998. Interest expense increased by 78% from $54,000 in 1998 to $97,000 in 1999 due to an increase in obligations on laboratory equipment leases.

     Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

     Research and development expenses increased 168% from $1.13 million in 1997 to $3.04 million in 1998. The increase of $1.91 million was due to increased expenses associated with the hiring of an additional ten research scientists and expenditures associated with laboratory equipment and supplies in 1998.

     General and administrative expenses increased 35% from $610,000 in 1997 to $821,000 in 1998. The increase of $211,000 was primarily due to an increase in corporate development and finance activities including increased legal fees paid in connection with corporate activities.

     Interest income decreased 22% from $437,000 in 1997 to $342,000 in 1998 due to a lower level of cash and marketable securities available for investment during 1998 as compared to 1997.

Liquidity and Capital Resources

     Kinetix has financed its operations from inception primarily through private placement of equity. As of June 30, 2000, Kinetix had received net proceeds of $18.0 million from the sale and issuance of equity securities, primarily from its sales of Series A convertible preferred stock and its Series B convertible preferred stock.

     As of June 30, 2000, Kinetix had $4.4 million in cash and cash equivalents, as compared to $4.6 million as of December 31, 1998 and $7.2 million as of December 31, 1999.

     Since inception, Kinetix's principal uses of cash were funding research and development expenses, investments in laboratory equipment and working capital requirements. For the six months ended June 30, 2000, Kinetix expended $2.8 million for operating activities. Kinetix used $151,000 principally related to the purchase of laboratory equipment. Kinetix netted $31,000 from financing activities relating to $188,000 in funds received from lease equipment financing and $27,000 from the sale of its common stock, offset by $184,000 in payments on capital lease obligations.

     Kinetix expects to devote substantial resources to continue its research and development efforts. Kinetix's funding requirements will depend on numerous factors, including:

     . the progress, and magnitude of its research and development programs;

     . the cost, timing and outcomes of regulatory reviews;

     . the establishment, continuation or termination of third party manufacturing or sales and marketing arrangements;

     . the cost and effectiveness of its sales and marketing programs;

     . the status of competitive products, and Kinetix's ability to defend and enforce its intellectual property rights; and

     . the establishment of additional strategic or licensing arrangements with other companies or acquisitions.

     Kinetix believes that its current cash and cash equivalents as of June 30, 2000 will be sufficient to fund its operations through January 31, 2001. If its existing resources are insufficient to satisfy its liquidity requirements, or if Kinetix acquires additional product candidates for research, it may need to sell additional equity or debt securities. The sale of additional equity and debt securities will result in additional dilution to Kinetix stockholders, and Kinetix cannot be certain that additional financing will be available in amounts or on acceptable terms, if at all.

     On October 16, 2000 Kinetix entered into an agreement to be acquired by Amgen. Pursuant to this merger agreement, Kinetix may request a loan from Amgen for specfied amounts if the merger agreement is terminated on or after November 1, 2000, or if the effective time of the merger does not occur by January 1, 2001. See page 53 for a description of this loan agreement.

     Market Risk

     Kinetix's exposure to market risk is confined to its cash and cash equivalents. Kinetix places its investments in high-quality financial instruments, primarily money market funds with maturities of less than one year, which Kinetix believes are subject to limited credit risk. Kinetix currently does not hedge interest rate exposure. Due to the short-term nature of its investments, Kinetix does not believe that it has any material exposure to interest rate risk arising from its investments.

     Most of Kinetix's transactions are conducted in U.S. dollars. Kinetix has some research and supply agreements with vendors located outside the United States. Transactions under certain of these agreements are conducted in U.S. dollars, subject to adjustment based on significant fluctuations in currency exchange rates. Transactions under certain other of these agreements are conducted in the local foreign currency. If the exchange rates undergo a change of 10% or less, Kinetix does not believe that such change would have a material impact on its results of operations or cash flows. If the exchange rates undergo changes of greater than 10%, those changes could have an adverse effect on Kinetix.

      Security Ownership of Kinetix's Directors and Executive Officers and Certain Beneficial Owners

      The following table sets forth certain information regarding the beneficial ownership of Kinetix's common stock, Series A convertible preferred stock and Series B convertible preferred stock as of November 1, 2000 and the percentage which such ownership bears to the total number of outstanding shares of each class and all classes as of that date by: (i) each director; (ii) Kinetix's Chief Executive Officer and each of its other three most highly compensated executive officers (collectively the "Named Executive Officers");
(iii) each person who, to the knowledge of the Company, beneficially owned more than 5% of any class of Kinetix's stock, and (iv) all directors and Named Executive Officers of the Company as a group.

                         Shares Beneficially Owned (1)
                         -----------------------------

                                                                         Series A            Series B
                                                                        Convertible         Convertible
                                                     Common Stock     Preferred Stock     Preferred Stock      Percent
Name and Address of Beneficial Owner                 (% of Class)      (% of Class)        (% of Class)      of Total(2)
------------------------------------                 ------------     ---------------     ---------------    -----------
Nicholas Lydon (3) (4)...........................      3,126,153           1,403,443             400,268          14.31%
                                                          (38.62%)             (8.77%)             (3.87%)
David Armistead (5) (6)..........................      1,723,077             773,551             220,621           7.89%
                                                          (21.29%)             (4.83%)             (2.13%)
Nancy Stuart (7).................................        257,417                   0                   0              *%
                                                           (3.18%)
Jeffrey Hsi (8)..................................        123,846                   0                   0              *%
                                                           (1.53%)
Georges Haas.....................................         49,231                   0                   0              *%
                                                              (*%)
Chris Adams(9)...................................         49,231                   0                   0              *%
                                                              (*%)
Jason Loveridge(10)..............................        172,308                   0                   0              *%
                                                           (2.13%)
Paul Kelly.......................................              0                   0                   0              0%
Hingge Hsu.......................................              0                   0                   0              0%
Novartis International AG (11)
  Novartis International Inc.....................              0           3,320,400           1,317,761          13.46%
  CH-4002 Basel, Switzerland                                                  (20.75%)            (12.73%)
Schroder Ventures International
 Life Sciences Fund LP1..........................              0                   0           2,974,390           8.63%
  22 Church Street                                                                                (28.73%)
  Hamilton, HM FX, Bermuda
Zero Stage Capital V Limited Partnership (12)....              0           3,501,303           1,069,888          13.27%
  101 Main Street, 17th Floor                                                 (21.88%)            (10.33%)
  Kendall Square
  Cambridge, MA 02142
Zero Stage Capital VI Limited Partnership (13)...              0           1,001,303           1,462,048           7.15%
  101 Main Street, 17th floor,                                                 (6.26%)            (14.12%)
  Kendall Square
  Cambridge, MA 02142
JAFCO Associated Finance Co. Ltd. (14)...........              0           6,000,000           1,176,471          20.83%
  Tekko Building, 1-8-2                                                        (37.5%)            (11.36%)
  Marunouchi, Chiyoda-ku
  Tokyo 100, Japan
All directors and Named Executive Officers
  as a group (10 persons)........................      5,501,263           2,176,994             620,889          24.09%

                                                          (67.97%)            (13.61%)             (6.00%)

-----------------------------
*    Indicates beneficial ownership of less than one percent.

** The address of the directors and executive officers is 200 Boston Avenue, Medford, MA 02155.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes shares as to which an individual exercises voting or investment power.

(2) The "Percent of Total" column above is based on the combined total number of shares of Kinetix's common stock, Series A convertible preferred stock and Series B convertible preferred stock. The common stock, Series A convertible preferred stock and Series B convertible preferred stock vote together as a single class except as required by law or under Kinetix's Certificate of Incorporation. In this table, we treat shares of common stock subject to options that are currently exercisable or exercisable within 60 days after November 1, 2000 to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of the person, but we do not treat the shares as outstanding for the purpose of computing the percentage ownership of any other stockholder. All unvested shares of common stock issued under restricted stock purchase agreements or subject to repurchase rights of Kinetix under certain circumstances, including in connection with the termination of such person's employment with Kinetix, are treated as being owned by that stockholder.

(3) Includes 234,461 shares of common stock subject to a restricted stock purchase agreement between Kinetix and Dr. Lydon which will vest upon the approval of the stockholders of Kinetix who own more than 75% of the voting power of all of the Kinetix stock outstanding immediately before the merger.

(4) Includes 1,403,443 shares of Series A convertible preferred stock and 400,268 shares of Series B convertible preferred stock purchased by Dr. Lydon from Lombard, Odier & Cie. on October 16, 2000.

(5) Includes 344,615.4 shares of common stock subject to a restricted stock purchase agreement between Kinetix and Dr. Armistead which will vest upon the approval of the stockholders of Kinetix who own more than 75% of the voting power of all of the Kinetix stock outstanding immediately before the merger.

(6) Includes 773,551 shares of Series A convertible preferred stock and 220,621 shares of Series B convertible preferred stock purchased by Dr. Armistead from Lombard, Odier & Cie. on October 16, 2000.

(7) Includes 205,934 shares of common stock subject to restricted stock purchase agreements between Kinetix and Ms. Stuart which will vest upon the approval of the stockholders of Kinetix who own more than 75% of the voting power of all of the Kinetix stock outstanding immediately before the merger.

(8) Includes 94,307 shares of common stock subject to restricted stock purchase agreements between Kinetix and Dr. Hsi which will vest upon the approval of the stockholders of Kinetix who own more than 75% of the voting power of all of the Kinetix stock outstanding immediately before the merger.

(9) Includes 49,231 shares of common stock issuable to Mr. Adams upon exercise of outstanding options which will become vested and exercisable in connection with the merger.

(10) Includes 172,308 shares of common stock held by Salkilld Holdings Limited, (123,077 of such shares are subject to a restricted stock purchase agreement between Kinetix and Salkilld Holdings Limited and will vest as a result of the merger). As the majority owner of Salkilld Holdings Limited, Mr. Loveridge may be deemed to have voting and investment power as to all of these shares, and therefore may be deemed to be a beneficial owner of such shares.

(11) Includes 1,320,400 shares of Series A convertible preferred stock and 376,584 shares of Series B convertible preferred stock purchased by Novartis International AG from Lombard, Odier & Cie. on October 16, 2000.

(12) Includes 1,001,303 shares of Series A convertible preferred stock and 285,577 shares of Series B convertible preferred stock purchased by Zero Stage Capital V Limited Partnership from Lombard, Odier & Cie. on October 16, 2000.

(13) Includes 1,001,303 shares of Series A convertible preferred stock and 285,577 shares of Series B convertible preferred stock purchased by Zero Stage Capital VI Limited Partnership from Lombard, Odier & Cie. on October 16, 2000.

(14) Includes 1,303,640 shares held by JAFCO R-2 Investment Enterprise Partnership, 1,248,700 shares held by JAFCO R-3 Investment Enterprise Partnership, 1,123,830 shares held by JAFCO G-6(A) Investment Enterprise Partnership, 1,123,830 shares held by JAFCO G-6(B) Investment Enterprise Partnership, 470,588 shares held by JAFCO G-7(A) Investment

     Enterprise Partnership, and 470,588 shares held by JAFCO G-7(B) Investment Enterprise Partnership. JAFCO Co., Ltd., is the executive partner of each of these entities, and as such, may be deemed to have voting and investment power as to all of these shares, and therefore may be deemed to be a beneficial owner of such shares.

                          THE KINETIX SPECIAL MEETING

     We are furnishing this proxy statement/prospectus to Kinetix stockholders as part of the solicitation of proxies by the Kinetix board of directors for use at the special meeting.

Date, Time and Place

     The special meeting will be held at the offices of Kinetix, located at 200 Boston Avenue, Suite 3500, Medford, Massachusetts, at 9:00 a.m., local time, on _________, 2000. This proxy statement/prospectus and the accompanying proxy card are first being mailed to Kinetix stockholders on or about _________, 2000.

Purpose of Special Meeting

     At the special meeting, holders of Kinetix common stock, Kinetix Series A convertible preferred stock and Kinetix Series B convertible preferred stock will be asked to vote upon:

     . a proposal to adopt the merger agreement, and

     . a proposal to approve the accelerated vesting of the unvested portion of restricted stock grants that have previously been made to four Kinetix officers and one Kinetix employee and the granting of additional restricted stock to two Kinetix officers and one Kinetix employee (the 280G proposal).

     The Kinetix board of directors has determined that the merger and merger agreement are fair to, and in the best interests of, Kinetix stockholders and deemed it advisable and has unanimously approved the merger and the merger agreement. The Kinetix board of directors unanimously recommends that Kinetix stockholders vote "FOR" the adoption of the merger agreement and "FOR" the 280G proposal.

Record Date; Stock Entitled to Vote; Quorum

     Only holders of record of Kinetix common stock, Kinetix Series A convertible preferred stock and Kinetix Series B convertible preferred stock at the close of business on _________, 2000, the record date, are entitled to notice of and to vote at the special meeting. On the record date, _________ shares of Kinetix common stock were issued and outstanding and held by _________ holders of record, 16,000,000 shares of Kinetix Series A convertible preferred stock were issued and outstanding and held by seven holders of record and 10,352,939 shares of Kinetix Series B convertible preferred stock were issued and outstanding and held by ten holders of record. A quorum is present at the special meeting for purposes of the vote of the holders of Kinetix common stock if a majority of the shares of Kinetix common stock, Kinetix Series A convertible preferred stock and Kinetix Series B convertible preferred stock which are issued and outstanding and entitled to vote on the record date are represented in person or by proxy. Shares of Kinetix common and preferred stock represented at the special meeting but not voting, including abstentions, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. If a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

     Holders of shares of Kinetix common stock on the record date will be entitled to one vote for each share of common stock held on each matter submitted to a vote at the special meeting. Holders of shares of either class of Kinetix preferred stock on the record date will have the right to vote (i) together with holders of Kinetix common stock (on an "as converted" basis) with respect to the adoption of the merger agreement, and (ii) also as a separate class with respect to the adoption of the merger agreement. For the purposes of the vote to be taken together with the holders of Kinetix common stock, holders of Series A convertible preferred stock will be entitled to one vote per share of Kinetix Series A convertible preferred stock owned on the record date and holders of Series B convertible preferred stock holder will be entitled to one vote per share of Kinetix Series B convertible preferred stock owned on the record date.

Vote Required

     Proposal 1: The affirmative vote of (i) holders of a majority of the shares of Kinetix common stock and preferred stock outstanding and entitled to vote on the record date, voting together as a single class, and (ii) holders of at least sixty-six percent (66%) of the shares of each of Kinetix Series A convertible preferred stock and Series B convertible preferred stock outstanding and entitled to vote on the record date, voting as separate classes, is required to adopt the merger agreement.

     Proposal 2: The affirmative vote of the holders of more than seventy-five percent (75%) of all outstanding capital stock of Kinetix entitled to vote on the record date, voting as a class, but disregarding shares of stock owned by the following interested persons, is required to approve the accelerated vesting of the unrestricted stock grants previously made to Dr. Nicholas Lydon, Dr. David Armistead, Nancy Stuart, Dr. Jeffrey Hsi and Dr. David Stover and to approve the grants of additional restricted stock to Ms. Stuart, Dr. Hsi and Dr. Stover.

     If you abstain from voting or do not vote, either in person or by proxy, it will have the effect of a vote against the proposals for which you do not cast a vote.

Voting of Proxies

     All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions be voted "FOR" adoption of the merger agreement and "FOR" the 280G proposal.

     Only shares voted for adoption of the merger agreement, and the 280G proposal, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for the merger agreement and the 280G proposal. If a Kinetix stockholder abstains from voting or does not vote, either in person or by proxy, it will count as a vote against the adoption of the merger agreement and against the 280G proposal.

     Kinetix does not expect that any matter other than the proposals to adopt the merger agreement and approve the 280G proposal will be brought before the special meeting. If, however, the Kinetix board of directors properly presents other matters, the persons named as proxies will vote on those other matters in accordance with their judgment. In addition, the persons named as proxies may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitation of proxies. No proxy voted against the proposals to adopt the merger agreement or to approve the 280G proposal will be voted in favor of any adjournment or postponement.

Revocability of Proxies

     The grant of a proxy on the enclosed form of proxy does not preclude you from voting in person at the special meeting. You may revoke a proxy at any time prior to its exercise by:

     . filing with the Secretary of Kinetix, before the proxy is voted at the special meeting, a duly executed written notice of revocation of proxy bearing a later date than the proxy;

     . submitting a duly executed proxy to the Secretary of Kinetix bearing a later date before the proxy is voted at the special meeting; or

     . voting in person at the special meeting, although attendance at the special meeting will not itself constitute revocation of a proxy.

     Any written notice of revocation or subsequent proxy should be sent to Kinetix Pharmaceuticals, Inc., 200 Boston Avenue, Suite 3500, Medford, Massachusetts, Attention: Dr. Jeffrey Hsi, or hand delivered to the Secretary of Kinetix at or before the taking of the vote at the special meeting.

     Kinetix stockholders that are affiliates of Kinetix have entered into voting and support agreements with Amgen. Pursuant to these agreements these stockholders have granted irrevocable proxies and powers of attorney to Amgen to vote their shares of Kinetix common stock "FOR" adoption of the merger agreement. Kinetix is not seeking a proxy relating to the adoption of the merger agreement from these stockholders.

Solicitation of Proxies

     Kinetix will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of Kinetix and its subsidiaries may solicit proxies from stockholders by telephone or other electronic means or in person.

     Please do not send stock certificates with your proxy. Prior to the closing of the merger you will receive a form with instructions for the surrender of Kinetix common stock certificates for Amgen common stock certificates following the closing of the merger, assuming that the merger is approved and consummated.

Appraisal Rights

     Delaware law entitles the holders of record of shares of Kinetix stock who follow the procedures specified in Section 262 of the Delaware General Corporation Law to have their shares appraised by the Delaware Court of Chancery and to receive the "fair value" of those shares as of the effective time of the merger as determined by the court in place of the consideration that the holder would otherwise receive in the merger. In order to exercise appraisal rights, a stockholder must demand and perfect the rights in accordance with Section 262 of the Delaware General Corporation Law. The following is a summary of Section 262 and is qualified in its entirety by reference to Section 262, a copy of which is attached hereto as Annex D. Kinetix stockholders should carefully review Section 262 of the Delaware General Corporation Law as well as information discussed below to evaluate and, if they wish, perfect their rights to appraisal.

     If a holder of Kinetix common stock elects to exercise the right to an appraisal under Section 262 of the Delaware General Corporation Law, such stockholder must:

     . file with Kinetix at its main office at 200 Boston Avenue, Suite 3500, in Medford, Massachusetts 02155, a written demand for appraisal of the shares of Kinetix common stock held (which demand must identify the stockholder and expressly request an appraisal) before the vote is taken on the merger agreement at the special meeting;

     . continuously hold such shares through the effective time of the merger;

     .    not vote in favor of the merger or to adopt the merger agreement; and

     .    comply with all other terms of Section 262.

     All written demands for appraisal should be addressed to: Dr. Jeffrey Hsi, Kinetix Pharmaceuticals, Inc., 200 Boston Avenue, Suite 3500, Medford, Massachusetts 02155, before the vote is taken on the merger agreement at the Kinetix special meeting, and should be executed by, or on behalf of, the holder of record. Such demand reasonably must inform Kinetix of the identity of the stockholder and that such stockholder is thereby demanding appraisal of such stockholder's shares.

     Within 10 days after the effective time of the merger, Kinetix (the surviving company in the merger) will give written notice of the effective time to each holder of Kinetix common stock who has satisfied the requirements of
Section 262 of the Delaware General Corporation Law. A person who elects to exercise appraisal rights under Section 262 is called a "dissenting stockholder." Within 120 days after the effective time, Kinetix or any dissenting stockholder may file a petition in the court demanding a determination of the fair value of the shares of Kinetix common stock of all dissenting stockholders. Any dissenting stockholder desiring the filing of such petition is advised to file such petition on a timely basis unless the dissenting stockholder receives notice that such a petition has been filed by Kinetix or another dissenting stockholder.

     If a petition for appraisal is timely filed, the court will determine which stockholders are entitled to appraisal rights and thereafter will determine the fair value of the shares of Kinetix common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, but together with a fair rate of interest, if any, to be paid on the amount determined to be fair value. In determining such fair value, the court shall take into account all relevant factors. The court may determine such fair value to be more than, less than or equal to the consideration that such dissenting stockholder would otherwise be entitled to receive pursuant to the merger agreement. If a petition for appraisal is not timely filed, then the right to an appraisal terminates.

     The costs of the appraisal proceeding shall be determined by the court and taxed against the parties as the court determines to be equitable under the circumstances. Upon the application of any dissenting stockholder, the court may determine the amount of interest, if any, to be paid upon the value of the stock of dissenting stockholders entitled thereto. Upon application of a dissenting stockholder, the court may order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

     After the effective time of the merger, no dissenting stockholder shall have any rights of a Kinetix stockholder with respect to such holder's shares for any purpose, except to receive payment to which Kinetix stockholders of record as of a date prior to the effective time are entitled, if any. If a dissenting stockholder delivers to Kinetix a written withdrawal of the demand for an appraisal within 60 days after the effective time of the merger or thereafter with the written approval of Kinetix, or if no petition for appraisal is filed within 120 days after the effective time, then the right of such dissenting stockholder to an appraisal will cease and such dissenting stockholder will be entitled to receive only the shares of common stock of Amgen as provided in the merger agreement.

     The foregoing is only a summary of Section 262 of the Delaware General Corporation Law and is qualified in its entirety by reference to the full text of Section 262, which is included in Annex D.

                  PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

     The following discussion summarizes the material terms of the merger and the merger agreement. While we believe that the description covers the material terms, this summary may not contain all of the information that is important to you. We urge you to read carefully the merger agreement which is attached as Annex A to this proxy statement/prospectus.

                                   THE MERGER

Form of the Merger

     At the effective time of the merger, Amgen Acquisition Corp. II, a wholly-owned subsidiary of Amgen, will be merged with and into Kinetix. Kinetix will survive the merger and the separate corporate existence of Amgen Acquisition Corp. II will cease. After the merger, Kinetix will continue its operations as a wholly-owned subsidiary of Amgen and will continue under the name "Kinetix Pharmaceuticals, Inc." Each outstanding share of Amgen common stock will remain outstanding and will be unaffected by the merger.

     Prior to the closing of the merger, all shares of Kinetix preferred stock will be converted into shares of Kinetix common stock. Currently, each share of Kinetix Series A convertible preferred stock may be converted into one share of Kinetix common stock and each share of Kinetix Series B convertible preferred stock may be converted into one share of Kinetix common stock.

Merger Consideration

     Pursuant to the terms of the merger agreement, the aggregate merger consideration that Amgen will pay to acquire all of the outstanding common stock of Kinetix at the effective time of the merger will be equal to the number of shares of Amgen common stock equal to (a) $170,000,000.00, plus $1,200,000 if a
                                                           ----
Kinetix convertible promissory note is converted by Kinetix into shares of Kinetix common stock prior to the closing of the merger, less any amounts loaned
                                                         ----
by Amgen to Kinetix that are outstanding at the closing of the merger, divided by (b) the closing sale price of Amgen common stock as reported on The Nasdaq Stock Market for the trading day immediately prior to the closing date of the merger, rounded down to the nearest whole number. Therefore, the number of Amgen shares you will be entitled to receive in exchange for each share of Kinetix common stock you own immediately prior to the effective time of the merger will not be calculable until the trading day immediately prior to the closing date of the merger.

     The value of your portion of the merger consideration will depend on the closing sale price of Amgen common stock as reported on The Nasdaq Stock Market for the trading day immediately prior to the closing date of the merger.

Merger Consideration for Common Stock

     If you own Kinetix common stock, or immediately prior to the closing of the merger, will own Kinetix common stock following the conversion of your preferred stock or upon exercise of any options, you will be entitled to receive shares of Amgen common stock issued as merger consideration based on a number of factors including the number of shares of Kinetix common stock you own immediately prior to the closing of the merger, the number of shares of Kinetix common stock outstanding immediately prior to the closing of the merger and the closing sale price of a share of Amgen common stock on The Nasdaq Stock Market on the trading day immediately prior to the closing date of the merger. Each share of Kinetix common stock will be converted into the right to receive that number of shares of Amgen common stock equal to the number determined by dividing (i) the number of shares Amgen common stock equal to the number obtained by dividing (a) $170,000,000, plus $1,200,000 if a Kinetix convertible promissory note is
              ----
converted by Kinetix into shares of Kinetix common stock prior to the closing of the merger, less any amounts loaned by Amgen to Kinetix that are outstanding at
            ----
the closing of the merger by (b) the closing sale price of Amgen common stock as reported on The Nasdaq Stock Market on the trading day immediately prior to the closing date of the merger by (ii) the number of shares of Kinetix common stock outstanding immediately prior to the closing of the merger.

Merger Consideration for Common Stock Options

     If you own outstanding options to purchase Kinetix common stock issued under the Kinetix 1997 Equity Incentive Plan, each of your options will be vested, to the extent not already vested. You may exercise those options and purchase shares of Kinetix common stock prior to the closing date of the merger. If you do not exercise your options, they will be cancelled. If you choose to exercise your options, the number of shares of Amgen common stock you receive for each share of Kinetix common stock you own following exercise will be computed in the same manner as for common stock.

Treatment of Restricted Stock in the Merger

     If you own shares of restricted Kinetix common stock that were issued under the Kinetix 1997 Equity Incentive Plan, the repurchase rights in favor of Kinetix will be terminated and such stock will be fully vested so that such stock will be free of all encumbrances and restrictions. Following the vesting of your restricted stock, the number of shares of Amgen common stock you receive for each share of Kinetix common stock you own will be computed in the same manner as for common stock.

     Shares of restricted Kinetix common stock that will be issued to you under the Kinetix 1997 Equity Incentive Plan and which are contingent upon the consummation of the merger will remain unvested and be subject to repurchase rights which will lapse over a three (3) year period from the date of issuance. These shares will be converted into the right to receive the per share purchase price paid by Amgen for shares of Kinetix common stock, and any shares of Amgen common stock issued in exchange for such restricted Kinetix shares will be subject to substantially similar terms and conditions to the restricted Kinetix shares (including repurchase rights which will lapse over an identical period to the restricted Kinetix shares), and Amgen will be entitled to maintain custody of the restricted shares until the repurchase rights lapse.

Variation in Sale Price of Amgen Common Stock

     While the aggregate value of the shares of Amgen common stock will equal $170,000,000, plus $1,200,000 if a Kinetix convertible promissory note is
              ----
converted by Kinetix into shares of Kinetix common stock prior to the closing of the merger, less any amounts loaned by Amgen to Kinetix that are outstanding at
            ----
the closing of the merger, the number of shares that Amgen will be issuing as merger consideration in exchange for all of the outstanding capital stock of Kinetix will not be determined until the trading day immediately prior to the closing date of the merger. The higher the closing sale price of Amgen common stock on that date, the fewer the number of shares of Amgen common stock that will be issued as merger consideration. The lower the closing sale price of Amgen common stock on that date, the greater the number of shares of Amgen common stock that will be issued as merger consideration.

     By way of example only, if, the closing sale price of a share of Amgen common stock equaled $75.00 on the day immediately prior to the closing date, then, based on an aggregate value of $171,200,000 (assuming the conversion of the note and no loans outstanding owed by Kinetix to Amgen) Amgen would issue approximately 2,282,667 shares of Amgen common stock to the holders of Kinetix common stock in exchange for those shares. If the closing sale price of a share of Amgen common stock equaled $100.00 on the day immediately prior to the closing date, Amgen would issue approximately 1,712,000 shares of Amgen common stock. In the second scenario, with fewer overall shares being issued, the number of shares you would receive in exchange for the shares of common stock that you own, or will own upon conversion of your preferred stock or upon exercise of your Kinetix options, would be comparatively less than in the first scenario.

Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares

     The conversion of Kinetix common stock into the right to receive Amgen common stock will occur automatically at the effective time of the merger. Prior to the closing of the merger, each Kinetix stockholder will receive a letter. The letter will contain instructions for obtaining shares of Amgen common stock in exchange for shares of Kinetix common stock, including the shares of Kinetix common stock issuable upon the conversion of the Kinetix preferred stock and shares of Kinetix common stock issued upon exercise of options. Please do not send stock certificates with the enclosed proxy.

     All shares of Amgen common stock issued upon conversion of shares of Kinetix stock, including any cash paid for any fractional share of Amgen common stock, will be issued in full satisfaction of all rights relating to those shares of Kinetix stock.

     No fractional share of Amgen common stock will be issued to any Kinetix stockholder upon surrender for exchange of certificates previously representing Kinetix stock. In lieu of a certificate representing a fractional share, the stockholder will receive cash equal to the product obtained by multiplying (1) the closing sale price of Amgen common stock as reported on The Nasdaq Stock Market on the trading day immediately prior to the closing date of the merger by
(2) the fractional share to which the stockholder would otherwise be entitled.

Effective Time of the Merger

     The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, or at such later time as stated in the certificate of merger or agreed upon by Amgen and Kinetix. The filing of the certificate of merger will occur at the time of the closing of the merger.

Background of the Merger

     In 1999, Kinetix identified Amgen as a potential collaboration partner because the companies share a therapeutic focus in oncology and inflammation. Further, Kinetix's focus on the discovery and optimization of small molecules complemented Amgen's desire to accelerate its small molecule drug discovery program.

     On July 7, 1999, Dr. Nicholas Lydon, President and CEO, Dr. David Armistead, Vice President of Research and Development and Chief Scientific Officer, and Nancy Stuart, Vice President of Business Development, met with Amgen representatives and gave a presentation highlighting the Kinetix programs and technology.

     On September 24, 1999, Amgen informed Kinetix that Amgen could not enter into a collaboration arrangement with Kinetix in 1999 but that Amgen would consider entering into a collaboration arrangement with Kinetix in 2000. Amgen expected to review and have further discussions with Kinetix following the completion of additional work by Kinetix on its programs.

     On January 14, 2000, Kinetix contacted Amgen and summarized the progress Kinetix had made in its programs since last meeting with Amgen on July 7, 1999. Amgen requested more detailed information, which Kinetix provided on February 1, 2000. Based on the information provided, a meeting between representatives of Kinetix and Amgen was scheduled for March 16, 2000.

     On March 16, 2000, Kinetix representatives made presentations to Amgen's oncology and inflammation groups. This commenced a due diligence process that extended to the signing of the merger agreement.

     On March 28, 2000, Amgen notified Kinetix that Amgen had significant interest in moving forward with partnering discussions with Kinetix.

     Between March 29, 2000 and May 8, 2000, representatives of Amgen and Kinetix communicated often to discuss Kinetix's technology and programs.

     On May 9, 2000, Amgen first raised with Kinetix the possibility of Amgen acquiring Kinetix as an alternative business structure. Kinetix stated that it has not been seeking to be acquired, but would consider such a proposal.

     On May 18, 2000, members of Kinetix's senior management, including David Armistead, and Amgen representatives, including Scott Foraker, Vice President of Licensing, of Amgen, held a conference call to discuss alternative business structures for a strategic collaboration between the companies. During this call, Amgen proposed a number of potential business structures, including, once again, an acquisition of Kinetix.

     On May 22, 2000, members of Kinetix's senior management, including David Armistead, and Amgen representatives held a conference call to further discuss business and partnering strategies, Amgen's evaluation of

Kinetix lead molecules and the review process for the Kinetix intellectual property. During this call, Amgen reiterated its interest in the possibility of acquiring Kinetix.

     On June 2, 2000, representatives from Amgen, including Scott Foraker, met with Kinetix's senior management, including Nicholas Lydon and David Armistead, at Kinetix's offices in Medford, Massachusetts to further discuss Kinetix's programs and technology and possible business structures, including the possibility of Amgen acquiring Kinetix.

     On June 8, 2000, Nicholas Lydon and David Armistead met at Amgen's offices in Thousand Oaks, California with members of Amgen's management team to, among other things, discuss the possibility of an acquisition of Kinetix by Amgen.

     On June 19, 2000, Amgen's executive committee discussed the proposed acquisition of Kinetix and decided that it should be presented to Amgen's Board of Directors.

     On June 21, 2000, two members of Amgen's executive management, Kevin Sharer, President and Chief Executive Officer, and George Vandeman, then Senior Vice President Corporate Development, led a discussion of the proposed acquisition with William Johnson and William Bowes, members of the Executive Committee of Amgen's Board of Directors. At this meeting it was determined that the opportunity should be presented to Amgen's full Board of Directors.

     On June 21, 2000, Scott Foraker called Nicholas Lydon and told him that Amgen's executive committee had approved presenting the proposed Kinetix acquisition to Amgen's Board of Directors. They discussed a schedule for presenting the proposed acquisition to the Amgen Board of Directors and thereafter a proposal to the Kinetix Board of Directors at their next regularly scheduled Board meeting on July 13, 2000.

     On June 21, 2000, as part of the due diligence process, Kinetix and Amgen signed a Material Transfer Agreement under which Amgen would test Kinetix molecules in agreed upon assays. This agreement was subsequently amended to provide for testing of other compounds and using other assays.

     On June 22, 2000, Dennis Fenton, Executive Vice President of Amgen, discussed the proposed acquisition with another member of Amgen's Board of Directors, Dr. David Baltimore, a recognized expert in the field of protein kinase inhibitors. Dr. Baltimore supported a discussion of this opportunity with the full Amgen Board of Directors.

     On June 23, 2000 and June 26, 2000, Jason Loveridge, Chairman of the Board of Directors of Kinetix, provided Scott Foraker with certain financial and other information regarding Kinetix.

     On June 27, 2000, at a meeting of Amgen's Board of Directors, Amgen's management presented to the Amgen Board an overview of Kinetix. Amgen management also reported on their discussions with Kinetix and presented alternatives to the proposed transaction. At that meeting, the Amgen Board approved the concept of the Kinetix acquisition and continuation of the discussions with Kinetix. The Amgen Board also authorized Kevin Sharer or his designees to negotiate a transaction with Kinetix and delegated to the Executive Committee of the Amgen Board the authority to review and approve the final terms of a negotiated agreement and completion of due diligence.

     On June 27, 2000, Scott Foraker called Nicholas Lydon and Jason Loveridge and informed them of the outcome of the Amgen Board meeting and that Amgen would be preparing and sending to them a non-binding indication of interest for the proposed acquisition.

     On June 29, 2000, Scott Foraker sent to Nicholas Lydon and Jason
Loveridge a non-binding indication of interest proposing that Amgen acquire Kinetix. Upon receipt of this letter, Nicholas Lydon informed Scott Foraker that he would present the letter to the Kinetix Board.

     On July 5, 2000, Nicholas Lydon telephoned members of the Kinetix board of directors to discuss the indication of interest from Amgen and to determine whether members of the board would be receptive to an acquisition of Kinetix by Amgen.

     On July 5, 2000, Nicholas Lydon, David Armistead and Nancy Stuart called Scott Foraker to inform him of the consensus of the members of the Kinetix board of directors and asked him to prepare a non-binding letter of intent that could be presented to the Kinetix board of directors at its next scheduled meeting on July 13, 2000.

     Between July 6, 2000 and July 10, 2000, several telephonic discussions were held involving Nicholas Lydon, Jason Loveridge and Scott Foraker regarding the terms of a proposed acquisition.

     On July 11, 2000, a non-binding letter of intent was sent by Scott Foraker to Nicholas Lydon and Jason Loveridge. Later that day, Nicholas Lydon and Jason Loveridge informed Scott Foraker that they were prepared to recommend to the Kinetix Board approval of the proposed acquisition under the terms of the non-binding letter of intent.

     On July 13, 2000, the Kinetix Board of Directors met to discuss Amgen's offer to acquire Kinetix. At this meeting, the Board discussed, among other things, the offer, Kinetix's long term strategy, the results of Kinetix's efforts to acquire collaboration partners, and the advantages and disadvantages of pursuing its business on a stand-alone basis. The directors also discussed the proposed valuation of Kinetix in the merger with the aid of a financial advisor that Kinetix had previously retained in connection with a possible alternative financing transaction. At the conclusion of the meeting, the Board of Directors agreed unanimously that Nicholas Lydon should sign the non-binding letter of intent and proceed with the due diligence process and negotiation of the merger agreement.

     On July 13, 2000, Nicholas Lydon, Jason Loveridge, Michael Lytton (Palmer & Dodge, outside counsel for Kinetix) called Scott Foraker and informed him of the outcome of the Board meeting. The non-binding letter of intent outlining the major terms of a potential acquisition transaction was executed by Amgen and Kinetix on July 13, 2000.

     During the period of July 13, 2000 through August 29, 2000, representatives of both companies and their respective advisors continued their due diligence reviews. At the same time, members of management of Amgen and Kinetix, including Drs. Lydon and Armistead and Mr. Foraker, with their respective legal advisors, agreed on the structure of the transaction and negotiated the terms of the proposed merger agreement and the ancillary agreements and related issues.

     On August 30, 2000, the Kinetix Board met by teleconference to discuss the status of the negotiations with Amgen and the provisions of the proposed merger agreement, including restrictions on Kinetix's ability to pursue alternative transactions, representations and warranties, covenants, termination provisions and conditions to closing of the merger. At this meeting, the Board once again considered Kinetix's long-term strategy and the advantages and disadvantages of continuing as a stand-alone company versus completing the proposed merger agreement. At the conclusion of the meeting, the Board authorized and directed Nicholas Lydon and Jason Loveridge to continue negotiating the terms of the proposed merger agreement with Amgen.

     Between August 30, 2000 and September 28, 2000, representatives of Kinetix and Amgen and their respective legal advisors continued to review and discuss the terms of the merger and drafts of the merger agreement and ancillary documents.

     On September 28, 2000, the Kinetix Board of Directors met at Kinetix's offices to consider the terms of the proposed acquisition of Kinetix by Amgen. At this meeting, members of Kinetix management discussed the results of the negotiations with Amgen and the terms of the proposed merger, including the status and timing of the transaction, pricing and valuation of the proposed merger, strategic and business opportunities with Amgen, pros and cons of the merger, and Kinetix's financial performance and prospects. Representatives of Kinetix's legal advisors outlined the terms of the proposed merger agreement, including restrictions on Kinetix's ability to pursue alternative transactions, closing conditions and termination provisions and indemnification provisions, the Voting and Support Agreements, including the consequences of executing the irrevocable proxies in favor of Amgen, and other related documents. Following these presentations and the related discussions by the Kinetix Board, the entire Kinetix Board unanimously concluded that the merger was in the best interests of Kinetix and Kinetix's stockholders, declared the merger advisable, unanimously approved the proposed terms of the merger and the merger agreement in substantially the form presented, and authorized Kinetix's officers to complete the negotiation and execution of the merger agreement and resolved to recommend that Kinetix's stockholders vote to adopt the merger agreement.

     As of October 16, 2000, the Executive Committee of the Board of Directors of Amgen approved the terms of the proposed merger and the merger agreement and ancillary agreements in the form presented to them and approved other necessary actions to consummate the merger.

     On October 16, 2000, Kinetix and Amgen entered into the merger agreement. In addition, each of the members of the Board of Directors of Kinetix, its executive officers and certain significant stockholders of Kinetix entered into the Voting and Support Agreements, including the execution of irrevocable proxies in favor of Amgen and affiliate letters, with Amgen.

     On October 16, 2000, Amgen and Kinetix issued a joint press release announcing the execution of the merger agreement.

Amgen's Reasons for the Merger

     Amgen's Board of Directors and management believe that the acquisition of Kinetix will be beneficial to Amgen because:

     . The acquisition is expected to provide an important building block in Amgen's small molecule drug discovery program. The acquisition will add significant management experience to Amgen's small molecule drug discovery program, as well as approximately 40 highly qualified employees, many of who have significant experience in small molecule drug research and development.

     . The acquisition is expected to bolster Amgen's capabilities in the discovery of protein kinase inhibitors, an exciting new class of small molecule drugs. Protein kinases may represent the largest gene family in the human genome, and as such, represent an area with significant potential.

     . Amgen has established a comprehensive internal genomics program and building Amgen's capabilities in small molecule drugs is expected to help Amgen capitalize on this program.

     . The acquisition of Kinetix is expected to complement Amgen's strengths in discovery biology, pre-clinical development and clinical development, and integrate both companies' strong programs in cancer and inflammation. Kinetix's lead programs are in two of Amgen's core therapeutic areas, cancer and inflammation.

Kinetix's Reasons for the Merger

     Kinetix's board of directors considered potential benefits of the merger that they believe may result from merging with Amgen, including the following:

     . combining with Amgen will provide Kinetix with the opportunity to expand its research and development activities due to Amgen's superior financial position;

     . combining with Amgen will provide Kinetix with Amgen's expertise in the areas of product development, conduct of preclinical and clinical trials, regulatory applications, and manufacture and marketing of pharmaceutical products;

     . combining with Amgen will relieve Kinetix of the need to regularly seek financing to continue its operations and the uncertainties associated with a lack of committed, continuing financing;

     . the amount of the merger consideration to be received by the Kinetix stockholders represents a significant return on investment;

     . Kinetix's stockholders will receive Amgen common stock, which is publicly traded, in exchange for their shares of Kinetix common stock, which is not publicly traded and has significant limitations on its transferability;

     . the Amgen common stock to be received by Kinetix stockholders has historically enjoyed a great deal of liquidity and has been the subject of a large volume of published investment research and analysis, and

     . Kinetix may find it easier to hire and retain employees because employees receiving options to acquire Amgen common stock may view them as more desirable than receiving restricted stock in a non-public company as an element of their compensation.

     In the course of deliberations, the Kinetix board reviewed with Kinetix management a number of additional factors relevant to the merger, including:

     . the strategic fit between Kinetix and Amgen, particularly in terms of their respective discovery and development expertise and the complementary nature of the therapeutic focus of the companies in oncology and inflammation;

     . the belief of the financial advisor retained by Kinetix in connection with its proposed offering of Series C preferred stock in the fourth quarter of 2000 that the valuation of Kinetix in connection with the merger:

          . represents a significant increase over the valuation of Kinetix proposed to be used in connection with the anticipated offering of Series C convertible preferred stock;

          . represents a significant increase over the valuation of Kinetix obtained in connection with the sale of its Series B preferred stock in the first half of 1999;

          . represents a close approximation of the valuation that Kinetix believes it could obtain in connection with an initial public offering of its common stock in 2002 or 2003 based on a review of similar companies that had recently completed initial public offerings; and

          . represents an attractive and appropriate valuation of Kinetix in light of its stage of development and product pipeline based on a comparable transaction completed earlier this year;

     . the timing and certainty of the merger versus uncertainty related to the possibility of a strategic sale or initial public offering of Kinetix's common stock at some future time at a valuation that might not be significantly higher than the one implied by the merger;

     . the fact that Amgen is building a research facility in Cambridge, Massachusetts, which reduces the likelihood that any employee will be required to relocate to another state, and possibly resign from Kinetix rather than relocate, and accordingly increases the likelihood that the Kinetix research and development team will remain intact after the merger;

     . publicly available historical information concerning Amgen's business, financial performance and condition, operations, technologies, management and competitive position, including public reports concerning results of operations during the most recent fiscal year and fiscal quarter filed with the Securities and Exchange Commission;

     . Kinetix management's view as to the financial condition, results of operations and businesses of Amgen and Kinetix, before and after giving effect to the merger, based on management's due diligence;

     . the belief that the terms of the merger agreement, including the representations, warranties and covenants, and the conditions to each of Amgen's and Kinetix's respective obligations, are reasonable; and

     . Kinetix management's review of Kinetix's financial performance and prospects as an independent company.

     Kinetix's board of directors also considered the terms of the merger agreement regarding Kinetix's rights and limits on its ability to consider and negotiate other strategic transaction proposals, as well as the possible effects of the provisions regarding termination fees and the execution of the irrevocable proxies by the members of the board of directors, the executive officers and certain stockholders of Kinetix. In addition, Kinetix's board of directors noted that the merger is expected to be a tax-free transaction (except as to cash paid for fractional shares). Kinetix's board of directors also considered various alternatives to the merger, including the possibility of combining with companies other than Amgen or remaining as an independent company.

     Kinetix's board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the execution of the merger agreement and the proposed merger, including, but not limited to:

     . the risk that the potential benefits sought in the merger might not be fully realized;

     . the deal protection requirements and limitations on Kinetix and its directors and stockholders relating to their ability to pursue alternative transactions;

     . the risk that Kinetix would be required to pay substantial termination fees if the merger agreement is terminated in certain circumstances;

     . the risk that relationships with prospective collaboration partners would be disrupted and perhaps permanently damaged;

     . the risk that despite the efforts of Kinetix and Amgen after the merger, key scientific personnel might not remain employed; and

     .    the other risks described under "Risk Factors" beginning on page 13.

     After due consideration and discussion, Kinetix's board of directors decided that these risks were outweighed by the potential benefits of the merger.

     The foregoing discussion is not exhaustive of all of the factors considered by Kinetix's board of directors. Each member of Kinetix's board may have considered different factors, and Kinetix's board did not quantify or otherwise assign relative weights to factors considered.

Recommendation of the Kinetix Board of Directors

     After careful consideration, the Kinetix board of directors unanimously determined that the terms of the merger and the merger agreement are fair to, and in the best interests of, Kinetix and its stockholders and has unanimously approved the merger and the merger agreement and deemed it advisable. The Kinetix board of directors unanimously recommends that the Kinetix stockholders vote "FOR" the adoption of the merger agreement.

Interests of Certain Persons in the Merger

     In considering the recommendation of the Kinetix board of directors with respect to adoption of the merger agreement, you should be aware that certain directors and officers of Kinetix have interests in the merger that are different from, or in addition to, the interests of Kinetix stockholders. These interests relate to or arise from, among other things:

     . the officers and directors of Kinetix are beneficiaries of a release of all claims against Kinetix and its officers, directors, and stockholders, and their respective successors and assigns, that arose or could have arisen prior to the closing of the merger and will benefit from the extension of their coverage under Kinetix's existing directors' and officers' insurance policy;

     . Dr. Lydon, a director and the President and Chief Executive Officer of Kinetix, and Dr. Armistead, a director and Chief Scientific Officer of Kinetix, will sign employment agreements after the closing that provide for, among other things, different levels of compensation from the standard employment agreements (including guaranteed bonuses) and also permit them to resign for "good reason";

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

     . the vesting of stock options to acquire 12,307.75 shares of Kinetix common stock held by Mr. Adams, a director of Kinetix, will be accelerated and those options will become fully vested and exercisable pursuant to the merger agreement;

     . Dr. Lydon, Dr. Armistead, Ms. Stuart, and Dr. Hsi, all of whom are officers of Kinetix, will have their unvested restricted stock of Kinetix, other than the restricted stock awarded to Ms. Stuart and Dr. Hsi in connection with the merger for retention purposes, vested so that such restricted stock will be free of all encumbrances and restrictions; and

     . the vesting of 123,077 shares of Kinetix common stock subject to a restricted stock purchase agreement between Kinetix and Salkilld Holdings Limited (of which Jason Loveridge, a director of Kinetix, is a majority owner) will become accelerated and become fully vested pursuant to the merger agreement.

     These interests are described in more detail below, and, except as described below, those persons have, to the knowledge of Kinetix, no material interest in the merger apart from those of stockholders generally. The Kinetix board of directors was aware of, and considered the interests of, its directors and officers in approving the merger agreement and the merger.

     Release and Insurance

     Under the voting and support agreements and the support agreements, each signing stockholder fully, finally and forever, releases and discharges Kinetix and its past, present and future officers and directors, among others, from any and all commitments, indebtedness, actions, suits, proceedings, investigations, charges, complaints, claims, demands, obligations and liabilities of every kind and nature, which the signing stockholder and/or his or its heirs, executors, administrators, successors or assigns ever had, now has or, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the closing of the merger, may have after the date hereof, against any officer or director of Kinetix, whether asserted, unasserted, absolute, contingent, known or unknown.

     Under the merger agreement, Kinetix and Amgen agree to extend the period in which claims may be made under Kinetix's existing directors' and officers' liability insurance policy for a period of two (2) years following the closing of the merger.

     Employment Agreements

     Nicholas Lydon, Ph.D.
     ---------------------

     Dr. Lydon has been employed as President and Chief Executive Officer of Kinetix since June 1997. Following the merger, and after completion of the subsequent merger of Kinetix with and into Amgen, it is anticipated that Dr. Lydon will be employed by Amgen as Vice President, Small Molecule Drug Discovery, under an employment agreement providing for (i) a starting bonus of $75,000, of which $25,000 will be paid within 30 days of the closing date of the merger and $50,000 will be paid on the first anniversary of the closing date of the merger, (ii) a base salary at an annual rate of $240,000, and (iii) an option to purchase 90,000 shares of Amgen common stock at their fair market value on the date of grant, vesting over a three-year period beginning after the second year and ending at the end of the fifth year after the closing date of the merger. The term of Dr. Lydon's employment with Amgen pursuant to this employment agreement shall begin at the closing of the merger and will end on the third anniversary of the merger closing, unless such employment is terminated earlier pursuant to the employment agreement, including, but not limited to, Dr. Lydon's resignation for "good reason," as that term is defined in the employment agreement.

     David Armistead, Ph.D.
     ----------------------

         Dr. Armistead has been employed as Vice President of Research and Development and Chief Scientific Officer of Kinetix since August 1997. Following the merger, and after completion of the subsequent merger of Kinetix with and into Amgen, it is anticipated that Dr. Armistead will be employed by Amgen as Vice President, Chemistry, under an employment agreement providing for (i) a starting bonus of $70,000, of which $30,000 will be paid within 30 days of the closing date of the merger and $40,000 on the first anniversary of the closing date of the merger, (ii) a base salary at an annual rate of $210,000, and (iii) an option to purchase 50,000 shares of Amgen common stock at their fair market value on the date of grant, vesting over five years after the closing date of the merger. The term of Dr. Armistead's employment with Amgen pursuant to this employment agreement shall begin at the closing of the merger and will end on the third anniversary of the merger closing, unless such employment is terminated earlier pursuant to the employment agreement, including, but not limited to, Dr. Armistead's resignation for "good reason," as that term is defined in the employment agreement.

     Except as explicitly provided in the merger agreement and the employment agreements being entered into at the time of the merger agreement, neither Amgen nor Kinetix will have any responsibility for continuing any individual in the employ (or retaining any person as a consultant) of Amgen or Kinetix from and after the closing of the merger or have any liability for any severance payments or other benefit payments to or similar arrangements with any such person who will cease to be an employee of Kinetix at or prior to the closing of the merger or as a result of consummating the transactions contemplated by the merger agreement.

     Stock Option Vesting

     The merger agreement provides that all outstanding stock options will be fully vested and must be either exercised or will be canceled prior to the effective time of the merger. Chris Adams, one of Kinetix's directors, owns 12,307.75 options issued in February 1997 to purchase shares of Kinetix common stock that are unvested. These unvested options will be vested in connection with the merger and Mr. Adams will be able to purchase shares of Kinetix common stock for $0.05 per share, the exercise price of those options.

     Cancellation of Repurchase Rights and Vesting of Restricted Stock and Additional Grants of Restricted Stock

     The merger agreement provides that all repurchase rights governing restricted stock awards, other than the repurchase rights governing restricted stock awarded in connection with the merger for retention purposes, will be terminated and such stock fully vested so that such stock will be free of all encumbrances and restrictions. As more fully explained in "Proposal 2--Approval of Vesting of Restricted Stock and Additional Grants of Restricted Stock,"
Dr. Lydon, President and Chief Executive Officer of Kinetix, Dr. Armistead, Vice President of Research and Development and Chief Scientific Officer at Kinetix, Nancy Stuart, Vice President of Business Development, and Dr. Jeffrey Hsi, Assistant Secretary and Patent Counsel will have the unvested restricted stock that they own vested in connection with the merger and Ms. Stuart and Dr. Hsi will be granted additional shares of restricted stock for retention purposes that will not be vested in connection with the merger.

Accounting Treatment

     The merger will be accounted for under the "purchase" method of accounting in accordance with accounting principles generally accepted in the United States. Under this accounting method, the tangible and identifiable intangible assets and liabilities will be recorded at their fair values, and any excess of Amgen's purchase price will be accounted for as goodwill by Amgen.

Trading of Amgen Common Stock

     It is a condition to the completion of the merger that Amgen common stock issued to Kinetix stockholders in the merger be authorized for trading on The Nasdaq Stock Market.

Certain United States Federal Income Tax ConsequenceS of the Merger

     The following summary of certain United States federal income tax consequences of the merger to the holders of Kinetix common stock who hold their Kinetix common stock as a capital asset is based upon current provisions of the Internal Revenue Code of 1986, as amended, currently applicable Treasury Regulations and judicial and administrative rulings and decisions as of the date hereof. The following summary is not binding on the Internal Revenue Service and no rulings have been or will be sought from the Internal Revenue Service regarding any matters relating to the merger. In addition, legislative, judicial or administrative changes may be forthcoming that could alter or modify the statements set forth herein, possibly on a retroactive basis. The summary does not purport to deal with all aspects of federal income taxation that may be relevant to particular holders of Kinetix common stock in light of their individual circumstances, nor with certain types of holders who are subject to special treatment under the federal income tax laws. Examples of these holders include, without limitation: tax-exempt organizations; insurance companies; financial institutions; broker-dealers; persons who hold such stock as part of a hedge, appreciated financial position, straddle or conversion transaction; holders whose functional currency is not the United States dollar; holders who acquired their stock pursuant to the exercise of employee stock options or otherwise as compensation; and holders who are neither citizens nor residents of the United States, or that are foreign corporations, foreign partnerships or foreign estates or trusts for United States federal income tax purposes. Finally, no foreign, state or local tax considerations are addressed herein. Consequently, we urge each holder of Kinetix common stock to consult his or her own tax advisor regarding the tax consequences of the merger in light of each such holder's particular circumstances, including the applicability and effect of federal, state, local, foreign income and other tax laws.

     Amgen and Kinetix intend that the merger will qualify as a reorganization for tax purposes, whether viewed as a separate transaction or viewed as an integrated transaction with a subsequent upstream merger of Kinetix into Amgen as contemplated in the merger agreement. The merger agreement states that Amgen and Kinetix shall use their best efforts to cause the merger to qualify as a reorganization and will not (both before and after the merger) take any actions to prevent the merger from so qualifying. Amgen has further agreed that the upstream merger will be effected in a manner that will not prevent the merger from qualifying as a reorganization for tax purposes.

     Amgen's obligation to complete the merger is conditioned upon, among other things, the receipt by Amgen of a tax opinion of Latham & Watkins, counsel to Amgen, dated as of the closing date of the merger and addressed to Amgen, and to the effect that the merger will qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. This opinion, unless waived by Amgen, will be based on customary assumptions and representations made by Kinetix, Amgen Acquisition Corp. II, and Amgen. An opinion of counsel represents counsel's best legal judgment and is not binding on the Internal Revenue Service or any court. Amgen's tax opinion may not be relied upon by Kinetix or its stockholders and the delivery of a tax opinion is not a condition to the obligation of Kinetix or its stockholders to complete the merger. Moreover, Amgen may waive the condition that it receive a tax opinion and thus cause the merger to be completed without the delivery of any tax opinion.

     Consequences if the Merger Qualifies as a Reorganization

     Based on the above assumptions and qualifications, if the merger qualifies as a reorganization under Section 368(a) of the Internal Revenue Code, the merger will generally result in the following federal income tax consequences:

     . no gain or loss will be recognized by Kinetix or Amgen solely as a result of the merger;

     . no gain or loss will be recognized by Kinetix's stockholders who exchange their Kinetix common stock solely for Amgen common stock (except to the extent of cash received in lieu of fractional shares);

     . the holding period of Amgen common stock received will include the holding period of shares of Kinetix common stock surrendered in the merger;

     . the aggregate tax basis of Amgen common stock received by Kinetix stockholders who exchange all of their Kinetix common stock for Amgen common stock in the merger will be the same as the aggregate tax basis of Kinetix common stock surrendered in the merger (reduced by any portion of such tax basis allocable to a fractional share of Amgen common stock for which cash is received); and

     . cash payments received by Kinetix stockholders in lieu of a fractional share of Amgen common stock will be treated as capital gain or loss measured by the difference, if any, between the cash payment received and the portion of the tax basis in the shares of Kinetix common stock allocable to the fractional share; this gain or loss will be long-term capital gain or loss if the holder's holding period in the Kinetix common stock exchanged for the fractional share of Amgen common stock is more than one year at the time the merger is completed.

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

     Consequences if the Merger Fails to Qualify as a Reorganization

     If the merger fails to qualify as a reorganization under Section 368(a) of the Internal Revenue Code, the receipt of Amgen common stock and cash instead of fractional shares of Amgen common stock pursuant to the merger will be a fully taxable transaction for federal income tax purposes. In general, if the merger failed to qualify as a reorganization, you would recognize capital gain or loss equal to the difference between (i) the sum of (A) the value of Amgen common stock and (B) cash received instead of fractional shares of Amgen common stock, if any, received in the merger and (ii) your tax basis in the Kinetix common stock exchanged in the merger. Your tax basis in the Amgen common stock will be equal to the fair market value of such stock on the date of the merger. Your holding period for the Amgen common stock will begin on the day after the closing date of the merger.

     Backup Withholding

     Backup withholding at the rate of thirty-one percent (31%) may apply with respect to certain cash payments received by a Kinetix stockholder in connection with the merger unless:

     . the recipient is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

     . the recipient provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

     A Kinetix stockholder who does not provide Amgen with his or her or its correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder's federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

     Kinetix Stockholders Exercising Dissenters' Rights

     A Kinetix stockholder who exercises dissenters' rights and receives cash in exchange for its Kinetix common stock will generally recognize capital gain or loss equal to the difference between the cash received and the stockholder's tax basis in the Kinetix common stock exchanged therefor.

     Capital Gains

     Capital gains of non-corporate stockholders are generally taxable at a maximum United States federal income tax rate of twenty percent (20%) if the stockholder's holding period in his or her or its stock is more than one year at the time of the completion of the merger. Capital gains of corporate stockholders are generally taxable at the regular tax rates applicable to corporations.

Resale of Amgen Common Stock

     Amgen common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, except for shares that have not yet vested and except for shares issued to any Kinetix stockholder who may be deemed to be an "affiliate" of Kinetix for purposes of paragraphs (c) and (d) of Rule 145 under the Securities Act. An affiliate of Kinetix is any individual or entity that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, Kinetix. Each affiliate of Kinetix has agreed not to sell, transfer or otherwise dispose of any Amgen common stock received in the merger unless (1) such sale, transfer or other disposition is made in conformity with the conditions of Rule 145 under the Securities Act, (2) such sale, transfer or other disposition has been registered under the Securities Act, or (3) in the opinion of counsel reasonably acceptable to Amgen, the sale, transfer or other disposition is otherwise exempt from registration under the Securities Act. This proxy statement/prospectus does not cover resales of Amgen common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

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

                              THE MERGER AGREEMENT

Conditions to Consummation of the Merger

     Each of Amgen's and Kinetix's obligation to consummate the merger and the transactions to be performed by each in connection with the closing, is subject to satisfaction of the following conditions:

     . the representations and warranties of Amgen, Kinetix and Kinetix's stockholders contained in the merger agreement must be true and correct in all material respects at and as of the closing date of the merger;

     . Amgen, Kinetix, their respective officers, directors and stockholders, as the case may be, must have performed and complied with all of their covenants set forth in the merger agreement in all respects through the effective time;

     . Amgen's registration statement on Form S-4 must have become effective under the Securities Act and must not be the subject of any stop order or proceedings seeking a stop order; and

     . the shares of common stock of Amgen to be issued by Amgen in connection with the merger must have been listed and approved for trading on The Nasdaq Stock Market.

     Amgen's obligation to consummate the merger and the related transactions in connection with the closing of the merger is subject to satisfaction or waiver of various conditions which include, in addition to other customary closing conditions, the following:

     . the merger and the merger agreement will have been approved and adopted by the requisite vote of the Kinetix stockholders, and no more than 9.9% of the shares of capital stock of Kinetix will have exercised appraisal rights;

     . no action or proceeding will be pending or threatened before any court or quasi-judicial or administrative agency or before any arbitrator wherein an unfavorable ruling or charge would (A) prevent consummation of any of the transactions contemplated by the merger agreement, (B) cause any of the transactions contemplated by the merger agreement to be rescinded following consummation, (C) have the effect of making any of the transactions contemplated by the merger agreement illegal, (D) affect adversely the right of Amgen to own the shares of capital stock of Kinetix and to control Kinetix, or (E) affect adversely the right of Kinetix to own its assets and to operate its business;

     . Kinetix will have either (i) repaid in full the outstanding principal balance of $1,200,000 on its note made in favor of Novartis or (ii) amended the note to provide for its automatic conversion into shares of Kinetix common stock prior to the closing of the merger, and caused the note to be so converted;

     . Nicholas Lydon, David Armistead and not less than eighty percent (80%) of the scientific employees of Kinetix employed by Kinetix on October 16, 2000 will have entered into employment agreements, noncompetition agreements, mutual agreements to arbitrate and proprietary information and inventions agreements;

     . Amgen will have received from counsel to Kinetix and from counsel to each of the major Kinetix stockholders opinions relating to certain corporate matters, addressed to and in a form acceptable to Amgen and Amgen Acquisition Corp. II, and dated as of the closing date of the merger;

     . Amgen will have received from counsel to Amgen an opinion that the merger will constitute a reorganization within the meaning of ss.368(a) of the Internal Revenue Code;

     . no present or future agreement, arrangement or other obligation will exist between Kinetix or any of its stockholders and any person with respect to an alternative acquisition proposal;

     . Kinetix and its stockholders will have obtained all consents, orders, assignments, waivers or authorizations, that are required as a result of the merger;

     . there will not have occurred since the execution of the merger agreement any material adverse change, circumstance or effect that would prevent Kinetix from performing its obligations under the merger agreement;

     . all of the outstanding shares of Kinetix Series A convertible preferred stock and Series B convertible preferred stock will have been duly and validly converted into shares of Kinetix common stock, and all options to acquire capital stock will have been exercised or terminated and substantially all repurchase rights governing restricted stock awards will have been cancelled;

     . Kinetix's board of directors will not have withheld, withdrawn or modified in a manner adverse to Kinetix, its authorization, approval and recommendation of the merger agreement, the merger and the transactions contemplated hereby;

     . the voting and support agreements, the affiliate letters, the irrevocable proxies, the support agreements, the employment agreements, the noncompetition agreements, the arbitration agreements, the proprietary information and inventions agreements, the executive employment agreements with Dr. Lydon and Dr. Armistead and the executive noncompetition agreements with Dr. Lydon and Dr. Armistead shall be signed and in full force and effect;

     . prior to the closing date, Kinetix will cause the termination of (i) all existing employment agreements with employees of Kinetix, (ii) all agreements with third party consultants to Kinetix, and (iii) certain other stockholder agreements; and

     . prior to the closing date, Kinetix will cause to be delivered to Amgen support agreements signed by the holders of at least 90.1% of the Kinetix common stock issued and outstanding immediately prior to the closing of the merger.

No Solicitation

     The merger agreement provides that Kinetix, its officers, directors, and stockholders will not, and will cause their respective representatives (including, without limitation, investment bankers, attorneys and accountants) not to, directly or indirectly, through any officer, director, agent or otherwise enter into, solicit, initiate, conduct or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or provide any information to, or otherwise cooperate in any other way with any entity or group, other than Amgen, concerning:

     . any sale of all or any material portion of the assets of or the business of, or any material number of shares of capital stock of or other securities in, Kinetix, or any merger, consolidation, recapitalization, liquidation, dissolution or similar transaction involving Kinetix;

     . any license, joint venture, collaboration or similar arrangement involving Kinetix; or

     . a public or private offering of shares of the capital stock of Kinetix.

     None of the Kinetix stockholders may vote any of their respective shares of the capital stock of Kinetix in favor of any such alternative proposal.

     In the event that Kinetix or any of its stockholders receives any alternative proposals, Kinetix or such stockholder will:

     . promptly notify Amgen if any offer is made to it, any negotiations are sought to be initiated with it, any inquiry or contact is made or any information is requested from it with respect to any alternative proposal;

     . promptly notify Amgen of the terms of any such alternative proposal and the identity of the prospective purchaser;

     .    promptly provide Amgen with a copy of any such offer; and

     . promptly inform Amgen of any material changes to the terms of any alternative proposal of which it is aware.

Termination

     The merger agreement may be terminated at any time prior to the effective time of the merger:

     .    by mutual written consent of Amgen and Kinetix;

     . by either Kinetix or Amgen if any governmental entity issues an order, decree or ruling or takes any other action permanently restraining or otherwise prohibiting the transactions contemplated by the merger agreement, and such order or other action becomes final and nonappealable;

     . by Amgen, if Kinetix or any its stockholders breaches any of its covenants or agreements or if any representation or warranty of Kinetix or any of its stockholders becomes untrue in any material respect and this breach is not cured within 15 days after Amgen gives notice;

     . by Kinetix, if Amgen breaches any of its covenants or agreements, or if any of Amgen's representations or warranties becomes untrue in any material respect and this breach is not cured within 15 days after Kinetix gives notice;

     . by Amgen, if the requisite vote of the stockholders of Kinetix to adopt the merger is not obtained;

     . by Amgen, if the board of directors of Kinetix withholds or modifies its approval of the merger and the merger agreement in a manner adverse to Amgen; or

     . by Amgen or Kinetix if the effective time of the merger has not occurred on or before January 31, 2001, however, the right of each of Amgen and Kinetix to terminate the merger agreement under this provision is not available to a party if that party has failed to fulfill, or breached, any obligation under the merger agreement and this failure or breach has been the cause of, or resulted in, the failure of the merger to occur on or before January 31, 2001.

Termination Fee

     If Amgen terminates the merger agreement as a result of any of the following:

     . Kinetix or any its stockholders has breached any of their respective covenants or agreements or if any of their respective representations or warranties becomes untrue (other than specified breaches not within the control of Kinetix or its stockholders) and these breaches are not cured within 15 days after Amgen gives notice;

     . the requisite vote of the stockholders of Kinetix to adopt the merger agreement is not obtained;

     . the board of directors of Kinetix withholds or modifies its approval of the merger and the merger agreement in a manner adverse to Amgen; or

     . the effective time of the merger has not occurred on or before January 31, 2001, and the failure of the merger to occur by this date was not the result of Amgen's failure to fulfill, or Amgen's breach of, any obligation under the merger agreement;

then, in addition to any other rights or remedies available to Amgen, Kinetix must pay Amgen's costs associated with the merger, including reasonable attorneys' and accountants' fees. In addition, if Kinetix engages in a transaction prohibited by the no solicitation clause within twelve (12) months of such termination, then Kinetix must pay Amgen a termination fee of Twenty Million Dollars ($20,000,000). The termination of the merger agreement will not be effective until Amgen receives these amounts from Kinetix.

Conduct of Business Pending the Merger

     Pursuant to the merger agreement Amgen and Kinetix agreed as follows with respect to the period from the date of the execution of the merger agreement, October 16, 2000, and continuing until the effective time of the merger:

     . Kinetix will carry on its business in the usual, regular and ordinary course in all material respects, will not enter into any contracts or arrangements other than in the ordinary course of business;

     . Kinetix will not, and will not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock;

     . Except for certain excepted restricted common stock, Kinetix will not issue, grant, deliver or sell, or authorize or propose the issuance, grant, delivery or sale of, any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares;

     . Kinetix and its stockholders will cause all outstanding shares of Kinetix Series A convertible preferred stock and Kinetix Series B convertible preferred stock to be converted into Kinetix common stock;

     . Kinetix and its stockholders will cause all options to acquire capital stock to be exercised or terminated and substantially all repurchase rights governing restricted stock awards to be cancelled;

     . No party to any voting and support agreement, any affiliate letter, any irrevocable proxy, any support agreement, any employment agreement, any noncompetition agreement, any agreement to arbitrate, any proprietary information and inventions agreement, any executive employment agreement, or any executive noncompetition agreement will have revoked, terminated or amended such agreement;

     . Kinetix may not amend or propose to amend its certificate of incorporation or by-laws;

     . Kinetix may not incur any indebtedness for borrowed money or guarantee any such indebtedness, make any loans, advances or capital contributions to, or investments in, any other person, or pay, discharge or satisfy any claims, liabilities or obligations other than in the ordinary course of business;

     . Kinetix may not (i) increase the compensation for any of its executive officers or employees, (ii) take any action with respect to the grant of any severance or termination pay, or stay, bonus or other incentive arrangement, (iii) adopt any new employee benefit plan, (iv) restructure or refinance its existing indebtedness or (v) amend or modify any employee benefit plan, except as required by law or as otherwise contemplated by the merger agreement;

     . Kinetix may not sell, lease, license, mortgage or otherwise encumber or subject to any security interest or otherwise dispose of any property or assets of Kinetix outside of the ordinary course of business;

     . Kinetix may not terminate, amend, breach or otherwise default under any of its material agreements. Kinetix will also refrain from becoming a party to any contract or commitment other than in the ordinary course of business. Kinetix will meet all of its contractual obligations in accordance with their respective terms;

     . Kinetix may not make or agree to make any new capital expenditure or expenditures that, in the aggregate, are in excess of $50,000;

     . Kinetix may not (i) make any amendment to its stock plan or any stock agreement as a result of the merger agreement or in contemplation of the merger, (ii) except as otherwise contemplated by the merger agreement, grant or issue or agree to grant or issue stock awards under its stock plan, or (iii) except as the parties have otherwise agreed in the merger agreement, accelerate the vesting of any stock awards under its stock plan;

     . Kinetix may not cancel, compromise, release or discharge any claim of Kinetix upon or against any person or waive any right of Kinetix of material value;

     . Kinetix may not institute, settle or agree to settle any claim, suit, proceeding, inquiry, investigation or action before any governmental entity;

     . Kinetix may not take any action, nor fail to take any action, that could reasonably be expected to result in any of the representations or warranties of Kinetix set forth in the merger agreement becoming untrue, or any of the conditions to the merger not being satisfied;

     . Except as otherwise contemplated by the merger agreement, Kinetix may not enter into any agreement, arrangement or transaction with any officer, director, employee, consultant, scientific advisory board member, stockholder or affiliate of Kinetix;

     . Kinetix will report to Amgen on a regular and frequent basis on operational matters and each of Kinetix and Amgen will promptly advise the other of (x) any representation or warranty made by it contained in the merger agreement becoming untrue or inaccurate in any respect,
          (y) the failure by it to comply with or satisfy in any respect any covenant, condition or agreement required to be complied with or satisfied by it under the merger agreement or (z) any change, event or circumstance that has had or could reasonably be expected to have a material adverse effect on such party or materially adversely affect its ability to consummate the merger in a timely manner; and

     . Kinetix may not, without Amgen's written consent, change any of its tax or accounting methods or policies or make any reclassification of assets or liabilities (except as required by law or GAAP).

Amendment; Extension and Waiver

     At any time prior to the effective time of the merger, Amgen, Amgen Acquisition Corp. II and Kinetix, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed:

     . extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

     . waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

     . waive compliance with any of the agreements or conditions contained in the merger agreement.

     Any agreement on the part of Amgen, Amgen Acquisition Corp. II and Kinetix to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of Amgen, Amgen Acquisition Corp. II and Kinetix.

Expenses

     All fees and expenses incurred in connection with the merger, the merger agreement will be paid by the party incurring those fees or expenses, provided,
                                                                      --------
however, that all legal fees, costs and expenses in excess of $150,000 and all
-------
accounting fees, costs and expenses in excess of $30,000 will be paid by the Kinetix stockholders and not become obligations of the surviving corporation. Provisions for the payment of these expenses reasonably acceptable to Amgen will be made prior to closing of the merger.

Representations and Warranties

     The merger agreement contains customary representations and warranties relating to, among other things:

     . corporate organization and similar corporate matters of Amgen and Kinetix;

     .    the capital structure of Amgen and Kinetix;

     . authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities relating to, the merger agreement and related matters of Amgen and Kinetix;

     .    absence of material changes or events concerning Kinetix;

     .    compliance with applicable laws by Kinetix;

     . matters relating to the certain employment and benefit plans matters of Kinetix;

     . matters relating to Kinetix's compliance with the Employee Retirement Income Security Act of 1974, as amended (ERISA);

     .    filing of tax returns and payment of taxes by Kinetix;

     .    required stockholder vote of Kinetix adoption of the merger agreement;

     . absence of actions by Kinetix that would prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

     .    proprietary information and materials of Kinetix;

     .    outstanding and pending material litigation of Kinetix;

     . certain leases and contracts entered into by Kinetix and absence of default by Kinetix under those leases and contracts;

     .    absence of transactions between Kinetix and its affiliates;

     .    liability of Kinetix under environmental, health and safety laws; and

     .    no required Hart-Scott-Rodino filing in connection with the merger.

Indemnification

     Remedies for Breaches of Agreement

     All of the representations and warranties of the parties contained in the merger agreement will survive the closing and continue in full force and effect for a period of at least eighteen months thereafter. Representations and warranties of Kinetix, regarding:

     . tax matters and the covenants and agreements of Kinetix contained in the merger agreement will continue in full force and effect indefinitely after the closing (subject to applicable statutes of limitation); and

     . intellectual property, environmental and litigation matters will continue in full force and effect for a period of five years after the closing.

     In addition, the representations and warranties of the Kinetix stockholders concerning share ownership and their ability to enter into the merger agreement will continue in full force and effect indefinitely after the closing.

     Indemnification Provisions for Benefit of Kinetix Stockholders

     Amgen will indemnify Kinetix stockholders against the entirety of any and all adverse consequences incurred in connection with any breach by Amgen of its representations and warranties contained in the merger agreement or of any of its covenants or agreements contained in the merger agreement.

     Indemnification Provisions for Benefit of Amgen

     Each Kinetix stockholder will severally indemnify Amgen, Amgen Acquisition Corp. II and each of their respective directors, officers, employees, affiliates, successors, transferors, assignees and their respective representatives against any adverse consequences resulting relating to any breach of any representation or warranty made by such Kinetix stockholder. Kinetix stockholders will indemnify Amgen and Amgen Acquisition Corp. II for certain tax matters.

     Each major Kinetix stockholder, defined to include Kinetix officers and directors and certain investors, will jointly indemnify Amgen, Amgen Acquisition Corp. II and each of their respective directors, officers, employees, affiliates, successors, transferors, assignees and their respective representatives against any adverse consequences relating to (1) any breach of any representation or warranty made by Kinetix and (2) any breach of, or default under, any covenant or agreement made by Kinetix or any Kinetix stockholders in or pursuant to the merger agreement.

     Limitations on Stockholder Indemnity

     The maximum aggregate amount for which any Kinetix stockholder will be severally liable to Amgen for indemnity claims that are based on a breach of any representation or warranty made by such stockholder as to itself under the merger agreement is such Kinetix stockholder's pro rata share of the aggregate merger consideration.

     The maximum aggregate amount for which the major Kinetix stockholders will be jointly liable to Amgen for indemnity claims that are based on a breach of any representation or warranty made by such major Kinetix stockholder as to Kinetix will be no less than $41,000,000; provided, that for breaches of the tax
                                          --------------
and litigation (other than intellectual property or environmental litigation) representations and warranties, the maximum aggregate amount will be no less than $136,000,000. In no event will the liability of any major Kinetix stockholder to Amgen under this indemnity provision exceed such major Kinetix stockholder's pro rata share of the merger consideration.

     The maximum aggregate amount for which the major Kinetix stockholders will be jointly liable to Amgen for indemnity claims based on breaches of, or defaults under, any covenants or agreements made by Kinetix or Kinetix stockholders in connection with the merger will be no less than $136,000,000. In no event will the liability of any major Kinetix stockholder to Amgen under this indemnity provision exceed such major Kinetix stockholder's pro rata share of the merger consideration.

     Amgen will not be entitled to indemnification from the major Kinetix stockholders for breaches of representations and warranties except to the extent the aggregate amount of Amgen indemnity claims exceeds a $5,000,000 deductible. This deductible will not apply to indemnification related to breaches of tax related representations or warranties. Additionally, this deductible will not apply to indemnification related to breaches of representations and warranties made by Kinetix stockholders or covenants or agreements of Kinetix or Kinetix stockholders.

     Interim Period Claims

     If at any time during the period between the execution of the merger agreement and the closing of the merger, Kinetix shall be in breach of specified representations and warranties of the merger agreement, including representations and warranties relating to proprietary information, contracts, litigation and employee matters, and such breach was not the result of any action or inaction on the part of Kinetix or its stockholders, then any adverse consequences associated with the applicable breach shall be paid as follows:

     . If the adverse consequences associated with the applicable breach are settled prior to the closing of the merger Kinetix is entitled to use up to $2,000,000 of its available cash to pay any expenses and fees that are actually incurred to defend against any adverse consequences associated with the applicable breach.

     . If Amgen and Kinetix mutually agree that the adverse consequences associated with the applicable breach will not be fully resolved prior to the closing of the merger, then specified major Kinetix stockholders will deposit into an escrow account an amount equal to $2,000,000 (which amount may be satisfied with shares of Amgen common stock received in the merger) and Kinetix shall cause all cash on hand of Kinetix at the closing of the merger (provided, however, that such amount shall in no event exceed the difference between $2,000,000 and the aggregate amount of previous payments made prior to the closing of the merger) to be deposited into the escrow account. After the closing date of the merger, post-closing payments on adverse consequences associated with any interim period claim shall be paid from the escrow account (1) fifty percent from the escrowing stockholder contribution and (2) fifty percent from the Kinetix cash contribution.

     The right to seek reimbursement of post-closing payments from the cash contribution shall terminate on the earlier of (A) the date on which no amounts from the cash contribution remain in the escrow account and (B) the date of the final resolution of all claims. On that date, all the remaining cash contribution amounts shall be distributed to Amgen.

Amendments to Kinetix's Certificate of Incorporation

     The certificate of incorporation of Kinetix will be amended and restated at and as of the closing of the merger to read as did the certificate of incorporation of Amgen Acquisition Corp. II immediately prior to the closing of the merger (except that the name of Kinetix will remain unchanged).

Amendments to the Kinetix By-Laws

     The bylaws of Kinetix will be amended and restated at and as of the closing of the merger to read as did the bylaws of Amgen Acquisition Corp. II immediately prior to the closing of the merger (except that the name of the Kinetix will remain unchanged).

                                OTHER AGREEMENTS

Voting and Support Agreement

     On October 16, 2000, affiliates of Kinetix entered into a voting and support agreement with Amgen and Amgen Acquisition Corp. II, pursuant to which, among other things, they have agreed:

     . to vote their Kinetix common stock and Kinetix Series A convertible preferred stock and Series B convertible preferred stock "FOR" adoption of the merger agreement;

     . to convert any shares of Kinetix preferred stock that they own into Kinetix common stock prior to the merger;

     .    to be bound by the terms and conditions of the merger agreement; and

     . to release all claims against Kinetix and its officers, directors and stockholders, and their respective successors and assigns, that arose or could have arisen prior to the closing of the merger.

     The form of voting and support agreement is attached as Annex B. These affiliates have also granted irrevocable proxies and powers of attorney to Amgen representatives to vote their shares of Kinetix common stock "FOR" adoption of the merger agreement, and have signed affiliate letters in which they agree to be bound by Rule 145 under the Securities Act with respect to the resale of the shares of Amgen common stock they receive in the merger. Those affiliates who have entered into voting and support agreements hold or control in the aggregate approximately 67% of the common stock (when the common stock and the preferred stock vote together), 100% of the Series A preferred stock and 100% of the Series B preferred stock of Kinetix. When all of the holdings of these affiliates are aggregated, they collectively hold approximately 92% of the combined voting power of the Kinetix common stock, Series A preferred stock and Series B preferred stock.

Support Agreement

     In connection with the merger, each Kinetix stockholder (other than those who have already executed a voting and support agreement) will be asked to execute a support agreement with Amgen and Amgen Acquisition Corp. II pursuant to which, among other things, the stockholder will agree to:

     .    be bound by the terms and conditions of the merger agreement; and

     . release all claims against Kinetix and its officers, directors and stockholders, and their respective successors and assigns, that arose or could have arisen prior to the closing of the merger.

Loan Agreement

     If the merger agreement is terminated (other than by Amgen in certain circumstances) on or after November 1, 2000, or the effective time of the merger does not occur by January 1, 2001, then, at Kinetix's option, Amgen will loan to Kinetix an amount equal to:

     . $1,200,000 (if the termination occurs between November 1, 2000 and November 30, 2000);

     . $1,800,000 (if the termination occurs between December 1, 2000 and December 31, 2000); or

     . $2,400,000 (if the effective time of the merger has not occurred by January 1, 2001).

     Any loan amounts outstanding at the closing date of the merger will reduce the aggregate purchase price Amgen will pay to the stockholders of Kinetix. In the event of the termination of the merger agreement prior to the closing of the merger, any amounts outstanding will be repaid by Kinetix to Amgen in accordance with the terms of the loan agreement that governs these loaned amounts.

Employment Agreements

     As a condition to the merger, eighty percent (80%) of Kinetix scientific employees are required to enter into employment agreements with Amgen and Kinetix. These employment agreements will generally will be for three year terms and provide for:

     .    base annual salaries;

     .    cash signing and retention bonuses;

     . two stock option grants, one that will vest over four or five years and one that will vest on the third anniversary of the date of grant; and

     .    severance upon termination in specified circumstances.

     In addition, Dr. Nicholas Lydon and Dr. David Armistead must enter into employment agreements as a condition to the merger. The terms of these employment agreement are described in "Interests of Certain Persons in the Merger."

Non-Competition Agreements

     As a condition to Amgen's obligation to consummate the merger, eighty percent (80%) of Kinetix scientific employees and Dr. Lydon and Dr. Armistead must enter into non-competition agreements. Pursuant to these agreements, each such employee agrees that, until the earlier of three years after the closing date of the merger or for two years after the cessation of such employee's employment, he or she will not, without prior written consent, directly or indirectly, be involved with programs or processes (including, without limitation, developing products or providing services) in the areas of inhibitors of protein kinases that were or are being pursued by Amgen or Kinetix at any time during such employee's employment, or assist others to do such prohibited things.

     The non-competition agreements further provide that for the same period of time such employees will not, directly or indirectly:

     . solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts of Amgen or Kinetix with whom such employee has dealt and about whom such employee gained proprietary information;

     . recruit, solicit or hire any person who is, or within the 6 months preceding the employee's termination or cessation of employment was, an officer, director, employee, consultant, agent or representative of Amgen or Kinetix, or assist others to do so; or

     . induce or attempt to induce any officer, director, employee, consultant, agent or representative of Amgen or Kinetix to discontinue his or her or its relationship with Amgen or Kinetix or to commit any act that, if committed, would constitute a breach of the non-competition agreement.

     The noncompetition agreements for Dr. Lydon and Dr. Armistead are substantially similar to those to be entered into by the Kinetix scientists with the exception that Dr. Lydon and Dr. Armistead also may not participate in a field involving targets that Amgen is pursuing.

Mutual Agreements to Arbitrate

     In connection with the merger, and in consideration of their continued employment following the merger, eighty percent (80%) of Kinetix scientific employees are each required to enter into mutual agreements to arbitrate. Under this agreement, Amgen, Kinetix and the employee mutually consent to the resolution by arbitration of all claims or controversies, whether or not arising out of the employee's employment (or its termination), that Amgen or Kinetix may have against the employee or that the employee may have against Amgen or Kinetix or against their officers, directors, employees, or agents in their capacity as such or otherwise.

     Claims not covered by the arbitration agreements include:

     . Claims for workers' compensation or unemployment compensation benefits are not covered by this agreement;

     . claims by Amgen or Kinetix or by the employee for temporary restraining orders or preliminary injunctions ("temporary equitable relief") in cases in which such temporary equitable relief would be otherwise authorized by law; and

     . claims by Amgen or Kinetix or by the employee made pursuant to or in accordance with the indemnification provisions (Sections 9(c) or 9(g)) of the merger agreement.

Proprietary Information and Inventions Agreements

     In connection with the merger, and in consideration of their continued employment following the merger, eighty percent (80%) of Kinetix scientific employees are each required to enter into proprietary information and inventions agreements. Under these agreements, where "proprietary information" is used to mean trade secrets, research, inventions, confidential knowledge, data or any other information or materials that Amgen or Kinetix treats or considers as proprietary, each employee, among other things:

     . agrees to hold Amgen's and Kinetix's proprietary information in the strictest confidence and not, except with the written permission of an officer of Amgen, disclose any proprietary information to anyone other than Amgen or Kinetix personnel who need such information in connection with their work for Amgen or Kinetix;

     . acknowledges that the proprietary information is solely the property of Amgen and Kinetix and agrees not to challenge or question the validity of Amgen's and Kinetix's rights in any proprietary information;

     . assigns to Amgen and Kinetix all right, title and interest to all inventions that the employee makes during or after employee's term of employment, whether developed in whole or in part using Amgen's or Kinetix's equipment or trade secret information; and

     . acknowledges that Amgen and Kinetix forbid the employee (i) from the use or disclosure of any information that is proprietary to any competitor of Amgen and Kinetix and (ii) from the use of any confidential information, if any, of any former employer or any other person to whom the employee has an obligation of confidentiality.

               PROPOSAL 2: APPROVAL OF VESTING OF RESTRICTED STOCK
                    AND ADDITIONAL GRANTS OF RESTRICTED STOCK

Actions Requiring Approval

     Prior to but contingent on the merger, Kinetix intends to take the following actions:

     (1) Kinetix will amend the Kinetix Pharmaceuticals, Inc. 1997 Equity Incentive Plan to provide that, in the event of a change in control of Kinetix, the time during which grants of restricted stock and options under the plan become vested shall automatically be accelerated so that the unvested portions of all such grants will be vested prior to the change in control, provided,
                                                                  --------
however, that the automatic vesting of any unvested portion of grants of
-------
restricted stock that have been made to Dr. Nicholas Lydon, Dr. David Armistead, Nancy Stuart, Dr. Jeffrey Hsi, and Dr. David Stover will be subject to stockholder approval in accordance with the requirements of Section 280G(b)(5)(B) of the Internal Revenue Code of 1986, as amended; and

     (2) Kinetix will make additional grants to all employees except Dr. Lydon and Dr. Armistead of additional shares of restricted stock which will be converted in the merger into Amgen common stock subject to the same restrictions, provided, however, that the grants of such restricted stock to Ms.
              --------  -------
Stuart, Dr. Hsi, and Dr. Stover will be subject to stockholder approval in accordance with the requirements of Section 280G(b)(5)(B) of the Code.

     As discussed more fully below, the merger-related compensation to be received by Dr. Lydon, Dr. Armistead, Ms. Stuart, Dr. Hsi and Dr. Stover resulting from the actions described above could have adverse tax consequences to them and to Amgen under Sections 280G and 4999 of the Internal Revenue Code (the "Code"). There will be no such adverse tax consequences, however, if the merger-related compensation to be paid to these individuals is first approved by a separate vote of the stockholders of Kinetix who own more than 75% of the voting power of all of the Kinetix stock outstanding immediately before the merger.

     Accordingly, Kinetix stockholders are being asked to consider and vote upon a proposal to approve:

     (1) the automatic acceleration of vesting of the unvested portion of restricted stock grants that have previously been made to Dr. Lydon, Dr. Armistead, Ms. Stuart, Dr. Hsi, and Dr. Stover; and

     (2) the grants of additional restricted stock to Ms. Stuart, Dr. Hsi, and Dr. Stover,

both as described above. Each of Dr. Lydon, Dr. Armistead, Ms. Stuart, Dr. Hsi, and Dr. Stover have signed agreements pursuant to which they have waived any rights they may otherwise have to the automatic vesting of their shares if the requisite stockholder approval of such vesting has not been obtained.

Potential Adverse Tax Consequences of the Merger-Related Compensation

     In general, when there is a change in the ownership or effective control of a corporation and an employee or other individual who performs services for the corporation and who is an officer, highly-compensated individual or significant shareholder (defined as a "disqualified individual") receives compensatory payments that are contingent upon that change in ownership or control, those payments may constitute "parachute" payments under Section 280G of the Code. The payments generally will be considered to be parachute payments if the aggregate value of those payments equals or exceeds three times an amount known as the individual's "base amount." The individual's base amount is equal to the individual's average annual taxable compensation from the corporation for the five calendar years preceding the year in which the change in ownership or control occurs. If the payments are considered to be parachute payments, then the portion of each payment that is an excess parachute payment (defined as an amount equal to the excess of the parachute payment over the individual's base amount allocated to that payment) is subject to the following tax treatment:

     . the payor is denied a tax deduction for the excess parachute payment under Section 280G; and

     . the recipient is subject to a nondeductible twenty percent (20%) excise tax on the excess parachute payment under Section 4999.

     Any payment that is in the nature of compensation and that is contingent on a change in ownership or control may constitute a parachute payment, including not only payments of cash or other property but also the present value of the accelerated vesting of restricted stock awards. Payments made under an agreement entered into in connection with a change in ownership or control are presumed to be contingent on the change in control and thus may be considered to be parachute payments.

Stockholder Approval Exception

     Under an exemption from the definition of the term parachute payment, compensatory payments to a disqualified individual with respect to a corporation undergoing a change in ownership or control will not be parachute payments if
(i) immediately before the change in control, the stock of the corporation was not readily tradable, (ii) the payments are approved by a separate vote of the holders of stock possessing more than 75% of the voting power of all outstanding stock of the corporation, disregarding stock owned, actually or constructively, by the intended recipients of the payments, and (iii) there was adequate disclosure of all material facts concerning such payments to all stockholders entitled to vote. In addition, the stockholder vote must determine the right of the disqualified individuals to receive the payments.

Merger-Related Compensation for Which Stockholder Approval Is Being Sought

     Listed below are the employees who are likely to be disqualified individuals with respect to Kinetix at the time of the merger and whose merger-related compensation could result in excess parachute payments under the rules described above. To ensure that the merger-related compensation to these individuals will be exempt from treatment as parachute payments, Kinetix is seeking stockholder approval of that compensation.

     Nicholas Lydon, Ph.D.
     ---------------------

     Dr. Lydon has been employed as President and Chief Executive Officer of Kinetix since June 1997. Following the merger, it is anticipated that Dr. Lydon will be employed by Amgen as Vice President, Small Molecule Drug Discovery, under an employment agreement providing for (i) a new hire bonus of $75,000, of which $25,000 will be paid within 30 days of the closing date of the merger and $50,000 will be paid on the first anniversary of the closing date of the merger,
(ii) a base salary at an annual rate of $240,000 and (iii) an option to purchase 90,000 shares of Amgen common stock at their fair market value on the date of grant, vesting over a three-year period beginning after the second year and ending at the end of the fifth year after the closing date of the merger.

     In 1997, Dr. Lydon purchased 3,126,153 shares of Kinetix common stock at a per share purchase price of $.001, pursuant to a restricted stock purchase agreement providing that the shares will vest over a four-year period and that unvested shares will be subject to repurchase by Kinetix at the $.001 share purchase price upon termination of his employment. Of the shares purchased in 1997, 2,891,692 are vested and 234,461 remain unvested. If Dr. Lydon's unvested shares become vested in connection with the merger, it is possible that this accelerated vesting could result in a parachute payment and the imposition of a 20% excise tax on Dr. Lydon. Dr. Lydon has signed an agreement pursuant to which he has waived any right to the automatic vesting of his unvested shares if the requisite stockholder approval of such vesting has not been obtained.

     David Armistead, Ph.D.
     ----------------------

     Dr. Armistead has been employed as Vice President of Research and Development and Chief Scientific Officer of Kinetix since August 1997. Following the merger, it is anticipated that Dr. Armistead will be employed by Amgen as Vice President, Chemistry, under an employment agreement providing for (i) a starting bonus of $70,000, of which $30,000 will be paid within 30 days of the closing date of the merger and $40,000 on the first anniversary of the closing date, (ii) a base salary at an annual rate of $210,000, and (iii) an option to purchase 50,000 shares of Amgen common stock at their fair market value on the date of grant, vesting over 5 years after the closing date of the merger.

     In 1997, Dr. Armistead purchased 1,723,077 shares of Kinetix common stock at a per share purchase price of $.01, pursuant to a restricted stock purchase agreement providing that the shares will vest over a four-year period and that unvested shares will be subject to repurchase by Kinetix at the $.01 share purchase price upon termination of his employment. Of the shares purchased in 1997, 1,378,461.6 are vested and 344,615.4 remain unvested. If Dr. Armistead's unvested shares become vested in connection with the merger, it is possible that this accelerated vesting could result in a parachute payment and the imposition of a 20% excise tax on Dr. Armistead. Dr. Armistead has signed an agreement pursuant to which he has waived any right to the automatic vesting of his unvested shares if the requisite stockholder approval of such vesting has not been obtained.

     Nancy Stuart
     ------------

     Ms. Stuart has been employed as Vice President of Business Development of Kinetix since February 1998. During that period, Ms. Stuart has purchased a total of 134,342 shares of Kinetix common stock at a per share purchase price of $.01, pursuant to restricted stock purchase agreements providing that the shares will vest annually over a five year period and that unvested shares will be subject to repurchase by Kinetix at the $.01 share purchase price upon termination of her employment. The dates of these share purchases and the number of vested and unvested shares with respect to each purchase are set forth below.

     Date of Purchase            Vested Shares             Unvested Shares
     ----------------            -------------             ---------------
     February 2, 1998               49,230                     73,845
     January 29, 1999                2,253                      9,014

     On June 15, 2000, Ms. Stuart purchased 123,075 shares of Kinetix common stock pursuant to a restricted stock purchase agreement providing that (i) the shares will begin to vest upon approval of the Board following the signing by Kinetix of a corporate collaboration agreement or an agreement that would result in a change in control of Kinetix and will thereafter vest annually over a five year period beginning January 1, 2000 and (ii) unvested shares will be subject to repurchase by Kinetix at the $.01 share purchase price upon termination of her employment.

     If Ms. Stuart's unvested shares become vested in connection with the merger, this vesting may result in a parachute payment and the imposition of a 20% excise tax on Ms. Stuart. Ms. Stuart has signed an agreement pursuant to which she has waived any right to the automatic vesting of her unvested shares if the requisite stockholder approval of such vesting has not been obtained.

     Prior to and contingent upon the merger, Ms. Stuart will be awarded the right to purchase an additional 70,268 shares of Kinetix common stock at a per share purchase price of $.01, pursuant to a restricted stock purchase agreement providing that the shares will vest over three years and that unvested shares will be subject to repurchase by Kinetix at the $.01 share purchase price upon termination of her employment. Pursuant to the merger agreement, these additional shares will be converted in the merger into Amgen shares subject to the same terms. As the shares vest, the excess of their fair market value over their share purchase price (approximately $326,750 in the aggregate as of the closing date of the merger) will be taxable compensation income to Ms. Stuart. The grant of these shares may be treated as a parachute payment, resulting in the imposition of a 20% excise tax on Ms. Stuart and the loss of a tax deduction by Amgen.

     Jeffrey Hsi, Ph.D., J.D.
     ------------------------

     Dr. Hsi has been employed as Patent Counsel of Kinetix since September 1998. During that period, Dr. Hsi has purchased a total of 123,846 shares of Kinetix common stock at a per share purchase price of $.01, pursuant to restricted stock purchase agreements providing that the shares will vest over a five-year period and that unvested shares will be subject to repurchase by Kinetix at the $.01 share purchase price upon termination of his employment. The dates of Dr. Hsi's share purchases and the number of vested and unvested shares with respect to each purchase are set forth below.

     Date of Purchase            Vested Shares             Unvested Shares
     ----------------            -------------             ---------------

     October 14, 1998               29,539                     44,307
     March 3, 2000                       0                     50,000

     If Dr. Hsi's unvested shares become vested in connection with the merger, this accelerated vesting in combination with the other merger-related compensation to him may result in a parachute payment and the imposition of a 20% excise tax on Dr. Hsi. Dr. Hsi has signed an agreement pursuant to which he has waived any right to the automatic vesting of his unvested shares if the requisite stockholder approval of such vesting has not been obtained.

     Prior to and contingent upon the merger, Dr. Hsi will be awarded the right to purchase an additional 70,268 shares of Kinetix common stock at a per share purchase price of $.01, pursuant to a restricted stock purchase agreement providing that the shares will vest over three years and that unvested shares will be subject to repurchase by Kinetix at the $.01 share purchase price upon termination of employment. Pursuant to the merger agreement, these shares will be converted in the merger into Amgen shares subject to the same terms. As the shares vest, the excess of their fair market value over their share purchase price (approximately $326,750 in the aggregate as of the closing date of the merger) will be taxable compensation income to Dr. Hsi. The grant of these shares may be treated as a parachute payment, resulting in the imposition of a 20% excise tax on Dr. Hsi and the loss of a tax deduction by Amgen.

     David Stover, Ph.D.
     -------------------

     Dr. Stover has been employed as Director of Biochemistry of Kinetix since May 1997. During that period, Dr. Stover has purchased a total of 279,203 shares of Kinetix common stock at a per share purchase price of $.01, pursuant to restricted stock purchase agreements providing that the shares will vest over periods of from three to five years and that unvested shares will be subject to repurchase by Kinetix at the $.01 share purchase price upon termination of employment. The dates of Dr. Stover's share purchases and the number of vested and unvested shares with respect to each purchase are set forth below.

     Date of Purchase            Vested Shares             Unvested Shares
     ----------------            -------------             ---------------

     May 5, 1997                    152,193                    93,962
     January 29, 1999                 4,109.6                  16,438.4
     January 31, 2000                     0                    12,500


     If Dr. Stover's unvested shares become vested in connection with the merger, this accelerated vesting may result in a parachute payment and the imposition of a 20% excise tax on Dr. Stover. Dr. Stover has signed an agreement pursuant to which he has waived any right to the automatic vesting of his unvested shares if the requisite stockholder approval of such vesting has not been obtained.

     Prior to and contingent upon the merger, Dr. Stover will be awarded the right to purchase an additional 70,268 shares of Kinetix common stock at a per share purchase price of $.01, pursuant to a restricted stock purchase agreement providing that the shares will vest over three years and that unvested shares will be subject to repurchase by Kinetix at the $.01 share purchase price upon termination of employment. Pursuant to the merger agreement, these shares will be converted in the merger into Amgen shares subject to the same terms. As the shares vest, the excess of their fair market value over their share purchase price (approximately $326,750 in the aggregate as of the closing date of the merger) will be taxable compensation income to Dr. Stover. The grant of these shares may be treated as a parachute payment, resulting in the imposition of a 20% excise tax on Dr. Stover and the loss of a tax deduction by Amgen.

Effect of Stockholder Vote

     To ensure that the merger related compensation to be received by Dr. Lydon, Dr. Armistead, Ms. Stuart, Dr. Hsi and Dr. Stover will not be treated as parachute payments, it is necessary to obtain the affirmative vote of more than 75% of all stockholders of Kinetix (excluding Dr. Lydon, Dr. Armistead, Ms. Stuart, Dr. Hsi and Dr. Stover) approving the automatic acceleration of vesting of the unvested restricted stock held by these individuals and the grants of additional restricted stock to Ms. Stuart, Dr. Hsi and Dr. Stover. In addition, that vote must determine the right of Dr. Lydon, Dr. Armistead, Ms. Stuart, Dr. Hsi and Dr. Stover to receive the merger-related compensation. Accordingly, the merger agreement provides that the merger-related compensation to be received by these individuals will not be made unless the requisite stockholder approval has been obtained. In addition, each of Dr. Lydon, Dr. Armistead, Ms. Stuart, Dr. Hsi and Dr. Stover have signed agreements pursuant to which they have waived any right to automatic acceleration of vesting of their shares if the requisite stockholder approval of such automatic acceleration of vesting of their shares has not been obtained.

Recommendation of the Kinetix Board of Directors

     The Kinetix board of directors unanimously recommends that the Kinetix stockholders vote "FOR" the 280G proposal.

                  AMGEN INC. AND KINETIX PHARMACEUTICALS, INC.

          UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combining balance sheet as of June 30, 2000 and the unaudited pro forma condensed combining statements of operations for the year ended December 31, 1999 and the six months ended June 30, 2000 have been prepared to illustrate the effect of the merger as though the merger had occurred on June 30, 2000 in the pro forma balance sheet and as of January 1, 1999 in the pro forma statements of operations. The pro forma information is based upon the historical consolidated financial statements of Amgen and the historical financial statements of Kinetix, giving effect to the merger under the purchase method of accounting and the assumptions and adjustments described below. All interim financial data used to develop the Amgen and Kinetix unaudited pro forma condensed combining balance sheet and statement of operations are unaudited, but in the opinion of Amgen management and Kinetix management, respectively, reflect all adjustments necessary (consisting only of normal recurring accruals) for a fair presentation thereof. However, results for interim periods may not be indicative of results that may be achieved in a full fiscal year.

     The unaudited pro forma condensed combining financial statements are presented for illustrative purposes only and are not necessarily indicative of the consolidated financial position or consolidated results of operations that would have been reported had the merger occurred on the dates indicated, nor do they represent a forecast of the consolidated financial position at any future date or the consolidated results of operations for any future period. Furthermore, no effect has been given in the unaudited pro forma condensed combining statements of operations for synergistic benefits that may be realized through the combination of the two companies or costs that may be incurred in integrating their operations. The unaudited pro forma condensed combining financial statements should be read in conjunction with the historical consolidated financial statements of Amgen and Kinetix covering those periods.

     For purposes of the unaudited pro forma condensed combining financial statements, Amgen acquired all the outstanding shares of Kinetix in a tax free exchange for a total purchase price of $172,030,000, which includes estimated merger related costs of $830,000. The purchase price assumes the Kinetix $1,200,000 convertible promissory note was converted into Kinetix common stock prior to the merger, thereby increasing the aggregate value of Amgen common stock received by Kinetix stockholders as merger consideration. The unaudited pro forma condensed combining financial statements assume the acquisition of all 35,237,264 shares of Kinetix common stock in exchange for approximately 2,525,000 shares of unrestricted Amgen common stock and the acquisition of all 1,517,786 shares of Kinetix restricted common stock in exchange for approximately 109,000 shares of restricted Amgen common stock. (A price of $65 per share for Amgen common stock was used to calculate the number of Amgen shares assumed to be issued. See "The Merger--Merger Consideration" (page 33) for a discussion of how the actual share exchange ratio is calculated.) The value assigned to the Amgen restricted common stock ($7,070,000) is presented as unearned compensation in the unaudited pro forma condensed combining balance sheet, and a portion of this amount is expensed in the unaudited pro forma condensed combining statements of operations based upon the periods the restrictions lapse.

     The purchase price is allocated to identifiable tangible and intangible assets and liabilities of Kinetix pursuant to the purchase method of accounting. The allocated amounts reflected in the accompanying pro forma financial statements are preliminary and based upon analysis of the fair values of those assets and liabilities derived from information currently available. The excess of the purchase price over the fair values of assets and liabilities acquired is allocated to goodwill. The amount assigned to goodwill in the unaudited pro forma condensed combining balance sheet amounted to $100,944,000 and will be amortized over a 15 year period.

     The fair values of assets acquired include $30,100,000 allocated to acquired in-process research and development. This value was determined by Amgen management's analysis of data concerning four substantive in-process research projects. The values of these research projects were determined based on analyses using cash flows to be generated by the products that result from the in-process projects. These cash flows were estimated by forecasting total revenues expected from these products and then deducting appropriate operating expenses, cash flow adjustments and contributory asset returns to establish a forecast of net returns on the in-process technology. These net returns were substantially reduced to take into account the time value of money and the risks associated with the inherent difficulties and uncertainties in developing specific molecules into viable human therapeutics given the projected stage of development of these projects at the date of the merger. Finally, these net returns were multiplied by the estimated percentage completed of each project, based upon an analysis of three factors--time, cost and complexity. The above analysis resulted in approximately $30,100,000 of value assigned to acquired in-process research and development, which, under generally accepted accounting principles, will be expensed upon completion of the merger. A discounted, risk-adjusted cash flow analysis was also performed to value the technology platform of Kinetix that is expected to generate future molecules that may be developed into human therapeutics. This analysis resulted in valuing the acquired base technology at $36,600,000, which will be capitalized and amortized over a 15 year period. Amgen management believes the assumptions used in valuing acquired in-process research and development and base technology are reasonable, but are inherently uncertain, and no assurance can be given that the assumptions made will occur.

     The unaudited pro forma condensed combining statements of operations for the year ended December 31, 1999 and for the six months ended June 30, 2000 do not include the $30,100,000 write-off of acquired in-process technology as it is a material non-recurring charge. It will be included in the actual consolidated statement of operations of Amgen in the period the transaction is consummated.

     Shares used in calculating pro forma basic earnings per share for the year ended December 31, 1999 and for the six months ended June 30, 2000 are based upon the historical number of Amgen shares used to calculate basic earnings per share during these periods, adjusted to reflect the issuance of 2,525,000 shares of Amgen unrestricted common stock to acquire all the unrestricted shares of Kinetix common stock. Shares used in calculating pro forma diluted earnings per share for the year ended December 31, 1999 and for the six months ended June 30, 2000 are based upon the historical number of Amgen shares used to calculate diluted earnings per share during these periods, adjusted to reflect the issuance of 2,525,000 shares of Amgen unrestricted common stock and 109,000 shares of Amgen restricted common stock to acquire all the unrestricted and restricted shares of Kinetix common stock.

            Pro Forma Condensed Combining Statement of Operations
                     For the Year Ended December 31, 1999

                     (In thousands, except per share data)
                                  (Unaudited)

                                                                       Pro Forma      Pro Forma
                                              Amgen       Kinetix     Adjustments     Combined
                                           -----------   ---------    -----------    ----------
Revenues:
  Product sales                            $3,042,825    $      -     $      -       $3,042,825
  Corporate partner revenues                  161,396           -            -          161,396
  Royalty income                              135,858           -            -          135,858
                                           ----------    --------     --------       ----------
    Total revenues                          3,340,079           -            -        3,340,079
                                           ----------    --------     --------       ----------
Operating expenses:
  Cost of sales                               402,143           -            -          402,143
  Research and development                    822,791       4,498        4,982  (1)     832,271
  Selling, general and administrative         654,307         977        6,730  (2)     662,014
  Loss of affiliates, net                      16,808           -            -           16,808
  Legal award                                 (49,000)          -            -          (49,000)
                                           ----------    --------     --------       ----------
    Total operating expenses                1,847,049       5,475       11,712        1,864,236
                                           ----------    --------     --------       ----------

Operating income (loss)                     1,493,030      (5,475)     (11,712)       1,475,843

Other income/(expense):
  Interest and other income, net               88,360         391            -           88,751
  Interest expense, net                       (15,234)        (97)           -          (15,331)
                                           ----------    --------     --------       ----------
    Total other income                         73,126         294            -           73,420
                                           ----------    --------     --------       ----------

Income (loss) before income taxes           1,566,156      (5,181)     (11,712)       1,549,263

Provision (benefit) for income taxes          469,800           -       (3,994) (3)     465,806
                                           ----------    --------     --------       ----------
Net income (loss)                          $1,096,356    $ (5,181)    $ (7,718)      $1,083,457
                                           ==========    ========     ========       ==========
Earnings per share:
  Basic                                         $1.07                                     $1.06
  Diluted                                       $1.02                                     $1.00

Shares used in calculation of
 earnings per share:
  Basic                                     1,021,699                    2,525  (4)   1,024,224
  Diluted                                   1,078,346                    2,634  (5)   1,080,980

(1) Reflects amortization of identifiable intangible assets based on the fair values assigned to these assets at the date of acquisition. The amount also reflects the recognition of compensation expense related to restricted common stock issued in connection with the acquisition of Kinetix.

(2) Reflects the amortization of goodwill arising from the excess of the purchase price over the fair values of assets and liabilities acquired.

(3) Reflects the tax effects of amortization of identifiable intangible assets, recognition of restricted common stock compensation expense and benefit of current period losses of Kinetix.

(4) Reflects the issuance of shares of unrestricted Amgen common stock to acquire the unrestricted shares of Kinetix common stock.

(5) Reflects the issuance of shares of unrestricted and restricted Amgen common stock to acquire all the unrestricted and restricted shares of Kinetix common stock.

            Pro Forma Condensed Combining Statement of Operations
                    For the Six Months Ended June 30, 2000

                     (In thousands, except per share data)
                                  (Unaudited)

                                                                       Pro Forma      Pro Forma
                                              Amgen       Kinetix     Adjustments     Combined
                                           -----------   ---------    -----------    ----------
Revenues:
  Product sales                            $1,504,428    $      -     $      -       $1,504,428
  Corporate partner revenues                  135,286           -            -          135,286
  Royalty income                               88,755           -            -           88,755
                                           ----------    --------     --------       ----------
    Total revenues                          1,728,469           -            -        1,728,469
                                           ----------    --------     --------       ----------
Operating expenses:
  Cost of sales                               187,343           -            -          187,343
  Research and development                    392,614       2,656        2,491  (1)     397,761
  Selling, general and administrative         374,785         684        3,365  (2)     378,834
  Loss of affiliates, net                      21,332           -            -           21,332
                                           ----------    --------     --------       ----------
    Total operating expenses                  976,074       3,340        5,856          985,270
                                           ----------    --------     --------       ----------

Operating income (loss)                       752,395      (3,340)      (5,856)         743,199

Other income/(expense):
  Interest and other income, net               79,568         172            -           79,740
  Interest expense, net                        (7,602)        (47)           -           (7,649)
                                           ----------    --------     --------       ----------
    Total other income                         71,966         125            -           72,091
                                           ----------    --------     --------       ----------

Income (loss) before income taxes             824,361      (3,215)      (5,856)         815,290

Provision (benefit) for income taxes          255,552           -       (2,243) (3)     253,309
                                           ----------    --------     --------       ----------
Net income (loss)                          $  568,809    $ (3,215)    $ (3,613)      $  561,981
                                           ==========    ========     ========       ==========
Earnings per share:
  Basic                                         $0.55                                     $0.55
  Diluted                                       $0.52                                     $0.52

Shares used in calculation of
 earnings per share:
  Basic                                     1,025,379                    2,525  (4)   1,027,904
  Diluted                                   1,084,594                    2,634  (5)   1,087,228

(1) Reflects amortization of identifiable intangible assets based on the fair values assigned to these assets at the date of acquisition. The amount also reflects the recognition of compensation expense related to restricted common stock issued in connection with the acquisition of Kinetix.

(2) Reflects the amortization of goodwill arising from the excess of the purchase price over the fair values of assets and liabilities acquired.

(3) Reflects the tax effects of amortization of identifiable intangible assets, recognition of restricted common stock compensation expense and benefit of current period losses of Kinetix.

(4) Reflects the issuance of shares of unrestricted Amgen common stock to acquire the unrestricted shares of Kinetix common stock.

(5) Reflects the issuance of shares of unrestricted and restricted Amgen common stock to acquire all the unrestricted and restricted shares of Kinetix common stock.

         Pro Forma Condensed Combining Balance Sheet as of June 30, 2000

                                (In thousands)
                                  (Unaudited)

                                                                          Pro Forma          Pro Forma
                                                  Amgen       Kinetix    Adjustments         Combined
                                               -----------   ---------   -----------        ----------
                    ASSETS
Current assets:
  Cash and cash equivalents                    $  136,193    $  4,361    $      -           $  140,554
  Marketable securities                         1,484,871           -           -            1,484,871
  Trade receivables                               312,323           -           -              312,323
  Inventories                                     272,596           -           -              272,596
  Other current assets                            176,609          98       4,767  (1)         181,474
                                               ----------    --------    --------           ----------
      Total current assets                      2,382,592       4,459       4,767            2,391,818

Property, Plant and equipment at cost-net       1,638,551       1,804           -            1,640,355
Investment in affiliated companies                120,908           -           -              120,908
Other equity investments                          238,425           -           -              238,425
Other assets                                      162,765          87      36,600  (1)         187,121
                                                                          (12,331) (1)
Acquired in-process research and development            -           -      30,100  (1)               -
                                                                          (30,100) (2)
Goodwill                                                -           -     100,944  (1)         100,944
                                               ----------    --------    --------           ----------
                                               $4,543,241    $  6,350    $129,980           $4,679,571
                                               ==========    ========    ========           ==========

     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                             $  120,140    $    375    $      -           $  120,515
  Accrued liabilities                             616,115          77           -              616,192
  Commercial paper                                 99,723           -           -               99,723
  Current portion of long-term debt and
    lease obligations                                   -         434           -                  434
                                               ----------    --------    --------           ----------
      Total current liabilities                   835,978         886           -              836,864

Long-term debt and lease obligations              223,000         584           -              223,584

Redeemable, convertible preferred stock                 -      20,899     (20,899) (1)               -

Stockholders' equity (deficit):
  Common stock                                        102           8          (8) (1)             102
  Additional paid-in capital                    2,408,892         798        (798) (1)       2,580,922
                                                                          172,030  (1)(3)
  Retained earnings (deficit)                   1,049,737     (16,160)     16,160  (1)       1,019,637
                                                                          (30,100) (2)
  Accumulated other comprehensive income           25,532           -           -               25,532
  Unearned compensation                                 -        (665)        665  (1)          (7,070)
                                                                           (7,070) (3)
                                               ----------    --------    --------           ----------
        Total stockholders' equity (deficit)    3,484,263     (16,019)    150,879            3,619,123
                                               ----------    --------    --------           ----------
                                               $4,543,241    $  6,350    $129,980           $4,679,571
                                               ==========    ========    ========           ==========

(1) Reflects the purchase of Kinetix and the allocation of the purchase price, based on estimated fair values, of assets and liabilities acquired. Also reflects the recognition of deferred income taxes arising from the differences between the bases of assets for financial statement and income tax purposes and from acquired net operating losses and tax credits.

(2) Reflects the one-time write-off of $30,100 of acquired in-process research and development.

(3) Reflects the value of Amgen unvested restricted common stock issued to employees of Kinetix in exchange for their shares of Kinetix restricted common stock.

                      MARKET PRICE INFORMATION AND DIVIDENDS

     Amgen common stock trades on The Nasdaq Stock Market under the symbol "AMGN." As of November 1, 2000, there were approximately 14,500 holders of record of Amgen's common stock. No cash dividends have been paid on the common stock to date, and Amgen currently intends to utilize any earnings for development of Amgen's business and for repurchases of its common stock. There is no public trading market for Kinetix's capital stock.

     The following table sets forth, for the fiscal periods indicated, the range of high and low closing sale prices of Amgen's common stock as quoted on The Nasdaq Stock Market for the quarterly periods indicated.

                                               High      Low
                                              ------    ------
              1998
              First Quarter................   $15.41    $11.78
              Second Quarter...............    16.69     13.95
              Third Quarter................    19.91     15.22
              Fourth Quarter...............    26.22     17.27

              1999
              First Quarter................   $39.53    $26.14
              Second Quarter...............    40.00     26.16
              Third Quarter................    43.78     29.50
              Fourth Quarter...............    64.88     37.84

              2000
              First Quarter................   $74.69    $52.25
              Second Quarter...............    70.38     51.31
              Third Quarter................    78.00     64.94
              Fourth Quarter (through
                November 1, 2000)..........    71.38     54.13

     The following table sets forth the high and low sales prices per share of Amgen common stock on The Nasdaq Stock Market on October 16, 2000, the last trading day before the public announcement of the merger agreement, and on _________, 2000, the last trading day before the date of this proxy statement/prospectus:

                                                    Amgen
                                                Common Stock
                                              ----------------
                                               High      Low
                                              ------    ------
              October 16, 2000.............   $66.13    $61.81
              _________, 2000..............

                  COMPARISON OF RIGHTS OF COMMON STOCKHOLDERS
                  OF AMGEN AND COMMON STOCKHOLDERS OF KINETIX

     The rights of Amgen and Kinetix stockholders are currently governed by the Delaware General Corporation Law, and the respective certificates of incorporation and by-laws of Amgen and Kinetix. Upon completion of the merger, the rights of Kinetix stockholders who become stockholders of Amgen in the merger will continue to be governed by the Delaware General Corporation Law, Amgen's restated certificate of incorporation, as amended, Amgen's amended and restated by-laws and Amgen's rights agreement.

     The following description summarizes the material differences that may affect the rights of Amgen and Kinetix stockholders but is not a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. Stockholders should read carefully the relevant provisions of the Delaware General Corporation Law, Amgen's restated certificate of incorporation, as amended, and amended and restated by-laws and Kinetix's certificate of incorporation and by-laws. Upon consummation of the merger, the stockholders of Kinetix will become the stockholders of Amgen.

                                               Amgen                                         Kinetix
Authorized Capital Stock   The total authorized shares of capital stock     The total authorized shares of capital
                           of Amgen consists of (1) 2,750,000,000 shares    stock of Kinetix consists of (1)
                           of common stock and (2) 5,000,000 shares of      40,682,942 shares of common stock and (2)
                           preferred stock, 2,275,000 of which is           26,352,939 shares of preferred stock,
                           designated as Series A preferred stock, all      16,000,000 of which is designated as
                           with a par value of $.0001.                      Series A preferred stock and 10,352,939
                           The Amgen board of directors may issue from      of which is designated as Series B
                           time to time on one or more series of            preferred stock, all with a par value of
                           preferred stock, and is authorized to fix,       $.001.
                           state and express the powers, rights,            The Kinetix board of directors may, by
                           designations, preferences, qualifications,       majority vote, provide for the issue of
                           limitations and restrictions thereof.            the undesignated preferred stock in one
                                                                            or more classes or series, each with such
                                                                            designations, preferences, voting powers,
                                                                            dividends, qualifications, special or
                                                                            relative rights or privileges as shall be
                                                                            stated by the board in creating such
                                                                            class or series.  The board does not have
                                                                            the right to create a class of preferred
                                                                            stock having preferences or privileges
                                                                            superior to the Series A or Series B
                                                                            preferred stock.
Board of Directors

Size of Board              The current board consists of eleven (11)        Kinetix currently has seven directors.
                           directors.                                       The by-laws provide that the number of
                                                                            directors shall be fixed by resolution of
                                                                            the board of directors.

Classification of Board    The board is divided into three classes and      No staggered board.
                           the directors are elected to staggered three
                           year terms.

Election of Directors      Directors are elected at Amgen's annual          The holders of preferred stock in Kinetix
                           meeting, or as soon thereafter as convenient     have the right to nominate and elect four
                           at a special meeting of the stockholders         (4) members of the board of directors.
                           called for that purpose.

Removal of Directors       At a special meeting called for the purpose,     Any director may be removed, with or
                           the board of directors, or any individual        without cause by a majority vote of the
                           director may be removed, with cause, and any     stockholders.
                           one or more new directors may be elected, by
                           the vote of stockholders holding a majority
                           of the outstanding shares entitled to vote at
                           an election of directors.

Vacancies on the Board     Newly created directorships resulting from       Unless and until filled by the
                           any vacancies shall be filled by the             stockholders, vacancies may be filled by
                           affirmative vote of the majority of directors    a vote of a majority of the directors
                           remaining in office.  The board of directors     then in office, or by the sole remaining
                           shall apportion the newly created                director.  Vacancies caused by the
                           directorships among the three classes so as      removal or resignation of a director
                           to maintain such classes as nearly equal in      elected by a specific preferred
                           number as possible.  Any director so elected     stockholder are filled only by such
                           shall hold office for the remainder of the       preferred stockholder.
                           full term of the class of directors in which
                           the new directorship was created.

Stockholders

Special Meetings           Special meetings may be called at any time by    Special meetings of stockholders may be
                           the president, the chairman of the board, the    called at any time by the president, the
                           chief executive officer or the board of          chairman of the board or the board of
                           directors.                                       directors, or by the secretary or any
                                                                            other officer upon the written request of
                                                                            one or more stockholders who hold at
                                                                            least a majority of the outstanding
                                                                            shares of stock of Kinetix entitled to
                                                                            vote at such meeting.

Voting Rights              Common stock holders have one vote for each      Common stock holders have one vote for
                           share of common stock held.                      each share of common stock held.
                           Certain business combinations with interested
                           stockholders require the affirmative vote of
                           the holders of a least sixty- six and
                           two-thirds percent (66-2/3%) of the voting
                           power of the then outstanding shares of
                           capital stock of Amgen entitled to vote
                           generally in the election of directors not
                           then held by the interested stockholder.

Record Date                The board of directors may fix in advance a      The board of directors may fix in advance
                           record date for the determination of the         a record date for the determination of
                           stockholders or to express consent to            the stockholders or to consent to
                           corporate action in writing without a            corporate action in writing without a
                           meeting.  Such record date shall not be more     meeting.  Such record date shall not be
                           than 60 nor less than 10 days before the date    more than 60 nor less than 10 days before
                           of such meeting, nor more than 60 days prior     the date of such meeting, nor more than
                           to any other action to which such record date    60 days prior to any other action to
                           releases.  If no record date is fixed the        which such record date relates.
                           record date for determining stockholders
                           entitled to notice shall be at the close of
                           business on the day next preceding the day on
                           which notice

                           is given or at the close of
                           business on the day on which the board of directors adopts the resolution relating to the purpose of the meeting.

Action by Written          Any action required or permitted to be taken     Any action to be taken at any annual or
 Consent                   by the stockholders of Amgen must be effected    special meeting of stockholders of
                           at a duly called annual or special meeting of    Kinetix may be taken by written consent
                           such holders and may not be effected by any      signed by the holders of outstanding
                           consent in writing by such holders.              stock having not less than the minimum
                                                                            number of votes that would be necessary
                                                                            to authorize or take such action at a
                                                                            meeting at which all shares entitled to
                                                                            vote on such action were present and
                                                                            voted.

Amendments to Organizational Documents

Certificate of             The certificate of incorporation cannot be       Subject to certain preferred stock
 Incorporation             amended in any manner adverse to the holders     approval rights, Kinetix reserves the
                           of Series A preferred stock without the          right to amend, alter change or repeal
                           affirmative vote of at least two-thirds of       any provision of the certificate of
                           the outstanding shares of Series A preferred     incorporation.
                           stock.

Bylaws                     May be repealed, altered or amended by the       Subject to certain preferred stock
                           affirmative vote of not less than sixty-six      approval rights, the by-laws may be
                           and two-thirds percent (66-2/3%) of the          altered, amended or repealed by a
                           outstanding shares of stock entitled to vote     majority vote of the directors present at
                           upon the election of directors.                  any regular or special meeting of the
                                                                            board of directors at which a quorum is
                                                                            present or may be altered, amended or
                                                                            repealed by the affirmative vote of a
                                                                            majority of the shares of the capital
                                                                            stock of the corporation issued and
                                                                            outstanding and entitled to vote at any
                                                                            regular meeting of stockholders, or at
                                                                            any special meeting of stockholders
                                                                            provided notice of such change shall have
                                                                            been stated in the notice of such special
                                                                            meeting.

Exculpation and Indemnification

Exculpation                Amgen's certificate of incorporation provides    Kinetix's certificate of incorporation
                           that a director shall not be personally          provides that a director shall not be
                           liable to Amgen or its stockholders for          personally liable to Kinetix or its
                           monetary damages for breach of fiduciary duty    stockholders for monetary damages for
                           as a director except for liability (i) for       breach of fiduciary duty as a director,
                           any breach of the director's duty of loyalty,    except to the extent that the elimination
                           (ii) for acts and omissions not in good faith    or limitation of liability is not
                           or which involve intentional misconduct (iii)    permitted under the Delaware General
                           under section 174 of the Delaware General        Corporation Law.
                           Corporation Law, or (iv) for any transaction
                           from which the director derived an improper
                           personal benefit.

Indemnification            Amgen shall indemnify its directors and          Kinetix's certificate of incorporation
                           officers, and shall have the power to            provides that Kinetix shall indemnify
                           indemnify its other employees and agents, to     each party who was or is a party, or is
                           the full extent permitted by the Delaware        threatened to be made a party to any
                           General Corporation Law.  Provided however,      threatened, pending or completed suit or
                           under certain circumstances, Amgen shall not     proceeding, whether civil, criminal,
                           be required to provide                           administrative or investigative, by
                           indemnification to directors and officers in     reason of the fact that he is or was, or
                           connection with a proceeding initiated by        has agreed to become, a director or
                           such person against Amgen or its directors,      officer of the corporation, or is
                           officers, employees or other agents.  The        serving, or has agreed to serve, at the
                           corporation shall advance expenses to each       request of the corporation, as a
                           such  party who was or is a party, or is         director, officer or trustee of, or in a
                           threatened to be made a party to any             similar capacity with, another
                           threatened, pending or completed suit or         corporation, partnership, joint venture,
                           proceeding, whether civil, criminal,             trust or other enterprise.
                           administrative or investigative, by reason of
                           the fact that he is or was, or has agreed to
                           become, a director or officer of the
                           corporation, or is serving, or has agreed to
                           serve, at the request of the corporation, as
                           a director, officer or trustee of, or in a
                           similar capacity with, another corporation,
                           partnership, joint venture, trust or other
                           enterprise; provided however, no advance
                           shall be made if the disinterested member of
                           the board, or independent legal counsel,
                           determines that such person acted in bad
                           faith or in a manner that such person did not
                           reasonably believe to be in or not opposed to
                           the best interests of Amgen.

Stockholder Rights Plan    Amgen entered into a Preferred Share Rights      None.
                           Agreement, dated as of February 18, 1997,
                           pursuant to which it has issued rights to
                           purchase Amgen preferred stock.

                                  LEGAL MATTERS

     The legality of Amgen common stock offered by this proxy statement/prospectus and certain United States federal income tax consequences of the merger will be passed upon for Amgen by its counsel, Latham & Watkins.

                                     EXPERTS

     The consolidated financial statements and schedule of Amgen Inc. included in the Amgen Inc. Annual Report (Form 10-K) for the year ended December 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The financial statements of Kinetix Pharmaceuticals, Inc. (A Development-Stage Company), at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, contained herein have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     Representatives of Ernst & Young LLP are not expected to be present at the special meeting.

                                  OTHER MATTERS

     As of the date of this proxy statement/prospectus, the Kinetix board of directors knows of no matters that will be presented for consideration at the special meeting of stockholders other than as described in this proxy statement/prospectus.

                       REFERENCES TO ADDITIONAL INFORMATION

     This proxy statement/prospectus incorporates important business and financial information about Amgen from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Amgen at the following addresses and telephone numbers:

                                  Amgen Inc.
                            One Amgen Center Drive
                     Thousand Oaks, California 91320-1799
                                (805) 447-1000
                          Attn.:  Corporate Secretary

     If you would like to request documents, please do so by _________, 2000 in order to receive them before the Kinetix special meeting.

See "Where You Can Find More Information" (page 71).

                       WHERE YOU CAN FIND MORE INFORMATION

     Amgen files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Amgen files with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference rooms at the following locations:

       Public Reference Room                New York Regional Office             Chicago Regional Office
       450 Fifth Street, N.W.                 7 World Trade Center                   Citicorp Center
             Room 1024                             Suite 1300                    500 West Madison Street
       Washington, D.C. 20549                  New York, NY 10048                       Suite 1400
                                                                                  Chicago, IL 60661-2511

     Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Amgen's Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the Securities and Exchange Commission at "http://www.sec.gov."

     Amgen filed a registration statement on Form S-4 on November 3, 2000 to register with the Securities and Exchange Commission the Amgen common stock to be issued to Kinetix stockholders in the merger. This proxy statement/prospectus is a part of that registration statement. As allowed by Securities and Exchange Commission rules, this proxy statement/prospectus does not contain all the information you can find in Amgen's registration statement or the exhibits to the registration statement.

     The Securities and Exchange Commission allows Amgen to "incorporate by reference" information into this proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to other documents filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement/prospectus.

     This proxy statement/prospectus incorporates by reference the documents set forth below that Amgen previously filed with the Securities and Exchange Commission. These documents contain important business and financial information about Amgen that is not included in or delivered with this proxy statement/prospectus.

Amgen Filings
(File No. 000-12477)                                                                Period
-------------------------------------------------         ------------------------------------------------------------
Annual Report on Form 10-K                                  for the fiscal year ended December 31, 1999.

Quarterly Report on Form 10-Q                               for the fiscal quarters ended March 31, 2000 and June 30,
                                                            2000.

Proxy Statement on Schedule 14A                             filed April 4, 2000.

Description of the Company's Common Stock,                  filed on September 7, 1983 and April 1, 1993, and on
 Contractual contingent payment rights and                  February 28, 1997, respectively.
 preferred share rights plan contained in the
 two Registration Statements on Form 8-A and the
 Form 8-K

Current Report on Form 8-K                                  filed November 3, 2000.

     Amgen also incorporates by reference additional documents that may be filed with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Amgen has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Amgen. All information contained in this proxy statement/prospectus relating to or concerning Kinetix has been supplied or furnished by Kinetix.

     If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them from Amgen, the Securities and Exchange Commission or the Securities and Exchange Commission's Internet web site as described above. Documents incorporated by reference are available from Amgen without charge, excluding all exhibits, except that if Amgen has specifically incorporated by reference an exhibit in this proxy statement/prospectus, the exhibit will also be provided without charge. Stockholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Amgen at the following address:

                                  Amgen Inc.
                            One Amgen Center Drive
                     Thousand Oaks, California 91320-1799
                                (805) 447-1000
                           Attn: Corporate Secretary

     You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. Neither Amgen nor Kinetix has authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated _________, 2000. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of Amgen common stock in the merger creates any implication to the contrary.

                         KINETIX PHARMACEUTICALS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                      Page
                                                                                      ----
Report of Ernst & Young LLP, Independent Auditors.................................    F-2

Balance Sheets as of December 31, 1998 and 1999 and June 30, 2000 (unaudited).....    F-3

Statements of Operations for the years ended 1997, 1998 and 1999, for the period from November 26, 1996 (date of inception) to December 31, 1999, for the six months ended  June 30, 1999 and 2000 (unaudited) and for the period
  from November 26, 1996 (date of inception) to June 30, 2000 (unaudited)..........   F-4

Statements of Redeemable, Convertible Preferred Stock  and Stockholders' Deficit
  for the period from November 26, 1996 (date of inception) to
  June 30, 2000 (unaudited)........................................................   F-5

Statements of Cash Flows for the years ended 1997, 1998 and 1999, for the period from November 26, 1996 (date of inception) to December 31, 1999, for the six months ended  June 30, 1999 and 2000 (unaudited) and for the period
  from November 26, 1996 (date of inception) to June 30, 2000 (unaudited)..........   F-7

Notes to Financial Statements......................................................   F-9


               Report of Ernst & Young LLP, Independent Auditors


Board of Directors and Stockholders
Kinetix Pharmaceuticals, Inc.

     We have audited the accompanying balance sheets of Kinetix Pharmaceuticals, Inc. (a Development-Stage Company) (the Company) as of December 31, 1998 and 1999, and the related statements of operations, redeemable, convertible preferred stock and stockholders' deficit, and cash flows for each of the three years in the period ended December 31, 1999 and the statements of operations, redeemable, convertible preferred stock and stockholders' deficit, and cash flows for the period from November 26, 1996 (date of inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kinetix Pharmaceuticals, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years ended December 31, 1999, and for the period from November 26, 1996 (date of inception) to December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                             /s/ Ernst & Young LLP

Boston, Massachusetts
February 14, 2000, except with respect to
  Note 5, as to which the date is April 26, 2000

                         Kinetix Pharmaceuticals, Inc.
                         (A Development-Stage Company)

                                Balance Sheets

                                                                     December 31                     June 30
                                                              1998                1999                2000
                                                           -----------        ------------        ------------
Assets                                                                                            (Unaudited)
Current assets:
  Cash and cash equivalents                                $ 4,571,847        $  7,232,363        $  4,360,767
  Prepaid expenses                                              16,694              28,807              25,919
  Due from employee                                             16,000              17,193              11,601
  Other current assets                                               -              10,000              60,631
                                                           -----------        ------------        ------------
Total current assets                                         4,604,541           7,288,363           4,458,918

Property and equipment:
  Laboratory equipment                                       1,016,747           1,687,958           1,704,024
  Furniture and fixtures                                        70,675              86,201              88,735
  Computer software and equipment                              612,773           1,055,197           1,187,850
  Leasehold improvements                                       541,183             664,928             664,928
                                                           -----------        ------------        ------------
                                                             2,241,378           3,494,284           3,645,537
  Less accumulated depreciation and amortization              (486,488)         (1,349,644)         (1,840,814)
                                                           -----------        ------------        ------------
                                                             1,754,890           2,144,640           1,804,723
Note receivable from officer                                   150,962                   -                   -
Other assets                                                    83,700              86,713              86,713
                                                           -----------        ------------        ------------

Total assets                                               $ 6,594,093        $  9,519,716        $  6,350,354
                                                           ===========        ============        ============

Liabilities and stockholders' deficit
Current liabilities:
  Accounts payable                                         $   376,926        $    453,719        $    375,028
  Accrued expenses                                              92,832              90,700              76,642
  Current portion of capital lease obligations                 243,467             356,231             434,449
                                                           -----------        ------------        ------------
Total current liabilities                                      713,225             900,650             886,119

Capital lease obligations, net of current portion              683,119             658,598             583,950

Redeemable, convertible preferred stock:
  Series A redeemable, convertible preferred stock
   $.001 par value; 16,000,000 shares authorized,
   issued and outstanding                                    8,000,000           9,400,000          10,100,000
  Series B redeemable, convertible preferred stock
   $.001 par value; 10,352,939 shares authorized,
   issued and outstanding                                            -           9,274,234           9,598,832
  Series B preferred stock subscription                      2,000,000                   -                   -
  Series C preferred stock subscription                              -           1,200,000           1,200,000

Stockholders' deficit:
  Common stock, $.001 par value; 40,682,942 shares
   authorized; 6,624,097 and 6,966,344 issued and
   outstanding in 1998 and 1999, respectively and
   8,053,619 at June 30, 2000                                    6,624               6,966               8,054
  Additional paid-in capital                                    67,125                  85             798,069
  Unearned compensation                                              -                   -            (664,729)
  Deficit accumulated during the development stage          (4,876,000)        (11,920,817)        (16,159,941)
                                                           -----------        ------------        ------------
Total stockholders' deficit                                 (4,802,251)        (11,913,766)        (16,018,547)
                                                           -----------        ------------        ------------

Total liabilities and stockholders' deficit                $ 6,594,093        $  9,519,716        $  6,350,354
                                                           ===========        ============        ============

     See accompanying notes.

                         Kinetix Pharmaceuticals, Inc.
                         (A Development-Stage Company)
                            Statements of Operations

                                                                          Period from                                Period from
                                                                          November 26,                               November 26,
                                                                         1996 (date of                              1996 (date of
                                                                         inception) to           Six months         inception) to
                                      Year ended December 31              December 31,          ended June 30          June 30,
                                 1997          1998           1999            1999          1999           2000         2000
                            ------------   -----------   ------------    ------------   -----------   -----------   ------------
                                                                                                (Unaudited)           (Unaudited)
Operating expenses:
 Research and development    $ 1,131,443   $ 3,037,759    $ 4,498,300    $  8,667,502  $ 2,209,236    $ 2,655,409   $ 11,322,911
 General and administrative      609,937       821,197        976,848       2,407,982      501,109        684,221      3,092,203
                             -----------   -----------    -----------    ------------  -----------    -----------   ------------
Total operating expenses       1,741,380     3,858,956      5,475,148      11,075,484    2,710,345      3,339,630     14,415,114

Other income (expense):
 Interest income                 436,961       341,966        390,800       1,169,727      165,609        171,583      1,341,310
 Interest expense                   (118)      (54,473)       (97,035)       (151,626)     (48,306)       (46,479)      (198,105)
                             -----------   -----------    -----------    ------------  -----------    -----------   ------------
                                 436,843       287,493        293,765       1,018,101      117,303        125,104      1,143,205
                             -----------   -----------    -----------    ------------  -----------    -----------   ------------

Net loss                     $(1,304,537)  $(3,571,463)   $(5,181,383)   $(10,057,383) $(2,593,042)   $(3,214,526)  $(13,271,909)
                            ============   ===========   ============    ============  ===========    ===========   ============

See accompanying notes.

                         Kinetix Pharmaceuticals, Inc.
                         (A Development-Stage Company)
          Statements of Redeemable, Convertible Preferred Stock and
                             Stockholders' Deficit
      Period from November 26, 1996 (date of inception) to June 30, 2000


                                                             Series A                       Series B
                                                            Redeemable,                    Redeemable,
                                                            Convertible                    Convertible
                                                          Preferred Stock                 Preferred Stock
                                                       -----------------------        -----------------------
                                                         Shares       Amount            Shares       Amount
                                                       ----------  -----------        ----------  -----------
Issuance of Series A redeemable,
  convertible preferred stock for cash                 16,000,000   $8,000,000                 -            -
Issuances of common stock for cash and
  receivable from stockholder                                   -            -                 -            -
Purchase of treasury stock                                      -            -                 -            -
Retirement of treasury stock                                    -            -                 -            -
Stock compensation expense                                      -            -                 -            -
Series B preferred stock subscription                           -            -                 -            -
Net loss                                                        -            -                 -            -
                                                       ----------  -----------        ----------  -----------
Balance at December 31, 1997                           16,000,000    8,000,000                 -            -

Purchase of treasury stock                                      -            -                 -            -
Retirement of treasury stock                                    -            -                 -            -
Payment of amount due from stockholder                          -            -                 -            -
Issuances of restricted common stock
  for cash                                                      -            -                 -            -
Payable to stockholder                                          -            -                 -            -
Net loss                                                        -            -                 -            -
                                                       ----------  -----------        ----------  -----------
Balance at December 31, 1998                           16,000,000    8,000,000                 -            -

Issuance of Series B redeemable,
  convertible preferred stock for cash, net of
  issuance costs of $59,998 and accretion                       -            -         9,411,763   $7,999,998
Issuance of Series B redeemable,
  convertible preferred stock for stock
  subscription                                                  -            -           941,176      800,000
Accretion of Series A preferred stock dividends
  to redemption value                                           -    1,400,000                 -            -
Accretion of Series B preferred stock dividends
  to redemption value                                           -            -                 -      474,236
Series C preferred stock subscription                           -            -                 -            -
Issuances of restricted common stock for cash                   -            -                 -            -
Net loss                                                        -            -                 -            -
                                                       ----------  -----------        ----------  -----------
Balance at December 31, 1999                           16,000,000    9,400,000        10,352,939    9,274,234

Accretion of Series A preferred stock dividends to
  redemption value (unaudited)                                  -      700,000                 -            -
Accretion of Series B preferred stock dividends
  to redemption value (unaudited)                               -            -                 -      324,598
Issuances of restricted common stock for cash
  (unaudited)                                                   -            -                 -            -
Amortization of unearned compensation
  (unaudited)                                                   -            -                 -            -
Net loss (unaudited)                                            -            -                 -            -
                                                       ----------  -----------        ----------  -----------
Balance at June 30, 2000 (unaudited)                   16,000,000  $10,100,000        10,352,939   $9,598,832
                                                       ==========  ===========        ==========  ===========

                                                      Series B       Series C
                                                      Preferred      Preferred
                                                        Stock          Stock
                                                    Subscription   Subscription
                                                    ------------   ------------
Issuance of Series A redeemable,
  convertible preferred stock for cash                         -              -
Issuances of common stock for cash and
  receivable from stockholder                                  -              -
Purchase of treasury stock                                     -              -
Retirement of treasury stock                                   -              -
Stock compensation expense                                     -              -
Series B preferred stock subscription               $  2,000,000              -
Net loss                                                       -              -
                                                    ------------   ------------
Balance at December 31, 1997                           2,000,000              -

Purchase of treasury stock                                     -              -
Retirement of treasury stock                                   -              -
Payment of amount due from stockholder                         -              -
Issuances of restricted common stock
  for cash                                                     -              -
Payable to stockholder                                         -              -
Net loss                                                       -              -
                                                    ------------   ------------
Balance at December 31, 1998                           2,000,000              -

Issuance of Series B redeemable,
  convertible preferred stock for cash, net of
  issuance costs of $59,998 and accretion                      -              -
Issuance of Series B redeemable,
  convertible preferred stock for stock
  subscription                                          (800,000)             -
Accretion of Series A preferred stock dividends
  to redemption value                                          -              -
Accretion of Series B preferred stock dividends
  to redemption value                                          -              -
Series C preferred stock subscription                 (1,200,000)  $  1,200,000
Issuances of restricted common stock for cash                  -              -
Net loss                                                       -              -
                                                    ------------   ------------
Balance at December 31, 1999                                   -      1,200,000

Accretion of Series A preferred stock dividends to
  redemption value (unaudited)                                 -              -
Accretion of Series B preferred stock dividends
  to redemption value (unaudited)                              -              -
Issuances of restricted common stock for cash
  (unaudited)                                                  -              -
Amortization of unearned compensation
  (unaudited)                                                  -              -
Net loss (unaudited)                                           -              -
                                                    ------------   ------------
Balance at June 30, 2000 (unaudited)                $          -   $  1,200,000
                                                    ============   ============

See accompanying notes.

                         Kinetix Pharmaceuticals, Inc.
                         (A Development-Stage Company)
          Statements of Redeemable, Convertible Preferred Stock and
                       Stockholders' Deficit (continued)
       Period from November 26, 1996 (date of inception) to June 30, 2000

                                                                                           Deficit
                                                                                         Accumulated                  Amounts
                                                                          Additional      During the                   Due to
                                                      Common Stock          Paid-in      Development     Treasury      (From)
                                                  Shares        Amount      Capital         Stage          Stock     Stockholder
                                               ------------    -------    ----------    ------------     --------    -----------
Issuance of Series A redeemable,
  convertible preferred stock for cash                    -          -             -                -           -              -
Issuances of common stock for cash and
  receivable from stockholder                     6,818,462     $6,818      $ 15,508                -           -    $   (17,231)
Purchase of treasury stock                                -          -             -                -       $(246)             -
Retirement of treasury stock                       (246,153)      (246)            -                -         246              -
Stock compensation expense                                -          -        43,643                -           -              -
Series B preferred stock subscription                     -          -             -                -           -              -
Net loss                                                  -          -             -     $ (1,304,537)          -              -
                                               ------------    -------    ----------    -------------    --------    -----------

Balance at December 31, 1997                      6,572,309      6,572        59,151       (1,304,537)          -        (17,231)

Purchase of treasury stock                                -          -             -                -        (935)             -
Retirement of treasury stock                       (935,288)      (935)            -                -         935              -
Payment of amount due from stockholder                    -          -             -                -           -         17,231
Issuances of restricted common stock
  for cash                                          987,076        987         8,077                -           -           (103)
Payable to stockholder                                    -          -          (103)               -           -            103
Net loss                                                  -          -             -       (3,571,463)          -              -
                                               ------------    -------    ----------     ------------    --------    -----------

Balance at December 31, 1998                      6,624,097      6,624        67,125       (4,876,000)          -              -

Issuance of Series B redeemable,
  convertible preferred stock for cash, net
  of issuance costs of $59,998 and accretion              -          -       (59,998)               -           -              -
Issuance of Series B redeemable,
  convertible preferred stock for stock
  subscription                                            -          -             -                -           -              -
Accretion of Series A preferred stock
  dividends to redemption value                           -          -             -       (1,400,000)          -              -
Accretion of Series B preferred stock
 dividends to redemption value                            -          -       (10,802)        (463,434)          -              -
Series C preferred stock subscription                     -          -             -                -           -              -
Issuances of restricted common stock
  for cash                                          342,247        342         3,760                -           -              -
Net loss                                                  -          -             -       (5,181,383)          -              -
                                               ------------    -------    ----------     ------------     --------   -----------


Balance at December 31, 1999                      6,966,344      6,966            85      (11,920,817)          -              -

Accretion of Series A preferred stock
  dividends to redemption value (unaudited)               -          -             -         (700,000)          -              -
Accretion of Series B preferred stock
  dividends to redemption value (unaudited)               -          -             -         (324,598)          -              -
Issuances of restricted common stock
  for cash (unaudited)                            1,087,275      1,088       797,984                -           -              -
Amortization of unearned compensation
  (unaudited)                                             -          -             -                -           -              -
Net loss (unaudited)                                      -          -             -       (3,214,526)          -              -
                                               ------------    -------    ----------     ------------     --------   -----------
Balance at June 30, 2000 (unaudited)              8,053,619     $8,054      $798,069     $(16,159,941)    $     -    $         -
                                               ============    =======    ==========     ============     ========   ===========

                                                 Unearned      Stockholders'
                                               Compensation       Deficit
                                               ------------    -------------
Issuance of Series A redeemable,
  convertible preferred stock for cash                    -                -
Issuances of common stock for cash and
  receivable from stockholder                             -     $      5,095
Purchase of treasury stock                                -             (246)
Retirement of treasury stock                              -                -
Stock compensation expense                                -           43,643
Series B preferred stock subscription                     -                -
Net loss                                                  -       (1,304,537)
                                                  ---------     ------------

Balance at December 31, 1997                              -       (1,256,045)

Purchase of treasury stock                                -             (935)
Retirement of treasury stock                              -                -
Payment of amount due from stockholder                    -           17,231
Issuances of restricted common stock
  for cash                                                -            8,961
Payable to stockholder                                    -                -
Net loss                                                  -       (3,571,463)
                                                  ---------     ------------
Balance at December 31, 1998                              -       (4,802,251)

Issuance of Series B redeemable,
  convertible preferred stock for cash, net
  of issuance costs of $59,998 and accretion              -          (59,998)
Issuance of Series B redeemable,
  convertible preferred stock for stock
  subscription                                            -                -
Accretion of Series A preferred stock
  dividends to redemption value                           -       (1,400,000)
Accretion of Series B preferred stock
 dividends to redemption value                            -         (474,236)
Series C preferred stock subscription                     -                -
Issuances of restricted common stock
  for cash                                                -            4,102
Net loss                                                  -       (5,181,383)
                                                  ---------     ------------

Balance at December 31, 1999                              -      (11,913,766)

Accretion of Series A preferred stock
  dividends to redemption value (unaudited)               -         (700,000)
Accretion of Series B preferred stock
  dividends to redemption value (unaudited)               -         (324,598)
Issuances of restricted common stock
  for cash (unaudited)                            $(672,284)         126,788
Amortization of unearned compensation
  (unaudited)                                         7,555            7,555
Net loss (unaudited)                                      -       (3,214,526)
                                                  ---------     ------------
Balance at June 30, 2000 (unaudited)              $(664,729)    $(16,018,547)
                                                  =========     ============

See accompanying notes.

                         Kinetix Pharmaceuticals, Inc.
                         (A Development-Stage Company)
                            Statements of Cash Flows


                                                                          Period from                                  Period from
                                                                          November 26,                                 November 26,
                                                                         1996 (date of                                1996 (date of
                                                                         inception) to           Six months           inception) to
                                      Year  ended December 31            December 31,          ended June 30             June 30,
                                 1997          1998           1999           1999           1999           2000            2000
                             -----------   -----------    -----------    ------------   -----------    -----------    ------------
                                                                                                (Unaudited)            (Unaudited)
Operating activities
Net loss                     $(1,304,537)  $(3,571,463)   $(5,181,383)   $(10,057,383)  $(2,593,042)   $(3,214,526)   $(13,271,909)
Adjustments to reconcile
 net loss to net cash used
 in operating activities:
   Depreciation and
    amortization                  75,029       425,990        863,156       1,364,175       343,183        491,170       1,855,345
   Stock compensation
     expense                      43,643             -              -          43,643             -        107,316         150,959
   Changes in operating
    assets and
    liabilities:
   Prepaid expenses              (29,616)       12,922        (12,113)        (28,807)      (56,442)         2,888         (25,919)
   Due from employee                   -       (16,000)        (1,193)        (17,193)            -          5,592         (11,601)
   Other current assets                -             -        (10,000)        (10,000)            -        (50,631)        (60,631)
   Note receivable from
    officer                            -      (150,962)       150,962               -       150,962              -               -
   Other assets                  (44,200)      (39,500)        (3,013)        (86,713)       (3,013)             -         (86,713)
   Accounts payable              175,931       200,995         76,793         453,719       250,699        (78,691)        375,028
   Accrued expenses              101,075        (8,243)        (2,132)         90,700        75,403        (14,058)         76,642
                             -----------   -----------    -----------    ------------   -----------    -----------    ------------
Net cash used in operating
 activities                     (982,675)   (3,146,261)    (4,118,923)     (8,247,859)   (1,832,250)    (2,750,940)    (10,998,799)

Investing activity
Purchases of property and
 equipment                    (1,019,046)   (1,236,863)    (1,252,906)     (3,508,815)     (978,010)      (151,253)     (3,660,068)
                             -----------   -----------    -----------    ------------   -----------    -----------    ------------
Net cash used in investing
 activity                     (1,019,046)   (1,236,863)    (1,252,906)     (3,508,815)     (978,010)      (151,253)     (3,660,068)
                             -----------   -----------    -----------    ------------   -----------    -----------    ------------

                         Kinetix Pharmaceuticals, Inc.
                         (A Development-Stage Company)
                      Statements of Cash Flows (continued)

                                                                               Period from                              Period from
                                                                               November 26,                             November 26,
                                                                               1996 (date                               1996 (date
                                                                              of inception)                            of inception)
                                                                                   to               Six months               to
                                              Year ended December 31           December 31,       ended June 30           June 30,
                                         1997          1998          1999         1999          1999         2000          2000
                                      -----------   -----------   ----------   -----------   ----------   -----------   -----------
                                                                                                    (Unaudited)         (Unaudited)
Financing activities
Proceeds from lease credit facility   $         -   $ 1,062,405   $  388,048   $ 1,450,453   $  388,004   $   187,822   $ 1,638,275
Payments on capital lease
 obligations                                    -      (135,819)    (299,805)     (435,624)    (138,306)     (184,252)     (619,876)

Proceeds from amounts due from
 stockholder                                    -        17,231            -        17,231            -             -        17,231
Sales of common stock                       5,095         8,961        4,102        18,158        3,853        27,027        45,185
Purchase of treasury stock                   (246)         (935)           -        (1,181)           -             -        (1,181)

Sale of Series A redeemable,
 convertible preferred stock            8,000,000             -            -     8,000,000            -             -     8,000,000
Proceeds from Series B preferred
 stock subscription                     2,000,000             -            -     2,000,000            -             -     2,000,000
Sale of Series B redeemable,
 convertible preferred stock, net
 of issuance costs                              -             -    7,940,000     7,940,000    7,940,000             -     7,940,000
                                      -----------   -----------   ----------   -----------   ----------   -----------   -----------

Net cash provided by financing
 activities                            10,004,849       951,843    8,032,345    18,989,037    8,193,551        30,597    19,019,634
                                      -----------   -----------   ----------   -----------   ----------   -----------   -----------


Net increase (decrease) in cash
 and cash equivalents                   8,003,128    (3,431,281)   2,660,516     7,232,363    5,383,291    (2,871,596)    4,360,767
Cash and cash equivalents at
 beginning of period                            -     8,003,128    4,571,847             -    4,571,847     7,232,363             -
                                      -----------   -----------   ----------   -----------   ----------   -----------   -----------

Cash and cash equivalents at end
 of period                            $ 8,003,128   $ 4,571,847   $7,232,363   $ 7,232,363   $9,955,138   $ 4,360,767   $ 4,360,767
                                      ===========   ===========   ==========   ===========   ==========   ===========   ===========


See accompanying notes.

                          Kinetix Pharmaceuticals, Inc.
                          (A Development-Stage Company)
                   Notes to Consolidated Financial Statements
                                December 31, 1999


1.   Nature of Business and Basis of Presentation

     Kinetix Pharmaceuticals, Inc. (the Company) is engaged in the discovery and development of small molecular weight inhibitors of the protein kinase family of enzymes. The Company was founded in November 1996 and began operations in February 1997. Since inception, the Company has devoted substantially all of its efforts to research and development, business planning, raising capital and recruiting personnel. To date, no revenues have been derived from operations. Accordingly, the financial statements are presented in accordance with Statement of Financial Accounting Standards No. 7, Accounting and Reporting by Development-Stage Enterprises.

2.   Summary of Significant Accounting Policies

Use of Estimates

     The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires the Company's management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Risks and Uncertainties

     The Company is subject to risks common to companies in the life sciences industry including, but not limited to, uncertainties related to regulatory approvals, protection of proprietary rights and dependence on key employees.

Cash Equivalents

     The Company considers all highly liquid investment instruments with maturities when purchased of three months or less to be cash equivalents. At December 31, 1999, cash equivalents consist principally of money market funds. These securities are considered as available-for-sale at December 31, 1999. The estimated fair value is equal to the cost of the securities and, due to the short-term nature of these securities, there are no unrealized gains or losses at the balance sheet date.

Concentrations of Credit Risk

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company invests cash and cash equivalents with well-known and established financial institutions.

Property and Equipment

     Property and equipment are stated at cost and are being depreciated using the straight-line method over the estimated useful lives of three to seven years. Leasehold improvements and assets under capital leases are stated at cost and are being amortized over the lesser of the lease term or the estimated useful life of the asset.

Income Taxes

     The Company provides for income taxes under Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under SFAS No. 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Stock-Based Compensation

     The Company grants stock options, including restricted common stock, for a fixed number of shares to employees at an exercise price or purchase price not less than the fair value of the shares at the date of the grant. The Company accounts for stock option and stock grants to employees and directors in accordance with Accounting Principles Board Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees, which is based on the intrinsic value method of measuring stock-based compensation. The Company has adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation, which is based on

                          Kinetix Pharmaceuticals, Inc.
                          (A Development-Stage Company)
             Notes to Consolidated Financial Statements (continued)

the fair-value method of measuring stock-based compensation. Under APB 25, when the exercise price of options granted to employees or directors equals the fair value of the underlying shares on the date of grant, no compensation expense is required.

Reclassifications

     Certain 1997 and 1998 amounts have been reclassified to permit comparison with 1999.

Recent Accounting Pronouncements

     In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin 101, Revenue Recognition in Financial Statements (SAB 101), which provides guidance related to revenue recognition based on interpretations and practices followed by the SEC. SAB 101, as amended, is effective beginning the fourth quarter of calendar years beginning after December 15, 1999 and requires companies to report any changes in revenue recognition as a cumulative change in accounting principle at the time of implementation. Adoption of SAB 101 is not expected to have a material impact on the Company's financial position or results of operations, since the Company has no revenues to date.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The effective date of this statement was deferred to fiscal years beginning after June 15, 2000 by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of SFAS No. 133. The adoption of this new standard is not expected to have a material impact on the Company's financial condition or results of operations.

Unaudited Interim Financial Statements

     The financial statements as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 and the period November 26, 1996 (date of inception) to June 30, 2000 have been prepared in accordance with generally accepted accounting principles for interim financial information and with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting only of normal recurring accruals, considered necessary for a fair presentation of the results of these interim periods have been included. The results of operations for the six months ended June 30, 2000 are not necessarily indicative of the results that may be expected for the full year.

3.   Related-Party Transactions

     In September 1998, the Company received a promissory note from an employee of the Company in the amount of $16,000. The note matures and is fully payable in January 2000, with interest compounding annually on the outstanding principal balance at a rate of 5.7%. The note is secured by restricted common stock previously purchased by the employee.

     During 1997, equipment was contributed to the Company by a stockholder with no consideration due in return. Due to the Company's inability to objectively value the equipment, no value was assigned to it.

     In April 1998, the Company received a promissory note from an officer of the Company totaling $145,346. The note was paid in full, including accrued interest of $7,040, in March 2000.

4.   Leases

     During 1998, the Company entered into an agreement to obtain a $1,500,000 lease credit facility to acquire various laboratory equipment, computers, software and fixtures. As of December 31, 1999, the Company has utilized approximately $1,450,000 under the lease line.

     The Company leases various laboratory equipment, computers, software and fixtures under noncancelable capital leases. Amortization expense is included with depreciation expense. The net book value of assets held under capital leases at December 31, 1998 and 1999 was $907,546 and $972,614, respectively.

     The Company leases its facilities under an operating lease that expires in the year 2003.

                          Kinetix Pharmaceuticals, Inc.
                          (A Development-Stage Company)
             Notes to Consolidated Financial Statements (continued)

     Future minimum annual lease payments under noncancelable leases as of December 31, 1999 are as follows:

                                                        Capital       Operating
                                                      -----------    -----------
Year ending December 31:
     2000 .........................................   $   434,266    $   392,400
     2001 .........................................       434,266        392,400
     2002 .........................................       243,973        392,400
     2003 .........................................        37,341        392,400
                                                      -----------    -----------

Total minimum lease payments ......................     1,149,846    $ 1,569,600
Less amounts representing interest ................      (135,017)   ===========
                                                      -----------
                                                        1,014,829
Less amounts currently due ........................      (356,231)
                                                      -----------
Capital lease obligations, net of current portion..   $   658,598
                                                      ===========

     Rent expense of approximately $86,000, $147,000, $371,000 and $604,000 was incurred during the years ended December 31, 1997, 1998 and 1999 and the period from November 26, 1996 (date of inception) to December 31, 1999, respectively.

5.   Series A and Series B Redeemable, Convertible Preferred Stock

     On March 26, 1999, the Company sold 10,352,939 shares of its Redeemable, Convertible Series B preferred stock (Series B stock) at $.85 per share. As part of the Series B stock agreement, the terms of the Series A redeemable, convertible preferred stock (Series A stock) were amended (see below). The Company plans to use the proceeds from the sale of the Series B stock for product research and development and other working capital purposes.

     In connection with the Series B stock sale, the Company amended its Series B preferred stock subscription with a certain investor (see Series B and Series C Preferred Stock Subscriptions below). In accordance with the amendment, the Company issued 941,176 shares at $.85 per share in Series B stock to this investor. The remaining Series B subscription amount ($1,200,000) has been restructured as a convertible promissory note, which will automatically convert into capital stock of the Company in the next round of equity financing that raises at least an additional $1,000,000 in capital.

     Upon demand of at least 66% of the holders of the Company's Series A stock or the Company's Series B stock, the Company is required to redeem 50% of the outstanding Series A or Series B stock if requested by the respective series prior to January 10, 2003 and 100% of the outstanding Series A or Series B stock if requested prior to January 10, 2004 by the respective series. The redemption price equals the greater of the Series A or Series B liquidation preference amount (purchase price plus all cumulative or accrued and unpaid dividends) or the respective fair market value, as determined by an independent appraisal, of the Series A stock or the Series B stock. At December 31, 1999, in the absence of performing an independent appraisal, the Company estimated the fair market value of the Series A stock to be $.85 per share based on the selling price of the Series B stock. Therefore, the Company recorded a $1,400,000 dividend to accrete the value of the Series A stock toward its estimated redemption price. The Company believes that the fair market value of the Series A stock or Series B stock may significantly differ from $.85 per share when independently appraised.

     Each share of Series A and Series B stock is convertible to common stock at the option of the holder. Each share of Series A and Series B stock will automatically be converted upon (1) the closing of the sale of common stock at a price per share that exceeds 300% of the effective conversion price in a firm commitment underwritten public offering resulting in gross proceeds greater than $15,000,000 or (2) the vote of the holders of not less than 66% of the outstanding shares of Series A and Series B stock, each voting separately as a series. Each share of Series A and Series B stock is convertible into one share of common stock as of December 31, 1999. The number of shares of common stock, however, into which each share of Series A and Series B stock is convertible may be adjusted upon the occurrence of certain dilutive events as set forth in the Company's Articles of Incorporation.

     Each Series A and Series B stockholder is entitled to vote on all matters and is entitled to the number of votes equal to the respective number of shares of common stock into which the Series A stock and Series B stock can be converted. In addition, holders of all series of redeemable preferred stock are entitled to nominate and elect at least four members of the Board of Directors of the Company, but not less than 51% of the total number of directors that constitute the Board. In the event of a liquidation of the

                          Kinetix Pharmaceuticals, Inc.
                          (A Development-Stage Company)
             Notes to Consolidated Financial Statements (continued)

Company, the Series A and Series B stockholders would be entitled to receive an amount equal to $.50 and $.85 per share, respectively, plus all cumulative or accrued and unpaid dividends (the Series A and Series B liquidation preference amounts).

     The holders of Series A stock are entitled to receive, whether or not declared by the Board of Directors, out of funds available, cumulative cash dividends at an annual rate of 10% of the Series A preference amount commencing on March 1, 2002. The holders of Series B stock are entitled to receive, whether or not declared by the Board of Directors, out of the funds available, cumulative cash dividends at an annual rate of 7% of the Series B preference amount commencing on March 25, 1999. Both Series A and Series B dividends are payable in the event of a liquidation, dissolution or winding up of the Company or upon redemption of the respective preferred stock series. In addition, the Series A and Series B preferred shareholders are entitled to receive a dividend equal to any dividends paid on common stock determined on the basis of the number of shares of common stock into which a share of Series A and Series B stock is convertible.

Adjustment to the Series B Conversion Price for Additional Financing

     The terms of the Series B preferred stock provide that the Company shall obtain, no later than December 31, 1999, a binding, unconditional commitment in the amount of $6,000,000 to fund its product licensing and research and development (the Funding Commitment). In the event the Company is unable to obtain the funding by December 31, 1999, the conversion price of the Series B shares shall be adjusted from $.85 to $.65. The reduction in the conversion price would require the Company to issue an additional 3,185,519 shares to the holders of Series B stock. However, the Board of Directors may decide on or before December 31, 1999, subject to the consent of the holders and sixty six percent of Series B stock then outstanding, that it is in the best interest of the Company to delay or reject a funding commitment.

     On December 2, 1999, the Board of Directors voted to delay the Funding Commitment until February 18, 2000 and received the consent of the holders of at least sixty six percent of the Series B stockholders.

     On April 26, 2000, the Board of Directors voted that it was in the best interest of the Company to further delay the requirement of receiving a Funding Commitment from December 31, 1999 until December 31, 2000, subject to actual receipt of such Funding by December 31, 2000. Consent of the holders of at least sixty-six percent of the Series B Stock was received on April 26, 2000. As such, no adjustment has been made to the conversion price of the Series B Stock at December 31, 1999.

Series B and Series C Preferred Stock Subscriptions

     In February 1997, the Company received $2,000,000 from an investor to be used to purchase shares in the next round of Series B preferred stock financing that raises at least an additional $1,000,000 in capital. The amount was recorded as the Series B preferred stock subscription. In March 1999, the Series B preferred stock financing was completed and the Company issued 941,176 shares of Series B preferred stock for $800,000 relating to the Series B preferred stock subscription.

     As a result of the completion of the Series B preferred stock financing, $1,200,000 remains unused from the Series B preferred stock subscription. The remaining Series B stock subscription was restructured as a convertible promissory note to be used to purchase shares in the next round of Series C preferred stock financing (as previously discussed). The amount has been recorded as the Series C preferred stock subscription. The remaining unpaid balance of $1,200,000 has been classified in the same manner as the Series B convertible preferred stock as the balance would only be repaid by the Company to the investor upon liquidation or other dissolution of the Company.

6.  Stockholders' Deficit

     In connection with the formation of the Company in 1996, 5,095,384 restricted common shares were issued to founders below fair market value. Accordingly, the Company recorded compensation expense of $43,643.

     In August 1997 and February 1998, the Company repurchased 246,153 and 935,286 shares, respectively, of the Company's restricted common stock from an officer, at the original purchase price of $.001 per share, upon the amendment of the original issuance and the officer's termination of employment with the Company.

                          Kinetix Pharmaceuticals, Inc.
                          (A Development-Stage Company)
             Notes to Consolidated Financial Statements (continued)

Equity Incentive Plan

     In February 1997, the Company established an Equity Incentive Plan (the
Plan) for employees, officers and external members of the Board of Directors. The Plan provides for the issuance of incentive and nonstatutory common stock options and restricted stock awards. The exercise price of Incentive Stock Options shall not be less than 100% of the fair market value of the common stock on the date of award. Nonstatutory options may be granted at a price determined by the Board of Directors. Options granted under the Plan generally vest ratably over a five-year period, beginning on the first anniversary from the date of grant. As of December 31, 1999, the Company has reserved 10,144,483 shares of common stock for issuance under the Plan.

     The Plan also provides for the issuance of shares of restricted common stock as determined by the Board of Directors. The Board determines the duration period and conditions under which the restricted shares may be forfeited. Shares of the restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Board. During 1998, the Company offered eligible employees the option to purchase restricted stock in lieu of holding options to purchase common stock. All eligible employees accepted the offer and purchased the restricted stock at a purchase price of $0.01 per share. The price of these shares was set by the Board of Directors and was intended to approximate the fair market value of these shares on the date of grant. Shares of the restricted stock purchased, vest according to the same schedule as provided for by the surrendered and canceled options. A total of 657,155 shares of restricted stock were purchased as a result of the option cancellation.

     During 1998, the Company sold an additional 329,921 shares of restricted stock at a purchase price of $.01 per share. At December 31, 1998, a total of 879,845 restricted shares were nonvested.

     During 1999, the Company sold an additional 345,247 shares of restricted stock and canceled 3,000 shares of restricted stock at a purchase price of $.01 per share, respectively. At December 31, 1999, a total of 925,932 restricted shares were nonvested.

     The following table presents stock option activity of the Plan for the years ended December 31:

                                                                                                         (Unaudited)
                                                                                                       Six months ended
                                        1997                   1998                  1999               June 30, 2000
                                --------------------   --------------------   --------------------   --------------------
                                            Weighted               Weighted               Weighted               Weighted
                                            Average                Average                Average                Average
                                            Exercise               Exercise               Exercise               Exercise
                                 Options     Price      Options     Price      Options     Price      Options     Price
                                ---------   --------   ---------   --------   ---------   --------   ---------   --------
Outstanding options at
   beginning of year .......         --      $ --      1,668,465    $   .05   1,132,310   $   .05    1,046,156    $   .05
    Granted ................    1,668,465       .05      133,000        .05        --        --         20,000        .05
    Surrendered and canceled         --        --       (657,155)       .05        --        --        (49,231)       .05
    Exercised ..............         --        --           --           --        --        --       (483,847)       .05
    Terminated .............         --        --        (12,000)       .05     (86,154)      .05         --         --
                                ---------    ------    ---------    -------   ---------   -------    ---------    -------
Outstanding options at end
   of year .................    1,668,465    $  .05    1,132,310    $   .05   1,046,156   $   .05      533,078    $   .05
                                =========    ======    =========    =======   =========   =======    =========    =======
Exercisable at end
   of year .................        3,000    $  .05      278,154    $   .05     513,232   $   .05      293,078    $   .05
                                =========    ======    =========    =======   =========   =======    =========    =======
Available for grant at end
   of year .................    1,895,133      --      1,358,978        --    2,131,982      --      1,557,786       --
                                =========    ======    =========    =======   =========   =======    =========    =======
Weighted-average fair value
   per share of options
   granted during
   the year ................                 $  .01                 $   .01                  --
                                             ======                 =======               =======

                          Kinetix Pharmaceuticals, Inc.
                          (A Development-Stage Company)
             Notes to Consolidated Financial Statements (continued)

     The following table represents weighted-average price and life information about significant option groups outstanding at December 31, 1999:

          Options Outstanding                       Options Exercisable
---------------------------------------    ------------------------------------
                            Weighted-
                             Average       Weighted-                  Weighted-
  Option                    Remaining       Average                    Average
   Grant        Number     Contractual      Exercise      Number      Exercise
   Date      Outstanding   Life (Yrs.)       Price      Exercisable     Price
----------   -----------   ------------    ----------   -----------   ---------
   1997       1,046,156         7             $.05           513,232    $.05
              ---------                                      -------
              1,046,156                                      513,232
              =========                                      =======


     The pro forma net loss, as if compensation cost for the Plan had been determined based on the fair value at the grant date in accordance with the provisions of SFAS No. 123, is not materially different from the actual reported net loss for the periods ended December 31, 1997, 1998 and 1999 and the period from November 26, 1996 (date of inception) to December 31, 1999.

     The fair value of options at the date of grant were estimated using the minimum value model with an estimated weighted-average life of four years from the date of grant, assuming a weighted-average, risk-free interest rate of approximately 6.00%. The Company does not intend to declare dividends on its common stock in the foreseeable future.

     The effects on 1997, 1998 and 1999 pro forma net loss of expensing the estimated fair value of stock options are not necessarily representative of the effects on reporting the results of operations for future years as the periods presented include only one, two and three years of option grants under the Plan.

7.   401(k) Plan

     In September 1997, the Company established the Kinetix Pharmaceuticals, Inc. 401(k) Plan (the Plan). The Company does not make contributions to the Plan. The Plan is maintained in accordance with the provisions of section 401(k) of the Internal Revenue Code (the Code) and allows all employees who have attained the age 21 to make annual tax-deferred voluntary contributions of up to the maximum percentage allowable under the Code.

8.   Income Taxes

     As of December 31, 1999, the Company has net operating loss carryforwards and research tax credit carryforwards of approximately $9,870,000 and $638,000, respectively, available to offset future federal and state taxable income to the extent permitted under the Internal Revenue Code (IRC), expiring in varying amounts through 2014. The net operating loss and research credit carryforwards may be subject to the limitations provided in IRC sections 382 and 383.

     The Company has deferred tax assets at December 31, 1997, 1998 and 1999 of approximately $578,000, $2,244,000 and $4,586,000, respectively, attributable primarily to net operating loss and research tax credit carryforwards for which a valuation allowance has been recorded due to the uncertainty of realizing the future benefit of this asset. The valuation allowance increased by approximately $1,666,000 during 1998 to $2,244,000 at December 31, 1998 and by approximately, $2,342,000 during 1999 to $4,586,000 at December 31, 1999.

9.   Subsequent Event (unaudited)

     The Company entered into a merger agreement on October 16, 2000 to be acquired by Amgen Inc. (Amgen) for approximately $170 million in Amgen common stock. Pursuant to the merger agreement, all Kinetix preferred stock will be converted to Kinetix common stock, all options to purchase Kinetix common stock will be fully-vested and exercised (or cancelled if not exercised) for shares of Kinetix common stock, and all unvested shares of Kinetix restricted stock (other than restricted stock awarded in connection with the merger) will be vested so that such stock is free of encumbrances and restrictions. All shares of Kinetix unrestricted common stock will then be exchanged for shares of Amgen unrestricted common stock, and shares of Kinetix restricted common stock issued in connection with the merger will be exchanged for shares of Amgen common stock subject to substantially similar terms and conditions. The merger is expected to be completed by December 31, 2000.

                          Kinetix Pharmaceuticals, Inc.
                          (A Development-Stage Company)
             Notes to Consolidated Financial Statements (continued)

     Pursuant to the merger agreement, the $1,200,000 convertible promissory note to be used in the next round of preferred stock financing (the Series C preferred stock subscription) was amended. The amendment allows the note to be converted into Kinetix common stock and subsequently exchanged for Amgen common stock. If the conversion to Kinetix common stock occurs, the aggregate consideration paid to Kinetix in Amgen common stock will increase by $1,200,000.

                                                                         ANNEX A

                         AGREEMENT AND PLAN OF MERGER

                                     AMONG

                        KINETIX PHARMACEUTICALS, INC.,

                          AMGEN ACQUISITION CORP. II

                                      AND

                                  AMGEN INC.



                               October 16, 2000

                               TABLE OF CONTENTS
                               -----------------

1.   Definitions....................................................  A-6

2.   The Merger..................................................... A-15
     (a)   The Merger............................................... A-15
     (b)   Closing; Effective Time.................................. A-15
     (c)   Deliveries at the Closing................................ A-15
     (d)   Effects of the Merger.................................... A-15
     (e)   Certificate of Incorporation; Bylaws..................... A-16
     (f)   Directors and Officers of the Surviving Corporation...... A-16

3.   Effect of the Merger........................................... A-16
     (a)   Effect on Capital Stock.................................. A-16
     (b)   Conveyance of Parent Common Stock to Target Stockholders. A-17
     (c)   Lost, Stolen or Destroyed Certificates................... A-17
     (d)   Appraisal Rights; Dissenting Shares...................... A-18
     (e)   No Further Ownership Rights in Target Capital Stock...... A-18
     (f)   No Fractional Shares; Liability.......................... A-18
     (g)   Target Stockholder Representative........................ A-19

4.   Representations and Warranties Concerning the Transaction...... A-20
     (a)   Representations and Warranties of Target and the Target
            Stockholders............................................ A-20
     (b)   Representations and Warranties Concerning the Parent
            and Merger Sub.......................................... A-21

5.   Representations and Warranties Concerning the Target........... A-22
     (a)   Organization, Qualification, and Corporate Power......... A-22
     (b)   Capitalization........................................... A-23
     (c)   Authority; Noncontravention.............................. A-24
     (d)   Brokers' Fees............................................ A-25
     (e)   Title to Assets.......................................... A-25
     (f)   Subsidiaries............................................. A-25
     (g)   Financial Statements..................................... A-25
     (h)   Events Subsequent to Most Recent Fiscal Year End......... A-25
     (i)   Undisclosed Liabilities.................................. A-27
     (j)   Legal Compliance......................................... A-27
     (k)   Tax Matters.............................................. A-28
     (l)   Real Property............................................ A-29
     (m)   Proprietary Information and Materials.................... A-30
     (n)   Tangible Assets.......................................... A-33
     (o)   Contracts................................................ A-33
     (p)   Affiliated Transactions.................................. A-34
     (q)   Notes and Accounts Receivable............................ A-34
     (r)   Insurance................................................ A-35
     (s)   Litigation............................................... A-35

     (t)   Product Warranty..................................... A-35
     (u)   Product Liability.................................... A-35
     (v)   Employees and Labor Matters.......................... A-36
     (w)   Employee Benefits.................................... A-37
     (x)   Guaranties........................................... A-39
     (y)   Environmental, Health, and Safety.................... A-39
     (z)   Certain Business Relationships with the Target....... A-40
     (aa)  Vote Required........................................ A-40
     (bb)  Year 2000............................................ A-40
     (cc)  Hart-Scott-Rodino.................................... A-40
     (dd)  Disclosure........................................... A-41
     (ee)  Registration Statement............................... A-41

6.   Pre-Closing Covenants...................................... A-41
     (a)   Target............................................... A-41
     (b)   The Parent and the Merger Sub........................ A-46
     (c)   Further Assurances................................... A-47
     (d)   Stockholder Approval; Proxy Statement/Prospectus..... A-47
     (e)   Target Retention Shares.............................. A-48
     (f)   Unapproved 280G Shares............................... A-48
     (g)   Press Releases and Public Announcements.............. A-48
     (h)   Novartis Note........................................ A-49
     (i)   Market Manipulation.................................. A-49

7.   Post-Closing Covenants..................................... A-49
     (a)   General.............................................. A-49
     (b)   Litigation Support................................... A-49
     (c)   Transition........................................... A-49
     (d)   Confidentiality...................................... A-49
     (e)   Director and Officer Insurance....................... A-50

8.   Conditions to Obligation to Close.......................... A-50
     (a)   Conditions to Obligation of the Parent and
            Merger Sub.......................................... A-50
     (b)   Conditions to Obligation of the Target............... A-54

9.   Remedies for Breaches of Agreement; Indemnification........ A-54
     (a)   Survival of Representations and Warranties........... A-54
     (b)   Indemnification Provisions for Benefit of the Parent. A-55
     (c)   Indemnification Provisions for Benefit of the Target
            Stockholders........................................ A-55
     (d)   Tax Indemnification.................................. A-56
     (e)   Matters Involving Third Parties...................... A-56
     (f)   Satisfaction of Claims............................... A-58
     (g)   Other Indemnification Provisions..................... A-58
     (h)   Limitations on Indemnity............................. A-59
     (i)   Interim Period Claims................................ A-60

10.  Tax Matters.................................................... A-61
     (a)   Cooperation on Tax Matters............................... A-61
     (b)   Certain Taxes............................................ A-61

11.  Termination.................................................... A-62
     (a)   Termination.............................................. A-62
     (b)   Effect of Termination.................................... A-63

12.  Miscellaneous.................................................. A-64
     (a)   Parent Loan.............................................. A-64
     (b)   Further Action/Tax Treatment............................. A-64
     (c)   Entire Agreement......................................... A-64
     (d)   No Third-Party Beneficiaries; Succession and Assignment.. A-64
     (e)   Counterparts............................................. A-65
     (f)   Headings................................................. A-65
     (g)   Notices.................................................. A-65
     (h)   Governing Law............................................ A-66
     (i)   Amendments, Extensions and Waivers....................... A-66
     (j)   Severability............................................. A-66
     (k)   Expenses................................................. A-66
     (l)   Construction............................................. A-67
     (m)   Incorporation of Exhibits and Disclosure Schedule........ A-67
     (n)   Specific Performance..................................... A-67
     (o)   Submission to Jurisdiction............................... A-67

Exhibit A      --   Certificate of Merger
Exhibit B      --   Historical Financial Statements
Exhibit C-1    --   Form of Voting and Support Agreement
Exhibit C-2    --   Form of Affiliate Letter
Exhibit C-3    --   Form of Employment Agreement
Exhibit C-4    --   Form of Noncompetition Agreement
Exhibit C-5    --   Form of Arbitration Agreement
Exhibit C-6    --   Form of Inventions Agreement
Exhibit C-7    --   Lydon Employment Agreement
Exhibit C-8    --   Lydon Noncompetition Agreement
Exhibit C-9    --   Armistead Employment Agreement
Exhibit C-10   --   Armistead Noncompetition Agreement
Exhibit C-11   --   Form of Support Agreement
Exhibit D-1    --   Form of Opinion of Counsel to Target
Exhibit D-2    --   Form of Opinion of Counsel to the Target
                    Stockholders
Exhibit E      --   Loan Agreement
Disclosure     --   Exceptions to Representations and Warranties
Schedule            Concerning the Target and Its Schedule Subsidiaries

     This AGREEMENT AND PLAN OF MERGER, dated as of October 16, 2000 (this "Agreement"), by and among Amgen Inc., a Delaware corporation ("Parent"), Amgen
 ---------                                                      ------
Acquisition Corp. II, a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), and Kinetix Pharmaceuticals, Inc., a Delaware corporation
         ----------
(the "Target").
      ------

                                R E C I T A L S
                                ---------------

     A. The respective Boards of Directors of Parent, Merger Sub and the Target have each determined that the Merger (as defined below) is in the best interests of their respective stockholders and have approved the Merger upon the terms and subject to the conditions set forth in this Agreement, whereby, after giving effect to the conversion of all preferred stock of the Target into common stock of the Target, and to the vesting and exercise or termination of all outstanding options and the cancellation of all repurchase rights governing restricted stock purchase awards (except with respect to the Target Retention Shares and any Unapproved 280G Shares, as described below) so that all Target common stock underlying such options and awards will have been issued or terminated, and subsequently thereto each issued and outstanding share of common stock, par value $.001 per share, of the Target ("Target Common Stock"), will be converted
                                       -------------------
into the right to receive the Per Share Purchase Price (as defined below);

     B. In order to effectuate the foregoing, Merger Sub, upon the terms and subject to the conditions of this Agreement and, in accordance with the Delaware General Corporation Law (the "DGCL"), will merge with and into the Target (the
                              ----
"Merger");
 ------

     C. Parent and Target intend to merge Target with and into Parent (the "Upstream Merger") as soon as feasible following the Merger, it being the intent
 ---------------
of the parties to this Agreement that the Merger qualify as a reorganization within the meaning of (S)368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder (the "Treasury
      ----                                                     --------
Regulations"), if viewed as a separate transaction or if viewed as an integrated
-----------
transaction with the Upstream Merger; and

     D. Parent, Merger Sub, the Target and all the Target Stockholders desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other valuable consideration, the sufficiency and receipt of which is hereby acknowledged, and intending to be legally bound hereby, the parties to this Agreement (each, a "Party" and collectively, the "Parties") hereto agree as
                    -----                         -------
follows:

1.   Definitions.
     -----------

     "Actual Aggregate Consideration" means an amount equal to (a) the sum of
      ------------------------------
(i) One Hundred Seventy Million Dollars ($170,000,000) plus (ii) if the Novartis Note has been converted into shares of Target Common Stock in accordance with
(S)8(a)(v)(B) below, One Million Two Hundred Thousand Dollars ($1,200,000) less
(b) any amounts outstanding under the Loan Agreement as of the Closing Date.

     "Adverse Consequences" means all actions, suits, proceedings, hearings,
      --------------------
investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

     "Affidavit" has the meaning set forth in (S)3(c) below.
      ---------

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations
      ---------
promulgated under the Securities Exchange Act.

     "Affiliate Letter" means the form of letter agreement attached hereto as
      ----------------
Exhibit C-2.
-----------

     "Affiliated Group" means any affiliated group within the meaning of Code
      ----------------
(S)1504(a) or any similar group defined under a similar provision of state, local or foreign law.

     "Agreement" has the meaning set forth in the preface above.
      ---------

     "Ancillary Agreements" means the Voting and Support Agreements, the
      --------------------
Affiliate Letters, the Support Agreements, the Employment Agreements, the Noncompetition Agreements, the Arbitration Agreements, the Inventions Agreements, the Executive Employment Agreements, the Executive Noncompetition Agreements, and all exhibits thereto, and any and all other agreements to which the Target Stockholders are parties relating to the Merger.

     "Arbitration Agreement" has the meaning set forth in (S)8(a)(vi) below.
      ---------------------

     "Armistead Employment Agreement" has the meaning set forth in (S)8(a)(vi)
      ------------------------------
below.

     "Armistead Noncompetition Agreement" has the meaning set forth in
      ----------------------------------
(S)8(a)(vi) below.

     "Basis" means any past or present fact, situation, circumstance, status,
      -----
condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

     "Board of Directors" means the Board of Directors of any specified Person
      ------------------
and any properly serving and acting committees thereof.

     "Cash Contribution" has the meaning set forth in (S)9(i) below.
      -----------------

     "Certificate" means a share certificate which immediately prior to the
      -----------
Effective Time represented outstanding shares of Target Common Stock, other than shares to be canceled or retired in accordance with (S)3(a)(ii).

     "Certificate of Merger" has the meaning set forth in (S)2(b) below.
      ---------------------

     "Closing" has the meaning set forth in (S)2(b) below.
      -------

     "Closing Date" has the meaning set forth in (S)2(b) below.
      ------------

     "Code" has the meaning set forth in the recitals above.
      ----

     "Confidential Information" means any information concerning the business
      ------------------------
and affairs of the Target that is not already generally available to the public.

     "Controlled Group of Corporations" has the meaning set forth in Code
      --------------------------------
(S)1563.

     "Deferred Intercompany Transaction" has the meaning set forth in Treasury
      ---------------------------------
Regulations (S)1.1502-13.

     "Disclosure Schedule" has the meaning set forth in (S)5 below.
      -------------------

     "Dissenting Shares" has the meaning set forth in (S)3(d) below.
      -----------------

     "Dissenting Stockholder" has the meaning set forth in (S)3(d) below.
      ----------------------

     "Effective Time" has the meaning set forth in (S)2(b) below.
      --------------

     "Eligible Interim Breach" means a breach of any of the representations and
      -----------------------
warranties contained in (S)(S)5(h)(iii), 5(h)(xiv), 5(h)(xxi), 5(i), 5(j), 5(l)(iii), 5(l)(iv), 5(l)(vi), 5(m)(ii), 5(m)(iv), 5(m)(vi)-(x), 5(n), 5(o),
5(q), 5(r), 5(s), 5(u), 5(v)(i), 5(v)(iv)-(vii), 5(w)(i)(D), 5(w)(ii)(B),
5(y)(ii), 5(y)(iv)-(vii), and 5(bb) that would cause the Target to be unable to satisfy (S)8(a)(i) solely as a result of such breach; provided that in order to
                                                      -------- ----
qualify as an Eligible Interim Breach hereunder, such breach shall not be arising out of, resulting from, relating or incident to, or due to any direct or indirect action or inaction by or on behalf of the Target, any Target Stockholder or any director or officer of Target.

     "Employee Benefit Plan" means any (a) nonqualified deferred compensation or
      ---------------------
retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA (S)3(2).
      -----------------------------

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA (S)3(1).
      -----------------------------

     "Employment Agreement" has the meaning set forth in (S)8(a)(vi) below.
      --------------------

     "Environmental, Health, and Safety Laws" means the Comprehensive
      --------------------------------------
Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Hazardous Materials Transportation Act, the Solid Waste Disposal Act, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes (including, without limitation, radioactive materials).

     "ERISA" means the Employee Retirement Income Security Act of 1974, as
      -----
amended.

     "Escrow Account" has the meaning set forth in (S)9(i) below.
      --------------

     "Escrow Agreement" has the meaning set forth in (S)9(i) below.
      ----------------

     "Escrowing Stockholders" means the Major Target Stockholders other than
      ----------------------
Georges Haas, Christopher Adams, Nancy Stuart and Jeffrey Hsi.

     "Escrowing Stockholder Contribution" has the meaning set forth in (S)9(i)
      ----------------------------------
below.

     "Excess Loss Account" has the meaning set forth in Treasury Regulations
      -------------------
(S)1.1502-19.

     "Executive Employment Agreement" has the meaning set forth in (S)8(a)(vi)
      ------------------------------
below.

     "Executive Noncompetition Agreement" has the meaning set forth in
      ----------------------------------
(S)8(a)(vi) below.

     "Extremely Hazardous Substance" has the meaning set forth in (S)302 of the
      -----------------------------
Emergency Planning and Community Right-to-Know Act of 1986, as amended.

     "Fiduciary" has the meaning set forth in ERISA (S)3(21).
      ---------

     "Financial Statements" has the meaning set forth in (S)5(g) below.
      --------------------

     "FIRPTA Certificate" has the meaning set forth in (S)8(a)(xxii) below.
      ------------------

     "Form" has the meaning set forth in (S)5(cc) below.
      ----

     "GAAP" means United States generally accepted accounting principles as in
      ----
effect from time to time.

     "Governmental Entity" means any supranational, national, state, municipal
      -------------------
or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, or other governmental or quasi-governmental authority.

     "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements
      ---------------------
Act of 1976, as amended, and regulations promulgated thereunder.

     "Indemnified Party" has the meaning set forth in (S)9(e) below.
      -----------------

     "Indemnifying Party" has the meaning set forth in (S)9(e) below.
      ------------------

     "Interim Period" has the meaning set forth in (S)9(i) below.
      --------------

     "Interim Period Claim" has the meaning set forth in (S)9(i) below.
      --------------------

     "Interim Period Payments" has the meaning set forth in (S)9(i) below.
      -----------------------

     "Inventions Agreement" has the meaning set forth in (S)8(a)(vi) below.
      --------------------

     "Key Target Stockholders" means Nicholas Lydon, David Armistead, Nancy
      -----------------------
Stuart and Jeffrey Hsi.

     "Knowledge" means the state of actual knowledge which would exist after
      ---------
investigation sufficient to express an informed view, including, without limitation, with respect to any entity, diligent inquiries of officers, directors and employees of such entity.

     "Knowledge of the Target" means the Knowledge of the Major Target
      -----------------------
Stockholders, and the directors and officers of the Target.

     "Liability" or "Liabilities" means any liability (whether known or unknown,
      ---------      -----------
whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "Loan Agreement" has the meaning set forth in (S)12(a) below.
      --------------

     "Lydon Employment Agreement" has the meaning set forth in (S)8(a)(vi)
      --------------------------
below.

     "Lydon Noncompetition Agreement" has the meaning set forth in (S)8(a)(vi)
      ------------------------------
below.

     "Major Target Stockholders" means the Key Target Stockholders, Christopher
      -------------------------
Adams, Georges Haas, Salkilld Holdings Limited, Schroder Ventures International Life Sciences Fund LP1, Schroder Ventures International Life Sciences Fund LP2, Schroder Ventures International Life Sciences Fund Trust, Schroder Ventures International Life Sciences Fund Co. Investment Scheme, JAFCO Co., Ltd., JAFCO R-2 Investment Enterprise Partnership, JAFCO R-3 Investment Enterprise Partnership, JAFCO G-6(A) Investment Enterprise Partnership, JAFCO G-6(B) Investment Enterprise Partnership, JAFCO G-7(A) Investment Enterprise Partnership, JAFCO G-7(B) Investment Enterprise Partnership, Zero Stage Capital V Limited Partnership, Zero Stage Capital VI Limited Partnership, and Novartis International AG.

     "Major Target Stockholder Percentage" has the meaning set forth in
      -----------------------------------
(S)9(h)(ii) below.

     "Material Adverse Effect" means, with respect to any entity, any adverse
      -----------------------
change, circumstance or effect (not proximately caused by the public announcement of the proposed Merger) that, individually or in the aggregate with all other adverse changes, circumstances and effects, is or is reasonably likely to be materially adverse to the business, operations, assets, liabilities, financial condition, prospects or results of operations of such entity and its Subsidiaries taken as a whole or would prevent the Target or Parent (as the case may be) from performing its obligations under this Agreement.

     "Merger" has the meaning set forth in (S)2(a) below.
      ------

     "Merger Sub" has the meaning set forth in the preface above.
      ----------

     "Most Recent Balance Sheet" means the balance sheet contained within the
      -------------------------
Most Recent Financial Statements.

     "Most Recent Financial Statements" has the meaning set forth in (S)5(g)
      --------------------------------
below.

     "Most Recent Fiscal Month End" has the meaning set forth in (S)5(g) below.
      ----------------------------

     "Most Recent Fiscal Year End" has the meaning set forth in (S)5(g) below.
      ---------------------------

     "Multiemployer Plan" has the meaning set forth in ERISA (S)3(37).
      ------------------

     "Nasdaq NMS" means the National Association of Securities Dealers Automated
      ----------
Quotation National Market System.

     "Noncompetition Agreement" has the meaning set forth in (S)8(a)(vi) below.
      ------------------------

     "Novartis Note" means the Convertible Promissory Note in the principal
      -------------
amount of $1,200,000 issued March 25, 1999 by Target in favor of Novartis International AG, as such Note may be amended in accordance with (S)8(a)(v) below.

     "Ordinary Course of Business" means the ordinary course of business
      ---------------------------
consistent with past custom and practice (including with respect to quantity and frequency).

     "Organization Documents" means, with respect to any entity, the Certificate
      ----------------------
or Articles of Incorporation, Bylaws, together with any amendments thereto or restatements thereof, or other governing documents of such entity.

     "Owned Proprietary Information" has the meaning set forth in (S)5(m)(i)
      -----------------------------
below.

     "Parent" has the meaning set forth in the preface above.
      ------

     "Parent Common Stock" means the common stock, par value $.0001 per share,
      -------------------
of Parent.

     "Parent Indemnitees" has the meaning set forth in (S)9(b) below.
      ------------------

     "Parent Indemnity Claims" has the meaning set forth in (S)9(f) below.
      -----------------------

     "Party" and "Parties" have the meanings set forth in the preface above.
      -----       -------

     "PBGC" means the Pension Benefit Guaranty Corporation.
      ----

     "Per Share Purchase Price" means the number of shares of Parent Common
      ------------------------
Stock equal to the number determined by dividing the Purchase Price by the number of shares of the Target Common Stock outstanding immediately prior to the Closing (after taking into account all actions to be taken pursuant to (S)3(a)).

     "Person" means an individual, a partnership, a corporation, an association,
      ------
a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Post-Closing Payments" has the meaning set forth in (S)9(i) below.
      ---------------------

     "Pre-Closing Partial Period" has the meaning set forth in (S)9(d) below.
      --------------------------

     "Prohibited Transaction" has the meaning set forth in ERISA (S)406 and Code
      ----------------------
(S)4975.

     "Proprietary Information and Materials" means, with respect to any Person:
      -------------------------------------
(a) all United States and foreign patents that have issued or in the future issue (including utility, model and design patents, supplementary protection certificates, certificates of invention and the like), all patent applications (including applications for utility, model and design patents, supplementary protection certificates, certificates of invention and the like), and all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications, heretofore or hereafter filed or having legal force in any country of the world; (b) all know-how, including, but not limited to, trade secrets, formulae, ideas, inventions, discoveries, innovations, improvements, results, reports, information and data (including, but not limited to, all business and technical information and data, information and data relating to research, development, chemicals, biological material, biological activity, crystal structure data, chemical activity modeling information and data, assays, pharmacology, toxicology, analytical methods, processes, formulations, compositions, research summary data, research raw data, laboratory notebooks, procedures, proprietary technology and information, manufacturing and production processes and techniques, designs, drawings, specifications, customer lists, supplier lists, pricing, costs, business and marketing research, plans and proposals, and the like); (c) all materials including, but not limited to, chemical compounds, reagents, substrates, proteins, peptides, crystals, nucleic acids, vectors, promoters, host cells, recombinant cell lines, and the like; (d) all trademarks, service marks, trade dress, trade names, logos, commercial symbols, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (e) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (f) all computer programs (including source code and object code) and computer software (including data and related documentation); (g) all Internet domain names, URLs and applications therefor;
(h) all industrial designs and applications for registration for such industrial designs; (i) all other proprietary rights; and (j) all copies and tangible embodiments of the foregoing (in whatever form or medium, including, but not limited to, electronic media).

     "Proxy Statement" means the proxy statement/prospectus relating to the
      ---------------
meeting of the stockholders of Target to be held in connection with the Merger.

     "Purchase Price" means a number rounded down to the nearest whole number of
      --------------
shares of Parent Common Stock equal to the number obtained by dividing (a) the Actual Aggregate Consideration by (b) the closing sale price of the Parent Common Stock as reported on Nasdaq NMS on the trading day immediately prior to the Closing Date rounded to the nearest hundredth of a dollar.

     "Registration Statement" means a registration statement on Form S-4 or
      ----------------------
other appropriate registration form to be filed with the SEC by Parent in connection with the offer and issuance of the Parent Common Stock in or as a result of the Merger.

     "Replacement Employees" has the meaning set forth in (S)6(a)(xii) below.
      ---------------------

     "Reportable Event" has the meaning set forth in ERISA (S)4043.
      ----------------

     "Retained Target Employees" has the meaning set forth in (S)6(e) below.
      -------------------------

     "Scientific Advisory Board" means the Scientific Advisory Board of the
      -------------------------
Target.

     "SEC" means the U.S. Securities and Exchange Commission.
      ---

     "Securities Act" means the Securities Act of 1933, as amended.
      --------------

     "Securities Exchange Act" means the Securities Exchange Act of 1934, as
      -----------------------
amended.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge,
      -----------------
or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, and (c) purchase money liens and liens securing rental payments under capital lease arrangements.

     "Subsidiary" means any corporation with respect to which a specified Person
      ----------
(or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     "Support Agreement" means the form of agreement attached hereto as Exhibit
      -----------------                                                 -------
C-11.
----

     "Surviving Corporation" has the meaning set forth in (S)2(a) below.
      ---------------------

     "Target" has the meaning set forth in the preface above.
      ------

     "Target Affiliate" means each Person who may be deemed to be an affiliate
      ----------------
of Target within the meaning of Rule 145 promulgated under the Securities Act.

     "Target Common Stock" has the meaning set forth in the Recitals above.
      -------------------

     "Target Employees" has the meaning set forth in (S)5(v)(ii) below.
      ----------------

     "Target Licenses" has the meaning set forth in (S)5(m)(i) below.
      ---------------

     "Target Permits" has the meaning set forth in (S)5(j) below
      --------------

     "Target Preferred Stock" means the preferred stock of the Target, including
      ----------------------
the Target Series A Preferred Stock and the Target Series B Preferred Stock.

     "Target Proprietary Information and Materials" means all Proprietary
      --------------------------------------------
Information and Materials held or used in the business of the Target as currently being conducted.

     "Target Retention Shares" shall mean the shares of Target Common Stock to
      -----------------------
be issued in accordance with (S)6(e) below.

     "Target Series A Preferred Stock" means the Series A convertible preferred
      -------------------------------
stock of the Target, par value $.001 per share.

     "Target Series B Preferred Stock" means the Series B convertible preferred
      -------------------------------
stock of the Target, par value $.001 per share.

     "Target Stockholder" means each Person who immediately prior to the Closing
      ------------------
holds shares of Target Common Stock (after taking into account all actions to be taken pursuant to (S)3(a)).

     "Target Stockholder Expenses" has the meaning set forth in (S)12(k) below.
      ---------------------------

     "Target Stockholder Indemnity Claims" has the meaning set forth in (S)9(f)
      -----------------------------------
below.

     "Target Stockholder Representative" has the meaning set forth in (S)3(g)
      ---------------------------------
below.

     "Target Stock Plan" means the Target 1997 Equity Incentive Plan.
      -----------------

     "Target Voting Debt" has the meaning set forth in (S)5(b) below.
      ------------------

     "Tax" or "Taxes" means any federal, state, local, or foreign income, gross
      ---      -----
receipts, recapture, license, payroll, employment, excise, severance, lease, stamp, business, occupation, premium, windfall profits, environmental (including taxes under Code (S)59A), customs duties, capital stock, franchise, profits, net worth, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, duty, registration, value added, ad valorem, alternative or add-on minimum, estimated, escheat, or other tax, levy, assessment or government charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Tax Return" means any return, declaration, report, claim for refund, or
      ----------
information return or statement required to be supplied to any Tax authority or agency having jurisdiction over tax matters, including any schedule or attachment thereto, and including any amendment thereof.

     "Terminating Parent Breach" has the meaning set forth in (S)11(a)(iv)
      -------------------------
below.

     "Terminating Target Breach" has the meaning set forth in (S)11(a)(iii)
      -------------------------
below.

     "Third Party Claim" has the meaning set forth in (S)9(e) below.
      -----------------

     "Third Party Licenses" has the meaning set forth in (S)5(m)(i) below.
      --------------------

     "Transaction" has the meaning set forth in (S)6(a)(xxiv) below.
      -----------

     "Treasury Regulations" has the meaning set forth in the recitals above.
      --------------------

     "Voting and Support Agreement" means the form of agreement attached hereto
      ----------------------------
as Exhibit C-1 (including the irrevocable proxy in favor of Parent and certain
   -----------
officers of Parent contained therein).

     "Unapproved 280G Shares" has the meaning set forth in (S)3(a) below.
      ----------------------

     "Upstream Merger" has the meaning set forth in the recitals above.
      ---------------

2.   The Merger
     ----------

     (a)  The Merger.  At the Effective Time (as defined in (S)2(b)) and subject
          -----------
to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, (i) the Merger Sub shall be merged with and into the Target, (ii) the separate corporate existence of the Merger Sub shall cease, and
(iii) the Target shall be the surviving corporation (collectively, the "Merger"). The Target as the surviving corporation after the Merger is
 ------
hereinafter sometimes referred to as the "Surviving Corporation."
                                          ---------------------

     (b)  Closing; Effective Time.  The closing of the Merger and the other
          -----------------------
transactions contemplated hereby (the "Closing") will take place at the dates
                                       -------
specified by the Parties, but in no event more than two (2) business days later than satisfaction of all conditions set forth herein (the "Closing Date"). The
                                                           ------------
Closing shall take place at the offices of Latham & Watkins, 633 W. 5th Street, Ste. 4000, Los Angeles, California, or at such other location as the Parties shall mutually agree. At the Closing, the Parties shall cause the Merger to be consummated by filing a certificate of merger substantially in the form of Exhibit A (the "Certificate of Merger") with the Secretary of State of the State
---------       ---------------------
of Delaware, in accordance with the relevant provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger, being the "Effective Time").
                                                   --------------

     (c)  Deliveries at the Closing. At the Closing, (i) the Target will deliver
          -------------------------
to the Parent the various certificates, instruments, and documents referred to in (S)8(a) below, (ii) other than with respect to Dissenting Shares, each of the Target Stockholders will deliver to the Parent (A) stock certificates representing all of his or its shares of Target Common Stock, endorsed in blank or accompanied by duly executed assignment documents, or (B) the Affidavit and any other documents specified under (S)3(c) below and (iii) upon receipt of the Certificates and/or Affidavits representing all outstanding shares of Target Common Stock (other than the Dissenting Shares) the Parent will deliver to each of the Target Stockholders the consideration specified in (S)3(a) below.

     (d)  Effects of the Merger.  The effects of the Merger shall be as provided
          ---------------------
in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the foregoing, at the Effective Time all the property, rights, privileges, powers and franchises of the Merger Sub and the Target shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Merger Sub and the Target shall become the debts, liabilities and duties of the Surviving Corporation. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Target or the Merger Sub in order to carry out and effectuate the Merger.

     (e)  Certificate of Incorporation; Bylaws.
          ------------------------------------

          (i) The certificate of incorporation of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the certificate of incorporation of the Merger Sub immediately prior to the Effective Time (except that the name of the Surviving Corporation will remain unchanged).

          (ii) The bylaws of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the bylaws of the Merger Sub immediately prior to the Effective Time (except that the name of the Surviving Corporation will remain unchanged).

     (f)  Directors and Officers of the Surviving Corporation. The directors and
          ---------------------------------------------------
officers of the Merger Sub immediately prior to the Effective Time shall serve as the directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

3.   Effect of the Merger.
     --------------------

     (a)  Effect on Capital Stock.  Prior to the Effective Time, the Target and
          -----------------------
the Target Stockholders shall cause all outstanding shares of Target Series A Preferred Stock and Target Series B Preferred Stock to be converted into the number of shares of Target Common Stock set forth on (S)6(a)(iv) of the Disclosure Schedule so that, immediately prior to the Effective Time, no shares of Target Series A Preferred Stock or Target Series B Preferred Stock shall remain outstanding. Prior to the Effective Time, the Target and Target Stockholders shall cause the vesting and exercise or termination of all outstanding options and the cancellation of all repurchase rights governing restricted stock awards issued pursuant to the Target Stock Plan so that, immediately prior to the Effective Time, the number of shares of Target Common Stock underlying such options and awards set forth on (S)6(a)(iv) of the Disclosure Schedule will have been terminated or issued and held free of encumbrances or restrictions; provided, however, that: (i) the repurchase rights
                              --------  -------
governing the Target Retention Shares shall not be cancelled, accelerated or otherwise modified but shall remain in full force and effect in accordance with
(S)6(e) below; and (ii) unless and until the cancellation of the repurchase rights governing the restricted stock awards to the Target Employees listed on
(S)3(a) of the Disclosure Schedule attached hereto is approved by the Target Stockholders in accordance with the provisions of Code (S)(S)280G(b)(5)(A)(ii) and 280G(b)(5)(B), such repurchase rights shall not be cancelled but shall remain in full force and effect and any shares of Parent Common Stock issued in exchange for the shares of Target Common Stock subject to such repurchase rights (the "Unapproved 280G Shares") shall be subject to repurchase rights with
      ----------------------
substantially similar terms and conditions and lapsing over an identical period. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Target or any shares of capital stock of Merger Sub:

          (i)   Capital Stock of Merger Sub. Each issued and outstanding share
                ---------------------------
     of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $.001 per share, of the Surviving Corporation.

          (ii)  Cancellation of Treasury Stock and Parent-Owned Stock.  Each
                -----------------------------------------------------
     share of Target Common Stock that is owned by the Target and each share of Target Common Stock that is owned by Parent, Merger Sub or any other wholly owned subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no Parent Common Stock or other consideration shall be delivered in exchange therefor.

          (iii) Conversion of Target Common Stock.  Each share of Target Common
                ---------------------------------
     Stock (other than those shares set forth in (S)3(a)(ii) and Dissenting Shares) shall be converted into the right to receive the Per Share Purchase Price. As of the Effective Time, all shares of Target Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of any shares of Target Common Stock shall cease to have any rights with respect thereto, except the right to receive upon the surrender of such shares, certificates representing the shares of Parent Common Stock, and cash in lieu of fractional shares of Parent Common Stock upon surrender of such shares in accordance with
     (S)3(f) of this Agreement, without interest.

     (b)  Conveyance of Parent Common Stock to Target Stockholders.  Except as
          --------------------------------------------------------
set forth in (S)3(c) and subject to the terms and conditions of this Agreement, in exchange for Certificates and/or Affidavits representing all of the outstanding Target Common Stock (other than Dissenting Shares) delivered at the Closing, and after receipt of all information concerning the Target Stockholder necessary for the issuance of certificates of Parent Common Stock (consisting of such Target Stockholder's full name, tax identification number or social security number and address), Parent shall deliver certificates representing shares of Parent Common Stock comprising 100% of the Purchase Price to be delivered to Target Stockholders as soon as practicable after the Closing Date, but in no event later than ten (10) days after the Closing Date, together with 100% of the cash payable in respect of fractional shares as provided in (S)3(f) hereof. Parent shall be entitled to retain possession of any shares of Parent Common Stock issued in exchange for Target Retention Shares and any Unapproved 280G Shares until repurchase rights governing such shares have terminated or have been cancelled in accordance with their respective terms.

     (c)  Lost, Stolen or Destroyed Certificates. Subject to (S)3(a) and
          --------------------------------------
(S)3(b), in the event that any Certificates shall have been lost, stolen or destroyed, in respect of such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Parent will issue in exchange for such affidavit (and bond, if applicable as provided in the proviso below) (an "Affidavit"), the Per Share Purchase Price multiplied by the
                    ---------
number of shares represented by such Certificate, and any cash in lieu of fractional shares and any unpaid dividends; provided, however, that the Parent
                                            --------  -------
may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as the Parent may reasonably direct as indemnity against any claim that may be made against the Parent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     (d)  Appraisal Rights; Dissenting Shares.  Subject to (S)8(a)(iii) hereof,
          -----------------------------------
any issued and outstanding shares of Target Common Stock held by a person who has properly demanded an appraisal and perfected the right to dissent under the DGCL and who has not effectively withdrawn or lost such rights as of the Effective Time (the "Dissenting Shares") shall not be converted into or
                     -----------------
represent the right to receive the Per Share Purchase Price, and the holders thereof shall be entitled only to such rights as are granted by the DGCL in accordance with the terms of the DGCL. Target shall give the Parent prompt notice upon receipt by the Target of any such written demands for payment of the fair value of such shares of Target Common Stock and of withdrawals of such demands and any other instruments provided pursuant to DGCL (any stockholder duly making such demands being hereafter called a "Dissenting Stockholder").
                                                   ----------------------
Any payments made in respect of Dissenting Shares shall be made by the Parent. If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his or its right to such payment at or prior to the Effective Time, each of such holder's shares of Target Common Stock shall be converted into a right to receive the Per Share Purchase Price in accordance with the applicable provisions of this Agreement.

     (e)  No Further Ownership Rights in Target Capital Stock.  All shares of
          ---------------------------------------------------
Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Agreement (including any cash paid pursuant to (S)3(f)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of capital stock of the Target theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of capital stock of the Target which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this (S)3, except as otherwise provided by law.

     (f)  No Fractional Shares; Liability.
          -------------------------------

          (i) No certificate representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

          (ii) Each holder of a Certificate issued and outstanding at the Effective Time who would otherwise be entitled to receive a fractional share of Parent Common Stock upon surrender of such Certificate for exchange pursuant to this (S)3 (after taking into account all shares of capital stock of the Target then held by such holder) shall receive, in lieu thereof, cash in an amount equal to the value of such fractional share rounded to the nearest hundredth of a dollar, which shall be equal to the fraction of a share of Parent Common Stock that would otherwise be issued multiplied by the Per Share Purchase Price.

          (iii) None of Parent, Merger Sub or the Target shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash to be distributed in lieu of fractional shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (g)  Target Stockholder Representative.
          ---------------------------------

          (i) Jason Loveridge is hereby appointed as and constitutes the Target Stockholder Representative and as such shall serve as and have all powers as agent and attorney-in-fact of each Target Stockholder, for and on behalf of such Target Stockholders: to give and receive notices and communications; to have authority to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to any disputes involving any claims for indemnification made by the Parent; to sign receipts, consents, or other documents and to effect the transactions contemplated hereby; and to take all actions necessary or appropriate in the judgment of the Target Stockholder Representative for the accomplishment of the foregoing. If the Target Stockholder Representative ceases to act as a Target Stockholder Representative for any reason, such Target Stockholder Representative or his agent shall notify the Parent of such Target Stockholder Representative's intent to resign as Target Stockholder Representative, and the remaining Target Stockholders shall, by written notice to the Parent, appoint a successor Target Stockholder Representative within thirty (30) days. Notice or communications to or from any Target Stockholder Representative shall constitute notice to or from each of the Target Stockholders.

          (ii) The Target Stockholder Representative shall not be liable for any action taken or not taken as a Target Stockholder Representative in the absence of such Target Stockholder Representative's negligence or willful misconduct.

          (iii) A decision, act, consent or instruction of the Target Stockholder Representative shall constitute a decision of all the Target Stockholders, and shall be final, binding and conclusive upon each of the Target Stockholders, and the Parent, Merger Sub and the Target may rely upon any decision, act, consent or instruction of the Target Stockholder Representative as being the decision, act, consent or instruction of each and all of the Target Stockholders. Parent, Merger Sub and the Target are relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction.

          (iv) The Target Stockholders shall share, on a pro rata basis in relation to their holdings of Target Common Stock, the cost of any attorney, accountant or other advisors retained by the Target Stockholder Representative in connection with any action taken or not taken as a Target Stockholder Representative.

          (v) The Target Stockholders agree to take any and all action as may be reasonably required by the Target Stockholder Representative (including, without limitation, the execution of certificates, transfer documents, receipts, instruments, consents or similar documents) to effectuate the purposes of this Agreement.

4.   Representations and Warranties Concerning the Transaction.
     ---------------------------------------------------------

     (a)  Representations and Warranties of Target and the Target Stockholders.
          --------------------------------------------------------------------
Target and each of the Target Stockholders represents and warrants to the Parent and the Merger Sub that the statements contained in this (S)4(a) are correct and complete as of the date of this

Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this (S)4). Notwithstanding the foregoing, each such Target Stockholder represents and warrants as to itself only and not with respect to any other Target Stockholder.

          (i)   Organization of Certain Target Stockholders.  If the Target
                -------------------------------------------
     Stockholder is a corporation, limited partnership or limited liability company, the Target Stockholder is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation.

          (ii)  Authorization of Transaction.  The Target Stockholder has full
                ----------------------------
     power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which he or it is a party and to perform his or its obligations hereunder and thereunder. This Agreement and each of the Ancillary Agreements to which the Target Stockholder is a party constitutes the valid and legally binding obligation of the Target Stockholder, enforceable in accordance with its terms and conditions, except that such enforceability may be subject to (A) bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and (B) by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law). The Target Stockholder need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any third party, including, without limitation, any Governmental Entity, in order to consummate the transactions contemplated by this Agreement or the Ancillary Agreements.

          (iii) Noncontravention.  Neither the execution and the delivery of
                ----------------
     this Agreement and the Ancillary Agreements to which the Target Stockholder is a party, nor the consummation of the transactions contemplated hereby or thereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity, or court to which the Target Stockholder is subject or, if the Target Stockholder is a corporation, any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which the Target Stockholder is a party or by which he or it is bound or to which any of his or its assets is subject. Each of the Major Target Stockholders has delivered to Parent a duly executed, valid and enforceable Voting and Support Agreement, and each Target Affiliate has delivered to Parent a duly executed, valid and enforceable Affiliate Letter.

          (iv)  Brokers' Fees.  The Target Stockholder has no Liability or
                -------------
     obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or the Ancillary Agreements for which the Parent could become liable or obligated.

          (v)   Target Shares.  The Target Stockholder holds of record and owns
                -------------
     beneficially (A) as of the date of this Agreement, the number of shares of Target Common Stock and Target Preferred Stock set forth next to his or its name in (S)4(a)(v) of the Disclosure Schedule and (B) as of the Closing Date, the number of shares of Target Common Stock set forth next to his or its name in
     (S)4(a)(v) of the Disclosure Schedule, in each case, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Target Stockholder is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Target Stockholder to sell, transfer, or otherwise dispose of any capital stock of the Target (other than this Agreement). The Target Stockholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Target (except the Voting and Support Agreement as applicable).

     (b)  Representations and Warranties Concerning the Parent and Merger Sub.
          -------------------------------------------------------------------
The Parent represents and warrants to the Target Stockholders and the Target that the statements contained in this (S)4(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this (S)4).

          (i)  Organization of the Parent and Merger Sub. Each of the Parent and
               -----------------------------------------
     Merger Sub is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the full corporate power and authority to carry on the businesses in which it is engaged and in which it presently proposes to engage. Each of the Parent and Merger Sub is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business requires such qualification, except to the extent that the failure to be so qualified would not have a Material Adverse Effect on the Parent and its Subsidiaries taken as a whole.

          (ii) Authorization of Transaction.  Each of the Parent and Merger Sub
               ----------------------------
     has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. No Parent stockholder approval is required under the DGCL or the Parent's Organization Documents to approve the Merger. This Agreement and each of the Ancillary Agreements to which Parent or Merger Sub is a party constitutes the valid and legally binding obligation of each of the Parent and Merger Sub, enforceable in accordance with its terms and conditions, except that such enforceability may be subject to (A) bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and (B) by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law). Except for the filing and effectiveness of the Registration Statement under the Securities Act, the filing with and approval of Nasdaq NMS and the filing and acceptance of the Certificate of Merger as contemplated herein, neither the Parent nor the Merger Sub need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order to consummate the transactions contemplated by this Agreement.

          (iii) Noncontravention.  Neither the execution and the delivery of
                ----------------
     this Agreement and the Ancillary Agreements to which the Parent or the Merger Sub is a party, nor the consummation of the transactions contemplated hereby or thereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity, or court to which the Parent or Merger Sub is subject, except where any such violation would not have a Material Adverse Effect on Parent, or any provision of its Organization Document.

          (iv)  Capitalization.  As of the Closing Date, the shares of Parent
                --------------
     Common Stock to be issued pursuant to this Agreement will be duly authorized and when issued and paid for as provided in this Agreement, validly issued, fully paid and non-assessable and issued free of preemptive rights. All of the shares of capital stock of Merger Sub are as of the date of this Agreement, and will be at the Closing Date, owned of record and beneficially by Parent.

          (v)   Brokers' Fees.  Neither the Parent nor the Merger Sub has any
                -------------
     Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or the Ancillary Agreements for which any Target Stockholder could become liable or obligated.

          (vi)  Investment.  The Parent is not acquiring the Target Common Stock
                ----------
     with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

5.   Representations and Warranties Concerning the Target. The Target represents
     ----------------------------------------------------
and warrants to the Parent that the statements contained in this (S)5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this (S)5), except as set forth in the disclosure schedule delivered by the Target to the Parent on the date hereof and initialed by the Parties (the "Disclosure
                                                             ----------
Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to
--------
disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this (S)5.

     (a)  Organization, Qualification, and Corporate Power. The Target is a
          ------------------------------------------------
corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. The Target is duly qualified to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except for jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect on the Target. The Target has full corporate power and authority and all material licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. (S)5(a) of the Disclosure Schedule lists the directors and officers of the Target. The minute books (containing the records of meetings of the stockholders, the incorporator, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the Target are correct and complete. The Target is not in default under or in violation of any provision of its Organization Documents. The copies of the Organization Documents of the Target which were previously furnished to Parent are true, complete and correct copies of such documents as in effect on the date of this Agreement.

     (b)  Capitalization. The entire authorized capital stock of the Target
          --------------
consists of 40,682,942 shares of Target Common Stock and 26,352,939 shares of Target Preferred Stock, of which 16,000,000 shares have been designated Target Series A Preferred Stock and 10,352,939 shares have been designated Target Series B Preferred Stock. As of the date of this Agreement there are 8,093,619 shares of Target Common Stock, 16,000,000 shares of Target Series A Preferred Stock and 10,352,989 shares of Target Series B Preferred Stock issued and outstanding. As of the Closing Date, 36,497,422 shares of Target Common Stock will be issued and outstanding (assuming the issuance of all the Target Retention Shares and the exercise of all outstanding options to purchase Target Common Stock and exclusive of any shares of Target Common Stock that may be issued upon conversion of the Novartis Note) and no shares of Target Preferred Stock will be issued or outstanding. All of the issued and outstanding shares of Target capital stock have been duly authorized, are validly issued, fully paid, and nonassessable and free from any preemptive rights, and are held of record by each of the respective Target Stockholders as set forth in (S)4(a)(v) of the Disclosure Schedule. Except as set forth on (S)5(b) of the Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target. There are no securities of Target (except for the Target Series A Preferred Stock, the Target Series B Preferred Stock and the Novartis Note) convertible into or exchangeable for shares of capital stock or voting securities of Target outstanding. There are no voting trusts (except for the Voting and Support Agreements), proxies (except for the irrevocable proxies entered into by the Major Target Stockholders in connection with the Voting and Support Agreements), or other agreements or understandings with respect to the voting of the capital stock of the Target. Except as set forth on (S)5(b) of the Disclosure Schedule, the Target is not a party to any employment or other agreements, and has not made any offers for employment, that contemplate or obligate the Target to grant after the date of this Agreement any options or issue any stock or other instruments convertible into stock. No bonds, debentures, notes or other indebtedness of the Target having the right to vote on any matters on which stockholders may vote ("Target Voting Debt") are issued
                                                ------------------
or outstanding. There are no outstanding obligations of the Target to repurchase, redeem or otherwise acquire any shares of capital stock of the Target.

     (c)  Authority; Noncontravention.
          ---------------------------

          (i) The Target has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject only to the required Target Stockholder approval as provided in (S)5(aa) below. The Board of Directors of the Target has approved this Agreement and the transactions contemplated by this Agreement and has duly resolved to recommend to the Target Stockholders that they approve this Agreement and the consummation of the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Target, subject only to the required Target Stockholder approval as provided in (S)5(aa) below. This Agreement has been duly executed and delivered by the Target and constitutes a valid and binding agreement of the Target, enforceable against the Target in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors' rights generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Target Stockholders representing in excess of the total votes of each class of stock required to approve the Merger (and the other transactions contemplated in this Agreement) as set forth in (S)5(aa) below each have entered into a valid and enforceable Voting and Support Agreement obligating such stockholders to vote in favor of the Merger, this Agreement and other transactions contemplated by this Agreement. Target has caused to be delivered a duly executed Affiliate Letter from each Target Affiliate. The parties to the Voting and Support Agreements and the Target Affiliates are each listed on (S)5(c)(i) of the Disclosure Schedule together with the percentage of capital stock of each class held by each such Person. As of the Closing, the Target will have obtained all required stockholder approval to consummate the Merger and other transactions contemplated by this Agreement. Target acknowledges and agrees that Parent will be entitled to place appropriate legends on the certificate evidencing any Parent Common Stock to be received by a Target Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of the Affiliate Letter.

          (ii) Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity, or court to which the Target is subject, except where any such violation would not have a Material Adverse Effect on Target, or any provision of the Organization Documents of the Target or (B) except as set forth on
     (S)5(c)(ii) of the Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or otherwise adversely affect the contractual or other legal rights or privileges of the Target or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which the Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

          (iii) Except as set forth on (S)5(c)(iii) of the Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with any third party, including, without limitation, any Governmental Entity, is required by or with respect to the Target in connection with the execution and delivery of this Agreement by the Target or the consummation by the Target of the transactions contemplated hereby, except for the DGCL with respect to the filing and recordation of appropriate merger or other documents.

     (d)  Brokers' Fees. None of the Target or any Affiliate thereof has any
          -------------
Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

     (e)  Title to Assets. Except as set forth on (S)5(e) of the Disclosure
          ---------------
Schedule, the Target has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

     (f)  Subsidiaries. The Target has no Subsidiaries. The Target does not
          ------------
control, directly or indirectly, or have any direct or indirect equity or other ownership interest in any Person.

     (g)  Financial Statements. Attached hereto as Exhibit B are the following
          --------------------                     ---------
financial statements (collectively the "Financial Statements"): (i) audited
                                        --------------------
consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1997, December 31, 1998, and December 31, 1999 (the "Most Recent Fiscal Year End") for
                                               ---------------------------
the Target, and for the period from November 26, 1996 to the Most Recent Fiscal Year End; and (ii) unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent
                                                             -----------
Financial Statements") as of and for the seven months ended July 31, 2000 (the
--------------------
"Most Recent Fiscal Month End") for the Target. The Financial Statements
 ----------------------------
(including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Target as of such dates and the results of operations of the Target for such periods, are correct and complete in all material respects, and are consistent with the books and records of the Target (which books and records are correct and complete in all material respects) and represent only actual, bona fide transactions.

     (h)  Events Subsequent to Most Recent Fiscal Year End. Since the Most
          ------------------------------------------------
Recent Fiscal Year End, there has not been any adverse change in the business, financial condition, operations, results of operations, or future prospects of any of the Target. Without limiting the generality of the foregoing, since that date, except as set forth on (S)5(h) of the Disclosure Schedule:

          (i) the Target has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than in the Ordinary Course of Business;

          (ii) the Target has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $50,000 or outside the Ordinary Course of Business;

          (iii) no party (including the Target) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 to which the Target is a party or by which it is bound;

          (iv) the Target has not imposed any Security Interest upon any of its assets, tangible or intangible;

          (v) the Target has not made any capital expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the Ordinary Course of Business;

          (vi) the Target has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $25,000 or outside the Ordinary Course of Business;

          (vii) the Target has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $25,000 singly or $50,000 in the aggregate;

          (viii) the Target has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

          (ix) the Target has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $25,000 or outside the Ordinary Course of Business;

          (x) the Target has not granted any license or sublicense of any rights under or with respect to any Target Proprietary Information and Materials;

          (xi) there has been no change made or authorized in the Organization Documents of the Target;

          (xii) the Target has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

          (xiii) the Target has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

          (xiv) the Target has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

          (xv) the Target has not made any loan to, or entered into any other transaction with, any of its directors, officers, Affiliates, stockholders and employees outside the Ordinary Course of Business;

          (xvi) the Target has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

          (xvii) the Target has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

          (xviii) the Target has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, employees and consultants (or taken any such action with respect to any other Employee Benefit Plan);

          (xix) the Target has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

          (xx) the Target has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

          (xxi) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Target; and

          (xxii)  the Target has not committed to any of the foregoing.

     (i)  Undisclosed Liabilities. Except as set forth in (S)5(i) of the
          -----------------------
Disclosure Schedule, the Target does not have any material Liability, except for
(i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

     (j)  Legal Compliance. Each of the Target and its predecessors and
          ----------------
Affiliates has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of Governmental Entities, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failures to so comply, except for any failures that would not have a Material Adverse Effect on the Target. The Target has made all required registrations and filings with and submissions to all applicable Governmental Entities relating to its operations as currently conducted and as proposed to be conducted, except for any failures that would not have a Material Adverse Effect on the Target. The Target holds all permits, licenses, certificates, franchises, registrations, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of its business (the "Target Permits"). The Target is in compliance in all
                      --------------
material respects with the terms of the Target Permits. Except as set forth on
(S)5(j) of the Disclosure Schedule, the Target has not received any notice or other written communication from or on behalf of any Governmental Entity alleging, and, to the Knowledge of the Target, there is no basis for, (i) any violation of any Target Permit or (ii) that the Target requires any Target Permit required for its business that is not currently held by it.

     (k)  Tax Matters.
          -----------

          (i) The Target has duly and timely filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Target (whether or not shown on any Tax Return) have been paid. The Target currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim either (A) in writing or (B) as to which the Target has Knowledge has ever been made by an authority in a jurisdiction where the Target does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of any of the Target that arose in connection with any failure (or alleged failure) to pay any Tax.

          (ii) The Target has withheld and timely paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party and has complied with all applicable laws and regulations relating to the withholding and payment of such Taxes.

          (iii) Neither the Target nor any Key Target Stockholder, officer or employee responsible for Tax matters of the Target expects any Tax authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Target that has been claimed or raised by any Tax authority either (A) in writing or (B) as to which the Target has Knowledge, and no disputes or claims regarding any Tax Liability of Target have otherwise been claimed or raised. (S)5(k)(iii) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Target for taxable periods ended on or after December 31, 1996, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Target has delivered to the Parent correct and complete copies of all federal income Tax Returns, notices, examination reports, and statements of deficiencies assessed against or agreed to by the Target since December 31, 1996.

          (iv) The Target has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (v) The Target has not filed a consent, or has entered or will enter into any agreement under Code (S)341(f) (or any analogous state law provision) concerning collapsible corporations. The Target has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code (S)280G (or any analogous state law provision). The Target has not been a United States real property holding corporation within the meaning of Code (S)897(c)(2) during the applicable period specified in Code (S)897(c)(1)(A)(ii). The Target has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code (S)6662. The Target is not a party to any Tax allocation or sharing agreement. The Target (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Target) or (B) does not have any Liability for the Taxes of any Person (other than the Target) under Treasury Regulations (S)1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (vi) (S)5(k)(vi) of the Disclosure Schedule sets forth the following information with respect to the Target as of the Most Recent Fiscal Year End (as well as on an estimated pro forma basis as of October 31, 2000 giving effect to the consummation of the transactions contemplated hereby):
     (A) the amount of any net operating loss; and (B) the amount of any Code
     (S)382 limitations.  If the Closing occurs on or after December 1, 2000,
     (S)5(k)(vi) of the Disclosure Schedule will as of the Closing Date set forth the information described in (A) and (B) of the previous sentence as on an estimated pro forma basis as of the month end prior to the Closing.

          (vii) The unpaid Taxes of the Target (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target in filing its Tax Returns.

          (viii) No written power of attorney that has been granted by the Target (other than to the Target) currently is in force with respect to any matter relating to Taxes.

          (ix) The Target has not (A) agreed to make, and is not required to make, any adjustment under (S)481(a) of the Code: (B) issued or assumed any obligations described in (S)279(a) or (S)163(i) of the Code, or (C) issued any registration required obligation, within the meaning of (S)163(f)(2) of the Code, that is not in registered form.

     (l)  Real Property.
          -------------

     The Target does not own any real property. (S)5(l) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Target. The Target has delivered to the Parent correct and complete copies of the leases and subleases listed in (S)5(l) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in (S)5(l) of the Disclosure Schedule:

          (i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

          (ii) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

          (iii) the Target is not, and to the Knowledge of the Target, no other party to the lease or sublease is in breach or default, and to the Knowledge of the Target, no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

          (iv) no party to the lease or sublease has repudiated any provision thereof;

          (v) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

          (vi) with respect to each sublease, the representations and warranties set forth in subsections (i) through (v) above are true and correct with respect to the underlying lease;

          (vii) the Target has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

          (viii) all facilities leased or subleased thereunder have received all approvals of Governmental Entities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations, except where any failure to receive any such approval would not have a Material Adverse Effect on the Target; and

          (ix) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

     (m)  Proprietary Information and Materials.
          -------------------------------------

          (i) Set forth in (S)5(m)(i) of the Disclosure Schedule is a complete list as of the date hereof and as of the Closing Date of each of the following items: (A) all United States and foreign patents (including utility, model and design patents, supplementary protection certificates, certificates of invention and the like), patent applications (including applications for utility, model and design patents, supplementary protection certificates, certificates of invention and the like), and all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications, registrations of trademarks (including service marks), trade names, Internet domain names, URLs and applications therefor, business names and registrations therefor, and registrations of copyrights and applications therefor that are owned by the Target or licensed on an exclusive basis to the Target (collectively, the "Owned Proprietary Information"); (B) all
                                    -----------------------------
     licenses, sublicenses, agreements, contracts, waivers, permissions, documents and other arrangements (whether written or oral) pursuant to which the Target is entitled to use any Proprietary Information and Materials owned by any third party (the "Third Party Licenses"); and (C)
                                              --------------------
     all licenses, sublicenses, agreements, contracts, waivers, permissions, documents and other arrangements (whether written or oral) under which the Target has granted any Person the right to use any Target Proprietary Information and Materials, including any material transfer agreements (the "Target Licenses"). The Target has delivered to Parent true and correct
      ---------------
     copies of each of the items required to be set forth in (S)5(m)(i) of the Disclosure Schedule.

          (ii) The Target is the sole legal and beneficial owner of, and possesses legally enforceable rights in, all Owned Proprietary Information. The Target is licensed to use the Third Party Licenses. Except as set forth in (S)5(m)(ii)(A) of the Disclosure Schedule, to the Knowledge of Target, the Target possesses legally enforceable rights in, or otherwise has the right to use, all Target Proprietary Information and Materials (other than the Owned Proprietary Information and the Third Party Licenses). Except as set forth in (S)5(m)(ii)(B) of the Disclosure Schedule, the Target has not developed jointly with any other Person any Target Proprietary Information and Materials with respect to which such other Person has any rights. To the Knowledge of Target, each item of Owned Proprietary Information, each item subject to any Third Party License and, except as set forth in (S)5(m)(ii)(A) of the Disclosure Schedule, each other item of Target Proprietary Information and Materials is valid, enforceable, unexpired and subsisting. To the Knowledge of the Target, the Target Proprietary Information and Materials constitute all of the intellectual property and other technology necessary to enable the Target to conduct its business as heretofore and as currently being conducted.

          (iii) Except as set forth in (S)5(m)(iii) of the Disclosure Schedule, the Target has not entered into any agreements or licenses or created any Security Interests, leases, equities, claims, options, restrictions, rights of first refusal, title retention agreements or other exceptions to title which affect the Target Proprietary Information and Materials. Except as set forth in (S)5(m)(iii) of the Disclosure Schedule, the Target has not granted any licenses, immunities, options or other rights to the Target Proprietary Information and Materials which would provide a third party with a defense to patent infringement proceedings, either domestic or foreign.

          (iv) The Target and, to the Knowledge of the Target, all third parties are in compliance in all respects with the Third Party Licenses and the Target Licenses. To the Knowledge of the Target, no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration under a material Third Party License or Target License.

          (v) Except as set forth on (S)5(m)(v) of the Disclosure Schedule, Target is not, and will not be as a result of the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated hereby, in material breach, violation or default of any Third Party Licenses or Target Licenses. Except where Target fails to obtain a consent to the transfers of any Third Party Licenses and Target Licenses listed in (S)5(c)(ii) of the Disclosure Schedule, the rights of the Target or the Surviving Corporation to the Target Proprietary Information and Materials will not be affected by the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated hereby.

          (vi) All registrations and filings related to the Owned Proprietary Information are in good standing. All maintenance and renewal fees necessary to preserve the rights of the Target in respect of the Owned Proprietary Information have been paid. The registrations and filings relating to the Owned Proprietary Information are proceeding and, to the Knowledge of the Target, there are no material facts which could (A) significantly undermine those registrations or filings (including any facts which could cause the invalidity or unenforceability of, or reduce to a significant extent the scope of protection of, any patents arising from such applications) or (B) otherwise restrict the Target's or the Surviving Corporation's quiet enjoyment of the Owned Proprietary Information.

          (vii) Except as set forth on (S)5(m)(vii) of the Disclosure Schedule, there are no allegations, claims or proceedings instituted or pending which challenge the rights possessed by the Target to use the Target Proprietary Information and Materials, including without limitation any interferences, oppositions, cancellations or other contested proceedings, nor, to the Knowledge of the Target, is there any valid Basis for the same.

          (viii) There are no outstanding claims or proceedings instituted or pending by any third party challenging the ownership, priority, scope or validity or effectiveness of any Target Proprietary Information and Materials.

          (ix) Except as set forth in (S)5(m)(ix)(A) of the Disclosure Schedule, to the Knowledge of the Target, none of the Target's present practices of any technologies could serve as the Basis for any claim by a third party for infringement of such third party's Proprietary Information and Materials. Except as set forth in (S)5(m)(ix)(B) of the Disclosure Schedule, to the Knowledge of the Target, none of the Target's past practices of any technologies could serve as the Basis for any claim by a third party for infringement of such third party's Proprietary Information and Materials. Neither the Target nor, to the Knowledge of the Target, any current or former employee, officer, director or stockholder of the Target, nor any current or former consultant or other independent contractor to the Target, has misappropriated or is misappropriating or has made or is making unlawful use of any Proprietary Information and Materials or any other confidential or proprietary information, materials or other property of any Person for the benefit of Target. Every current and former employee of the Target has executed and delivered a non-competition agreement substantially in the form previously approved by the Target and provided to Parent. To the Knowledge of Target, the activities of the Target's employees on behalf of the Target do not violate any agreements or arrangements known to the Target which any such employees have with former employers or any other Person. Without limiting the generality of the foregoing, the copy of the letter dated January 31, 1997, from Novartis Produckte AG (the legal successor of Ciba-Geigy AG), waiving all of its non-competition rights against Dr. Nicholas Lydon pursuant to his employment agreement with Novartis Produckte AG, which letter has been furnished by the Target to the Parent, is accurate and complete and in full force and effect.

          (x) All commercially reasonable measures have been taken to maintain the confidentiality of the Target Proprietary Information and Materials, and of all other information the value of which to the Target is contingent upon maintenance of the confidentiality thereof. Without limiting the generality of the foregoing, except as set forth in (S)5(m)(x) of the Disclosure Schedule, each current and former employee, officer and director of the Target, and each former and current consultant and each other independent contractor to the Target who has had access to proprietary information with respect to the Target, has entered into an agreement suitable to vest ownership rights to any inventions, discoveries, innovations, improvements, creations, developments, results and works in the Target and has entered into an agreement for maintaining the confidential information of the Target. All of the foregoing agreements are in full force and effect in accordance with their respective terms. To the Knowledge of the Target, there is no unauthorized use, infringement or misappropriation of the Target Proprietary Information and Materials by any current or former employee, officer, director or stockholder, nor by any current or former consultant or independent contractor to the Target.

     (n)  Tangible Assets. Except as set forth on (S)5(n) of the Disclosure
          ---------------
Schedule, the Target owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted. Except as set forth on (S)5(n) of the Disclosure Schedule, each such tangible asset has been maintained in accordance with normal industry practice and is in good operating condition and repair (subject to normal wear and tear).

     (o)  Contracts. (S)5(o) of the Disclosure Schedule lists the following
          ---------
contracts and other agreements to which the Target is a party:

          (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

          (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to the Target, or involve consideration in excess of $50,000;

          (iii)  any agreement concerning a partnership or joint venture;

          (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

          (v)    any agreement concerning confidentiality or noncompetition;

          (vi) any agreement with any of the Target Stockholders or their Affiliates (other than the Target);

          (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

          (viii) any collective bargaining agreement;

          (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $10,000 or providing severance benefits;

          (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, consultants, Scientific Advisory Board members, employees, Affiliates and stockholders outside the Ordinary Course of Business;

          (xi) any agreement under which the consequences of a default or termination could have a Material Adverse Effect on the Target;

          (xii) all agreements, together with any modification thereof or subsequent agreement related thereto, pursuant to which the Target has licensed from, or to, a third party any Target Proprietary Information and Materials; or

          (xiii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000.

     The Target has delivered to the Parent a correct and complete copy of each written agreement listed in (S)5(o) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in (S)5(o) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) no consent, notice or approval of any third party is required thereunder to consummate the transactions contemplated by this Agreement, (C) except as set forth on (S)5(c)(iii) of the Disclosure Schedule, the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Merger, the Upstream Merger and the consummation of the transactions contemplated hereby and thereby;
(D) the Target is not, and to the Knowledge of the Target, no other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement, or a basis of force majeure or other claim of excusable delay under the agreement; and (E) no party has repudiated any provision of the agreement.

     (p)  Affiliated Transactions.  Except as set forth in (S)5(p) of the
          -----------------------
Disclosure Schedule, the Target does not, directly or indirectly, have any agreement, arrangement or understanding with or commitment or obligation to or from any of its stockholders, officers, directors, consultants, Scientific Advisory Board members, or employees (or any of their respective Affiliates), whether written or oral. Without limiting the generality of the foregoing, no stockholder, officer, director or employee of the Target (or any of their respective Affiliates) is, directly or indirectly, a joint investor or co-venturer with, or owner, lessor, lessee, licensor or licensee of any property, real or personal, tangible or intangible, owner or used, by the Target and no such person is, directly or indirectly, a lender to or debtor of the Target.

     (q)  Notes and Accounts Receivable. All notes and accounts receivable of
          -----------------------------
the Target are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, and are current and collectible.

     (r)  Insurance. (S)5(r) of the Disclosure Schedule sets forth the following
          ---------
information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Target has been a party, a named insured, or otherwise the beneficiary of coverage at any time since the incorporation of the Target:

          (i)   the name, address, and telephone number of the agent;

          (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

          (iii) the policy number and the period of coverage;

          (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

          (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

     With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Target nor, to the Knowledge of Target, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, except where any such breach or default would not have a Material Adverse Effect on the Target, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Target has been covered since the Target's incorporation by insurance in scope and amount customary and reasonable for the business in which it has engaged during the aforementioned period. (S)5(r) of the Disclosure Schedule describes any self-insurance arrangements affecting the Target.

     (s)  Litigation. The Target (i) is not subject to any outstanding
          ----------
injunction, judgment, order, decree, ruling, or charge and (ii) is not a party and, to the Knowledge of the Target, except as set forth on (S)5(s) of the Disclosure Schedule, is not threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

     (t)  Product Warranty. Neither the Target nor any of its Affiliates has
          ----------------
manufactured, sold, leased, or delivered any product in the Ordinary Course of Business or otherwise.

     (u)  Product Liability. None of the Target nor any of its Affiliates has
          -----------------
any material Liability (and, to the Knowledge of the Target, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any material Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by any of the Target or any of its Affiliates.

     (v)  Employees and Labor Matters.
          ---------------------------

          (i) To the Knowledge of the Target, no executive, key employee, or group of employees has any plans to terminate employment with the Target.

          (ii) (S)5(v)(ii) of the Disclosure Schedule contains a list of (A) all full, part-time and hourly employees of the Target as of the date of this Agreement (the "Target Employees"), (B) all consultants and other
                          ----------------
     independent contractors to the Target who have rendered services to the Target within the last twelve (12) months and (C) the directors, executive officers and Scientific Advisory Board members of the Target, including an organizational chart. (S)5(v)(ii) of the Disclosure Schedule sets forth for each Target Employee the following information as of the date hereof:
     (v) title, (w) supervisor, (x) base or hourly compensation, (y) accrued and unused vacation and sick pay and (z) bonuses paid or accrued with respect to the current fiscal year.

          (iii) Except as contemplated by (S)6(e) and (S)8(a)(vi) hereof, neither Parent nor the Target will have any responsibility for continuing any individual in the employ (or retaining any Person as a consultant) of Parent or the Target from and after the Closing or have any liability for any severance payments or other benefit payments to or similar arrangements with any such Person.

          (iv) Since the Target's incorporation, the Target has not experienced any work stoppage, slow-down, picket, strike, lock-out or other labor disturbance, nor is any such work stoppage, slow-down, picket, strike, lock-out or other labor disturbance presently occurring or, to the Knowledge of the Target, threatened. To the Knowledge of the Target, (A) there are no organizational efforts presently being made or threatened by or on behalf of any labor union with respect to any Target Employees, and
     (B) during the last five (5) years, no union or other labor organization has attempted to organize any of current or former employees of the Target.

          (v) There are no claims, controversies, labor disturbances, investigations, proceedings or complaints pending or, to the Knowledge of the Target, threatened, by any Governmental Entity or any Target Employees or any party or parties representing any of such Target Employees or any former employer of any current Target Employees, against the Target before any court, arbitrator or other tribunal. There are no unfair labor practice charges, charges of discrimination, wrongful termination or other similar complaints pending against the Target involving employees now or previously employed by the Target which could have a Material Adverse Effect on the Target, nor, to the Knowledge of the Target, except as set forth on (S)5(v)(v) of the Disclosure Schedule, do any facts or circumstances exist that could provide a Basis for the same.

          (vi) The Target has complied with all applicable laws, regulations and rules relating to employees, the employment of labor, and the safety and health of employees, including without limitation, all laws, regulations and rules relating to occupational health and safety, discrimination, unemployment, wages, hours, the Family and Medical Leave Act of 1993, collective bargaining, and the collection and payment of withholding Taxes and similar Taxes except to the extent that non-compliance with any such laws, regulations and rules has not had and could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Target, no facts or circumstances exist that could provide a reasonable Basis for a claim of wrongful termination by a current or former employee of the Target.

          (vii) To the Knowledge of the Target, no member of the existing or prior work force of the Target has been subjected to any occupational health or safety hazard as a result of its service to the Target that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

     (w)  Employee Benefits.
          -----------------

          (i) (S)5(w) of the Disclosure Schedule lists each Employee Benefit Plan that the Target maintains or to which the Target contributes.

               (A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

               (B) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code (S)4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

               (C) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Target. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

               (D) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code
          (S)401(a) and has received, within the last two years, a favorable determination letter from the Internal Revenue Service. No event has occurred and no facts or circumstances exist which may cause or result in the loss or revocation of such determination.

               (E) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

               (F) The Target has delivered to the Parent correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

          (ii) With respect to each Employee Benefit Plan that any of the Target and the Controlled Group of Corporations which includes the Target maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

               (A) No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Knowledge of the Target, threatened.

               (B) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Target, threatened. To the Knowledge of the Target there is no Basis for any such action, suit, proceeding, hearing, or investigation.

               (C) The Target has not incurred, and none of the Key Target Stockholders and the directors and officers (and employees with responsibility for employee benefits matters) of the Target has any reason to expect that the Target will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

          (iii) None of the Target and the other members of the Controlled Group of Corporations that includes the Target contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

          (iv) The Target does not maintain and has never maintained or does not contribute, never has contributed, or never has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code (S)4980B or applicable state law).

     (x)  Guaranties. The Target is not a guarantor or otherwise is liable for
          ----------
any Liability or obligation (including indebtedness) of any other Person.

     (y)  Environmental, Health, and Safety.
          ---------------------------------

          (i) Each of the Target and its predecessors and Affiliates has complied with and is in compliance with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, each of the Target and its predecessors and Affiliates has obtained and, except as set forth on
     (S)5(y)(i) of the Disclosure Schedule, has been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws. A list of such permits, licenses and other authorizations is set forth in (S)5(y)(i) of the Disclosure Schedule.

          (ii) The Target has no material Liability (and none of the Target, its predecessors and Affiliates has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Target giving rise to any material Liability, or assumed or undertaken any material Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, including any material Liability for response costs, corrective action costs, personal injury, property damages, natural resources damages or attorneys' fees, or for any reason under any Environmental, Health, and Safety Law.

          (iii) Except as set forth on (S)5(y)(iii) of the Disclosure Schedule, all properties and equipment used in the business of the Target, its predecessors and Affiliates have been maintained by the Target free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

          (iv) Except as set forth on (S)5(y)(iv) of the Disclosure Schedule, neither the Target, nor its predecessors or Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Laws, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Laws.

          (v) To the Knowledge of the Target, none of the following exists at any property or facility operated by the Target as a result of the business activities of Target:

     (1) underground storage tanks, (2) materials or equipment containing polychlorinated biphenyls, or (3) landfills, surface impoundments, or disposal areas.

          (vi) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Laws.

          (vii) No facts, events or conditions relating to the past or present facilities, properties or operations of the Target, or its predecessors or Affiliates will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Laws, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Laws, or give rise to any other material Liabilities pursuant to Environmental, Health, and Safety Laws, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

     (z)  Certain Business Relationships with the Target. Except as set forth on
          ----------------------------------------------
(S)5(z) of the Disclosure Schedule, the Target has not been involved in any business arrangement or relationship with any of the Target Stockholders or their Affiliates within the past twelve (12) months, and none of the Target Stockholders and their Affiliates owns any asset, tangible or intangible, which is used in the business of the Target.

     (aa) Vote Required.  The affirmative vote of (i) the holders of a majority
          -------------
of the outstanding shares of Target Common Stock and the Target Preferred Stock,
(ii) the holders of 66% of the outstanding shares of Target Series A Preferred Stock and (iii) the holders of 66% of the outstanding shares of Target Series B Preferred Stock, is the only vote of the holders of any class or series of the capital stock of the Target, or any other securities entitled to vote, necessary to approve this Agreement, the Merger and the transactions contemplated hereby.

     (bb) Year 2000.  The occurrence, recording, processing or use of any date
          ---------
or time in the year 2000 has not adversely affected the Target's business or operations, as presently conducted, as a result of any failure or error by any hardware or software (whether or not in the control of the Target) to properly or accurately recognize, record, process or use such date or time.

     (cc) Hart-Scott-Rodino.  Without limiting the representations and
          -----------------
warranties set forth in (S)5(c) and (S)5(g) above, (i) the Target is its own Ultimate Parent Entity as that term is defined in the Hart-Scott-Rodino Act,
(ii) the Target does not produce or derive, directly or indirectly, annual sales or revenues in excess of $1,000,000 from products within industries 2000-3999 as coded in the Standard Industrial Classification Manual (1972 edition) published by the Executive Office of the President, Office of Management and Budget, and
(iii) as reflected in the Target's Most Recent Financial Statements, the Target has total assets lower than the minimum levels required for a filing of a Notification and Report Form for Certain Mergers and Acquisitions (the "Form")
                                                                        ----
under the Hart-Scott-Rodino Act. Accordingly, the Target is not required to file the Form in connection with this Agreement, the Merger or the transactions contemplated hereby.

     (dd) Disclosure.  To the Knowledge of the Target, neither this Agreement,
          ----------
nor any of the Schedules and Exhibits attached hereto, contains any untrue statement of a material fact, and none of this Agreement, the Schedules and Exhibits attached hereto, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

     (ee) Registration Statement.  The Registration Statement, at the time it
          ----------------------
becomes effective, and as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and the Proxy Statement included therein will not contain, and as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that this representation and warranty shall apply only to statements or omissions in the Registration Statement or Proxy Statement based upon information concerning the Target or furnished by or on behalf of the Target expressly for use therein. Target makes no representation or warranty with respect to any information supplied by Parent or Merger Sub that is contained in any of the foregoing documents.

6.   Pre-Closing Covenants
     ---------------------

     (a)  Target.  During the period from the date of this Agreement and
          ------
continuing until the Effective Time:

          (i)    Ordinary Course.  Without limiting anything else in this
                 ---------------
     Agreement, the Target shall carry on its business in the usual, regular and ordinary course in all material respects, shall not enter into any contracts or arrangements other than in the Ordinary Course of Business (except that the Target shall be permitted to enter into a lease agreement for an extension of its existing lease space on terms and conditions acceptable to the Target and approved by the Parent), and shall use all reasonable efforts to preserve intact its present business organizations and preserve its relationships with customers, suppliers and others having business dealings with it.

          (ii)   Dividends; Changes in Share Capital.  The Target shall not, and
                 -----------------------------------
     shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

          (iii)  Issuance of Securities.  Except as contemplated by (S)6(a)(iv)
                 ----------------------
     and except for the Target Retention Shares and the shares that may be granted to Replacement Employees hereunder, the Target shall not issue, grant, deliver or sell, or authorize or propose the issuance, grant, delivery or sale of, any shares of its capital stock of any class, any Target Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares or Target Voting Debt, or enter into any agreement with respect to any of the foregoing.

          (iv)   Conversion.  The Target and the Target Stockholders shall cause
                 ----------
     all outstanding shares of Target Series A Preferred Stock and Target Series B Preferred Stock to be converted into that number of shares of Target Common Stock set forth on (S)6(a)(iv) of the Disclosure Schedule. The Target and the Target Stockholders shall cause all options to acquire capital stock to be exercised or terminated and all repurchase rights governing restricted stock awards to be cancelled, except for the Target Retention Shares and any Unapproved 280G Shares, as set forth on
     (S)6(a)(iv) of the Disclosure Schedule.

          (v)    Ancillary Agreements.  No party to any Ancillary Agreement
                 --------------------
     shall revoke, terminate or amend such agreement.

          (vi)   Organization Documents.  Except to the extent required to
                 ----------------------
     comply with their respective obligations hereunder or required by law, the Target shall not amend or propose to amend its Organization Documents.

          (vii)  Indebtedness.  The Target shall not (i) incur any indebtedness
                 ------------
     for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Target or guarantee any debt securities of other Persons, (ii) make any loans, advances or capital contributions to, or investments in, any other Person, (iii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than in the Ordinary Course of Business, and except as required by (S)8(a)(v) and (S)8(a)(xx) hereof, (iv) restructure or refinance its existing indebtedness (except as required by (S)8(a)(v)(B)) or (v) enter into any derivative contracts, investments in marketable securities, payments, discharges or satisfactions.

          (viii)  Benefit Plans.  Other than adjustments in compensation in the
                  -------------
     Ordinary Course of Business, the Target shall not (i) increase the compensation payable or to become payable to any of its executive officers or employees, (ii) take any action with respect to the grant of any severance or termination pay, or stay, bonus or other incentive arrangement, (iii) adopt any new Employee Benefit Plan, (iv) restructure or refinance its existing indebtedness, or (v) amend or modify any Employee Benefit Plan, except as required by law or as contemplated by (S)6(e) below with respect to the Target Retention Shares and any Unapproved 280G Shares.

          (ix)   Acquisitions.  The Target shall not acquire or agree to acquire
                 ------------
     (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Target.

          (x)    Liquidation.  The Target shall not liquidate or dissolve or
                 -----------
     obligate itself to do so.

          (xi)   Sales; Liens and Encumbrances.  The Target shall not sell,
                 -----------------------------
     lease, license, mortgage or otherwise encumber or subject to any Security Interest or otherwise dispose of any property or assets of the Target other than encumbrances and security interest that are incurred in the Ordinary Course of Business consistent with past practice.

          (xii)  Material Agreements; New Agreements.  The Target shall not
                 -----------------------------------
     terminate or amend, or cause or suffer to be committed any act that would result in a breach or violation of any material term of or (with or without notice or the passage of time or both) constitute a default under or otherwise give any Person a basis for non-performance under, any agreement listed in (S)5(o) of the Disclosure Schedule. The Target shall refrain from becoming a party to any contract or commitment other than in the Ordinary Course of Business, except for employment contracts with any individual who commences employment prior to the Closing and is hired specifically to replace a Target Employee who has terminated his employment with the Target subsequent to the date of this Agreement, and except for employment agreements entered into as a result of the acceptance of offers of employment with any individual who commences employment prior to the Closing Date (all such employees, collectively, the "Replacement
                                                          -----------
     Employees"), provided that (i) the total number of Target Employees upon
     ---------
     Closing does not exceed forty-one (41) unless otherwise mutually agreed to in writing by Target and Parent and (ii) Parent consents to the hiring, proposed compensation, and all other terms and conditions of each proposed new Target Employee. The Target shall meet all of its contractual obligations in accordance with their respective terms.

          (xiii) Capital Expenditures.  The Target shall not make or agree to
                 --------------------
     make any new capital expenditure or expenditures that, in the aggregate, are in excess of $50,000; provided, however, that Parent's consent to
                               --------  -------
     capital expenditures in excess of such amount shall not be unreasonably withheld.

          (xiv)  Stock Plans.  The Target shall not (i) make any amendment to
                 -----------
     the Target Stock Plan or any stock agreement as a result of this Agreement or in contemplation of the Merger, (ii) grant or issue or agree to grant or issue stock awards under the Target Stock Plan, except for the issuance of
     (x) the Target Retention Shares or (y) shares to Replacement Employees in such amounts and with such terms as are consistent with past practice, or
     (iii) except as expressly permitted in (S)3(a), accelerate the vesting of any stock awards under the Target Stock Plan.

          (xv)   Compliance with Legal Requirements.  The Target shall comply
                 ----------------------------------
     promptly with all requirements that applicable laws, rules and regulations may impose upon it and its operations and with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, Parent in connection with any such requirements imposed upon Parent, or upon any of its Affiliates, in connection therewith or herewith.

          (xvi)  Consents.  The Target shall use its best efforts to obtain any
                 --------
     consent, authorization or approval of, or exemption by, any Person required to be obtained or made by any party hereto in connection with the transactions contemplated hereby or the taking of any action in connection with the consummation thereof. Without limiting the foregoing, the Target and the Key Target Stockholders shall use its and their respective reasonable best efforts to obtain the consent of each of the third parties set forth in

     (S)5(c)(iii) to (A) the assignment to the Surviving Corporation of the Target's rights under each of their respective agreements with the Target in connection with the Merger and/or (B) the assignment to Parent of the Surviving Corporation's rights under each of their respective agreements with the Target in connection with the Upstream Merger.

          (xvii)  Maintain Insurance.  The Target shall maintain its insurance
                  ------------------
     policies set forth in (S)5(r) of the Disclosure Schedule in full force and effect and shall not do, permit or willingly allow to be done any act by which any of such policies may be suspended, impaired or cancelled.

          (xviii) Discharge.  The Target shall not cancel, compromise, release
                  ---------
     or discharge any claim of the Target upon or against any Person or waive any right of the Target of material value, and not discharge any lien upon any asset of the Target or compromise any debt or other obligation of the Target to any Person other than liens, debts or obligations with respect to current liabilities of the Target.

          (xix)   Actions.  The Target shall not institute, settle or agree to
                  -------
     settle any claim, suit, proceeding, inquiry, investigation or action before any Governmental Entity.

          (xx)    Permits.  The Target shall maintain in full force and effect,
                  -------
     and comply with, all Target Permits.

          (xxi)   Tax Assessments and Audits.  The Target shall furnish promptly
                  --------------------------
     to Purchaser a copy of all notices of proposed assessment or similar notices or reports that are received from any taxing authority and which relate to the Target's operations for periods ending on or prior to the Closing Date. The Target Stockholders shall cause the Target to promptly inform Parent, and permit the participation in and control by Parent, of any investigation, audit or other proceeding by a Governmental Entity in connection with any Taxes, assessment, governmental charge or duty and shall not consent to any settlement or final determination in any proceeding without the prior written consent of Parent.

          (xxii)  Other Actions.  The Target shall not take any action, nor fail
                  -------------
     to take any action, that could reasonably be expected to result in (A) any of the representations or warranties of the Target set forth in this Agreement becoming untrue, or (B) any of the conditions to the Merger set forth in (S)8(a) not being satisfied.

          (xxiii) Related Party Transactions.  Except for the issuance of the
                  --------------------------
     Target Retention Shares, the Target shall not enter into any agreement, arrangement or transaction with any officer, director, employee, consultant, Scientific Advisory Board member, securityholder or Affiliate of the Target.

          (xxiv)  No Solicitation.  The Target, its officers and directors, and
                  ---------------
     the Target Stockholders shall not, and shall cause their respective representatives (including, without limitation, investment bankers, attorneys and accountants) not to, directly or indirectly, through any officer, director, agent or otherwise, enter into, solicit, initiate, conduct or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or provide any information to, or otherwise cooperate in any other way with, any corporation, partnership, person or other entity or group, other than Parent, concerning any sale of all or any material portion of the assets of or the business of, or any material number of shares of capital stock of or other securities in, the Target, or any merger, consolidation, recapitalization, liquidation, dissolution or similar transaction involving the Target or any license, joint venture, partnership, collaboration or similar arrangement directly or indirectly involving the Target, or engage in a public or private offering of shares of its capital stock (any of the foregoing transactions, a "Transaction"). Each of the Target Stockholders,
                                -----------
     and the Target hereby represents that it is not now engaged in discussions or negotiations with any party other than the Parent with respect to any Transaction. None of the Major Target Stockholders will vote any of their respective shares of the capital stock of the Target in favor of any Transaction, except for the Merger. Each Target Stockholder, the Target and its officers and directors shall (A) promptly notify Parent (orally and in writing) if any offer is made to it, any discussions or negotiations are sought to be initiated with it, any inquiry, proposal or contact is made or any information is requested from it with respect to any Transaction, (B) promptly notify Parent of the terms of any proposal that it may receive in respect of any Transaction, and the identity of the prospective purchaser,
     (C) promptly provide Parent with a copy of any such offer, if written, or a written summary of such offer, if not in writing, and (D) promptly inform Parent of any material changes to the terms of any Transaction of which it is aware.

          (xxv)    Intention.  The Target shall not authorize, commit to, agree
                   ---------
     to or enter into any agreement, commitment, arrangement, or obligation to take any action prohibited by this (S)6(a).

          (xxvi)   Notice of Developments.  The Target shall report to Parent on
                   ----------------------
     operational matters. Each Party shall (A) confer on a regular and frequent basis with the other, and (B) promptly advise the other orally and in writing of (x) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any respect, (y) the failure by it to comply with or satisfy in any respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement or (z) any change, event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect on such Party or materially adversely affect its ability to consummate the Merger in a timely manner; provided, however, that no such notification shall affect
                    --------  -------
     the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.
     Each Party agrees that, to the extent practicable, it will consult with the other Party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other Party apprised of the status of matters relating to completion of the transactions contemplated hereby. No disclosure by any Party pursuant to this (S)6(a)(xxvi) shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

          (xxvii)  Access to Financial and Operation Information.  Subject to
                   ---------------------------------------------
     compliance with applicable law, upon reasonable notice, Target will give Parent, its directors, officers, counsel, financial advisors, auditors and other authorized representatives or employees reasonable access during normal business hours to the offices, properties, books and records of Target and will furnish to the foregoing persons and entities such financial, operating data and scientific data as such persons and entities may reasonably request and will instruct Target's employees, counsel, auditors and financial advisors to cooperate with Parent in its investigation of the business of Target and in the planning for the combination of the operations of Target and Parent following the consummation of the Merger, provided, that, no investigation
                                               --------  ----
     pursuant to this (S)6(a)(xxvii) shall affect any representation or warranty given by Target or the Target Stockholders hereunder. Parent acknowledges and agrees that its receipt and use of such information shall be subject to the terms and conditions set forth in each of the Non-Disclosure Agreement dated July 27, 2000, as amended August 21, 2000, the Non-Disclosure Agreement dated August 4, 2000, and the Material Transfer Agreement dated June 21, 2000, each by and between the Target and Parent.

          (xxviii) Change in Tax or Accounting Methods or Policies.  The Target
                   -----------------------------------------------
     shall not, without Parent's written consent, change any of its tax or accounting methods or policies or make any reclassification of assets or liabilities (except as required by law or GAAP) or change or make any new Tax elections, file any amended Tax Return or settle or compromise any federal, state, local or foreign Tax Liability.

          (xxix)   Director and Officer Insurance.  Target shall have obtained
                   ------------------------------
     an endorsement extending the period in which claims may be made under its existing directors' and officers' liability insurance policy for a period of two (2) years following the Effective Time.

     (b)  The Parent and the Merger Sub. During the period from the date of this
          -----------------------------
Agreement and continuing until the Effective Time:

          (i)      Organizational Documents.  Except to the extent required to
                   ------------------------
     comply with their respective obligations hereunder, required by law or required by the rules and regulations of any applicable Governmental Entity, Parent and Merger Sub shall not amend or propose to amend their respective Organization Documents.

          (ii)     Other Actions.  Parent shall not, and shall not permit any of
                   -------------
     its Subsidiaries to, take any action that could reasonably be expected to result in any of the conditions to the Merger set forth in (S)8(b) not being satisfied.

     (c)  Further Assurances.  Each of the Parties and each of the Major Target
          ------------------
Stockholders shall use its reasonable best efforts, to take all actions and to do all things necessary, proper or advisable to consummate the Merger and the transactions contemplated by this Agreement, including without limitation using its reasonable best efforts to ensure that the conditions to the obligations of the other Parties and the Target Stockholders to consummate the Merger are satisfied. Each Party and each Major Target Stockholder shall use its reasonable best efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Person to consummate the transactions contemplated by this Agreement and the otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement. The Target and the Major Target Stockholders shall use its and their reasonable best efforts to obtain, at its expense, (i) all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be obtained to satisfy the conditions set forth in (S)8(a), and (ii) one hundred percent (100%) of the Support Agreements. Parent shall file the application for and pay the requisite listing fee for listing on Nasdaq NMS of the shares of Parent Common Stock to be issued in the Merger.

     (d)  Stockholder Approval; Proxy Statement/Prospectus.  As promptly as
          ------------------------------------------------
practicable after the execution of this Agreement, Parent and the Target shall prepare and Parent shall file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus. Parent and Target shall use all commercially reasonable efforts to cause the Registration Statement to become effective as promptly after such filing as practicable. Parent and Target shall make all necessary filings with respect to the Merger under the Securities Act, the Securities Exchange Act, applicable state blue sky laws and the rules and regulations thereunder. Parent and Target shall mail the Proxy Statement to the Target Stockholders as promptly as practicable after the Registration Statement is declared effective, but in any event within twenty
(20) days of the date on which the Registration Statement is declared effective. Target will cooperate with all reasonable requests of Parent in connection with the preparation, filing and response to comments on the Registration Statement and Proxy Statement. Management and the Board of Directors of Target shall recommend to the Target Stockholders approval of this Agreement, the Ancillary Agreements, the Merger and the transactions contemplated hereby and thereby, together with any matters incident thereto, and shall oppose any third party proposal or other action that is inconsistent with this Agreement, the Merger or the consummation of the transactions contemplated hereby. The Proxy Statement will include the recommendation of the Board of Directors of Target for the approval of this Agreement and the Merger. Target will promptly advise Parent, and Parent will promptly advise Target, in writing if at any time prior to the Effective Time either Target or Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Registration Statement or Proxy Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. Target shall use its reasonable best efforts to obtain, as promptly as practicable, all approvals of the holders of outstanding capital stock of Target necessary under applicable law or the Organization Documents of Target at a special meeting of stockholders held by Target in accordance with the applicable requirements of the DGCL. The Target agrees that it will not take any action or enter into any transaction prior to the meeting of stockholders referred to above that would be reasonably likely to cause a delay in the effectiveness of the Registration Statement or require a recirculation of the Proxy Statement following its initial mailing to the Target Stockholders.

     (e)  Target Retention Shares.  Subject to the terms and conditions of this
          -----------------------
(S)6(e), and to Target Stockholder approval in accordance with the provisions of Code (S)280G if such approval is necessary in order to exempt a payment under this (S)6(e) from the definition of parachute payment under Code (S)280G, Target, by action of the Board of Directors and Target Stockholders, if applicable, shall be permitted to issue restricted stock awards of up to 1,517,786 shares of Target Common Stock to Target Employees (including Replacement Employees) under the Target Stock Plan (the "Target Retention
                                                         ----------------
Shares").  As a condition to receiving the Target
------

Retention Shares, each Target Employee selected to receive Target Retention Shares (each, a "Retained Target Employee" and collectively, the "Retained
                 ------------------------                         --------
Target Employees") shall sign each of the Employment Agreement (or a standard
----------------
Parent offer letter), the Noncompetition Agreement, the Arbitration Agreement and the Inventions Agreement and an agreement containing the terms and conditions of the Target Retention Shares. The Target Retention Shares shall be subject to repurchase rights which will lapse over a three (3) year period from the date of issuance, shall be converted into the right to receive the Per Share Purchase Price in accordance with (S)3(a)(iii) above, and shall have such other terms and conditions as Target and Parent shall mutually agree, all of which will be evidenced by written agreements executed by the Retained Target Employees in form and substance reasonably satisfactory to Parent, and such agreement and the restrictions contained therein shall be assignable to Parent from and after the Closing Date. Any shares of Parent Common Stock issued in exchange for such Target Retention Shares shall be subject to substantially similar restrictions, terms and conditions to the Target Retention Shares (including repurchase rights which will lapse over an identical period to the Target Retention Shares), and Parent shall be entitled to maintain custody of the Target Retention Shares until the repurchase rights lapse. Target hereby agrees to amend the Target Stock Plan as necessary or desirable to effectuate the purposes of this (S)6(e). Target further agrees to require recipients of the Target Retention Shares, as a condition to their receipt of the Target Retention Shares, to refrain from making any Code (S)83(b) elections.

     (f)  Unapproved 280G Shares.  Any shares of Parent Common Stock issued in
          ----------------------
exchange for any Unapproved 280G Shares shall be subject to substantially similar terms and conditions to the Unapproved 280G Shares (including repurchase rights which will lapse over an identical period to the Target Retention Shares), and Parent shall be entitled to maintain custody of the Unapproved 280G Shares until the repurchase rights lapse. Target hereby agrees to amend the Target Stock Plan and any outstanding restricted stock purchase agreements in respect of the Unapproved 280G Shares as necessary or desirable to effectuate the purposes of this (S)6(f).

     (g)  Press Releases and Public Announcements.  No Party shall issue any
          ---------------------------------------
press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Parent and the Target Stockholder Representative; provided, however, that Parent may make any public
                            --------  -------
disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities without obtaining such approval (in which case Parent will use its reasonable best efforts to advise Target Stockholder Representative and provide Target Stockholder Representative with the opportunity to review such disclosure prior to making the disclosure, provided that the failure to do so shall not constitute a breach of this Agreement by Parent).

     (h)  Novartis Note.  Prior to the Closing, Target shall take or cause to be
          -------------
taken all action necessary to cause either of the conditions in (S)8(a)(v) to be satisfied as contemplated thereby.

     (i)  Market Manipulation.  Target and each of the Major Target Stockholders
          -------------------
covenants and agrees that neither it nor any of its Affiliates will:

          (i) for the period between the tenth (10th) trading day prior to the Closing Date and the Closing Date, acquire or sell, or agree, offer, seek or propose to acquire or sell, or cause to be acquired or effected or sold, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Securities Exchange
Act) of any securities of Parent, or any rights or options to acquire any such ownership (including from a third party); or

          (ii) for the period between the date of this Agreement and the Closing Date, engage in any scheme, device or other activity in violation of the federal securities laws or regulations, including Rule 10b-5 or Regulation M under the Securities Exchange Act, or any state securities laws or regulations, with respect to any securities of Parent; or

          (iii) advise, assist or encourage any other Person in connection with any of the foregoing.

7.   Post-Closing Covenants.  The Target Stockholders and the Parent agree as
     ----------------------
follows with respect to the period following the Closing.

     (a)  General.  In case at any time after the Closing any further action is
          -------
necessary or desirable to carry out the purposes of this Agreement, each of the Target Stockholders and the Parent will take such further action (including the execution and delivery of such further instruments and documents) as any of the Target Stockholder Representative or Parent reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under (S)9 below). The Target Stockholders acknowledge and agree that from and after the Closing the Parent will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Target generated by or on behalf of Target or in the possession of Target or any of the Target Employees, and the Key Target Stockholders agree to provide the Parent with possession of all such items as promptly as practicable after the Closing.

     (b)  Litigation Support.  In the event and for so long as Parent is
          ------------------
actively or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Target, the Target Stockholders will cooperate with Parent and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the Parent (unless the Parent is entitled to indemnification therefor under (S)9 below).

     (c)  Transition.  None of the Target Stockholders or any of their
          ----------
Affiliates will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Target from maintaining the same business relationships with the Target after the Closing as it maintained with the Target prior to the Closing. Each of the Target Stockholders or any of their Affiliates will refer all inquiries relating to the businesses of the Target to the Parent from and after the Closing.

     (d)  Confidentiality.  Each of the Target Stockholders will treat and hold
          ---------------
as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Parent or destroy, at the request and option of the Parent, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that any of the Target Stockholders is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Target Stockholder will notify the Parent promptly of the request or requirement so that the Parent may seek an appropriate protective order or waive compliance with the provisions of this (S)7(d). If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Target Stockholders is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Target Stockholder may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Target Stockholder shall use his or its
--------  -------
reasonable best efforts to obtain, at the reasonable request of the Parent, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Parent shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

     (e)  Director and Officer Insurance.  For a period of two (2) years after
          ------------------------------
the Effective Time, Parent shall cause the Surviving Corporation or Parent, as the case may be, to pay premiums under the directors' and officers' insurance policy described in (S)6(a)(xxix).

8.   Conditions to Obligation to Close.
     ---------------------------------

     (a)  Conditions to Obligation of the Parent and Merger Sub.  The obligation
          -----------------------------------------------------
of the Parent and Merger Sub to consummate the Merger and the transactions to be performed by either one in connection with the Closing is subject to satisfaction of the following conditions:

          (i) each of the representations and warranties set forth in (S)4(a) and (S)5 above that is qualified as to materiality shall have been true and correct when made and shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), and each of the representations and warranties set forth in (S)4(a) and (S)5 above that is not so qualified shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date);

          (ii) the Target, its officers and directors and Target Stockholders, as the case may be, shall have performed and complied with all of their covenants hereunder in all respects through the Closing;

          (iii) this Agreement shall have been approved and adopted, and the Merger shall have been approved and adopted, by the requisite vote, as set forth in (S)5(aa) and under the DGCL and all other applicable law, by the Target Stockholders, and no more than 9.9% of the shares of capital stock of the Target shall be Dissenting Shares;

          (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would
     (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) have the effect of making any of the transactions contemplated by this Agreement illegal, (D) affect adversely the right of the Parent to own the shares of capital stock of the Target and to control the Target, or (E) affect adversely the right of the Target to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

          (v) the Target shall have either (A) repaid in full the Novartis Note solely out of the working capital of the Target (and without giving effect to any proceeds of the Parent Loan or any other funds from Parent), and such working capital shall remain positive following such payment and in an amount sufficient to pay all Liabilities of Target that accrue on or before the Closing Date, and without directly or indirectly using any proceeds of the Parent Loan (or any other funds from Parent) or (B) (I) amended the Novartis Note to provide for (x) automatic conversion thereof into Target Common Stock immediately prior to the Closing and (y) the subsequent conversion of such Target Common Stock into Parent Common Stock at the Closing in accordance with (S)3(a)(iii) above (and such amendment shall be legally binding and enforceable against the Target and the holder of the Novartis Note and such amendment shall be reasonably acceptable to Parent) and (II) immediately prior to the Closing, caused the Novartis Note to be duly and validly converted into the number of shares of Target Common Stock provided for in the Novartis Note as so amended;

          (vi)   eighty percent (80%) of the Target Employees listed on
     (S)8(a)(vi) of the Disclosure Schedule (which list shall comprise all of the scientists of the Target employed by the Target on the date of this Agreement) shall have executed, delivered and entered into: (A) an employment agreement substantially in the form of Exhibit C-3 hereto (each
                                                       -----------
     an "Employment Agreement"); (B) a noncompetition agreement substantially in
         --------------------
     the form of Exhibit C-4 hereto (each a "Noncompetition Agreement"); (C) a
                 -----------                 ------------------------
     mutual agreement to arbitrate substantially in the form of Exhibit C-5
                                                                        ---
     hereto (each an "Arbitration Agreement"); and (D) a proprietary information
                      ---------------------
     and inventions agreement individually in the form of Exhibit C-6 hereto
                                                          -----------
     (each an "Inventions Agreement").  Nicholas Lydon shall have entered into:
               --------------------
     an employment agreement substantially in the form of Exhibit C-7 hereto
                                                          -----------
     (the "Lydon Employment Agreement"); a noncompetition agreement
           --------------------------
     substantially in the form of Exhibit C-8 hereto (the "Lydon Noncompetition
                                  -----------              --------------------
     Agreement"); an Arbitration Agreement; and an Inventions Agreement.  David
     ---------
     Armistead shall have entered into: an employment agreement substantially in the form of Exhibit C-9 hereto (the "Armistead Employment Agreement" and
                 -----------              ------------------------------
     together with the Lydon Employment Agreement, the "Executive Employment
                                                        --------------------
     Agreements"); a noncompetition agreement substantially in the form of
     ----------
     Exhibit C-10 hereto (the "Armistead Noncompetition Agreement" and together
     ------------              ----------------------------------
     with the Lydon Noncompetition Agreement, the "Executive Noncompetition
                                                   ------------------------
     Agreements"); an Arbitration Agreement; and an Inventions Agreement.  The
     ----------
     Employment Agreements, the Noncompetition Agreements, the Arbitration Agreements, the Inventions Agreements, the Executive

     Employment Agreements, and the Executive Noncompetition Agreements shall be in full force and effect as of the Closing Date.

          (vii) the Parent shall have received from counsel to Target an opinion in form and substance as set forth in Exhibit D-1 attached hereto,
                                                   -----------
     addressed to the Parent and Merger Sub, and dated as of the Closing Date, and the Parent shall have received from counsel to the Major Target Stockholders an opinion in form and substance as set forth in Exhibit D-2
                                                                   -----------
     attached hereto, addressed to the Parent and Merger Sub, and dated as of the Closing Date;

          (viii) counsel to the Parent shall have rendered an opinion to Parent to the effect that the Merger will constitute a reorganization within the meaning of Code (S)368(a). In rendering such opinion, counsel to Parent shall be entitled to rely upon, among other things, reasonable assumptions as well as representations of Target, Parent and Merger Sub as requested to be made by counsel to Parent as such counsel deems necessary;

          (ix) no present or future commitment, agreement, arrangement, contract or other obligation shall exist between the Target or any of the Target Stockholders and any Person with respect to a Transaction;

          (x) the Target and Target Stockholders shall have obtained and each shall be in effect, all consents, orders, assignments, waivers or authorizations, that are required as a result of the Merger, including, without limitation, those referred to in (S)4(a)(ii), (S)4(b)(ii), and
     (S)5(c) above, except those for which failure to obtain such consents, assignments, waivers or authorizations would not, individually or in the aggregate, have a Material Adverse Effect on Parent or the Surviving Corporation, or upon the consummation of the Merger and of the transactions contemplated hereby;

          (xi) the Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order;

          (xii) listing and approval on Nasdaq NMS of shares of Parent Common Stock to be issued in the Merger shall have been completed;

          (xiii) there shall not have occurred since the date of this Agreement any Material Adverse Effect on the Target;

          (xiv) all of the outstanding shares of Target Series A Preferred Stock and Target Series B Preferred Stock shall have been duly and validly converted into that number of shares of Company Common Stock set forth on
     (S)6(a)(iv) of the Disclosure Schedule, and all options to acquire capital stock shall have been exercised or terminated and all repurchase rights governing restricted stock awards shall have been cancelled as set forth on
     (S)6(a)(iv) of the Disclosure Schedule (except with respect to the Target Retention Shares and any Unapproved 280G Shares);

          (xv) the certificates and/or Affidavits (including all stock powers) representing all the outstanding shares of capital stock of the Target, including the Certificates (other than Dissenting Shares), shall have been delivered to Parent;

          (xvi) Parent shall have received the written resignation of each of the officers and directors of the Target;

          (xvii)  the Ancillary Agreements shall be in full force and effect;

          (xviii) prior to the Closing Date, the Target shall cause to be delivered to the Parent and the Merger Sub Support Agreements signed by the holders of at least 90.1% of the Target Common Stock issued and outstanding immediately prior to the Closing; provided, that, such 90.1% shall include
                                       --------  ----
     the Major Target Stockholders; and provided further, that, the execution by
                                        -------- -------  ----
     a Target Stockholder of a Voting and Support Agreement shall be deemed to satisfy the requirement that such Target Stockholder sign a Support Agreement;

          (xix) prior to the Closing Date, the Target shall have (i) given Parent written notice and written evidence of the termination in accordance with their respective terms of (A) all existing employment agreements with employees of the Target, (B) all agreements with third party consultants to the Target, (C) all agreements with Scientific Advisory Board members, (D) the Management Rights Letter with Schroder Ventures International dated as of March 25, 1999, (E) the Amended and Restated Stockholders' Agreement dated as of March 25, 1999, and (F) the Investors' Rights Agreement dated as of March 25, 1999, and (ii) forgiven the loan to Leticia Toledo-Sherman and received payment in full of all amounts outstanding under loans payable by the Target Stockholders to the Target and provided Parent with written evidence of same;

          (xx) Target shall have delivered to Parent a properly executed and acknowledged certification (a "FIRPTA Certificate"), in form and substance
                                    ------------------
     reasonably acceptable to Parent, which states that shares of capital stock of Target do not constitute "United States real property interests" under
     Section 897(c) of the Code and otherwise satisfies the requirements of Treasury Regulations Section 1.1445-2(c)(3) to exempt the transactions contemplated hereunder from withholding pursuant to the provisions of the Foreign Investment in Real Property Tax Act. In addition, simultaneously with delivery of such FIRPTA Certificate, Target shall have provided to Parent, as agent for Target, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Sections 1.897-2(h)(2) and in form and substance reasonably acceptable to Parent along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of Target upon the Closing of the Merger;

          (xxi) all actions to be taken by the Target or the Target Stockholders in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Parent and Merger Sub and their counsel; and

          (xxii) the President of the Target shall have delivered to the Parent a certificate to the effect that each of the conditions specified above in
     (S)8(a)(i)-(xxi) is satisfied in all respects.

The Parent may waive any condition specified in this (S)8(a) (other than the condition in (S)8(a)(v)) if it executes a writing so stating at or prior to the Closing.

     (b)  Conditions to Obligation of the Target.  The obligation of the Target
          --------------------------------------
to consummate the Merger and the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (i)     each of the representations and warranties set forth in
     (S)4(b) above that is qualified as to materiality shall have been true and correct when made and shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), and each of the representations and warranties set forth in (S)4(b) above that is not so qualified shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date);

          (ii) the Parent shall have performed and complied with all of its covenants hereunder in all respects through the Closing;

          (iii) the Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order;

          (iv) listing and approval on Nasdaq NMS of shares of Parent Common Stock to be issued in the Merger shall have been completed;

          (v) an officer of the Parent shall have delivered to the Target a certificate to the effect that each of the conditions specified above in
     (S)8(b)(i)-(iv) is satisfied in all respects.

The Target may waive any condition specified in this (S)8(b) if the Target Stockholder Representative executes a writing so stating at or prior to the Closing.

9.   Remedies for Breaches of Agreement; Indemnification.
     ---------------------------------------------------

     (a)  Survival of Representations and Warranties.  All of the
          ------------------------------------------
representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of representation and warranty at the time of Closing) and continue in full force and effect for a period of eighteen
(18) months thereafter. Notwithstanding the foregoing, (i) the representations and warranties contained in (S)(S)4(a) and 5(k) and the covenants and agreements of the Target and the Target Stockholders contained herein shall survive the Closing (even if the Parent knew or had reason to know of any misrepresentation or breach of representation and warranty or covenant or agreement at the time of the Closing) and continue in full force and effect indefinitely thereafter (subject to any applicable statutes of limitations, provided that for the representations and warranties contained in (S)5(k), such representations and warranties shall survive for the applicable statutes of limitations and for a period of sixty (60) days thereafter solely to permit notice within such 60 day period of claims that arise within the applicable statutes of limitations), and (ii) the representations and warranties contained in (S)(S)5(m), 5(s) and 5(y) shall survive the Closing (even if the Parent knew or had reason to know of any misrepresentation or breach of representation and warranty at the time of the Closing) and continue in full force and effect for a period of five (5) years thereafter.

     (b)  Indemnification Provisions for Benefit of the Parent.
          ----------------------------------------------------

          (i) Each Target Stockholder shall severally indemnify, save and hold the Parent, Merger Sub and each of their respective directors, officers, employees, Affiliates (including the Surviving Corporation), successors, transferees and assignees, and their respective representatives (collectively, the "Parent Indemnitees") harmless from and against the
                         ------------------
     entirety of any and all Adverse Consequences incurred or suffered in connection with, arising out of, resulting from or relating or incident to any untruth, inaccuracy or incorrectness of, or other breach of, any representation or warranty made by such Target Stockholder in (S)4(a).

          (ii) The Major Target Stockholders shall jointly indemnify, save and hold the Parent Indemnitees harmless from and against the entirety of any and all Adverse Consequences incurred or suffered in connection with, arising out of, resulting from or relating or incident to any untruth, inaccuracy or incorrectness of, or other breach of, any representation or warranty in (S)5.

          (iii) The Major Target Stockholders shall jointly indemnify, save and hold the Parent Indemnitees harmless from and against the entirety of any and all Adverse Consequences incurred or suffered in connection with, arising out of, resulting from or relating or incident to the nonfulfillment, nonperformance, nonobservance or other breach or violation of, or default under, any covenant or agreement made by the Target or the Target Stockholders in or pursuant to this Agreement.

          (iv) Subject to the proviso contained in this sentence, for purposes of this (S)9, whether there has occurred a breach of any representation or warranty which is qualified as to Knowledge, materiality or both, shall be determined as if such representation or warranty were made without any such qualification; provided, however, that solely with respect to a breach of any representation or warranty contained in (S)5(m) (and with respect to a breach of any representation or warranty contained in (S)5(i) or (S)5(s) to the extent any such breach is also a breach of (S)5(m)) which is qualified as to Knowledge, such determination shall be made after giving effect to the Knowledge qualification contained in such representation or warranty.

     (c)  Indemnification Provisions for Benefit of the Target Stockholders. The
          -----------------------------------------------------------------
Parent shall indemnify, save and hold each of the Target Stockholders and their respective directors, officers, employees, Affiliates, successors, transferees and assignees, and their respective representatives harmless from and against the entirety of any and all Adverse Consequences incurred or suffered in connection with, arising out of, resulting from or relating or incident to: (i) any untruth, inaccuracy or incorrectness of, or other breach of, any representation or warranty in
(S)4(b) and/or (ii) the nonfulfillment, nonperformance, nonobservance or other breach or violation of, or default under, any covenant or agreement made by the Parent in or pursuant to this Agreement. For purposes of this (S)9, whether there has occurred a breach of any representation or warranty which is qualified as to Knowledge, materiality or both, shall be determined as if such representation or warranty were made without any such qualification.

     (d)  Tax Indemnification.  Target Stockholders shall be responsible for and
          -------------------
pay and shall indemnify, save and hold harmless the Parent and Merger Sub (and each of their respective Affiliates, successors and assigns) from and against:
(a) all Taxes (to the extent not already paid by Target as of the Closing Date as contemplated by the terms and conditions of this Agreement) imposed on the Target or for which the Target is liable with respect to (i) all periods ending on or prior to the Closing Date, (ii) any Taxes resulting from any (S)83(b) elections made with respect to the Target Retention Shares, or (iii) any period beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such period up to and including the Closing Date (such portion, a "Pre-Closing Partial Period") to the extent such Taxes exceed
                  --------------------------
the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Most Recent Balance Sheet, as adjusted for the passage of time through the Closing Date for Taxes incurred in the Ordinary Course of Business; and (b) any costs or expenses with respect to the Taxes indemnified hereunder. For purposes of this (S)9(d), Taxes shall include the amount of Taxes which would have been paid but for the application of any credit or net operating or capital loss deduction attributable to any period (or portion thereof) ending after the Closing Date, but shall not include (i) amounts which would have been paid but for the application of any credit or net operating or capital loss deductions attributable to any period (or portion thereof) ending on or before the Closing Date and (ii) Taxes (other than Taxes covered by (S)10(b) of this Agreement) imposed on Target or for which Target is liable by reason of the Merger, unless such Taxes result from or are related to the breach or inaccuracy of any representation, warranty or covenant made by Target or the Target Stockholders in connection with or pursuant to this Agreement.

     (e)  Matters Involving Third Parties.
          -------------------------------

          (i)    If any third party shall notify any Party (the "Indemnified
                                                                 -----------
     Party") with respect to any matter (a "Third Party Claim") which may give
     -----                                  -----------------
     rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this (S)9(e), then the Indemnified Party shall
     -------------------
     promptly notify each Indemnifying Party thereof in writing; provided,
                                                                 --------
     however, that no delay on the part of the Indemnified Party in notifying
     -------
     any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is materially prejudiced.

          (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as:

                 (A) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim;

                 (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder. In making such determination, the Indemnified Party shall take into account any funds remaining in the Escrow Account and the availability of any insurance proceeds to the Indemnifying Party;

                 (C) the Third Party Claim does not seek injunctive or other equitable relief that could affect an ongoing research or development program of Parent or any of its Subsidiaries (including the Surviving Corporation); and

                 (D) the Indemnifying Party conducts the defense of the Third Party Claim in a reasonably active and diligent manner.

          (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with (S)9(e)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

          (iv) In the event any of the conditions in (S)9(e)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and (subject to the last sentence of this (S)9(e)(iv)) consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this (S)9. Notwithstanding the foregoing, the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim where such judgment or settlement involves the payment of monetary damages without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

          (v) Each Party acknowledges and agrees that it shall not be entitled to seek indemnification from any other Party (or otherwise seek to reduce the amount available under the Indemnity Basket) for any Third Party Claim without: (A) for any non-litigation matter, giving notice of such Third Party Claim to such other Party in accordance with (S)9(e)(i) above (including the proviso contained therein); or (B) for a litigation matter,
     (x) giving notice of such Third Party Claim to such other Party in accordance with (S)9(e)(i) above (including the proviso contained therein) and (y) giving such other Party the opportunity to defend against such Third Party Claim in accordance with (S)9(e)(ii) above. Parent may, in its sole discretion and without providing any notice, defend, handle and dispose of as it sees fit any Third Party Claim so long as it does not seek indemnification (or otherwise seek to reduce the amount available under the Indemnity Basket) with respect to such Third Party Claim. In addition, Parent may, in its sole discretion, assume the defense of, and handle and dispose of as it sees fit any Third Party Claim for which it has previously sought indemnification (or sought to reduce the amount available under the Indemnity Basket) by providing notice of its intention to so defend, handle and dispose of such Third Party Claim and that it no longer shall seek indemnity (or reduction of the amount available under the Indemnity Basket) with respect to such Third Party Claim (except for any amounts accrued and unpaid by the Target Stockholders, or accrued and not used to reduce the amount available under the Indemnity Basket, prior to the date of such notice from Parent). In the event that Parent provides such notice, the Target Stockholders shall promptly and reasonably cooperate with Parent in transferring the defense of such Third Party Claim.

     (f)  Satisfaction of Claims.  The claims for indemnification pursuant to
          ----------------------
(S)9(b) are referred to as "Parent Indemnity Claims."  Notwithstanding the
                            -----------------------
foregoing, Parent Indemnity Claims shall include claims for indemnity by Parent or Merger Sub pursuant to (S)9(d) and (S)9(e). Parent Indemnity Claims that are not in dispute by the Parties shall be satisfied (i) first by payment of cash or other immediately available funds from the Target Stockholders, and (ii) thereafter by return of Parent Common Stock valued at the then current fair market value, in each case within ten (10) calendar days of delivery of notice by Parent or Merger Sub of the nature and amount of the Parent Indemnity Claim. The claims for indemnification pursuant to (S)9(c) are referred to as "Target
                                                                       ------
Stockholder Indemnity Claims."  Target Stockholder Indemnity Claims that are not
----------------------------
in dispute by the Parties shall be satisfied by payment of cash or other immediately available funds from the Parent within ten (10) calendar days of delivery of notice by Target Stockholders of the nature and amount of the Target Stockholder Indemnity Claim.

     (g)  Other Indemnification Provisions.  From and after the date of this
          --------------------------------
Agreement and before the Closing, the indemnification provisions contained in this (S)9, the termination provisions set forth in (S)11 hereof and the rights set forth in the third sentence in this (S)9(g) shall be the sole and exclusive remedies of each of the Parties for breach of any representation, warranty, covenant or agreement herein. From and after the Closing, the indemnification provisions contained in this (S)9 and the rights set forth in the third sentence in this (S)9(g) shall be the sole and exclusive remedy of each of the Parties for breach of any representation, warranty, covenant or agreement herein. The foregoing indemnification provisions are in addition to, and not in derogation of, any equitable remedy, any remedy for fraud, or any remedy under the Securities Act or the rules and regulations promulgated thereunder which any Party may have against another Party. Notwithstanding the foregoing, Parent shall have no liability to Target, any Affiliate of Target or any Target Stockholder with respect to any violation of the Securities Act or the rules and regulations promulgated thereunder to the extent such liability is based upon information concerning the Target or furnished by or on behalf of the Target. Each of the Target Stockholders hereby agrees that with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Parent or the Merger Sub against such Target Stockholder (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to a direct claim or Third Party Claim or pursuant to this Agreement, applicable law, or otherwise) he or it will not make any claim for indemnification against Target by reason of the fact that he or it was a director, officer, employee, or agent of Target or was serving at the request of Target as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise).

     (h)  Limitations on Indemnity.
          ------------------------

          (i) The maximum amount for which each Target Stockholder shall be severally liable for Adverse Consequences relating to Parent Indemnity Claims pursuant to (S)9(b)(i) hereof shall be an amount no greater than such Target Stockholder's pro rata share of the Actual Aggregate Consideration (as determined by multiplying such Target Stockholder's percentage ownership of the outstanding shares of Target Common Stock immediately prior to the Closing (after taking into account all actions to be taken pursuant to (S)3(a) above) times the Actual Aggregate Consideration), and no less than such Target Stockholder's pro rata share (calculated as described above) of One Hundred Sixty-Five Million Dollars ($165,000,000). The aggregate amount of liability of all Target Stockholders hereunder shall not be not less than One Hundred Sixty-Five Million Dollars ($165,000,000).

          (ii) The maximum aggregate amount for which the Major Target Stockholders shall be jointly liable for Adverse Consequences relating to Parent Indemnity Claims pursuant to (S)9(b)(ii) hereof shall be an amount no greater than an amount equal to the product of (x) thirty percent (30%) multiplied by (y) the Actual Aggregate Consideration multiplied by (z) the percentage obtained by dividing (I) the total number of shares of Target Common Stock held by all Major Target Stockholders immediately prior to the Closing (after taking into account all actions to be taken pursuant to
     (S)3(a) above) by (II) the total number of shares of Target Common Stock outstanding immediately prior to the Closing (after taking into account all actions to be taken pursuant to (S)3(a) above) (such amount described in this subsection (z), the "Major Target Stockholder Percentage"), and no
                               -----------------------------------
     less than Forty-One Million Dollars ($41,000,000); provided that for
                                                        -------- ----
     breaches of representations and warranties set forth in (S)5(k) and (S)5(s) (other than litigation involving a breach of any representation or warranty set forth in (S)5(m) or (S)5(y)), the maximum aggregate amount shall be an amount no greater than an amount equal to the product of (aa) the Major Target Stockholder Percentage multiplied by (bb) the Actual Aggregate Consideration, and no less than One Hundred Thirty-Six Million Dollars ($136,000,000). In no event shall the liability of any Major Target Stockholder pursuant to this (S)9(h)(ii) exceed such Major Target Stockholder's pro rata share of the Actual Aggregate Consideration.

          (iii) The maximum aggregate amount for which the Major Target Stockholders shall be jointly liable for Parent Indemnity Claims pursuant to (S)9(b)(iii) hereof shall be an amount no greater than an amount equal to the product of (x) the Actual Aggregate Consideration multiplied by (y) the Major Target Stockholder Percentage, and no less than One Hundred Thirty-Six Million Dollars ($136,000,000). In no event shall the liability of any Major Target Stockholder pursuant to this (S)9(h)(iii) exceed such Major Target Stockholder's pro rata share of the Actual Aggregate Consideration.

          (iv) Except as otherwise provided in the immediately following sentence, Parent shall not seek, or be entitled to, indemnification from the Major Target Stockholders pursuant to (S)9(b)(ii) hereof until the aggregate amount of Adverse Consequences relating to Parent Indemnity Claims incurred or suffered by Parent Indemnitees exceeds Five Million Dollars ($5,000,000) (the "Indemnity Basket"), and once the Parent
                                ----------------
     Indemnitees have incurred or suffered aggregate Adverse Consequences relating to Parent Indemnity Claims exceeding the Indemnity Basket, the Parent shall be entitled to indemnification for the amount of all Adverse Consequences relating to Parent Indemnity Claims in excess of the Indemnity Basket. The Indemnity Basket shall not be applicable to indemnification pursuant to (S)9(b)(ii) hereof to the extent such indemnification relates to Adverse Consequences relating to Parent Indemnity Claims incurred or suffered by any Parent Indemnitees in connection with, arising out of, resulting from, or relating or incident to any untruth, inaccuracy or incorrectness of, or other breach of, any representation or warranty in
     (S)5(k) hereof. The Indemnity Basket shall not be applicable to indemnification pursuant to (S)9(b)(i) or (S)9(b)(iii) hereof.

     (i)  Interim Period Claims. In the event that at any time during the period
          ---------------------
between the date of this Agreement and the Closing Date (the "Interim Period"),
                                                              --------------
there shall exist an Eligible Interim Breach, then any Adverse Consequences associated with any Eligible Interim Breach (an "Interim Period Claim"), shall
                                                 --------------------
be paid in accordance with this (S)9(i); provided that, Parent has not otherwise
                                         -------- ----
terminated this Agreement in accordance with (S)11 of this Agreement.

          (i) During the Interim Period the Target shall be entitled to utilize its available cash to pay Adverse Consequences that are actually incurred to defend against such Interim Period Claim, which amounts shall in no event exceed Two Million Dollars ($2,000,000) (any amount paid under this (S)9(i)(i) hereafter being referred to as an "Interim Period
                                                        --------------
     Payment").
     --------

          (ii) If Parent and Target mutually agree that the Interim Period Claim will not be fully resolved prior to the Closing, then on the
     Closing Date, the Escrowing Stockholders will deposit into an escrow account to be established by the Target Stockholder Representative and which is reasonably satisfactory to Parent (the "Escrow Account") an amount
                                                      --------------
     equal to Two Million Dollars ($2,000,000) (Parent acknowledges that the Escrowing Stockholders may contribute shares of Parent Common Stock acquired in the Merger (valued at the Per Share Purchase Price) to satisfy this obligation) (the "Escrowing Stockholder Contribution"), and the
                            ----------------------------------
     Parties shall cause all cash on hand of the Target at the Closing (provided, however, that such amount shall in no event exceed the difference between Two Million Dollars ($2,000,000) and the aggregate amount of Interim Period Payments made) to be deposited into the Escrow Account (the

     "Cash Contribution"). The Cash Contribution may only be used to satisfy
      -----------------
     Post-Closing Payments. The Parent and the Escrowing Stockholders agree that the Target Stockholder Representative initially shall serve as a representative of Target to resolve any Interim Period Claim (in accordance with the terms and conditions of (S)9(e)), until such time as Parent and the Escrowing Stockholders shall agree otherwise. The Escrow Account shall be operated in accordance with the terms of an escrow agreement mutually agreed to by the Target Stockholder Representative and Parent (the "Escrow
                                                                         ------
     Agreement").
     ---------

          (iii) After the Closing Date, the Target Stockholder Representative shall be responsible for paying Adverse Consequences associated with any Interim Period Claim (any amounts paid under this (S)9(i)(iii) hereafter being referred to as "Post-Closing Payments"). The Target Stockholder
                           ---------------------
     Representative shall be entitled to seek reimbursement from the Escrow Account of (w) fifty percent (50%) of the Post-Closing Payments from the Escrowing Stockholder Contribution (by liquidating the Parent Common Stock held therein, if applicable) and (x) fifty percent (50%) of the Post-Closing Payments from the Cash Contribution. The right to seek reimbursement of Post-Closing Payments from the Cash Contribution under this (S)9(i) shall terminate on the earlier of (A) the date on which no amounts from the Cash Contribution remain in the Escrow Account and (B) the date of the final resolution of the Interim Period Claim. On such date, all the remaining Cash Contribution amounts shall be distributed promptly to Parent. Upon payment of all amounts from the Escrow Account, all further Post-Closing Payments shall be made in accordance with, and subject to, the other provisions of this (S)9.

          (iv) The Escrowing Stockholders shall jointly and severally indemnify, save and hold the Parent, Merger Sub and each of their respective directors, officers, employees, successors, transferees and assignees, and their respective representatives harmless from and against the entirety of any and all Adverse Consequences incurred or suffered in connection with, arising out of, resulting from or relating or incident to the Escrowing Stockholder Contribution.

10.  Tax Matters. The following provisions shall govern the allocation of
     -----------
responsibility as between Parent and Target Stockholders for certain tax matters following the Closing Date:

     (a)  Cooperation on Tax Matters.
          ---------------------------

          (i) Parent and Target Stockholders agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

          (ii) Parent and Target Stockholders further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to (S)6043 of the Code and all Treasury Department Regulations promulgated thereunder.

     (b)  Certain Taxes.  All transfer, documentary, sales, use, stamp,
          -------------
registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Merger, shall be paid by Target Stockholders when due, and Target Stockholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Parent will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

11.  Termination.
     -----------

     (a)  Termination. This Agreement may be terminated at any time prior to the
          -----------
Effective Time:

          (i) by mutual written consent of Parent and the Target, by action of their respective Boards of Directors;

          (ii) by either the Target or Parent if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable), permanently restraining, enjoining or otherwise prohibiting the Merger or any other transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

          (iii) by Parent, upon a breach of any covenant or agreement on the part of the Target or any Target Stockholder set forth in this Agreement or if any representation or warranty of the Target or any Target Stockholder in this Agreement shall have become untrue, in each case such that the conditions set forth in (S)8(a)(i) or (S)8(a)(ii) would not be satisfied or if any of the Voting and Support Agreements shall have been terminated (a "Terminating Target Breach"); provided, however, that, if such Terminating
     --------------------------    --------  -------
     Target Breach is capable of being cured by the Target or such Target Stockholder prior to the Effective Time through the exercise of their reasonable best efforts, Parent shall promptly give notice of such Terminating Target Breach to the Target or the Target Stockholder Representative and if such Terminating Target Breach is cured within fifteen (15) days after giving notice to the Target or the Target Stockholder Representative of such breach, Parent may not terminate this Agreement under this (S)11(a); further provided, however, that
                                    ------- --------  -------
     notwithstanding the foregoing, neither the Target nor any of the Target Stockholders shall have any right to cure any breach of (S)6(a)(xxiv);

          (iv) by the Target, upon a breach of any covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in each case such that the conditions set forth in (S)8(b)(i) and (S)8(b)(ii) would not be satisfied (a "Terminating Parent Breach"); provided, however, that, if such
         -------------------------    --------  -------
     Terminating Parent Breach is capable of being cured by Parent prior to the Effective Time through the exercise of its reasonable best efforts, the Target shall promptly give notice of such Terminating Parent Breach to Parent and if such Terminating Parent Breach is cured within fifteen (15) days after giving written notice to Parent of such breach, the Target may not terminate this Agreement under this (S)11(a);

          (v) by Parent if, at a meeting of the stockholders of the Target (including adjournment or postponement thereof), the requisite vote of the stockholders of Target shall not have been obtained as provided in
     (S)8(a)(iii);

          (vi) by Parent, if the Board of Directors of Target shall have withheld, withdrawn or modified in a manner adverse to Parent its authorization, approval and recommendation in favor of the Merger and this Agreement; or

          (vii) by Parent or Target if the Effective Time shall not have occurred on or before January 31, 2001; provided, however, that the right
                                             --------  -------
     to terminate this Agreement pursuant to this (S)11(a)(vii) shall not be available to any Party whose failure to fulfill, or breach of, any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date.

     (b)  Effect of Termination.
          ----------------------

          (i) In the event of termination of this Agreement by either the Target or Parent as provided in (S)11(a), this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Target or their respective officers or directors except (A) with respect to this (S)11 and (S)12(a) and (B) with respect to any Adverse Consequences incurred or suffered by a party as a result of the willful breach by the other party of any of its covenants or other agreements set forth in this Agreement.

          (ii) Notwithstanding the foregoing, in the event that this Agreement is terminated by Parent pursuant to (S)11(a)(iii) (except where the Terminating Target Breach giving rise to such termination constitutes an Eligible Interim Breach), (S)11(a)(v), (S)11(a)(vi) or (S)11(a)(vii) (except where such termination is due to a failure of a condition to Closing that is not caused by Target or any of the Target Stockholders), then, in addition to any other rights or remedies that may be available, Target shall promptly (and in any event, within five (5) business days of receipt by Target of written notice from Parent) pay to Parent (by wire transfer of immediately available funds to an account designated by Parent) an amount equal to the amount of costs and expenses of Parent incurred in connection with the Merger, this Agreement and the Ancillary Agreements, and seeking to consummate the transactions contemplated hereby and thereby, including reasonable attorneys' and accountants' fees. The termination of this Agreement shall not be effective until receipt by Parent of such amounts. In the event that this Agreement is terminated by Parent pursuant to (S)11(a)(iii) (except where the Terminating Target Breach giving rise to such termination constitutes an Eligible Interim Breach), (S)11(a)(v),
     (S)11(a)(vi) or (S)11(a)(vii) (except where such termination is due to a failure of a condition to Closing that is not caused by Target or any of the Target Stockholders), then, in addition to any amounts paid for Parent's costs and expenses as set forth above, the Target shall pay Parent a cash fee of Twenty Million Dollars ($20,000,000), which amount shall be payable by wire transfer of immediately available funds, if the Target enters into a Transaction (or an agreement for a Transaction) within twelve
     (12) months of such termination, such payment to be made on the date of any such event. The Target acknowledges that the agreements contained in this
     (S)11(b)(ii) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, the Parent and Merger Sub would not enter into this Agreement.

12.  Miscellaneous.
     -------------

     (a) Parent Loan.  If this Agreement is terminated for any reason (other
         -----------
than by Parent pursuant to (S)11(a)(iii) (except where such termination is due to an Eligible Interim Breach), (S)11(a)(v), or (S)11(a)(vi)) on or after November 1, 2000, or the Effective Time shall not have occurred by January 1, 2001, then, at the Target's option and upon five (5) business days prior written notice to Parent, Parent shall loan to the Target an amount (the "Loan") equal
                                                                  ----
to (i) One Million Two Hundred Thousand Dollars ($1,200,000) (if the termination occurs between November 1, 2000 and November 30, 2000 inclusive), (ii) One Million Eight Hundred Thousand Dollars ($1,800,000) (if the termination occurs between December 1, 2000 and December 31, 2000 inclusive) or (iii) Two Million Four Hundred Thousand Dollars ($2,400,000) (if the Effective Time shall not have occurred by January 1, 2001), upon the terms and subject to the conditions set forth in the loan agreement attached hereto as Exhibit E (the "Loan Agreement").
                                               ---------       --------------
Target agrees that the due execution and delivery by the Target of the Loan Agreement is a condition to the Loan. Any amounts outstanding under the Loan Agreement at the Closing Date shall reduce the Purchase Price as contemplated in the definition of "Actual Aggregate Consideration" in (S)1 above. In the event
                   ------------------------------
of the termination of this Agreement prior to the Closing, any amounts outstanding under the Loan Agreement shall be repaid by Target to Parent in accordance with the terms of the Loan Agreement.

     (b) Further Action/Tax Treatment.  Parent, Target and Target Stockholders
         ----------------------------
shall use their best efforts to cause the Merger to qualify, and will not (both before and after consummation of the Merger) take any actions to prevent the Merger from qualifying as a reorganization within the meaning of (S)368(a) of the Code. Parent agrees that the Upstream Merger will be effected in a manner that will not prevent the Merger from qualifying for reorganization treatment under (S)368(a) of the Code. Parent, Target and Target Stockholders agree to cooperate to ensure that no payments made by Parent and Target, either individually or in combination, pursuant to the Merger will be deemed to be an excess parachute payment under Code (S)280G. Cooperation under this Section shall be defined to include sharing of calculations and data used to perform Code (S)280G analysis and approval by both Parent and Target of the disclosures that are made in connection with the vote of the Target Stockholders to be used in order to qualify for the exemption under Code (S)280G(b)(5)(A)(ii).

     (c)  Entire Agreement.  This Agreement (including the Exhibits and
          ----------------
Disclosure Schedule and documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof; provided, however, that the
                                                 --------  -------
provisions of each of the Non-Disclosure Agreement dated July 27, 2000, as amended August 21, 2000, the Non-Disclosure Agreement dated August 4, 2000, and the Material Transfer Agreement dated June 21, 2000, each by and between the Target and Parent, and the letter dated July 21, 2000 from Parent to the Target with respect to non-solicitation of Target Employees, shall survive the execution of this Agreement in accordance with their respective provisions until the Effective Time, whereupon each of such agreements and the letter shall terminate and be of no further force and effect.

     (d) No Third-Party Beneficiaries; Succession and Assignment. This
         -------------------------------------------------------
Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Parent and the Target Stockholder Representative; provided, however, that from and after the Effective Time (i)
                --------  -------
the Parent may (A) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (B) designate one or more of its Affiliates to perform its obligations hereunder and (ii) the Surviving Corporation may assign this Agreement and all of its rights and obligations hereunder to Parent in connection with the Upstream Merger.

     (e) Counterparts.  This Agreement may be executed in one or more
         ------------
counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (f) Headings.  The section headings contained in this Agreement are
         --------
inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (g) Notices. All notices, requests, demands, claims, and other
         -------
communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if delivered in person, by facsimile, cable, telegram or telex if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

 If to the Target Stockholders:    Jason Loveridge
                                   BioPharma Advisers Limited
                                   100 Pall Mall
                                   London SW1Y 5HP
                                   United Kingdom
                                   Facsimile No.: (011) 44-207-321-3790

                       Copy to:    Palmer & Dodge LLP
                       -------
                                   One Beacon Street
                                   Boston, MA  02108
                                   Attn:  Michael Lytton, Esq.
                                   Facsimile No.: (617) 227-4420

              If to the Parent:    Amgen Inc.
              ----------------
                                   One Amgen Center Drive
                                   Thousand Oaks, CA  91320-1799
                                   Attn:  Corporate Secretary
                                   Facsimile No.: (805) 499-8011

                Copy to:      Latham & Watkins
                -------
                              633 W. 5/th/ Street
                              Los Angeles, CA  90017
                              Attn:  Gary Olson, Esq.
                              Facsimile No.: (213) 891-8763

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, facsimile, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     (h) Governing Law.  This Agreement shall be governed by and construed in
         -------------
accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

     (i) Amendments, Extensions and Waivers.  No amendment of any provision of
         ----------------------------------
this Agreement shall be valid unless the same shall be in writing and signed by the Parties hereto. At any time prior to the Effective Time, the Parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. No delay on the part of any Party hereto in exercising, or failure to assert, any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the Parties hereto may otherwise have at law or in equity.

     (j) Severability.  Any term or provision of this Agreement that is invalid
         ------------
or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (k) Expenses.  Each of the Parties will bear his or its own costs and
         --------
expenses (including, without limitation, legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Target Stockholders agree that the Target has not borne or will bear any of the Target Stockholders' costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby and neither the Parent nor the Merger Sub shall be obligated to do so either; provided, however, that all legal fees, costs and expenses of
                 --------  -------
Target set forth in this (S)12(k) in excess of One Hundred Fifty Thousand Dollars ($150,000), and all accounting fees, costs and expenses set forth in this (S)12(k) in excess of Thirty Thousand Dollars ($30,000) incurred in connection with this Agreement and the transactions contemplated hereby shall be deemed to be expenses of the Target Stockholders and shall be borne by the Target Stockholders and not become obligations of the Surviving Corporation (the "Target Stockholder Expenses"). Provisions for the payment of the Target
 ---------------------------
Stockholders Expenses reasonably acceptable to Parent shall be made prior to Closing.

     (l) Construction.  The Parties have participated jointly in the negotiation
         ------------
and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

     (m) Incorporation of Exhibits and Disclosure Schedule.  The Exhibits and
         -------------------------------------------------
Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

     (n) Specific Performance.  Each of the Parties acknowledges and agrees that
          -------------------
the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in (S)12(o) below), in addition to any other remedy to which they may be entitled, at law or in equity.

     (o) Submission to Jurisdiction.  Each of the Parties submits to the
         --------------------------
exclusive jurisdiction of any state or federal court sitting in Los Angeles, California, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Nothing in this (S)12(o), however, shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

                                     *****

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                              AMGEN INC.

                              By:__________________________________
                              Title:_______________________________


                              AMGEN ACQUISITION CORP. II

                              By:__________________________________
                              Title:_______________________________


                              KINETIX PHARMACEUTICALS, INC.

                              By:__________________________________
                              Title:_______________________________

                                                                         ANNEX B

                         VOTING AND SUPPORT AGREEMENT

          This Voting and Support Agreement (this "Agreement") is made and
                                                   ---------
entered into as of October 16, 2000, between Amgen Inc., a Delaware corporation ("Parent"), and the undersigned stockholder ("Stockholder") of Kinetix
  ------                                      -----------
Pharmaceuticals, Inc., a Delaware corporation (the "Target").
                                                    ------

                                   RECITALS

          A. Concurrently with the execution of this Agreement, Parent, the Target and Amgen Acquisition Corp. II, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), are entering into an Agreement and Plan of
                       ----------
Merger in the form attached hereto as Exhibit A (the "Merger Agreement"), which,
                                      ---------       ----------------
among other things, provides for the merger of the Merger Sub with and into the Target (the "Merger"), subject to the terms and conditions set forth therein.
             ------
Pursuant to the Merger, all shares of Target Common Stock will be converted into Parent Common Stock on the basis described in the Merger Agreement.

          B. Stockholder is the record holder and beneficial owner of such number of shares of the outstanding capital stock of the Target as is indicated on the signature page of this Agreement (the "Shares").
                                              ------

          C. As a material inducement to enter into the Merger Agreement, Parent desires Stockholder to agree, and Stockholder is willing to agree, (i) to vote the Shares, and any other such shares of capital stock of the Target hereafter acquired by Stockholder, in favor of the Merger and to take certain other actions so as to facilitate consummation of the Merger, (ii) to adopt and agree to be bound by the terms and conditions of the Merger Agreement, (iii) to not engage in certain solicitation activities, (iv) to release the Target, Parent and Merger Sub from certain claims and liabilities, (v) to waive certain rights under certain stockholder agreements to which Stockholder is a party and
(vi) certain other matters related to the foregoing.

          D. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Merger Agreement.

          NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

     1.   Agreement to Vote Shares: Additional Purchases.
          ----------------------------------------------

          1.1  Agreement to Vote Shares.  At every meeting of the stockholders
               ------------------------
of the Target, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of the Target, Stockholder shall vote the Shares and any New Shares (as hereinafter defined) in favor of (x) adoption of the Merger Agreement and approval of the Merger, (y) the conversion of all shares of Target Preferred Stock into shares of Target Common Stock immediately prior to, and contingent upon, the Closing and (z) any other matter reasonably related to the Merger or that could reasonably be expected to facilitate the Merger, including but not limited to the termination of (i) the Investors' Rights Agreement dated as of March 25, 1999, by and among the Target and the other parties thereto (the "Investors' Rights
                                                            -----------------
Agreement"), (ii) the Amended and Restated Stockholders' Agreement dated as of
---------
March 25, 1999, by and among the Target and the other parties thereto (the "Stockholders' Agreement"), and (iii) any other stockholder agreements to which
 -----------------------
the Stockholder is a party other than this Agreement.

          1.2   Additional Share Purchases. Stockholder agrees that any shares
                --------------------------
of capital stock of the Target that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership after the execution of this Agreement and prior to the Expiration Date (as hereinafter defined) ("New
                                                                           ---
Shares") shall be subject to the terms and conditions of this Agreement to the
------
same extent as if they constituted Shares.

     2.   Irrevocable Proxy. Simultaneously with the execution of this
          -----------------
Agreement, Stockholder agrees to deliver to Parent a proxy in the form attached hereto as Exhibit B (the "Proxy"), which shall be irrevocable, with the true and
          ---------       -----
correct total number of shares of capital stock of the Target beneficially owned by Stockholder set forth therein. The parties agree that by reason of the Merger Agreement the Proxy is a proxy coupled with an interest. At Parent's request, Stockholder shall perform such further acts and execute such further documents as may be required to vest in Parent or its representatives the sole power to vote the Shares during the term of the proxy granted herein in accordance with the terms of the proxy granted herein.

     3.   Affiliate Letter. Simultaneously with the execution of this Agreement,
          ----------------
Stockholder agrees to deliver to Parent the Affiliate Letter in the form attached hereto as Exhibit C.
                   ---------

     4.   Agreement to be Bound.  Stockholder hereby approves, and covenants and
          ---------------------
agrees to be bound by, the terms and conditions of the Merger Agreement as if Stockholder were a signatory thereto. Without limiting the generality of the foregoing, Stockholder hereby covenants and agrees as follows:

          (a) Pursuant to (S)3(g) of the Merger Agreement, Stockholder hereby acknowledges and consents to the appointment of Jason Loveridge as Target Stockholder Representative;

          (b) Stockholder hereby represents and warrants that the statements contained in (S)4(a) of the Merger Agreement that are applicable to such Stockholder are correct and complete as of the date hereof and will be correct and complete as of the Closing Date;

          (c) Stockholder hereby undertakes to comply with all covenants contained in (S)6 of the Merger Agreement prior to the Closing that are applicable to such Stockholder and to comply with all covenants contained in (S)(S) 7 and 10 thereof after the Closing;

          (d) Stockholder hereby agrees to be bound by each of the agreements and covenants set forth in (S)9 of the Merger Agreement regarding Stockholder's obligations to indemnify, save and hold each of the Parent Indemnitees harmless as set forth in (S)9 of the Merger Agreement (including, without limitation, any indemnification obligations with respect to breaches of representations and warranties in (S)5 of the Merger Agreement as though the Stockholder had made such representations and warranties; provided, however, that nothing in this sentence shall be
     --------  -------
     deemed to amend the scope of such representations and warranties).

     5.   Additional Documents. Stockholder hereby covenants and agrees to
          --------------------
execute and deliver any additional documents and agreements necessary or desirable, in the reasonable opinion of Parent or its counsel, as the case may be, to carry out the intent of this Agreement.

     6.   General Release of Claims and Liabilities. Upon the closing of the
          -----------------------------------------
Merger, and without any further action on the part of any party to this Agreement or the Merger Agreement, Stockholder, on behalf of itself, its officers, directors, stockholders, partners, members, Affiliates, predecessors and their respective successors and assigns (collectively in this Section 6 the "Releasors"), fully, finally and forever settles, waives, relinquishes, releases
 ---------
and discharges the Target, Parent, Merger Sub, and their respective past, present and future officers, directors, stockholders, partners, members, employees, agents, representatives, consultants, attorneys, Affiliates, predecessors and their respective successors and assigns (collectively in this
Section 6 the "Releasees"), of and from any and all commitments, indebtedness,
               ---------
actions, suits, proceedings, investigations, charges, complaints, claims, demands, obligations and liabilities, contingent or otherwise, of every kind and nature, including claims and causes of action both in law and in equity, which the undersigned and/or his or its heirs, executors, administrators, successors or assigns ever had, now has or, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the Closing Date, may have after the date hereof, against any Releasee, whether asserted, unasserted, absolute, contingent, known or unknown. Stockholder hereby represents and warrants to the Releasees that (i) he or it has not assigned any claim or possible claim against any Releasee, (ii) he or it fully intends to release all claims of the type described in this Section 6 against the Releasees, including without limitation unknown and contingent claims, and (iii) he or it has consulted with counsel with respect to the execution and delivery of the general release contained in this Section 6 and has been fully apprised of the consequences hereof. Notwithstanding the foregoing, this Section 6 shall not release any claim that Stockholder has pursuant to (S)9(c) of the Merger Agreement or permitted by (S)9(g) of the Merger Agreement (the "Unreleased
                                                                ----------
Claims").
------

     7.   Taxpayer Identification Number and Address of Stockholder.  If the
          ---------------------------------------------------------
Stockholder is subject to United States taxes, the taxpayer identification number on the signature page hereto is the true and correct taxpayer identification number of Stockholder. The address on the signature page hereto is the true and correct address of Stockholder.

     8.   No Solicitation. Stockholder shall not, and shall cause its
          ---------------
representatives (including, without limitation, investment bankers, attorneys and accountants) not to, directly or indirectly, through any officer, director, agent or otherwise, enter into, solicit, initiate, conduct or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or provide any information to, or otherwise cooperate in any other way with, any corporation, partnership, person or other entity or group, other than Parent, concerning any sale of all or any material portion of the assets of or the business of, or any material number of shares of capital stock of or other securities in, the Target, or any merger, consolidation, recapitalization, liquidation, dissolution or similar transaction involving the Target or any license, joint venture, partnership, collaboration or similar arrangement directly or indirectly involving the Target, or engage in a public or private offering of its capital stock (any of the foregoing transactions, a "Transaction"). Stockholder hereby represents that he or it is not now engaged
 -----------
in discussions or negotiations with any party other than the Parent with respect to any Transaction. Stockholder will not vote any of its shares of the capital stock of the Target in favor of any Transaction, except for the Merger. Stockholder shall (A) promptly notify Parent (orally and in writing) if any offer is made to it, any discussions or negotiations are sought to be initiated with him or it, any inquiry, proposal or contact is made or any information is requested from him or it with respect to any Transaction, (B) promptly notify Parent of the terms of any proposal that he or it may receive in respect of any Transaction, and the identity of the prospective purchaser, (C) promptly provide Parent with a copy of any such offer, if written, or a written summary of such offer, if not in writing, and (D) promptly inform Parent of any material changes to the terms of any Transaction of which he or it is aware.

     9.   Waiver of Co-Sale Rights and Rights of First Refusal. Stockholder
          ----------------------------------------------------
hereby waives his or its co-sale rights pursuant to Section 5 of the Investors' Rights Agreement which would otherwise be applicable to any transfers of capital stock of Target by the other Target Stockholders in connection with the Merger. Stockholder hereby waives his or its rights of first refusal pursuant to Section 1 of the Stockholders' Agreement which would otherwise be applicable to any transfers of capital stock of Target by the other Target Stockholders in connection with the Merger.

     10.  No Proxies for or Encumbrances on Stockholder Shares. Except as
          ----------------------------------------------------
provided in this Agreement, Stockholder shall not, during the term of this Agreement, without the prior written consent of Parent, directly or indirectly,
(i) grant any proxies or enter into any voting trusts or other agreement or arrangement with respect to the voting of any Shares or (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Shares. Stockholder shall not seek or solicit any such sale, assignment, transfer, encumbrance or other disposition of any such contract, option or other arrangement or understanding and agrees to notify Parent promptly, and to provide reasonable details requested by Parent, if Stockholder shall be approached or solicited, directly or indirectly, by any Person with respect to the foregoing.

     11.  Conduct of Stockholder. Stockholder will not (i) take, agree or commit
          ----------------------
to take any action that would make any representation and warranty of such Stockholder hereunder inaccurate in any material respect as of any time prior to the termination of this Agreement or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any time.

     12.  Public Disclosure. Stockholder shall not issue any press release or
          -----------------
make any public announcement relating to the subject matter of this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby without the prior written approval of Parent.

Parent may make any public disclosure of this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby.

     13.  Term and Termination. In the event that the Merger Agreement is
          --------------------
terminated prior to the Closing Date in accordance with its terms (such date of termination being referred to herein as the "Expiration Date"), this Agreement
                                             ---------------
(other than Sections 7 and 14 hereof and this Section 13, which shall survive indefinitely) shall terminate and shall have no further force or effect. Termination of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of any party to this Agreement prior to the Expiration Date. In the event that the Merger is consummated, this Agreement shall survive the Closing Date and continue in full force and effect thereafter in accordance with its terms.

     14.  Miscellaneous.
          -------------

          14.1  Severability. If any term, provision, covenant or restriction of
                ------------
this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          14.2  Binding Effect and Assignment. This Agreement and all of the
                -----------------------------
provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other; provided, however,
                                                           --------  -------
that from and after the Effective Time (i) the Parent may (A) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (B) designate one or more of its Affiliates to perform its obligations hereunder and
(ii) the Surviving Corporation may assign this Agreement and all of its rights and obligations hereunder to Parent in connection with the Upstream Merger.

          14.3  Amendments and Modification. This Agreement may not be modified,
                ---------------------------
amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

          14.4  Specific Performance; Injunctive Relief. The parties hereto
                ---------------------------------------
acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

          14.5  Submission to Jurisdiction. Each of the parties submits to the
                --------------------------
exclusive jurisdiction of any state or federal court sitting in Los Angeles, California, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.

Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Nothing in this Section 14.5, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

          14.6  Waiver of Jury Trial. EACH OF STOCKHOLDER AND PARENT, TO THE
                --------------------
FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, COUNTERCLAIM OR OTHER LITIGATION IN ANY WAY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RESTATEMENTS, AMENDMENTS AND RESTATEMENTS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND/OR THE MERGER AGREEMENT. A COPY OF THIS SECTION MAY BE FILED WITH ANY COURT AS WRITTEN EVIDENCE OF THE WAIVER OF THE RIGHT TO TRIAL BY JURY AND THE CONSENT TO TRIAL BY COURT. NOTWITHSTANDING THE FOREGOING, NO WAIVER CONTAINED IN THIS SECTION 14.6 SHALL BE DEEMED A WAIVER OF EITHER OF STOCKHOLDER'S OR PARENT'S RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY UNRELEASED CLAIMS.

          14.7  Notices. All notices, requests, claims, demands and other
                -------
communications hereunder shall be in writing and sufficient if delivered in person, by facsimile, cable, telegram or telex, or sent by mail (registered or certified mail, postage prepaid, return receipt requested) or overnight courier (prepaid) to the respective parties as follows:

          If to Parent:            Amgen Inc.
                                   One Amgen Center Drive
                                   Thousand Oaks, California 91320-1799
                                   Facsimile No.: (805) 499-8011
                                   Attn:   Corporate Secretary

                                   With a copy to:
                                   Latham & Watkins
                                   633 W. 6/th/ Street
                                   Los Angeles, California  90017
                                   Facsimile No.: (213) 891-8763
                                   Attn:  Gary Olson, Esq.

          If to Stockholder:  To the address for notice set forth on the last page hereof.


                              With a copy to:


                              Facsimile No.: ()
                              Attn:

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

          14.8   Governing Law. This Agreement shall be governed by, and
                 -------------
construed and enforced in accordance with, the internal laws of the State of Delaware (without regard to the principles of conflict of laws thereof or of any other jurisdiction).

          14.9   Merger Agreement. Stockholder acknowledges that he or it will
                 ----------------
receive the shares of Parent Common Stock that he or it will obtain in connection with the Merger subject to the terms and conditions of the Merger Agreement.

          14.10  Entire Agreement. This Agreement (including all Exhibits
                 ----------------
hereto) contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

          14.11  Legal Counsel. Stockholder acknowledges that he or it has been
                 -------------
advised to, and has had the opportunity to consult with his or its personal attorney prior to entering into this Agreement.

          14.12  Agreement Negotiated. The form of this Agreement has been
                 --------------------
negotiated by or on behalf of Parent and the Stockholder, each of which was represented by attorneys who have carefully negotiated the provisions hereof. As a consequence, Parent and Stockholder do not believe that any laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied in this case and therefore waive its effects.

          14.13  Counterparts. This Agreement may be executed in several
                 ------------
counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

          14.14  Effect of Headings. The section headings herein are for
                 ------------------
convenience only and shall not affect the construction or interpretation of this Agreement.

          14.15  Legends. Any stock certificates representing the Shares or the
                 -------
New Shares shall be legended at the request of Parent to reflect the restrictions on transfer, the support agreement and irrevocable proxy granted by this Agreement; provided, however, that nothing
                --------  -------
herein shall be deemed to permit any shares of Parent Common Stock received by the Stockholder in exchange for the Shares or the New Shares to be so legended.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.


                              STOCKHOLDER


                              By:_______________________________________________
                              Name:_____________________________________________
                              Title:____________________________________________

                              Address of Stockholder

                              ____________________________________
                              ____________________________________
                              ____________________________________

                              U.S. Taxpayer Identification Number

                              ____________________________________

                              Number of Shares of Beneficially Held by
                              Stockholder:

                              Common Stock:_____________________________________

                              [Series A Preferred Stock:________________________

                              Series B Preferred Stock:________________________]

                      ***VOTING AND SUPPORT AGREEMENT***

     ACKNOWLEDGED AND AGREED:

     AMGEN INC.


     By:__________________________
     Name:________________________
     Title:_______________________

     AMGEN ACQUISITION CORP. II


     By:___________________________
     Name:_________________________
     Title:________________________


     KINETIX PHARMACEUTICALS, INC.


     By:___________________________
     Name:_________________________
     Title:________________________


                       ***VOTING AND SUPPORT AGREEMENT***

                                   EXHIBIT A
                                   ---------

                                MERGER AGREEMENT

                                   Exhibit A

                                   EXHIBIT B
                                   ---------

                               IRREVOCABLE PROXY

          The undersigned, a stockholder of Kinetix Pharmaceuticals, Inc., a Delaware corporation (the "Target"), hereby irrevocably appoints Amgen Inc., a
                           ------
Delaware corporation ("Parent") and Kevin W. Sharer, Dennis M. Fenton and
                       ------
Kathryn E. Falberg, respectively, of Parent, and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to the shares of capital stock of the Target beneficially owned by the undersigned, which shares are listed on the final page of this Proxy (the "Shares"), and any and all other shares or securities issued or issuable in
 ------
respect thereof on or after the date hereof, with respect to the matters set forth in the second sentence of the next paragraph, until such time as that certain Agreement and Plan of Merger, dated as of October 16, 2000 (the "Merger
                                                                         ------
Agreement"), among Parent, Amgen Acquisition Corp. II, a Delaware corporation
---------
and a wholly-owned subsidiary of Parent ("Merger Sub"), and the Target, shall be
                                          ----------
terminated in accordance with its terms or the Merger (as defined in the Merger Agreement) is effective. Upon the execution hereof, all prior proxies given by the undersigned with respect to the Shares and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof are hereby revoked and no subsequent proxies will be given.

          This proxy is irrevocable, is coupled with an interest, is granted pursuant to the Voting and Support Agreement dated as of October 16, 2000 between Parent and the undersigned Stockholder, and is granted in consideration of Parent entering into the Merger Agreement, and relates to the matters set forth in the next sentence of this paragraph. The attorneys and proxies named above will be empowered at any time prior to termination of the Merger Agreement to exercise all voting and other rights (including, without limitation, the power to execute and deliver written consents with respect to the Shares) of the undersigned at every annual, special or adjourned meeting of the stockholders of the Target, and in every written consent in lieu of such a meeting, or otherwise, in favor of (x) adoption of the Merger Agreement and approval of the Merger, (y) the conversion of all shares of Target Preferred Stock into shares of Target Common Stock immediately prior to, and contingent upon, the Closing and (z) any other matter reasonably related to the Merger or that could reasonably be expected to facilitate the Merger (other than any votes to approve payments to disqualified individuals with respect to Target in accordance with the provisions of Code (S)(S)280G(b)(5)(A)(ii) and 280G(b)(5)(B), as to which Stockholder retains sole voting power), including but not limited to the termination of (i) the Investors' Rights Agreement dated as of March 25, 1999, by and among the Target and the other parties thereto (the "Investors' Rights
                                                            -----------------
Agreement"), (ii) the Amended and Restated Stockholders' Agreement dated as of
---------
March 25, 1999, by and among the Target and the other parties thereto (the "Stockholders' Agreement"), and (iii) any other stockholder agreements to which
------------------------
the Stockholder is a party other than this Agreement.

          The attorneys and proxies named above may only exercise this proxy to vote or give written consent with respect to the Shares subject hereto at any time prior to termination of the Merger Agreement at every annual, special or adjourned meeting of the Target Stockholders and in every written consent in lieu of such meeting, in favor of the matters set forth in

                                   Exhibit B
subsections (x) through (z) of the immediately preceding paragraph. The undersigned Stockholder may vote the Shares on all other matters.

          Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned. THIS PROXY IS IRREVOCABLE.

          Dated:________, 2000

                         Signature of Stockholder:________________________

                         Print Name of Stockholder:_______________________

     _____ Shares of Common Stock Beneficially Owned

     _____ Shares of Series A Preferred Stock Beneficially Owned

     _____ Shares of Series B Preferred Stock Beneficially Owned



                                   **PROXY**

                               Exhibit B, Page 2

                                   EXHIBIT C
                                   ---------

                            FORM OF AFFILIATE LETTER


October 16, 2000

Amgen Inc.
One Amgen Center Drive
Thousand Oaks, California 91320-1799

Kinetix Pharmaceuticals, Inc.
200 Boston Avenue
Medford, Massachusetts 02155

Ladies and Gentlemen:

     I have been advised that, as of the date of this letter, I may be deemed to be an "affiliate" of Kinetix Pharmaceuticals, Inc., a Delaware corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger dated as of October 16, 2000 (the "Merger Agreement"), by and among Amgen Inc., a Delaware corporation ("Parent"), Amgen Acquisition Corp. II, a Delaware corporation ("Merger Sub"), and the Company, Merger Sub will be merged with and into the Company and the Company will become a wholly-owned subsidiary of Parent (the "Merger").

     Pursuant to the Merger Agreement, I am entitled to receive shares ("Shares") of common stock, par value $.0001 per share, of Parent, including the corresponding pro rata right to purchase shares of preferred stock, par value $.0001 per share, pursuant to the Rights Agreement dated as of February 18, 1997, between Parent and the American Stock Transfer & Trust Company, as Rights Agent, in exchange for the shares of Company common stock owned by me at the closing date of the Merger as determined by and in accordance with the terms of the Merger Agreement.

     I represent, warrant and covenant to Parent that when and to the extent I hold or own Shares:

1. I shall not make any sale, transfer or other disposition of any Shares in violation of the Act or the Rules and Regulations.

2. I have been advised that the issuance of Shares to me pursuant to the Merger Agreement will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, because at the time the Merger is

                                   Exhibit C
          submitted for a vote of the stockholders of the Company, (a) I may be deemed to be an affiliate of the Company and (b) the sale, transfer or other disposition by me of any Shares has not been registered under the Act, I may not sell, transfer or otherwise dispose of any Shares unless (i) such sale, transfer or other disposition is made in conformity with the conditions of Rule 145, (ii) such sale, transfer or other disposition has been registered under the Act (it being understood that Parent has no obligation to register any of the Shares for such sale, transfer or other disposition) or (iii) in the opinion of counsel reasonably acceptable to Parent, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

3. I understand that Parent is under no obligation to register the sale, transfer or other disposition of the Shares by me or on my behalf, or to take any other action necessary in order to make compliance with an exemption from registration available, other than as set forth in the Merger Agreement and the agreements referred to therein.

     4. In the event of a sale, transfer or other disposition pursuant to Rule 145, I will supply Parent with a letter in the form of Exhibit A hereto evidencing compliance with such Rule. I understand that Parent may instruct its transfer agent to withhold the transfer of any Shares disposed of by me, but that upon receipt of such letter and other documents reasonably requested by Parent the transfer agent shall effectuate the transfer of Shares indicated as sold, transferred or otherwise disposed of in the letter.

     5. I acknowledge and agree that appropriate legends will be placed on certificates representing Shares received by me in the Merger or held by a transferee thereof.

     6. I acknowledge that (a) I have carefully read this letter and understand the requirements hereof and the limitations imposed upon my distribution, sale, transfer or other disposition of any Shares and
          (b) the receipt by Parent of this letter is an inducement and a condition to Parent's obligations to consummate the Merger.

                                        Very truly yours,

                                        STOCKHOLDER


                                        _________________________________
                                        Name:
                                        Title:

                               Exhibit C, Page 2

This Affiliate Letter is agreed and accepted this ___ day of ___________________, 2000:

AMGEN INC.


By _______________________________
  Name:
  Title:

                               Exhibit C, Page 3

                                                                       EXHIBIT A


                                                                          , 2000


Amgen Inc.
One Amgen Center Drive
Thousand Oaks, California 91320-1799
Attn: General Counsel

Ladies and Gentlemen:

     On         , I sold         shares of common stock ("Shares") of Amgen Inc.
("Amgen") received by me in connection with the merger of Amgen Acquisition Corp. II ("Merger Sub"), a subsidiary of the Company, with and into Kinetix Pharmaceuticals, Inc. (the "Company") pursuant to the Agreement and Plan of Merger dated as of _______________, 2000 (the "Merger Agreement") by and among Amgen, Merger Sub and the Company.

     Based upon the most recent report or statement filed by Amgen with the Securities and Exchange Commission, the Shares sold by me were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act").

     I hereby represent that the above-described Shares were sold in "brokers' transactions" within the meaning of Section 4(4) of the Act or in transactions directly with a "market maker" as the term is defined in Section (3)(a)(38) of the Securities Exchange Act of 1934, as amended. I further represent that I have not solicited or arranged for the solicitation of orders to buy the above-described Shares, and that I have not made any payment in connection with the offer or sale of such Shares to any person other than to the broker who executed the order in respect of such sale.

                                   Very truly yours,

                                   STOCKHOLDER


                                   ________________________________
                                   Name:
                                   Title:

                            Exhibit A of Exhibit C

                                                                         ANNEX C

                               SUPPORT AGREEMENT

          This Support Agreement (this "Agreement") is made and entered into as
                                        ---------
of ______________, 2000, between Amgen Inc., a Delaware corporation ("Parent"),
                                                                      ------
and the undersigned stockholder ("Stockholder") of Kinetix Pharmaceuticals,
                                  -----------
Inc., a Delaware corporation (the "Target").
                                   ------

                                    RECITALS

          A. Concurrently with the execution of this Agreement, Parent, the Target and Amgen Acquisition Corp. II, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), intend to consummate the transactions
                       ----------
contemplated by the Agreement and Plan of Merger in the form attached hereto as Exhibit A (the "Merger Agreement"), which, among other things, provides for the
---------       ----------------
merger of the Merger Sub with and into the Target (the "Merger"), subject to the
                                                        ------
terms and conditions set forth therein. Pursuant to the Merger, all shares of Target Common Stock will be converted into Parent Common Stock on the basis described in the Merger Agreement.

          B. Stockholder is the record holder and beneficial owner of such number of shares of the outstanding capital stock of the Target as is indicated on the signature page of this Agreement (the "Shares").
                                              ------

          C. As a material inducement to enter into the Merger Agreement, Parent desires Stockholder to agree, and Stockholder is willing to agree, (i) to adopt and be bound by the terms and conditions of the Merger Agreement, (ii) to release the Target, Parent and Merger Sub from certain claims and liabilities,
(iii) to waive certain rights under certain stockholder agreements to which Stockholder is a party and (iv) certain other matters related to the foregoing.

          D. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Merger Agreement.

          NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

     1.  Stockholder Vote; Agreement to be Bound.  Stockholder represents and
         ---------------------------------------
warrants to Parent that it has voted all of the Shares in favor of the adoption of the Merger Agreement and the approval of the Merger. Stockholder covenants and agrees to be bound by the terms and conditions of the Merger Agreement as if Stockholder were a signatory thereto. Without limiting the generality of the foregoing, Stockholder hereby covenants and agrees as follows:

          (a) Pursuant to (S)3(g) of the Merger Agreement, Stockholder hereby acknowledges and consents to the appointment of Jason Loveridge as Target Stockholder Representative;

          (b) Stockholder hereby represents and warrants that the statements contained in (S)4(a) of the Merger Agreement that are applicable to such Stockholder are correct and complete as of the date hereof and will be correct and complete as of the Closing Date;

          (c) Stockholder hereby undertakes to comply with all covenants contained in (S)(S)7 and 10 of the Merger Agreement after the Closing;

          (d) Stockholder hereby agrees to be bound by each of the agreements and covenants set forth in (S)9 of the Merger Agreement regarding Stockholder's obligations to indemnify, save and hold each of the Parent Indemnitees harmless as set forth in (S)9 of the Merger Agreement.

     2.   Additional Documents.  Stockholder hereby covenants and agrees to
          --------------------
execute and deliver any additional documents and agreements necessary or desirable, in the reasonable opinion of Parent or its counsel, as the case may be, to carry out the intent of this Agreement.

     3.   General Release of Claims and Liabilities.  Upon the closing of the
          -----------------------------------------
Merger, and without any further action on the part of any party to this Agreement or the Merger Agreement, Stockholder, on behalf of itself, its officers, directors, stockholders, partners, members, Affiliates, predecessors and their respective successors and assigns (collectively in this Section 3 the "Releasors"), fully, finally and forever settles, waives, relinquishes, releases
 ---------
and discharges the Target, Parent, Merger Sub, and their respective past, present and future officers, directors, stockholders, partners, members, employees, agents, representatives, consultants, attorneys, Affiliates, predecessors and their respective successors and assigns (collectively in this
Section 3 the "Releasees"), of and from any and all commitments, indebtedness,
               ---------
actions, suits, proceedings, investigations, charges, complaints, claims, demands, obligations and liabilities, contingent or otherwise, of every kind and nature, including claims and causes of action both in law and in equity, which the undersigned and/or his or its heirs, executors, administrators, successors or assigns ever had, now has or, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the Closing Date, may have after the date hereof, against any Releasee, whether asserted, unasserted, absolute, contingent, known or unknown. Stockholder hereby represents and warrants to the Releasees that (i) he or it has not assigned any claim or possible claim against any Releasee, (ii) he or it fully intends to release all claims of the type described in this Section 3 against the Releasees, including without limitation unknown and contingent claims, and (iii) he or it has consulted with counsel with respect to the execution and delivery of the general release contained in this Section 3 and has been fully apprised of the consequences hereof. Notwithstanding the foregoing, this Section 3 shall not release any claim that Stockholder has pursuant to (S)9(c) of the Merger Agreement or permitted by (S)9(g) of the Merger Agreement (the "Unreleased
                                                                ----------
Claims").
------

     4.   Taxpayer Identification Number and Address of Stockholder.  If the
          ---------------------------------------------------------
Stockholder is subject to United States taxes, the taxpayer identification number on the signature page hereto is the true and correct taxpayer identification number of Stockholder. The address on the signature page hereto is the true and correct address of Stockholder.

     5.   Waiver of Rights of First Refusal.  Stockholder hereby waives his or
          ---------------------------------
its rights of first refusal pursuant to Section 1 of the Stockholders' Agreement which would otherwise be applicable to any transfers of capital stock of Target by the other Target Stockholders in connection with the Merger.

     6.   Conduct of Stockholder.  Stockholder will not (i) take, agree or
          ----------------------
commit to take any action that would make any representation and warranty of such Stockholder hereunder inaccurate in any material respect as of any time prior to the termination of this Agreement or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any time.

     7.   Public Disclosure.  Stockholder shall not issue any press release or
          -----------------
make any public announcement relating to the subject matter of this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby without the prior written approval of Parent. Parent may make any public disclosure of this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby.

     8.   Term and Termination.  In the event that the Merger Agreement is
          --------------------
terminated prior to the Closing Date in accordance with its terms (such date of termination being referred to herein as the "Expiration Date"), this Agreement
                                             ---------------
(other than Sections 3 and 9 hereof and this Section 8, which shall survive indefinitely) shall terminate and shall have no further force or effect. Termination of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of any party to this Agreement prior to the Expiration Date. In the event that the Merger is consummated, this Agreement shall survive the Closing Date and continue in full force and effect thereafter in accordance with its terms.

     9.   Miscellaneous.
          -------------

          9.1  Severability.  If any term, provision, covenant or restriction of
               ------------
this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          9.2  Binding Effect and Assignment.  This Agreement and all of the
               -----------------------------
provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other; provided, however,
                                                           --------  -------
that from and after the Effective Time (i) the Parent may (A) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (B) designate one or more of its Affiliates to perform its obligations hereunder and
(ii) the Surviving Corporation may assign this Agreement and all of its rights and obligations hereunder to Parent in connection with the Upstream Merger.

          9.3  Amendments and Modification.  This Agreement may not be modified,
               ---------------------------
amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

          9.4  Specific Performance; Injunctive Relief.  The parties hereto
               ---------------------------------------
acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

          9.5  Submission to Jurisdiction.  Each of the parties submits to the
               --------------------------
exclusive jurisdiction of any state or federal court sitting in Los Angeles, California, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Nothing in this Section 9.5, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

          9.6  Waiver of Jury Trial.  EACH OF STOCKHOLDER AND PARENT, TO THE
               --------------------
FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, COUNTERCLAIM OR OTHER LITIGATION IN ANY WAY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RESTATEMENTS, AMENDMENTS AND RESTATEMENTS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND/OR THE MERGER AGREEMENT. A COPY OF THIS SECTION MAY BE FILED WITH ANY COURT AS WRITTEN EVIDENCE OF THE WAIVER OF THE RIGHT TO TRIAL BY JURY AND THE CONSENT TO TRIAL BY COURT. NOTWITHSTANDING THE FOREGOING, NO WAIVER CONTAINED IN THIS SECTION 9.6 SHALL BE DEEMED A WAIVER OF EITHER OF STOCKHOLDER'S OR PARENT'S RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY UNRELEASED CLAIMS.

          9.7  Notices.  All notices, requests, claims, demands and other
               -------
communications hereunder shall be in writing and sufficient if delivered in person, by facsimile, cable, telegram or telex, or sent by mail (registered or certified mail, postage prepaid, return receipt requested) or overnight courier (prepaid) to the respective parties as follows:

          If to Parent:       Amgen Inc.
                              One Amgen Center Drive
                              Thousand Oaks, California 91320-1799
                              Facsimile No.: (805) 499-8011
                              Attn:   Corporate Secretary

                              With a copy to:
                              Latham & Watkins
                              633 W. 6th St.
                              Los Angeles, California  90017
                              Facsimile No.: (213) 891-8763
                              Attn:  Gary Olson, Esq.

          If to Stockholder:  To the address for notice set forth on the last page hereof.


                              With a copy to:







                              Facsimile No.: ()
                              Attn:

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

          9.8  Governing Law.  This Agreement shall be governed by, and
               -------------
construed and enforced in accordance with, the internal laws of the State of Delaware (without regard to the principles of conflict of laws thereof or of any other jurisdiction).

          9.9  Merger Agreement.  Stockholder acknowledges that he or it will
               ----------------
receive the shares of Parent Common Stock that he or it will obtain in connection with the Merger subject to the terms and conditions of the Merger Agreement.

          9.10 Entire Agreement.  This Agreement (including all Exhibits
               ----------------
hereto) contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

          9.11 Legal Counsel.  Stockholder acknowledges that he or it has been
               -------------
advised to, and has had the opportunity to consult with his or its personal attorney prior to entering into this Agreement.

          9.12 Agreement Negotiated.  The form of this Agreement has been
               --------------------
negotiated by or on behalf of Parent and the Stockholder, each of which was represented by attorneys who have carefully negotiated the provisions hereof. As a consequence, Parent and Stockholder do not believe that any laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied in this case and therefore waive its effects.

          9.13 Counterparts.  This Agreement may be executed in several
               ------------
counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

          9.14 Effect of Headings.  The section headings herein are for
               ------------------
convenience only and shall not affect the construction or interpretation of this Agreement.

          9.15 Legends.  Any stock certificates representing the Shares or the
               -------
New Shares shall be legended at the request of Parent to reflect the support agreement and, if applicable, irrevocable proxy granted by this Agreement; provided, however, that nothing herein shall be deemed to permit any shares of
--------  -------
Parent Common Stock received by the Stockholder in exchange for the Shares to be so legended.

                            [Signature Page Follows]

          IN WITNESS WHEREOF, the parties have caused this Support Agreement to be duly executed on the date and year first above written.


                              STOCKHOLDER


                              By:_________________________________
                              Name:_______________________________
                              Title:______________________________

                              Address of Stockholder

                              ____________________________________
                              ____________________________________
                              ____________________________________

                              U.S. Taxpayer Identification Number

                              ____________________________________

                              Number of Shares of Beneficially Held by
                              Stockholder:

                              Common Stock:_______________________

                              [Series A Preferred Stock:__________


                              Series B Preferred Stock:___________]


                            ***SUPPORT AGREEMENT***

ACKNOWLEDGED AND AGREED:

AMGEN INC.


By:__________________________
Name:________________________
Title:_______________________

AMGEN ACQUISITION CORP. II


By:__________________________
Name:________________________
Title:_______________________


KINETIX PHARMACEUTICALS, INC.


By:__________________________
Name:________________________
Title:_______________________




                            ***SUPPORT AGREEMENT***

                                   EXHIBIT A
                                   ---------

                                MERGER AGREEMENT


                                   Exhibit A

                                                                         Annex D

                        DELAWARE GENERAL CORPORATION LAW
                         SECTION 262 - APPRAISAL RIGHTS

          (S)262. Appraisal rights. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

          (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251 (other than a merger effected pursuant to (S)251(g) of this title), (S)252, (S)254, (S)257, (S)258, (S)263 or (S)264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

          a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

          b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

          c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a and b of this paragraph; or

          d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a, b and c of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

          (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to (S)228 or
(S)253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

          (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

          (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

          (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

          (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

          (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

          (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

          (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

          (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law, the Restated Certificate of Incorporation, as amended, and the Amended and Restated Bylaws of the registrant contain provisions covering indemnification of corporate directors and officers against certain liabilities and expenses incurred as a result of proceedings involving such persons in their capacities as directors and officers, including proceedings under the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     The registrant has authorized the entering into of indemnity contracts and provides indemnity insurance pursuant to which officers and directors are indemnified or insured against liability or loss under certain circumstances which may include liability or related loss under the Securities Act and the Exchange Act.

Item 21.  Exhibits and Financial Statement Schedules

     (a)  See Exhibit Index.

     (b)  Not applicable.

     (c)  Not applicable.

Item 22.  Undertakings

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form; and

     (c) The registrant undertakes that every prospectus (i) that is filed pursuant to sub-paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 under the Securities Act, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on November 3, 2000.

                                 AMGEN INC.
                                 (Registrant)

                                 By:  /s/ KEVIN W. SHARER
                                      ----------------------
                                      Name:  Kevin W. Sharer
                                      Title: Chief Executive Officer and
                                             President

     We, the undersigned officers and directors of Amgen Inc., and each of us, do hereby constitute and appoint each and any of Kevin W. Sharer, Kathryn E. Falberg and Steven M. Odre, our true and lawful attorney and agent, with full power of substitution and resubstitution, to do any and all acts and things in our name and behalf in any and all capacities and to execute any and all instruments for us in our names, in connection with this registration statement or any registration statement for the same offering that is to be effective upon filing under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorney and agent, or his substitute, shall do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ KEVIN W. SHARER                        11/3/2000    /s/ JERRY D. CHOATE                          11/3/2000
-------------------------------------                   --------------------------------------
Kevin W. Sharer                                         Jerry D. Choate
Chief Executive Officer, President                      Director
 and Director

/s/ GORDON M. BINDER                       11/3/2000    /s/ FREDERICK W. GLUCK                       11/3/2000
-------------------------------------                   --------------------------------------
Gordon M. Binder                                        Frederick W. Gluck
Chairman of the Board and Director                      Director

/s/ KATHRYN E. FALBERG                     11/3/2000    /s/ FRANKLIN P. JOHNSON, JR.                 11/3/2000
-------------------------------------                   --------------------------------------
Kathryn E. Falberg                                      Franklin P. Johnson, Jr.
Senior Vice President, Finance and                      Director
 Corporate Development, and Chief
 Financial Officer

/s/ BARRY D. SCHEHR                        11/3/2000    /s/ STEVEN LAZARUS                           11/3/2000
-------------------------------------                   --------------------------------------
Barry D. Schehr                                         Steven Lazarus
Vice President, Financial                               Director
 Operations, and Chief Accounting
 Officer

                                                        /s/ GILBERT S. OMENN                         11/3/2000
-------------------------------------                   --------------------------------------
David Baltimore                                         Gilbert S. Omenn
Director                                                Director

                                                        /s/ JUDITH C. PELHAM                         11/3/2000
-------------------------------------                   --------------------------------------
William K. Bowes, Jr.                                   Judith C. Pelham
Director                                                Director

                                                        /s/ DONALD B. RICE                           11/3/2000
                                                        --------------------------------------
                                                        Donald B. Rice
                                                        Director

                                 EXHIBIT INDEX

Exhibit
 Number    Description
-------    -----------
3.1        Restated Certificate of Incorporation as amended. (14)

3.2        Amended and Restated Bylaws. (22)

3.3        Certificate of Amendment of Restated Certificate of Incorporation.
           (25)

3.4 Certificate of Amendment of Certificate of Designations of Series A Junior Participating Preferred Stock. (25)

4.1 Indenture dated January 1, 1992 between the Company and Citibank N.A., as trustee. (6)

4.2 First Supplement to Indenture, dated February 26, 1997 between the Company and Citibank N.A., as trustee. (11)

4.3 Officer's Certificate pursuant to Sections 2.1 and 2.3 of the Indenture, as supplemented, establishing a series of securities "8-1/8% Debentures due April 1, 2097." (13)

4.4        8-1/8% Debentures due April 1, 2097. (13)

4.5 Form of stock certificate for the common stock, par value $.0001 of the Company. (14)

4.6 Officer's Certificate pursuant to Sections 2.1 and 2.3 of the Indenture, dated as of January 1, 1992, as supplemented by the First supplemental Indenture, dated as of February 26, 1997, each between the Company and Citibank, N.A., as Trustee, establishing a series of securities entitled "6.50% Notes Due December 1, 2007". (16)

4.7        6.50% Notes Due December 1, 2007 described in Exhibit 4.6. (16)

4.8 Corporate Commercial Paper - Master Note between and among Amgen Inc., as Issuer, Cede & Co., as nominee of The Depository Trust Company and Citibank, N.A. as Paying Agent. (19)

5.1 Opinion of Latham & Watkins as to certain matters relating to the issuance of the registrant's common stock.

8.1 Opinion of Latham & Watkins as to certain United States federal income tax consequences of the merger.

10.1       Company's Amended and Restated 1991 Equity Incentive Plan. (22)

10.2 Sixth Amendment to the Company's Amended and Restated Retirement and Savings Plan as amended and restated April 1, 1996. (21)

10.3 Shareholder's Agreement of Kirin-Amgen, Inc., dated May 11, 1984, between the Company and Kirin Brewery Company, Limited (with certain confidential information deleted therefrom). (1)

10.4 Amendment Nos. 1, 2, and 3, dated March 19, 1985, July 29, 1985 and December 19, 1985, respectively, to the Shareholder's Agreement of Kirin-Amgen, Inc., dated May 11, 1984. (25)

10.5 Product License Agreement, dated September 30, 1985, and Technology License Agreement, dated, September 30, 1985 between the Company and Ortho Pharmaceutical Corporation. (25)

10.6 Product License Agreement, dated September 30, 1985, and Technology License Agreement, dated September 30, 1985 between Kirin-Amgen, Inc. and Ortho Pharmaceutical Corporation. (25)

10.7       Company's Amended and Restated Employee Stock Purchase Plan. (25)

10.8 Research, Development Technology Disclosure and License Agreement PPO, dated January 20, 1986, by and between the Company and Kirin Brewery Co., Ltd. (2)

10.9       Amendment Nos. 4 and 5, dated October 16, 1986 (effective July 1,
           1986) and December 6, 1986 (effective July 1, 1986), respectively, to the Shareholders Agreement of Kirin-Amgen, Inc. dated May 11, 1984 (with certain confidential information deleted therefrom). (3)

10.10 Assignment and License Agreement, dated October 16, 1986, between the Company and Kirin-Amgen, Inc. (with certain confidential information deleted therefrom). (3)

10.11 G-CSF European License Agreement, dated December 30, 1986, between Kirin-Amgen, Inc. and the Company (with certain confidential information deleted therefrom). (3)

10.12      Research and Development Technology Disclosure and License Agreement:
           GM-CSF, dated March 31, 1987, between Kirin Brewery Company, Limited and the Company (with certain confidential information deleted therefrom). (3)

10.13      Company's Amended and Restated 1988 Stock Option Plan. (9)

10.14      Company's Amended and Restated Retirement and Savings Plan. (9)

10.15 Amendment, dated June 30, 1988, to Research, Development, Technology Disclosure and License Agreement: GM-CSF dated March 31, 1987, between Kirin Brewery Company, Limited and the Company. (4)

10.16 Agreement on G-CSF in Certain European Countries, dated January 1, 1989, between Amgen Inc. and F. Hoffmann-La Roche & Co. Limited Company (with certain confidential information deleted therefrom).
           (5)

10.17 Partnership Purchase Agreement, dated March 12, 1993, between the Company, Amgen Clinical Partners, L.P., Amgen Development Corporation, the Class A limited partners and the Class B limited partner. (7)

10.18 Amgen Inc. Supplemental Retirement Plan (As Amended and Restated Effective November 1, 1999). (23)

10.19      First Amendment to Amgen Inc. Change of Control Severance Plan. (25)

10.20      Amended and Restated Amgen Performance Based Management Incentive
           Plan. (22)

10.21 Credit Agreement, dated as of May 28, 1998, among Amgen Inc., the Borrowing Subsidiaries named therein, the Banks named therein, Citibank, N.A., as Issuing Bank, and Citicorp USA, Inc., as Administrative Agent. 20)

10.22      Promissory Note of Mr. George A. Vandeman, dated December 15, 1995.
           (8)

10.23      Promissory Note of Mr. George A. Vandeman, dated December 15, 1995.
           (8)

10.24 Agreement between Amgen Inc. and Dr. N. Kirby Alton, dated October 11, 1999. (23)

10.25 Amendment No. 1 to the Company's Amended and Restated Retirement and Savings Plan. (9)

10.26 Seventh Amendment to the Amgen Retirement and Savings Plan as Amended and Restated effective April 1, 1996. (22)

10.27 Amendment Number 2 to the Company's Amended and Restated Retirement and Savings Plan dated April 1, 1996. (12)

10.28 Amgen Inc. Change of Control Severance Plan effective as of October 20, 1998. (21)

10.29 Preferred Share Rights Agreement, dated February 18, 1997, between Amgen Inc. and American Stock Transfer and Trust Company, Rights Agent. (10)

10.30 First Amendment, effective January 1, 1998, to the Company's Amended and Restated Employee Stock Purchase Plan. (15)

10.31 Third Amendment, effective January 1, 1997, to the Company's Amended and Restated Retirement and Savings Plan dated April 1, 1996. (15)

10.32 Agreement between Amgen Inc. and Dr. Fabrizio Bonanni, dated March 3, 1999. (23)

10.33      Promissory Note of Ms. Kathryn E. Falberg, dated April 7, 1995. (17)

10.34      Promissory Note of Mr. Edward F. Garnett, dated July 18, 1997. (17)

10.35 Fourth Amendment to the Company's Amended and Restated Retirement and Savings Plan as amended and restated effective April 1, 1996. (17)

10.36 Fifth Amendment to the Company's Amended and Restated Retirement and Savings Plan as amended and restated effective April 1, 1996. (17)

10.37      Company's Amended and Restated 1987 Directors' Stock Option Plan. (1)

10.38 Amended and Restated Agreement on G-CSF in the EU between Amgen Inc. and F. Hoffmann-La Roche Ltd (with certain confidential information deleted therefrom). (19)

10.39 Collaboration and License Agreement, dated December 15, 1997, between the Company, GPI NIL Holdings, Inc. and Guilford Pharmaceuticals Inc. (with certain confidential information deleted therefrom). (18)

10.40      Promissory Note of Dr. Fabrizio Bonanni, dated August 7, 1999. (23)

10.41      Promissory Note of Dr. Fabrizio Bonanni, dated October 29, 1999. (23)

10.42 Agreement between Amgen Inc. and Dr. Lawrence M. Souza, Ph.D., dated March 6, 2000. (24)

10.43 Agreement between Amgen Inc. and Mr. Gordon M. Binder, dated May 10, 2000. (25)

23.1 Consent of Latham & Watkins (included as part of Exhibit 5.1 to this registration statement).

23.2       Consent of Ernst & Young LLP, Independent Auditors.

23.3       Consent of Ernst & Young LLP, Independent Auditors.

23.4 Consent of Latham & Watkins (included as part of Exhibit 8.1 to this registration statement).

24.1 Powers of Attorney (included on signature page to the Registration Statement).

99.1       Form of Proxy to be mailed to holders of Kinetix stock.

------------------------------

(1) Filed as an exhibit to the Annual Report on Form 10-K for the year ended March 31, 1984 on June 26, 1984 and incorporated herein by reference.

(2) Filed as an exhibit to Amendment No. 1 to Form S-1 Registration Statement (Registration No. 33-3069) on March 11, 1986 and incorporated herein by reference.

(3) Filed as an exhibit to the Form 10-K Annual Report for the year ended March 31, 1987 on May 18, 1987 and incorporated herein by reference.

(4) Filed as an exhibit to Form 8 amending the Quarterly Report on Form 10-Q for the quarter ended June 30, 1988 on August 25, 1988 and incorporated herein by reference.

(5) Filed as an exhibit to the Form 8 dated November 8, 1989, amending the Annual Report on Form 10-K for the year ended March 31, 1989 on June 28, 1989 and incorporated herein by reference.

(6) Filed as an exhibit to Form S-3 Registration Statement dated December 19, 1991 and incorporated herein by reference.

(7) Filed as an exhibit to the Form 8-A dated March 31, 1993 and incorporated herein by reference.

(8) Filed as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 1995 on March 29, 1996 and incorporated herein by reference.

(9) Filed as an exhibit to the Form 10-Q for the quarter ended September 30, 1996 on November 5, 1996 and incorporated herein by reference.

(10) Filed as an exhibit to the Form 8-K Current Report dated February 18, 1997 on February 28, 1997 and incorporated herein by reference.

(11) Filed as an exhibit to the Form 8-K Current Report dated March 14, 1997 on March 14, 1997 and incorporated herein by reference.

(12) Filed as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 1996 on March 24, 1997 and incorporated herein by reference.

(13) Filed as an exhibit to the Form 8-K Current Report dated April 8, 1997 onApril 8, 1997 and incorporated herein by reference.

(14) Filed as an exhibit to the Form 10-Q for the quarter ended March 31, 1997 on May 13, 1997 and incorporated herein by reference.

(15) Filed as an exhibit to the Form 10-Q for the quarter ended June 30, 1997 on August 12, 1997 and incorporated herein by reference.

(16) Filed as an exhibit to the Form 8-K Current Report dated and filed on December 5, 1997 and incorporated herein by reference.

(17) Filed as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 1997 on March 24, 1998 and incorporated herein by reference.

(18) Filed as Exhibit 10.40 to the Guilford Pharmaceuticals Inc. Form 10-K for the year ended December 31, 1997 on March 27, 1998 and incorporated herein by reference.

(19) Filed as an exhibit to the Form 10-Q for the quarter ended March 31, 1998 on May 13, 1998 and incorporated herein by reference.

(20) Filed as an exhibit to the Form 10-Q for the quarter ended June 30, 1998 on August 14, 1998 and incorporated herein by reference.

(21) Filed as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 1998 on March 16, 1999 and incorporated herein by reference.

(22) Filed as an exhibit to the Form 10-Q for the quarter ended June 30, 1999 on August 3, 1999 and incorporated herein by reference.

(23) Filed as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 1999 on March 7, 2000 and incorporated herein by reference.

(24) Filed as an exhibit to the Form 10-Q for the quarter ended March 31, 2000 on April 27, 2000 and incorporated herein by reference.

(25) Filed as an exhibit to the Form 10-Q for the quarter ended June 30, 2000 on August 1, 2000 and incorporated herein by reference.